As filed with the Securities and Exchange Commission on April 20, 2012

Registration No. 333-178244

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Seven Seas Cruises S. DE R.L.

(Exact Name of Registrant as Specified in Its Charter)

Republic of Panama	4400	75-3262685
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8300 NW 33rd Street, Suite 100

Miami, FL 33122

(305) 514-2300

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Jason M. Montague

Chief Financial Officer

8300 NW 33rd Street, Suite 100

Miami, FL 33122

(305) 514-2300

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Gregory A. Ezring, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number
Celtic Pacific (UK) Limited (a)	England and Wales	4400	98-0230136

Celtic Pacific (UK) Two Limited (a)	Bahamas	4400	98-0342261

Mariner, LLC (b)	Republic of the Marshall Islands	4400	66-0755628

Prestige Cruise Services (Europe) Limited (a)	England and Wales	4700	98-0573277

SSC (France) LLC (b)	Delaware	4400	45-3789964

Supplystill Limited (a)	England and Wales	4400	98-0342262

(a)

The address of the principal executive offices of the registrant is Beresford House, Town Quay, Southampton, Hampshire, United Kingdom SO142AO. The telephone number for Celtic Pacific (UK) Limited, Celtic Pacific (UK) Two Limited and Supplystill Limited is +44 2380 248 610; the telephone number for Prestige Cruise Services (Europe) Limited is +44 2380 682 296.

(b)	The address of the principal executive offices of the registrant is c/o Seven Seas Cruises S. DE R.L., 8300 NW 33rd Street, Suite 100, Miami, Florida 33122, telephone: (305) 514-2300.

PROSPECTUS

Seven Seas Cruises S. DE R.L.

Exchange Offer for $225,000,000

9.125% Second-Priority Senior Secured Notes due 2019

and Related Guarantees

The Notes and the Guarantees

•

We are offering to exchange $225,000,000 of our outstanding 9.125% Second-Priority Senior Secured Notes due 2019, which were issued on May 19, 2011 and which we refer to as the initial notes, for a like aggregate amount of our registered 9.125% Second-Priority Senior Secured Notes due 2019, which we refer to as the exchange notes. The exchange notes will be issued under an indenture dated as of May 19, 2011.

•	The exchange notes will mature on May 15, 2019. We will pay interest on the exchange notes on May 15 and November 15 of each year.

•

The exchange notes are guaranteed by all of our existing subsidiaries, including those that own our three passenger cruise ships, Seven Seas Voyager, Seven Seas Mariner, and Seven Seas Navigator (collectively, the “Guarantors”). Each of the Guarantors is also either a borrower under our senior secured credit facilities, a guarantor of our obligations thereunder or both.

•

The exchange notes and the related guarantees will be secured by, among other things, second-priority mortgage liens on our three passenger cruise ships and a second-priority security interest in all earnings, proceeds of insurance and certain other interests related to those ships, subject to certain exceptions and permitted liens. The liens securing the exchange notes and the related guarantees will be second in priority to the liens on the collateral securing our senior secured credit facilities.

•

The exchange notes will be our senior obligations, will rank senior in right of payment to all of our existing and future debt that is expressly subordinated in right of payment to the exchange notes, and will rank equally in right of payment with all of our existing and future liabilities that are not so subordinated, including our senior secured credit facilities. The exchange notes and the related guarantees will be effectively subordinated to all of our and the Guarantors’ existing and future secured indebtedness under our senior secured credit facilities and to any other obligations that are permitted to be secured with a prior lien on the collateral securing the exchange notes and the related guarantees, to the extent of the value of the assets securing our senior secured credit facilities and any such other obligations.

Terms of the Exchange Offer

•	It will expire at 12:00 midnight, New York City time, at the end of , 2012, unless we extend it.

•	If all the conditions to this exchange offer are satisfied, we will exchange all of the initial notes that are validly tendered and not withdrawn for the exchange notes.

•	You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

•

The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

•	The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading.

Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 25.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where those unregistered notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days we will use commercially reasonable efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is                     , 2012.

i

TRADEMARKS

We own various U.S. and foreign trademark registrations that are widely recognized worldwide, including registrations covering “Seven Seas Cruises,” “Seven Seas Navigator,” “Seven Seas Mariner,” “Seven Seas Voyager” and “Luxury Goes Exploring.” In February 2011, we amended the terms of our Regent trademark license agreement dated January 31, 2008. The amended and restated trademark license agreement allows us to use the “Regent” tradename, in conjunction with cruises, in perpetuity, subject to the terms and conditions stated in the agreement. We also claim common law rights in trademarks and trade names used in conjunction with our ships, incentive program, customer loyalty programs and specialty services rendered on board our ships. The Regent brand name and logo and the name of our ships are widely recognized globally and have considerable value.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes market share and industry data and forecasts that we obtained from industry publications, third-party surveys and internal company surveys. Industry publications, including those from the Cruise Lines International Association, or “CLIA,” and surveys and forecasts generally state that the information contained therein has been obtained from sources that we believe are reliable. All CLIA information relates to CLIA member lines, which represent 26 of the world’s major cruise lines, the majority of which are based in North America, including Regent Seven Seas.

The two appraisals cited in this prospectus were commissioned by us from leading independent ship brokerage firms, Fearnleys AS (“Fearnley”) and Rocca & Partners S.R.L. (“Rocca”), during February 2011. The appraisals are based upon the completion of scheduled dry-docks. Fearnley, established in 1869, is a leading international provider of shipping services and offers a diverse array of service products to accommodate its global client base, including vessel appraisal (including cruise ships), contracting, advisory and financial services. Rocca, established in 1981, is primarily engaged in the business of buying and selling cruise vessels, and valuation and advisory services. Rocca acts as an advisor on behalf of major cruise lines, ship owners and shipyards across the world.

Although we believe that the third-party sources are reliable, we have not independently verified market industry data provided by third parties or by industry or general publications. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates, in particular as they relate to market share and our general expectations, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the sections entitled “Note Regarding Forward-Looking Statements” and “Risk Factors” below.

TERMS USED IN THIS PROSPECTUS

Unless otherwise indicated, in this prospectus the following terms have the meanings set forth below:

•	Adjusted EBITDA refers to EBITDA as adjusted as set forth in footnote 6 under section entitled “Prospectus Summary—Summary Historical Consolidated Financial and Other Data;”

•	APCD or Available Passenger Cruise Days refers to a measurement of capacity that represents double occupancy per suite multiplied by the number of cruise days for the period;

•	Apollo or our sponsor refers collectively to Apollo Global Management, LLC and its affiliates and/or funds managed by affiliates of Apollo Global Management, LLC;

•	berths refers to double occupancy capacity per suite, in accordance with cruise industry practice, even though many suites can accommodate three or more passengers;

•	CAGR refers to compound annual growth rate;

•

charter refers to the hire of a ship for a specified period of time. The contract for a charter is called a charter-party. A ship is “chartered in” by an end user and “chartered out” by the provider of the vessel;

•

CLIA refers to Cruise Lines International Association, a marketing and training organization formed in 1975 to promote cruising. CLIA is composed of 26 cruise lines, the majority of which are based in North America, including Regent Seven Seas. CLIA members represent 97% of the cruise capacity marketed from North America as of December 31, 2011;

•	Collateral Vessels refers to Seven Seas Navigator, Seven Seas Voyager and Seven Seas Mariner;

•

dry-dock refers to a dock that can be kept dry for use during the inspection or repairing of ships; and also refers to the scheduled or unscheduled removal of a vessel from regular service for maintenance or inspection in a dry-dock;

•

EBITDA refers to net income excluding depreciation and amortization, net interest expense, and income tax benefit (expense). See footnote 6 under section entitled “Prospectus Summary—Summary Historical Consolidated Financial and Other Data;”

•	exchange notes refers to the 9.125% Second-Priority Senior Secured Notes due 2019 offered with this prospectus;

•

GAAP refers to generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as have been approved by a significant segment of the accounting profession;

•	Gross Cruise Cost refers to the sum of cruise operating expenses and selling and administrative expenses;

•	Gross Yield refers to total revenues per APCD;

•	guarantees or Subsidiary Guarantees refers to the guarantees of the notes as described in the section “Description of Notes—Subsidiary Guarantees;”

•	IMO refers to the International Maritime Organization, a United Nations agency that sets international standards for shipping;

•	initial notes refers to the 9.125% Second-Priority Senior Secured Notes due 2019 that were issued on May 19, 2011 in a private offering;

•

Issuer refers to Seven Seas Cruises S. DE R.L. (formerly known as Classic Cruises Holdings S. DE R.L.), a sociedad de responsabilidad limitada organized under the laws of Panama and a wholly-owned subsidiary of PCH;

•	MARPOL refers to the International Convention for the Prevention of Pollution from Ships, an international environmental regulation;

•	Net Cruise Cost refers to Gross Cruise Cost excluding commissions, transportation and other expenses and onboard and other expenses;

•	Net Debt refers to indebtedness outstanding under senior secured indebtedness less Cash and Cash Equivalents;

•

Net Per Diem refers to Net Revenue per Passenger Days Sold. We utilize Net Per Diems to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our performance as it reflects the revenues earned by us, net of our most significant variable costs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures;”

•	Net Revenue refers to total revenues less commissions, transportation and other expenses and onboard and other expenses;

•	Net Yield refers to Net Revenue per APCD;

•	notes refers to the initial notes and the exchange notes, collectively;

•	occupancy refers to the ratio of Passenger Days Sold to APCD;

•

Oceania Cruises refers to Oceania Cruises, Inc., a Panamanian corporation that is a separate subsidiary of PCH, our parent company, and its subsidiaries, none of which have any obligations under the notes or the guarantees;

•

PCH refers to the Issuer’s parent company, Prestige Cruise Holdings, Inc., a corporation organized under the laws of Panama and a wholly-owned subsidiary of PCI, which does not have any obligations under the notes or the related guarantees;

•

PCI refers to the Issuer’s ultimate parent company, Prestige Cruises International, Inc., a corporation organized under the laws of Panama and the direct parent company of PCH, which does not have any obligations under the notes or the guarantees;

•	PDS or Passenger Days Sold refers to the number of revenue passengers carried for the period multiplied by the number of days within the period in their respective cruises;

•	Predecessor Company refers to Carlson Cruises Worldwide, Inc. and its subsidiaries;

•	Regent Seven Seas, the Company, we, our, or us refers to Seven Seas Cruises S. DE R.L. and its subsidiaries;

•

Regent Seven Seas Transaction refers to the transaction that closed on January 31, 2008, pursuant to which the Issuer purchased substantially all of the assets of Regent Seven Seas Cruises, Inc. and the equity of certain of its affiliated companies and joint ventures from Carlson Cruises Worldwide, Inc. and Vlasov Shipping Corporation; and

•	SOLAS refers to the International Convention for the Safety of Life at Sea, a body of international regulations dealing with ship and operational safety standards.

PROSPECTUS SUMMARY

This summary provides an overview of selected information and may not contain all of the information that may be important to you. You should read this prospectus carefully in its entirety before making a decision to participate in this exchange offer. In particular, you should read the section entitled “Risk Factors” included elsewhere in this prospectus and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

Regent Seven Seas Cruises

Regent Seven Seas is a leading luxury cruise company with the industry’s most comprehensive all-inclusive product offering across a wide variety of worldwide itineraries. We currently own and operate three, six-star luxury cruise vessels, Seven Seas Navigator, Seven Seas Mariner, and Seven Seas Voyager, with 1,890 berths in the aggregate. Our focus on providing guests with highly personalized service, innovative activities and world-class accommodations has earned us numerous awards. For example, we have been consistently ranked among the top luxury cruise lines by various travel publications and named “World’s Best Large Ship Cruise Line” by Condé Nast Traveler Reader’s Choice Awards in 2010. In addition, we have been named “Best Value, Ultra-Deluxe Six+ Star Category” by Ocean & Cruise News from 1992 to 2010. In June 2011, we were voted as having the best suites at sea by the Cruise Critic Cruisers’ Choice Award—taking both first and second place with Seven Seas Voyager and Seven Seas Mariner, respectively. We also ranked among the best cruise lines in the world in their categories for “Best Overall,” “Best Cruises for Dining,” “Best Cruises for Public Rooms,” “Best Cruises for Shore Excursions” and “Best Cruises For Value”—all in the Small Ship category. Condé Nast Traveler’s Cruise Poll of 2011 rated the Seven Seas Voyager as the #1 Large Cruise Ship and listed Regent’s itineraries among the “Dream Itineraries for 2012.” Epicurious.com rated Seven Seas Mariner as having among the best food at sea in 2011. In 2011 Regent Seven Seas Cruises won top honors in the Virtuoso Performance Awards, which recognize luxury travel experiences. At the 23rd annual Travel Mart conference at the Bellagio in Las Vegas we won for “Best Luxury Cruise Experience,” and was also rated “World’s Best Cruise Line” by readers of Condé Nast Traveler magazine.

Our award-winning fleet features some of the highest space-to-guest and staff-to-guest ratios in the industry, providing guests with individually-tailored service and what we believe to be unparalleled cruise accommodations. We sail to exotic destinations around the world, allowing us to provide our customers with a global and differentiated travel experience. Included in our over 300 destinations are Alaska, the Caribbean, South America, Northern Europe, the Mediterranean, Africa and Asia. Our cruises range from seven days to as many as 143 days, depending on the itinerary. We distinguish ourselves from other cruise competitors on the basis of the quality of our ships, the all-inclusive nature of our product, the individualized service we provide, and the variety of itineraries we sail.

Our target customers are primarily baby boomers, as they represent an upscale customer base that is the largest and the fastest growing segment of the U.S. population. Based on an analysis of our 2011 data, the average Regent Seven Seas customer is 62 years old. Continued innovation across our product offerings not only attracts new cruise passengers, but also drives a high percentage of repeat customer traffic, a consistent source of our passenger and revenue growth. We believe that our customer-centric operating model, and the highly personalized cruise experience that we offer, drive high customer satisfaction and significant repeat bookings totaling 53% of our passenger revenue in 2011. This loyal customer base, combined with our marketing strategy and the fact that guests book cruises up to 21 months in advance, with a cash deposit of 15% to 20% of the total cruise package fare due within seven days of booking, creates significant advance visibility into our future revenue and provides for strong cash flows.

For the fiscal year ended December 31, 2011, we had total revenue of $485.9 million, net income of $11.5 million and Adjusted EBITDA of $96.7 million. This represents an 8% increase, 2% decrease and an 8%

decrease over 2010 revenue, net income and Adjusted EBITDA, respectively. Revenue growth was a result of strong bookings and a favorable pricing environment. Net income decrease, primarily attributable to an increase in dry-dock days in 2011, was offset by lower effective interest rates, resulting from the refinancing of the Second Lien Credit Facility and the expiration of our interest rate swaps in February 2011. Adjusted EBITDA declined due to increased commissions, transportation and other expenses, and the scheduled dry-docks for Seven Seas Mariner and Seven Seas Voyager in 2011.

For the fiscal year ended December 31, 2010, we had total revenue of $449.2 million, net income of $11.8 million and Adjusted EBITDA of $105.2 million. This compares to total revenue of $361.1 million, net loss of $36.5 million and Adjusted EBITDA of $71.7 million for the fiscal year ended December 31, 2009. The $88.1 million increase in total revenues was offset by an increase of $32.2 million in operating expenses and a $7.1 million increase in non-operating expenses resulting in a $48.3 million increase in net income and a $33.5 million increase in Adjusted EBITDA.

We own and operate a three-ship fleet with an aggregate appraised value of $616.3 million, based on the average of the appraisals performed in February 2011 by two independent ship brokerage firms, Fearnley and Rocca. Our fleet of three cruise vessels will secure the exchange notes and the related guarantees on a second-priority mortgage basis.

The Company was incorporated in November 2007. In January 2008, we purchased substantially all of the assets of Regent Seven Seas Cruises, Inc. from Carlson Cruises Worldwide, Inc. and Vlasov Shipping Corporation. We are a wholly-owned subsidiary of PCH, which is a wholly-owned subsidiary of our ultimate parent company, Prestige Cruises International, Inc. (“PCI”). PCI is controlled by funds affiliated with Apollo Global Management, LLC. PCH also owns 100% of Oceania Cruises, the industry’s leading upper premium cruise line.

Industry Overview

We believe that the cruise industry demonstrates the following positive fundamentals:

Strong Industry Growth

Cruising represents a small but growing sector of the overall vacation market. Cruising is a vacation alternative with broad appeal, as it offers a wide range of products from contemporary to luxury service offering to suit the various preferences of vacationing customers of all ages, backgrounds and interests. According to CLIA, only 24% of the U.S. population has ever taken a cruise. The industry’s collective marketing efforts and word of mouth from satisfied customers have produced millions of potential new customers. CLIA estimates that during 2011 approximately 16 million individuals, globally, will have cruised, an estimated increase of 8.0% over the preceding year. Despite this growth, the cruise industry still has lower penetration levels compared to similar land-based vacations. In 2010, 51.5 million people visited Orlando and 37.3 million people visited Las Vegas, which highlights the cruise opportunities that still exist in the U.S. cruise market. Significant growth opportunities also exist for sourcing guests from the European and other international markets, because the percentage of Europeans and Asians taking cruises are lower than the percentage of Americans taking cruises. The number of global cruise passengers has increased in each year since 2000 as cruising has evolved from a niche vacation experience to a leisure holiday with broad appeal across all demographics and nationalities.

Attractive Demographics

Long-term demographics are favorable for the cruise industry, in particular for the luxury market. Historically, people 55 years of age and older have had the highest disposable income levels and the most leisure time, making them the prime candidates for upper premium and luxury ship cruising given the associated longer itineraries and higher per diems. In 2010, the 55 year and older age group had 77 million members, representing 25% of the U.S. population. This group is expected to increase to 87 million by 2015 and 106 million by 2025. The demographics in Europe are expected to follow a similar growth trend. There are 3.4 million high net worth individuals in North America, defined as having at least $1.0 million in investable assets. These individuals control $11.6 trillion of wealth and represent 27.2% of the global high net worth individual population.

Market Segment

The cruise sector is segmented into contemporary, premium, upper premium, and luxury categories. The contemporary experience typically includes cruises on larger ships that last seven days or fewer, have a more casual ambiance and are less expensive than premium, upper premium and luxury cruises. The premium experience typically includes cruises that last from seven to fourteen days. Premium cruises emphasize quality, comfort, style and greater worldwide destination-focused itineraries, with higher average pricing than the contemporary segment. Upper premium is a niche market segment defined by an experience that straddles the premium and luxury segments but with smaller ships, higher space per guest and passenger to crew ratios and more refined culinary programs than the premium segment. The luxury experience is characterized by smaller vessel sizes than the contemporary and premium segments, unique itineraries, the highest service standards, the largest accommodations, gourmet culinary programs and all-inclusive highly personalized service. These attributes provide luxury operators pricing leverage as compared to the other segments of the cruise market.

According to CLIA, North American passenger capacity included 216 ships with 328,897 berths at the end of 2011. Luxury cruise brands account for 23 of the 216 ships and 2.8% of total berths. By the end of 2013, the number of luxury berths will remain unchanged at 9,046, but the industry capacity will continue to increase such that luxury berths will only represent 2.6% of total berths.

The figures and attributes in the following chart represent what we believe are the typical characteristics of cruise industry segments:

Segment	Contemporary	Premium	Upper Premium	Luxury
Major Brands	Norwegian Cruise Line Carnival Cruise Line Royal Caribbean Costa MSC Cruises	Holland America Line Celebrity Cruises Princess Cruises Cunard	Oceania Cruises Azamara Club Cruises	Regent Seven Seas Silversea Cruises Crystal Cruises Seabourn Cruises

Berths	1,700 – 5,000+	1,300 – 3,500+	684 – 1,250	200 – 1,070

Per Diem	$100 – $150	$150 – $250	$250 – $400	$600+

Pricing Model	A la carte	A la carte	A la carte	Inclusive

Length of Cruise	7 days or less	7 – 14 days	10 – 35 days	7 – 100+ days

Description	• Largest segment (~50% of market) • Larger ships with fixed dining and focus on onboard activities • Often the choice of first time cruisers	• Accounts for ~30% of market • Somewhat smaller ships with larger cabins and higher levels of service • Still appealing to broad market	• Unique combination of quality and value through midsized vessels • Destination- oriented cruises • Caters to the more experienced, affluent customer segment	• Ultra luxury and personalized service for affluent, experienced cruisers at industry leading per diems • Itineraries are extensive and unique • All inclusive offering

High Barriers to Entry

The cruise industry is characterized by high barriers to entry including the existence of proven operating brands, the large expense of building new and sophisticated ships and the long lead time necessary to construct new high quality vessels. Based on recently announced newbuild vessels, the cost to build a new cruise ship can range from $250.0 million to $1.5 billion or $193,000 to $741,000 per berth, depending on the vessel’s size and product offering with recent luxury cruise vessel newbuildings ranging between $555,000 to $741,000 per berth. The luxury segment in particular has demonstrated high barriers to entry with most of our competitors having been market participants for over 15 years.

Competitive Strengths

Luxury Cruise Operator

We serve the luxury cruise segment of the North American market, offering various global cruise itineraries that appeal to the more experienced, older and typically more affluent guest. We believe we operate a highly entrepreneurial and efficient organization through PCH and benefit from our focus on upscale passengers and sharing best practices, generating operating cost savings and enhanced operational efficiencies. We believe we have successfully positioned Regent Seven Seas as the luxury cruise operator of choice with our target passenger base by offering the most all-inclusive product in the industry, personalizing the passenger experience, developing unique itineraries and providing onboard enrichment programs and services. Travel professionals worldwide have recognized this leadership and have rewarded Regent Seven Seas with a significant number of industry honors.

Unique and High Quality Fleet

Our fleet, which consists of three owned ships, is designed to provide guests with the highest quality cruise experience throughout their stay. Our accommodations are large and luxurious, with space ratios of 58.27 to 68.68 (gross tons per guest), which are among the highest in the industry. Capacity is limited to 490 to 700 guests, allowing us to give each passenger a unique, personalized experience. As a result, our ships are less likely to have crowding or lines. Our cruises are staffed at a crew-to-guest ratio of approximately 1-to-1.6, further promoting individually tailored luxury service. Our three ships offer all-suite accommodations, with 90-100% of the suites featuring private balconies. We believe that Seven Seas Mariner and Seven Seas Voyager are the only ships in the world offering 100% suite-with-balcony accommodations.

Unique and Differentiated Product Offering

We offer the industry’s most comprehensive all-inclusive cruising model, which differentiates us from all other luxury cruise operators. Nearly every part of the cruise experience is included in the base price, from round-trip air transportation, pre-cruise hotel accommodations, fine dining, staff gratuities, shore excursions, to top-shelf open bars. We believe this differentiated all-inclusive offering provides a compelling value proposition for both customers and travel agents. We also believe our destination-focused itineraries, meaningfully augmented by exciting shore excursions and other land-based programs, including a diverse set of enrichment programs which include workshops, lectures and classes led by relevant and often famous guest speakers, further differentiate us from many of our competitors. We feature itineraries that call on “must-see” and exotic destinations, many of which include overnight stays in port, allowing guests to enjoy greater local cultural immersion. Our onboard dining experience features multiple open seating high quality dining venues, including Signatures, on two of our three vessels. Our spa facilities on each vessel feature the state-of-the-art Canyon Ranch SpaClub. We believe that this high quality product offering positions us well versus other luxury cruise operators and provides us with an opportunity to grow occupancy and maximize yield.

Loyal and Repeat Customer Base

Our award-winning service, itineraries and all-inclusive model have resulted in nearly-perfect guest satisfaction ratings. Of the guests that responded to our 2011 onboard survey, we constantly score at our target of 9 or better on a scale of 10, based on the average score received from all guests per cruise. On the question of how likely the guest was to cruise with us again, we received a rating of 100% of our target. As a result of high customer satisfaction, repeat guests accounted for approximately 53% of total guests aboard our ships as of December 31, 2011 (on a passenger revenue basis). We benefit from this loyal customer base in that approximately 11% of the bookings, as measured by passenger revenue, are made directly with us as opposed to through travel agents, wholesalers, tour operators or another third-party distribution channel, with such direct bookings generating higher margins than those made through third parties. Our ability to consistently deliver a high quality product and achieve significant guest satisfaction continues to be a competitive advantage.

High Visibility and Differentiated Revenue Management Strategy

We have a disciplined and transparent pricing strategy. Our go-to-market strategy encourages people to book early to obtain the lowest price and stateroom of their choice, with bookings made up to 21 months in advance. Our average forward booking window as of December 2011 was 6.7 months, compared with an industry average which we believe is around 5 months. Given this advanced booking window, coupled with the fact that substantially all of our revenue is included in the ticket price, we believe our revenue visibility is

20-30% ahead of our industry peers. Unlike many cruise lines that discount inventory regularly, our strategy is to increase marketing efforts as the cruise date approaches to achieve targeted occupancy levels. We clearly articulate to customers and travel agents that prices will only increase as the cruise date approaches, as well as the specific dates on which those increases will occur. As such, we have educated the market that it is best to book a cruise with us early to obtain the best suites at the best value. We believe the travel agent community favors our go-to-market strategy as it allows them to provide value to their customers in a completely transparent manner, resulting in additional bookings well in advance of sailings. This early booking cycle allows us to make more informed decisions about pricing, inventory management and marketing efforts as the cruise date approaches.

Cash Flow Generation

Our business model allows us to generate a significant amount of free cash flow with high visibility. We begin to sell our inventory of suites up to 21 months prior to sailing with deposits due within seven days of booking and final payments generally collected 120 days before sailing. This results in working capital being a source of cash, provides visibility into our future revenues and corresponding cash flows and gives us ample time to adjust marketing initiatives as necessary. In addition, with no scheduled newbuilds and having invested significant capital over the past three years to refurbish and upgrade our three ships, we project maintenance capital expenditure levels to be reduced from recent levels of spending. Moreover, we benefit from a favorable tax status as our income is primarily derived from the operation of cruise ships in international waters. As a result of these factors, we generate significant free cash flow; a portion of which we currently anticipate will be used for debt reduction. For example, we reduced our Net Debt by $14.6 million in 2011 and $34.5 million in 2010.

Experienced Management Team

We are led by a management team with extensive cruise and leisure industry experience, with ownership in PCI, our ultimate parent company, and the managing of other global businesses. The team includes Mr. Frank J. Del Rio as Chairman and Chief Executive Officer of PCI and PCH with 19 years of industry experience, Mr. Kunal S. Kamlani as President and COO of PCH with 18 years of experience in the financial services and leisure industries, Mr. Mark S. Conroy as President of Regent Seven Seas with 39 years of industry experience, Mr. T. Robin Lindsay as Executive Vice President of Vessel Operations of PCI and PCH with 33 years of industry experience, and Mr. Jason M. Montague as Chief Financial Officer of PCI and PCH with 11 years of industry experience.

Shareholders

Our principal shareholder, Apollo, has experience investing in the cruise, leisure and travel-related industries. In addition to holding a controlling interest in PCH, through PCI, which in turn owns Regent Seven Seas and Oceania Cruises, Apollo holds a controlling interest in NCL Corporation Ltd., one of the leading global cruise line operators with operations in the contemporary segment of the cruise industry. For information regarding potential conflicts of interest relating to our shareholder, see “Risk Factors—Risks Related to Our Business—Our sponsor controls us and our sister company, Oceania Cruises, through its control of our parent companies PCI and PCH, and the interests of our sponsor and our parent companies may conflict with or differ from your interests.”

Operating Strategies

We seek to attract affluent vacationers by offering a world class luxury cruise product and service through unique and diverse itineraries aboard our three ships.

Leverage our All-Inclusive Positioning

We concentrate on leveraging our unique all-inclusive model to further increase market penetration and improve our occupancy and per diem metrics. We strive for innovative ways to enhance the onboard experience through new luxury cruise product offerings. For example, we added unlimited shore excursions in 2009, and added pre-cruise hotel packages in 2011 as part of our all-inclusive product offering. Through heightened communication with our travel agent partners and guests and the continued development of innovative marketing strategies, which are designed to emphasize our array of services and all-inclusive offering, we strive to increase our brand recognition and continue to grow our base of loyal customers.

Focus on Occupancy Growth and Maximize Per Diem Metrics

We are concentrating on improving our early booking occupancy rates to drive a higher per diem. We believe that better targeted and higher frequency marketing with a clear message of our brand attributes and the differentiated value-packed all-inclusive offerings in both the North American and international markets will help us maximize our occupancy ratio. To increase the benefits of our targeted marketing programs, we opened an outbound call center focused on optimizing leads created by our marketing programs and following up directly with consumers who have expressed interest in cruising with us. We believe this strategic change and other improvements to our sales organization and channels will help drive future growth in occupancy. As an additional market opportunity, we are also focused on sourcing passengers from the European market. As of December 31, 2011, Europe represented 11% of Regent Seven Seas’ volume as measured by European cruise revenue to total cruise revenues.

Pursue Disciplined Growth

As we achieve higher occupancy levels, we will consider various avenues available to us to enable further growth in passenger capacity. These possibilities include potential acquisitions of other cruise operators or a newbuild program in the future. These growth initiatives will be considered and potentially implemented longer term as it takes at least three years of lead time for a newbuild program and we believe that currently, there are no existing vessels available that would be complementary to our existing fleet. When evaluating growth opportunities, we will continue to focus on profitability and cash flow as well as maintaining a moderate leverage profile.

Fleet Overview

We operate three six-star luxury cruise vessels, Seven Seas Navigator, Seven Seas Mariner and Seven Seas Voyager with, what we believe to be, world-class accommodations and amenities, 1,890 berths in aggregate and an average age of approximately nine years. We operate at a maximum capacity of approximately 675,000 capacity nights per annum. Capacity on each ship is limited to 490 to 700 guests and our cruises are staffed at a crew-to-guest ratio of approximately 1-to-1.6. All of our ships offer all-suite accommodations with 90-100% of the suites featuring private balconies. We believe that Seven Seas Mariner and Seven Seas Voyager are the only ships in the world offering 100% suite-with-balcony accommodations.

The following table describes certain features of our vessels:

	Seven Seas Voyager	Seven Seas Mariner	Seven Seas Navigator
Entered Fleet	2003	2001	1999

Berths	700	700	490

Balcony Offerings	100%	100%	90%

Gross Tonnage	42,363	48,075	28,803

Space Ratio (gross tons per guest)	60.52	68.68	58.27

Suite Size	350 – 1,403 sq ft	301 – 2,002 sq ft	301 – 1,173 sq ft

Crew-to-Guest Ratio	1:1.6	1:1.6	1:1.4

Country of Registry	Bahamas	Bahamas	Bahamas

Restaurants	4	4	3

Destinations	Asia Pacific Africa & India Mediterranean Northern Europe	South America Mediterranean Tropics	Tropics Alaska Canada New England

We have invested over $100 million from February 2008 through December 2011 to completely modernize our fleet. These renovations represent major elevations of the Regent Seven Seas product.

Our History

PCH initially served as the parent company and 100% owner of Oceania Cruises, an upper premium cruise line, which currently operates four vessels on worldwide itineraries. None of PCH, PCH’s direct or indirect stockholders (including PCI), Oceania Cruises or Oceania Cruises’ subsidiaries is an obligor or a guarantor of the notes and none of their respective assets or equity will be pledged as collateral.

In January 2008, PCH completed its acquisition through the Issuer of substantially all of the assets of Regent Seven Seas Cruises, Inc. and the equity of certain of its affiliated companies and joint ventures from Carlson Cruises Worldwide, Inc. and Vlasov Shipping Corporation. PCH is the largest operator in the upper premium and luxury segments of the cruise industry with approximately 5,200 berths between the Oceania Cruises and Regent Seven Seas brands, this number is expected to grow in 2012 as a result of a newbuild currently under construction at Oceania Cruises, our sister company.

Our Sponsor

Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of December 31, 2011, Apollo had assets under management of $75.2 billion invested in its private equity, capital markets and real estate businesses. In addition to holding a controlling interest in PCH, through PCI, which in turn owns Regent Seven Seas and Oceania Cruises, Apollo holds a controlling interest in NCL Corporation Ltd., one of the leading global cruise line operators with operations in the contemporary segment of the cruise industry. Apollo also has current investments in other travel and leisure companies, including Caesars Entertainment and AMC Entertainment, and has in the past invested in Vail Resorts, Wyndham International and other hotel properties. For information regarding potential conflicts of interest relating to our sponsor, see “Risk Factors—Risks Related to Our Business—Our sponsor controls us and our sister company, Oceania Cruises, through its control of our parent companies PCI and PCH, and the interests of our sponsor and our parent companies may conflict with or differ from your interests.”

Corporate Structure

Our corporate structure is as follows:(1)

(1)	PCI, our ultimate parent entity, has been excluded in this presentation.
(2)

PCH is a Panamanian corporation and is a guarantor under our senior secured credit facilities, but is not a guarantor of the notes. Oceania Cruises (not shown in the chart above) is also a direct subsidiary of PCH. None of PCH, PCH’s direct or indirect stockholders (including PCI), Oceania Cruises or Oceania Cruises’ subsidiaries is an obligor or a guarantor of the notes and none of their respective assets or equity is pledged as collateral.

(3)	Seven Seas Cruises S. DE R.L. is a sociedad de responsabilidad limitada organized in Panama, and is the issuer of the notes and a borrower under our senior secured credit facilities.

(4)

Each of Prestige Cruise Services (Europe) Limited, Supplystill Limited, Celtic Pacific (UK) Limited, Celtic Pacific (UK) Two Limited, Mariner, LLC and SSC (France) LLC is a Guarantor of the notes (liability for such guarantee is joint and several). Supplystill Limited owns Seven Seas Voyager, Celtic Pacific (UK) Two Limited owns Seven Seas Navigator, and Mariner, LLC owns Seven Seas Mariner.

(5)

The aggregate appraised value of the Collateral Vessels is $616.3 million, based on the average of appraisals performed in February 2011 by two independent ship brokerage firms, Fearnley and Rocca. See “Market and Industry Data and Forecasts.”

Summary of Risks

Our business is subject to certain risks including, but not limited to:

•	An increase in the supply of cruise ships without a corresponding increase in passenger demand could adversely affect our financial condition and results of operations.

•

We face intense competition from other cruise companies as well as non-cruise vacation alternatives and we may not be able to compete effectively which could adversely affect our financial condition and results of operations.

•

Adverse economic conditions in the North American region and throughout the world and related factors such as a higher unemployment rate, fluctuating or increasing fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence could adversely affect our financial condition and results of operations.

•

Acts of terrorism, acts of piracy, armed conflict and threats thereof, and other international events impacting the security of travel could adversely affect the demand for cruises and as a result adversely affect our financial condition and results of operations.

•	We rely on external distribution channels for passenger bookings; major changes in the availability of external distribution channels could undermine our customer base.

•	We rely on scheduled commercial airline services for passenger connections; increases in the price of, or major changes or reduction in, commercial airline services could undermine our customer base.

•	Increases in fuel prices or other cruise operating costs could have an adverse impact on our financial condition and results of operations.

•	Delays in ship refurbishments, repairs and maintenance could adversely affect our results of operations and financial condition.

•	Conducting business internationally may result in increased costs and risks.

•	Attempts to extend into new markets may fail.

•	Future epidemics and viral outbreaks may have an adverse effect on our financial condition and results of operations.

•	The political environment in certain countries where we operate is uncertain and our ability to operate our business as we have in the past may be restricted.

•	Adverse incidents involving cruise ships may have an adverse effect on our financial condition and results of operations.

•	The loss of key personnel, our inability to recruit or retain qualified personnel or the diversion of our key personnel’s attention could adversely affect our results of operations.

•

Our sponsor controls us and our sister company, Oceania Cruises, through its control of our parent companies PCI and PCH, and the interests of our sponsor and our parent companies may conflict with or differ from your interests.

•	Unavailability of ports of call may adversely affect our results of operations and financial condition.

•

Our revenues are seasonal owing to variations in passenger fare rates and occupancy levels at different times of the year; we may not be able to generate revenues that are sufficient to cover our expenses during certain periods of the year.

•

Because we rely on third parties to provide hotel management services for our vessels and other services, we are exposed to the risks facing such providers and, in certain circumstances, we may not be able to replace them or we may be forced to replace them at an increased cost to us.

Additional Information

Seven Seas Cruises S. DE R.L. is a sociedad de responsabilidad limitada, organized and existing under the laws of the Republic of Panama. Our principal executive offices are located at 8300 NW 33rd Street, Suite 100, Miami, FL 33122. Our telephone number at that address is (305) 514-2300. Our website is www.rssc.com. The information that appears on our website is not part of, and is not incorporated by reference into, this prospectus.

Summary of the Exchange Offer

Exchange Offer	We are offering to exchange $225,000,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

Expiration Date	This exchange offer will expire at 12:00 midnight, New York City time, at the end of , 2012, unless we decide to extend it.

Conditions to the Exchange Offer	We will complete this exchange offer only if:

•	there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer;

•	there is no change in the current interpretation of the staff of the Securities and Exchange Commission (the “SEC”) permitting resales of the exchange notes; and

•

there is no stop order issued by the SEC that would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the exchange notes under the Trust Indenture Act of 1939.

Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes	To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to Wilmington Trust, National Association, as exchange agent, at its address indicated under “The Exchange Offer—Exchange Agent.” In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your notes, please refer to the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery Procedure.”

Withdrawal Rights	You may withdraw the tender of your initial notes at any time before 12:00 midnight, New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer—Exchange Agent” before 12:00 midnight, New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes	If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 12:00 midnight, New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date. Please refer to the section in this prospectus entitled “The Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”

Federal Income Tax Considerations Relating to the Exchange Offer	Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled “Certain U.S. Federal Income Tax Considerations.”

Exchange Agent	Wilmington Trust, National Association is serving as exchange agent in the exchange offer.

Fees and Expenses	We will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in this exchange offer:

•	except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act;

•

you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act; and

•	the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.

You will not be able to require us to register your initial notes under the Securities Act unless:

•	the exchange offer is not permitted by applicable law or SEC policy;

•	an initial purchaser requests us to register initial notes that are not eligible to be exchanged for exchange notes in the exchange offer;

•	you are not eligible to participate in the exchange offer; or

•

you may not resell the exchange notes you acquire in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you.

In these cases, the registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Please refer to the section of this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Resales	It may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “—Obligations of Broker-Dealers” below.

To tender your initial notes in this exchange offer and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

•	you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title thereto;

•	the exchange notes acquired by you are being acquired in the ordinary course of business;

•

you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes;

•

you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and

•

if you are a broker-dealer, initial notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

Please refer to the sections of this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes—Proper Execution and Delivery of Letters of Transmittal,” “Risk Factors—Risks Related to the Exchange Offer—Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes” and “Plan of Distribution.”

Obligations of Broker-Dealers	If you are a broker-dealer (1) who receives exchange notes, you must acknowledge that you will deliver a prospectus in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes, or (3) who acquired the initial notes directly from the Issuer in the initial offering and not as a result of market making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

Summary of Terms of the Exchange Notes

The summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Seven Seas Cruises S. DE R.L., a Panamanian sociedad de responsabilidad limitada.

Exchange Notes	$225,000,000 aggregate principal amount of our 9.125% Second-Priority Senior Secured Notes due 2019. The forms and terms of the exchange notes are the same as the form and terms of the initial notes except that the issuance of the exchange notes is registered under the Securities Act, will not bear legends restricting their transfer and the exchange notes will not be entitled to registration rights under our registration rights agreement. The exchange notes will evidence the same debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same indenture.

Maturity Date	May 19, 2019

Interest Rate	9.125% per annum

Interest Payment Dates	May 15 and November 15 of each year

Security	The exchange notes and the guarantees are secured by second-priority ship mortgage liens on our three passenger cruise ships, Seven Seas Navigator, Seven Seas Voyager and Seven Seas Mariner (collectively, the “Collateral Vessels”), and a second-priority security interest in all earnings, proceeds of insurance and certain other interests, including certain intercompany indebtedness, related to the Collateral Vessels, in each case subject to certain exceptions and permitted liens.

The collateral securing the notes and the guarantees is the same as the collateral securing our senior secured credit facilities (other than pledges of ordinary shares or similar items of the Guarantors, which secure our senior secured credit facilities but will not secure the notes and PCH’s guarantee of the senior secured credit facilities, which the notes will not have the benefit of). The liens securing the notes and the guarantees are second in priority to the liens on the collateral securing our senior secured credit facilities.

The value of collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The liens on the collateral may be released without the consent of the holders of notes if collateral is disposed of in a transaction that complies with the indenture and security documents, including in accordance with the provisions of an intercreditor agreement. In the event of a liquidation of the collateral, the proceeds may not be sufficient to satisfy the obligations under the notes. See “Description of Notes—Security for the Notes and the Subsidiary Guarantees.”

The aggregate appraised value of the Collateral Vessels is $616.3 million, based on the average of appraisals performed in February 2011 by two ship brokerage firms, Fearnley and Rocca. See “Market and Industry Data and Forecasts.” As of December 31, 2011, the total Net Debt secured by the Collateral Vessels was $450 million.

Guarantees	The exchange notes are jointly and severally, and fully and unconditionally guaranteed by all of our existing subsidiaries, including without limitation those that wholly own the Collateral Vessels, (i) Celtic Pacific (UK) Two Limited, a company organized under the laws of The Bahamas, which owns our ship Seven Seas Navigator, (ii) Supplystill Limited, a company organized under the laws of England and Wales, which owns our ship Seven Seas Voyager and (iii) Mariner, LLC, a company organized under the laws of the Republic of the Marshall Islands, which owns our ship Seven Seas Mariner. See “Description of Notes—Subsidiary Guarantees.”

Ranking	The exchange notes and the guarantees are our senior secured debt. Except as otherwise described below, the notes and the guarantees will:

•	rank equally in right of payment with all of our and the Guarantors’ existing and future senior indebtedness, including the amounts outstanding under our senior secured credit facilities;

•

effectively senior to all of our and the Guarantors’ existing and future senior unsecured debt, to the extent of the value of the collateral securing the guarantees of the notes and our senior secured credit facilities;

•	rank senior in right of payment to all of our and the Guarantors’ existing and future subordinated indebtedness; and

•

be effectively subordinated with respect to the collateral to all of our and the Guarantors’ existing and future secured indebtedness under our senior secured credit facilities and to any other obligations that are permitted to be secured with a prior lien on the collateral securing the notes and the guarantees, to the extent of the value of the assets securing our senior secured credit facilities and any such other obligations. See “Description of Notes—Security for the Notes and the Subsidiary Guarantees” and “Description of Notes—Subsidiary Guarantees.”

Optional Redemption	Prior to May 15, 2015, we may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount of the notes redeemed plus any accrued and unpaid interest thereon and a “make-whole” premium.

On or after May 15, 2015, we may redeem the notes, in whole or in part, at the redemption prices set forth under “Description of Notes—Optional Redemption.”

At any time before May 15, 2014, we may redeem up to 35% of the aggregate principal amount of notes issued with the net proceeds of certain equity offerings, so long as:

•	we pay 109.125% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of redemption;

•	we redeem the notes within 90 days of completing the equity offering; and

•	at least 65% of the aggregate principal amount of notes issued remains outstanding afterwards.

See “Description of Notes—Optional Redemption.”

Tax Redemption	If certain changes in the law of any relevant Tax Jurisdiction (as defined in “Description of Notes—Redemption for Changes in Taxes”) become effective that would cause us to become obligated to pay certain Additional Amounts (as defined in “Description of Notes—Additional Amounts”) as a result of the imposition of withholding taxes on the payments on the notes, we may redeem the notes in whole, but not in part, at any time, at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date and all Additional Amounts, if any, which otherwise would be payable to the date of redemption. See “Description of Notes—Redemption for Changes in Taxes.”

Change of Control	If we experience a change of control under certain circumstances, we must offer to repurchase all of the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of Notes—Change of Control.”

Collateral Asset Sale Proceeds	If we or our subsidiaries engage in asset sales of collateral or the stock of a Guarantor that directly or indirectly owns any Collateral Vessel, we generally must either invest the net cash proceeds from such asset sales in our business within a specific period of time, prepay our or the Guarantors’ debt secured on a first-priority secured basis, ratably offer to purchase the notes and pari passu debt that is secured by our same collateral, or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds; provided that, upon giving effect to such repayment and any related transactions, the Loan-to-Value Ratio (as defined in “Description of Notes—Certain Definitions—Loan-to-Value Ratio”) shall either be (x) equal to or less than the Loan-to-Value Ratio immediately prior to giving effect to such repayment or (y) no greater than 75%. See “Description of Notes—Certain Covenants—Asset Sales” and “Description of Notes—Certain Definitions—Loan-to-Value Ratio.”

Certain Covenants	The indenture that will govern the notes will contain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	grant liens on certain assets to secure debt;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make investments or acquisitions;

•	incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us;

•	enter into transactions with our affiliates;

•	merge or consolidate with other companies or transfer all or substantially all of our assets;

•	transfer or sell assets;

•	pledge the capital stock issued by the Guarantors; and

•	designate our subsidiaries as unrestricted subsidiaries.

If, on any date following the issuance date, certain conditions are met, including that during such time the notes maintain an investment grade rating, certain covenants described above will not be applicable to the notes. The covenants above are also subject to a number of other important limitations and exceptions. See “Description of Notes—Certain Covenants.”

Absence of a Public Market for the Exchange Notes	The exchange notes are new securities with no established market for them. We cannot assure you that a market for these exchange notes will develop or that this market will be liquid. Please refer to the section of this prospectus entitled “Risk Factors—Risks Related to the Notes—There is no active trading market for the exchange notes and one may not develop.”

Form of the Exchange Notes	The exchange notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company with Wilmington Trust, National Association, as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled “Description of Notes—Book Entry; Delivery and Form—Exchange of Book Entry Notes for Certificated Notes” occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book entry form by The Depository Trust Company with respect to its participants.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes.

Risk Factors	You should consider carefully the information set forth in the section entitled “Risk Factors” beginning on page 19 and all other information contained in this prospectus before deciding to participate in the exchange offer.

For additional information regarding the notes, see the “Description of Notes” section of this prospectus.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The summary historical consolidated financial data as of and for the years ended December 31, 2011, 2010 and 2009 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our audited consolidated financial statements and the notes thereto have been prepared in accordance with GAAP. In addition, we present certain “Other data” which is unaudited.

The historical consolidated financial and other data presented below is only a summary and should be read in conjunction with the sections of this prospectus entitled “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus. Historical results are not necessarily indicative of results that may be expected for any future period.

	Year ended December 31,
(in thousands)	2011	2010	2009
Statement of operations data
Revenue
Passenger ticket	$437,582	$400,368	$315,869
Onboard and other	48,313	48,873	45,273

Total revenue	485,895	449,241	361,142

Cruise operating expense
Commissions, transportation and other	150,580	124,671	88,604
Onboard and other	12,035	12,640	15,136
Payroll, related and food	73,098	69,415	64,712
Fuel	40,592	32,240	25,578
Other ship operating	38,524	39,067	33,362
Other	14,044	6,479	29,477

Total cruise operating expense	328,873	284,512	256,869
Selling and administrative	72,279	77,376	67,240
Depreciation and amortization	39,222	36,523	42,107

Total operating expense	440,374	398,411	366,216

Operating income (loss)	45,521	50,830	(5,074)

Non-operating income (expense)
Interest expense	(31,497)	(38,753)	(41,983)
Interest income	222	100	85
Other income (expense) (1)	(2,928)	(130)	10,181

Total non-operating expense	(34,203)	(38,783)	(31,717)

Income (loss) before income taxes	11,318	12,047	(36,791)
Income tax benefit (expense), net	139	(292)	292

Net income (loss)	$11,457	$11,755	$(36,499)

(in thousands, except Other data (other than Adjusted EBITDA and Capital expenditures))	As of or for the Year ended December 31,
	2011	2010	2009
Balance sheet data
Cash and cash equivalents	$68,620	$37,258	$27,754
Restricted cash (2)	20,743	4,075	7,095
Property and equipment, net	655,360	656,848	686,084
Total assets	1,283,790	1,229,877	1,254,232
Passenger deposits	165,990	153,705	144,491
Total debt	518,500	501,786	526,786
Total liabilities	739,152	700,309	749,558
Total members’ equity	544,638	529,568	504,674

Other data (3)
Passenger Days Sold (4)	616,490	602,191	512,699
Available Passenger Cruise Days (4)	670,950	673,050	640,250
Occupancy	91.9%	89.5%	80.1%
Gross Yield (4)	$724.19	$667.47	$564.06
Net Per Diem (4)	524.39	517.99	502.05
Net Yield (4)	481.82	463.46	402.03
Adjusted EBITDA (5)	96,667	105,201	71,736
Capital expenditures (6)	31,107	18,853	25,026
Ratio of Earnings to Fixed Charges (7) (8)	1.4	1.4	—

(1)

Other income (expense) consists of a variety of non-operating items including but not limited to foreign translation gains and losses, realized gain on early extinguishment of debt, and gains (losses) on derivative instruments.

(2)

Restricted cash represents reserve requirements for credit card and vendor agreements and collateral for certain obligations. As of December 31, 2011, restricted cash included $20.0 million, which the long-term portion was reported in other assets.

(3)

We use certain non-GAAP financial measures, such as EBITDA, as defined below, Adjusted EBITDA, Net Per Diem, and Net Revenue to enable us to analyze our performance. We utilize these financial measures to manage our business on a day-to-day basis and believe that they are the most relevant measures of our performance, and some of these measures are commonly used in the cruise industry to measure performance. Our use of non-GAAP financial measures may not be comparable to other companies within our industry.

(4)

The following table shows Passenger Days Sold (refers to the number of revenue passengers carried for the period multiplied by the number of days within the period in their respective cruises), Available Passenger Cruise Days (refers to a measurement of capacity that represents double occupancy per suite multiplied by the number of cruise days for the period), Per Diem (Net Revenue divided by passenger days sold), Gross Yield (Total Revenue divided by Available Passenger Cruise Days) and Net Yield (Net Revenue divided by Available Passenger Cruise Days):

(in thousands, except Passenger Days Sold, Available Passenger Cruise Days, Net Per Diem, and Yield data)	Year ended December 31,
	2011	2010	2009
Passenger ticket revenue	$437,582	$400,368	$315,869
Onboard and other revenue	48,313	48,873	45,273

Total revenue	485,895	449,241	361,142
Less:
Commissions, transportation and other expense	150,580	124,671	88,604
Onboard and other expense	12,035	12,640	15,136

Net Revenue (3)	$323,280	$311,930	$257,402

Passenger Days Sold (4)	616,490	602,191	512,699
Available Passenger Cruise Days (4)	670,950	673,050	640,250
Net Per Diem (3) (4)	$524.39	$517.99	$502.05
Gross Yield (3) (4)	724.39	667.47	564.06
Net Yield (3) (4)	481.82	463.46	402.03

(5)

Adjusted EBITDA is EBITDA plus certain non-cash or non-recurring expenses and charges as well as the impact of settled fuel hedges. For a reconciliation of Net income (loss) to EBITDA and Adjusted EBITDA, please see the table at the end of this footnote.

EBITDA is defined, for purposes of the table below, as net income (loss) excluding depreciation and amortization, net interest expense, and income tax benefit (expense), and it is used by management to measure operating performance of the business. Management believes EBITDA, as so defined, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of our business, such as sales growth, operating costs, selling, general and administrative expenses and other operating income and expense. While EBITDA, as so defined, is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast our business performance. This non-GAAP financial measure has certain material limitations, including:

•

It does not include net interest expense. As we have borrowed money for general corporate purposes, interest expense is a necessary element of our costs and ability to generate profits and cash flows; and

•

It does not include depreciation and amortization expense. As we use capital assets, depreciation and amortization are necessary elements of our costs and ability to generate profits and cash flows. Management compensates for these limitations by using EBITDA, as defined, as only one of several measures for evaluating our business performance. In addition, capital expenditures, which impact depreciation and amortization, net interest expense, and income tax benefit (expense), are reviewed separately by management.

Management believes EBITDA, as so defined, and Adjusted EBITDA can provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future.

Adjusted EBITDA is also used as a basis to calculate our adherence to certain debt covenant ratios, as more fully described in “Description of Other Indebtedness.” Certain covenants in our debt agreement are based on financial ratios that reference Adjusted EBITDA. Such covenants restrict our ability to incur or guarantee additional debt and make certain acquisitions in each case under certain circumstances and subject to various exceptions. See “Description of Notes—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” “Description of Notes—Certain Definitions—EBITDA,” “Description of Notes—Certain Definitions—Fixed Charge Coverage Ratio” and “Description of Notes—Certain Definitions—Fixed Charges.”

We believe that the inclusion of the supplemental adjustments applied in calculating Adjusted EBITDA for purposes of such ratios is appropriate to provide additional information to investors to assess our ability to take certain actions in the future, such as the incurrence of additional secured indebtedness. You are encouraged to evaluate the adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

EBITDA and Adjusted EBITDA are not defined terms under GAAP. Adjusted EBITDA differs from the term “EBITDA” as it is commonly used. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or measures comparable to net income it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments, and tax payments, and it is subject to certain additional adjustments as permitted under our debt agreement. Our use of Adjusted EBITDA may not be comparable to other companies within our industry.

The following table is a reconciliation of Net income (loss) to EBITDA and to Adjusted EBITDA:

(in thousands)	Year ended December 31,
	2011	2010	2009
Net income (loss)	$11,457	$11,755	$(36,499)
Net interest expense	31,275	38,653	41,898
Depreciation and amortization	39,222	36,523	42,107
Income tax (benefit) expense, net	(139)	292	(292)

EBITDA	81,815	87,223	47,214
Other (income) expense	2,928	130	(10,181)
Equity-based compensation/transactions (a)	799	2,154	4,421
Non-recurring expenses (b)	4,006	13,277	26,211
Restructuring charges (c)	820	1,288	1,022
Fuel hedge gain (d)	5,125	1,129	3,049
Loss on disposals (e)	1,174	—	—

Adjusted EBITDA	$96,667	$105,201	$71,736

(a)

Equity-based compensation/transactions represent stock compensation expense in each year and a non-cash expense in 2009 to our third-party hotel management services provider for contractual minimum guarantees.

(b)

Non-recurring expenses represents the net impact of time out of service as a result of unplanned and non-recurring repairs to vessels; expenses associated with consolidating corporate headquarters; professional fees and other costs associated with raising capital through debt and equity offerings; certain litigation fees; and the fees paid to license the name “Regent” from 2009 to 2010 and the first quarter of 2011. In February 2011, we amended the Regent license agreement to perpetually license the “Regent” name; as such we will not incur any future license fees.

(c)	Restructuring charges represents the costs associated with non-recurring expenses associated with personnel changes, costs associated with bringing the deck and engine operations in-house,

restructuring our ship holding companies, and other corporate reorganizations associated with improving efficiencies.
(d)	Fuel hedge gain represents the gain on fuel hedges triggered by the settlement of the hedge and is included in other income (expense).
(e)	Loss on disposals represents the non-cash charge associated with writing-off the remaining net book value of certain fixed assets replaced during dry-docks.
(6)	Capital expenditures represent cash paid during the period.
(7)

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges and amortization of capitalized interest less interest capitalized. Fixed charges consist of interest expense on all indebtedness, including capitalized interest on the capital leases.

(8)

Net losses for the year ended December 31, 2009 resulted in a ratio of earnings to fixed charges less than 1. Additional earnings of $36.8 million in 2009, would have been needed to achieve coverage of 1.

RISK FACTORS

Before making a decision to participate in the exchange offer, you should carefully consider the risks described below. If any of the following risks actually occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. In any such case, you may lose all or part of your original investment. In addition to the risks described below, you should also carefully consider the information set forth in the sections of this prospectus entitled “Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as all our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

Risks Related to the Exchange Offer

The issuance of the exchange notes may adversely affect the market for the initial notes.

To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

Risks Related to the Notes

The notes and the guarantees are secured only to the extent of the value of the assets that have been granted as security for the notes and the guarantees, which may not be sufficient to satisfy the obligations under the notes and the guarantees, and in the event that the security is enforced against the collateral, the holders of the notes will receive proceeds from the collateral only after the lenders under our senior secured credit facilities.

Substantially all the assets owned by the Issuer and the Guarantors on the date of the indenture or thereafter acquired, and all proceeds therefrom, including the collateral for the notes, are subject to first-priority liens in favor of the lenders under our senior secured credit facilities. The Issuer’s and the Guarantors’ failure to comply with the terms of the senior secured credit facilities could entitle those lenders to declare all indebtedness thereunder to be immediately due and payable. If the Issuer and the Guarantors were unable to service the indebtedness under the senior secured credit facilities, the lenders could foreclose on the assets that serve as collateral for the guarantees. In addition, the collateral securing the notes and the guarantees may secure certain hedging obligations owing to lenders or their affiliates as permitted by the terms of the senior secured credit facilities. The holders of the notes have second-priority liens on such assets other than the stock or other equity interest of our subsidiaries. As a result, upon any distribution to our creditors, liquidation, reorganization or similar proceedings, or following acceleration of any of our indebtedness or an event of default under our indebtedness and enforcement of the collateral securing the notes and the guarantees, the lenders under our senior secured credit facilities are entitled to be repaid in full from the proceeds of all the pledged assets owned by the Issuer or the Guarantors on the date of the indenture or thereafter acquired, securing the indebtedness to them before any payment is made to the holders of the notes from the proceeds of that collateral.

The fair market value of the collateral is subject to fluctuations based on factors that include, among others, our ability to implement our business strategy, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. In addition, courts could limit recoverability if they apply non-New York law to a proceeding and deem a portion of the interest claim usurious in violation of public policy. The amount to be received upon a sale of any collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the collateral at such time, general, market and economic conditions and the timing and the manner of the sale.

In addition, the collateral securing the notes and the guarantees is subject to liens permitted under the terms of the indenture governing the notes and the intercreditor agreement. The existence of any permitted liens could adversely affect the value of the collateral securing the notes and the guarantees, as well as the ability of the collateral agent to realize or foreclose on such collateral.

There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation is uncertain. To the extent that liens or rights granted to third parties encumber assets owned by us, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the collateral and the ability of the collateral agent to realize or foreclose on the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the notes and all other senior secured obligations, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay the obligations due under the notes or the guarantees after first satisfying our obligations in full under our senior secured credit facilities and any other obligations secured by a first-priority lien on the collateral.

In addition, not all of our assets secure the notes and the guarantees. See “Description of Notes—Security for the Notes and the Subsidiary Guarantees.” For example, the collateral does not include our equity interests in the Guarantors and in our other subsidiaries.

To the extent that the claims of the holders of the notes exceed the value of the assets securing the notes and the guarantees and other liabilities, those claims of the holders of the notes will rank equally with the claims of the holders of our other unsecured indebtedness, including trade payables. As a result, if the value of the assets pledged as security for the notes and the guarantees and other liabilities is less than the value of the claims of the holders of the notes and other liabilities, those claims of the holders of the notes may not be satisfied in full before the value of the collateral is exhausted. Furthermore, upon enforcement against any collateral securing the notes and the guarantees or in insolvency, under the terms of the intercreditor agreement, the claims of the holders of the notes to the proceeds of such enforcement will rank behind the claims of the holders of obligations under our senior secured credit facilities, which are first-priority obligations and claims of holders of additional secured indebtedness (to the extent permitted to have priority by the indenture).

The notes and the guarantees are not secured by a pledge of the capital stock or similar items of the Issuer or its subsidiaries.

The notes and the guarantees are not secured by a pledge of any capital stock of, or equity or similar interests in, the Issuer or its subsidiaries. As a result, it may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a Guarantor than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be less than those that would have been received upon any sale of the capital stock or other similar items of such Guarantor. Moreover, our senior secured credit facilities are secured on a first-priority basis by a pledge of any capital stock or equity or similar interests in the Issuer and its subsidiaries that are excluded from the collateral securing the notes and the guarantees and, to the extent permitted under the indenture governing the notes, we may incur additional indebtedness secured by a pledge of any capital stock or equity or similar interests in the Issuer and its subsidiaries. The proceeds of the capital stock or similar items of the Guarantors, if any, will not be available to repay the notes until the senior secured credit facilities have been repaid in full.

The indenture governing the notes permits us to form or acquire additional subsidiaries that are not Guarantors.

Subject to certain limitations, the indenture governing the notes permits us to form or acquire additional subsidiaries that are not Guarantors of the notes and to permit such non-guarantor subsidiaries to acquire additional assets and incur additional indebtedness. The notes and the guarantees would be structurally subordinated to indebtedness and other liabilities (including trade payables) of our subsidiaries that are not Guarantors. Therefore, the claims of creditors of our subsidiaries that are not Guarantors, including trade creditors, will have priority as to the assets of these subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any subsidiaries that are not Guarantors, these subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us. These subsidiaries would be separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefore, whether by dividends, loans, distributions or other payments. Any right that we have to receive any assets of any of these subsidiaries upon their liquidation or reorganization, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, would be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

The representative of the lenders under our senior secured credit facilities controls actions with respect to the collateral. In addition, the collateral is subject to any exceptions, defects, encumbrances, liens and other imperfections that are accepted by the lenders under our senior secured credit facilities.

The rights of the holders of the notes with respect to the collateral are limited, even during an event of default under the indenture. If our senior secured credit facilities (or any replacement thereof) is not terminated or our obligations under it or any other obligations secured by first-priority liens are outstanding, any actions that may be taken in respect of any of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings are limited and, in most cases, controlled and directed by the lenders under our senior secured credit facilities and other obligations secured by first-priority liens. In those circumstances, the trustee, on behalf of the holders of the notes, will not have the ability to control or direct such actions, even if an event of default under the indenture governing the notes has occurred or if the rights of the holders of the notes are or may be adversely affected. The agent and the lenders under our senior secured credit facilities are under no obligation to take into account the interests of the holders of the notes and the guarantees when determining whether and how to exercise their rights with respect to the collateral securing our senior secured credit facilities on a first-priority basis, subject to the intercreditor agreement, and their interests and rights may be significantly different from or adverse to holders of the notes. To the extent that collateral is released from the first-priority liens in accordance with our senior secured credit facilities, the second-priority liens securing the notes and the guarantees will also automatically be released, except that such release of liens does not apply with respect to the release of collateral in connection with the payment in full of our senior secured credit facilities obligations (and termination of related commitments) or a refinancing of our senior secured credit facilities obligations. Under the intercreditor agreement, following the filing of a bankruptcy petition, the authorized representative of the holders of the notes may not object to any debtor-in-possession financing or to the use of the shared collateral to secure that financing, subject to conditions and limited exceptions. After such a filing, the value of this collateral could materially deteriorate, and holders of the notes would be unable to raise an objection. See “Description of Notes—Security for the Notes and the Subsidiary Guarantees—Security Documents and Intercreditor Agreement.”

The collateral securing our senior secured credit facilities on a first-priority basis and that will secure the notes and the guarantees on a second-priority basis will also be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under our senior secured credit facilities and other creditors that have the benefit of first-priority liens on the collateral from time to time, whether on or after the date the notes and the guarantees are issued. The collateral also will not include certain “excluded assets,” such as intellectual property assets, capital stock of, or equity or similar interests in, the Issuer or its subsidiaries and capital lease obligations incurred in compliance with the indenture, which obligations would effectively rank senior to the notes to the extent of the value of such excluded assets. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes and the guarantees as well as the ability of the collateral agent to realize or foreclose on such collateral for the benefit of the holders of the notes. The initial purchasers have neither analyzed the effect of, nor participated in any negotiations relating to, such exceptions, defects, encumbrances, liens and other imperfections.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes.

Under most circumstances, the collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes and the guarantees.

In addition, we will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939 (the “Trust Indenture Act”), which requires certain fair value certifications or opinions to release certain amounts of collateral, if we determine, in good faith based on advice of counsel, that, under the terms of that Section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or such portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released collateral. For example, so long as no default or event of default under the indenture would result therefrom and such transaction would not violate the Trust Indenture Act, we may, among other things, without any release or consent by the indenture trustee, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness). See “Description of Notes.”

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and the guarantees will be released automatically, without your consent, the consent of the lenders under our senior secured credit facilities or the consent of the trustee.

Under various circumstances, collateral securing the notes and the guarantees will be released automatically, including:

•	a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture, subject to our satisfaction of a loan to value test;

•

in respect of the property and assets of a Guarantor in certain circumstances, upon the designation of such Guarantor to be an unrestricted subsidiary in accordance with the terms of the indenture, subject to our satisfaction of a loan to value test;

•

in respect of the property and assets of a Guarantor, upon the release or discharge of the guarantee by such Guarantor of our senior secured credit facilities or other debt or the guarantee of any other debt that resulted in the obligation to become a Guarantor, subject to our satisfaction of a loan to value test;

•

upon the disposition of such property or assets during the existence of any event of default under the senior secured credit facilities to the extent the first lien agent under the intercreditor agreement has consented to such sale, transfer or disposition;

•

the liens on such property or assets securing first lien claims are otherwise released as permitted by the credit agreement (other than a release upon the discharge of first lien claims in certain circumstances);

•	in connection with certain liquidations, dissolutions or other transactions permitted under the indenture; and

•

with respect to the collateral upon which the notes or the guarantees have a lien, upon any release in connection with a foreclosure or exercise of remedies of any pledge or security interest securing obligations under our senior secured credit facilities.

The indenture permits us to designate one or more of our restricted subsidiaries that is a Guarantor of the notes as an unrestricted subsidiary. If we designate a Guarantor as an unrestricted subsidiary for purposes of the indenture, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries will be released under the indenture, subject to our satisfaction of a loan to value test, but not necessarily under our senior secured credit facilities. Designation of a Guarantor as an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes and the guarantees to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released on a dollar-for-dollar basis. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of Notes—Security for the Notes and the Subsidiary Guarantees—Release of Collateral” and “Description of Notes—Subsidiary Guarantees.”

The rights of holders of notes to the collateral securing the notes and the guarantees may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.

Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified and additional steps to perfect in such property and rights are taken. We and the Guarantors will have limited obligations to perfect the security interest of the holders of the notes in specified collateral. There can be no assurance that the trustee or the collateral agent for the notes will monitor, or that we will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the partial or complete loss of the security interest in the collateral or the priority of the security interest in favor of the notes against third parties.

In addition, the security interest of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of third parties and make additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

Further, the intercreditor agreement does not require the lenders under our senior secured credit facilities to share the proceeds of collateral with the holders of the notes to the extent the security interest granted on such collateral in favor of the holder of the notes is not perfected.

The Collateral Vessels are subject to vessel mortgages, the enforceability of which is potentially subject to certain jurisdictional limitations.

Each of the Collateral Vessels is registered under the flag of The Bahamas. The vessel mortgages on the Bahamian-flagged Collateral Vessels are statutory mortgage liens under Bahamian maritime law. Bahamian law provides that such vessel mortgages may be enforced by the mortgagee by a suit in admiralty in a proceeding against the subject Collateral Vessel. Historically, Bahamian vessel mortgages have been enforced in major commercial ports throughout the world, including U.S. ports. However, we have been advised by Callenders & Co., our Bahamian counsel, with respect to matters of Bahamian law, that the priority that any of the vessel mortgages would have against the claims of other lien creditors in an enforcement proceeding is generally determined by, and may vary in accordance with, the laws of the country where the proceeding is brought. Bahamian vessel mortgages may be enforced against a vessel physically present in the U.S., but the claim under any such vessel mortgage would rank behind preferred maritime liens, and maritime liens for supplies and other necessaries provided in the U.S. Since the Collateral Vessels operate in other areas in addition to The Bahamas and the U.S., there is no assurance that, if enforcement proceedings are commenced against a Collateral Vessel, that Collateral Vessel will be located in a jurisdiction having the same mortgage enforcement procedures and lien priorities as The Bahamas or the U.S., although, upon the occurrence of certain events of default, the collateral agent may be able to effect control over such Collateral Vessel to direct it to a desirable jurisdiction to arrest such Collateral Vessel pursuant to judicial foreclosure proceedings. See “Business—Insurance” and “Business—Regulation.”

In the event of our bankruptcy, the ability of the holders of the notes to realize upon the collateral may be adversely affected by certain U.S. federal bankruptcy law limitations.

The ability of holders of the notes to realize upon the collateral may be adversely affected by certain U.S. federal bankruptcy law limitations in the event of our bankruptcy. Under applicable U.S. federal bankruptcy laws, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given. Moreover, applicable U.S. federal bankruptcy laws generally permit the debtor to continue to retain, use and expend collateral, including cash collateral, and to provide liens senior to the collateral agent for the notes’ liens to secure indebtedness incurred after the commencement of a bankruptcy case, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor either consents or is given “adequate protection.” The meaning of the term “adequate protection” may vary according to the circumstances, but is intended generally to protect the value of the secured creditor’s interest in the collateral at the commencement of the bankruptcy case and if and at such times as the court, in its discretion, determines that a diminution in the value of the collateral occurs as a result of the stay of repossession or disposition of the collateral during the pendency of the bankruptcy case, the use of collateral (including cash collateral) and the incurrence of such senior indebtedness. Adequate protection may take the form of cash payments or the granting of additional security or replacement liens. However, pursuant to the terms of the intercreditor agreement, the holders of notes agree not to seek or accept “adequate protection,” except if the first lien lenders are granted “adequate protection” and except if the “adequate protection” granted to the holders of the notes comprises only replacement liens on additional collateral (provided that such additional collateral will be subject to a first-priority lien for the benefit of the senior secured credit facilities to which the replacement lien granted to the holders of the notes will be subordinated). In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. federal bankruptcy court, we cannot predict whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.” We also cannot predict whether or when a bankruptcy court would grant the trustee or collateral agent under the indenture for the notes relief from the automatic stay to foreclose upon or sell the collateral. Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the indebtedness under the notes would be “undersecured” and the holders of the notes would have unsecured claims as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorney’s fees on undersecured indebtedness during the debtor’s bankruptcy case. Such amounts may be added to any proof of claim filed for the indebtedness, but would be treated as a pre-petition unsecured claim, provided, however, that such claim could only include whatever interest accrued but was unpaid up to the date of the bankruptcy filing.

In addition to the waiver with respect to adequate protection set forth above, under the terms of the intercreditor agreement, the holders of notes also waive certain other important rights that secured creditors may be entitled to in a bankruptcy proceeding, as described in “Description of Notes—Security for the Notes and the Subsidiary Guarantees—Security Documents and Intercreditor Agreement.” These waivers could adversely impact the ability of the holders to recover amounts owed to them in a bankruptcy proceeding.

There are also potentially material difficulties inherent in realizing on any portion of the collateral which is located in jurisdictions outside the United States, including costs, delays, additional filings and procedural obstacles to foreclosing on such assets under applicable non-U.S. laws which may adversely impact the ability of the holders to make a recovery of amounts owed to them.

Under certain circumstances, the collateral securing the notes and the guarantees may be diluted and we also may be held liable for damages or debts of our affiliates under common control.

The collateral that will secure the notes and the guarantees also secures our obligations under our senior secured credit facilities. This collateral may secure on a first-priority basis additional senior indebtedness that we or certain of our subsidiaries incurs in the future, as well as obligations that may be secured by liens that are pari passu in priority with the liens securing the notes, subject to restrictions on our ability to incur debt and liens under our senior secured credit facilities and the indenture. Your rights to the collateral would be diluted by any increase in the indebtedness secured by this collateral on a first-priority basis or that is pari passu in priority with the liens securing the notes.

Although each of the Collateral Vessels is separately owned by a subsidiary of ours, under certain circumstances a parent company and all of the ship owning affiliates in a group under common control engaged in a joint venture could be held liable for damages or debts owed by one of the affiliates, including liabilities for oil spills under the Oil Pollution Act of 1990 or other environmental laws. Therefore, it is possible that all of our assets could be subject to execution upon a judgment against us or any one of our subsidiaries. We currently maintain comprehensive insurance coverage for liability for pollution, spillage or leakage of oil for each of our vessels, but it may be insufficient to address this risk, either in whole or in part. See “Business—Insurance” and “Business—Regulation.”

The collateral securing the notes and the guarantees is subject to casualty risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the guarantees. See “Business—Insurance.”

Federal and state statutes allow courts, under specific circumstances, to void notes and guarantees and require note holders to return payments received.

If we or any Guarantor becomes a debtor in a case under the U.S. Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law, a court may void, subordinate or otherwise decline to enforce the notes or the guarantees. A court might do so if it found that when we issued the notes or the Guarantor entered into its guarantee or in some states when payments became due under the notes or the guarantees, we or the Guarantor received less than reasonably equivalent value or fair consideration and either:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was left with inadequate capital to conduct its business; or

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay.

A court might also void an issuance of notes or a guarantee without regard to the above factors, if a court found that we issued the notes or the applicable Guarantor entered into its guarantee with actual intent to hinder, delay or defraud its creditors.

A court would likely find that we or a Guarantor did not receive reasonably equivalent value or fair consideration for the notes or its guarantee, if we or a Guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void the issuance of the notes or guarantees you would no longer have any claim against us or the applicable Guarantor. In such event, sufficient funds to repay the notes may not be available from other sources, including the remaining obligors, if any. In addition, a court might direct you to repay any amounts that you already received from us or a Guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a Guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each Guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

We may not be able to repurchase the notes upon a change of control.

In the event of a change of control under certain circumstances, we are required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus, without duplication, accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase or that restrictions under our senior secured credit facilities or other indebtedness will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of Notes—Change of Control.”

There is no active trading market for the exchange notes and one may not develop.

The exchange notes are a new issue of securities. There is no established public trading market for the exchange notes, and an active trading market may not develop. We do not intend to apply for the exchange notes to be listed on any securities exchange. The initial purchasers in the offering of the initial notes have advised us that as of the issuance date of the initial notes they intended to make a market in the notes, but the initial purchasers are not obligated to do so and they may discontinue their market-making activities at any time without notice. As a result, there may be limited liquidity of any trading market that does develop for the notes. In addition, the liquidity of the trading market in the notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for this type of security, independent of our financial performance and prospects, and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, an active trading market may not develop for the notes, holders of notes may not be able to sell their notes, or, even if they can sell their notes, they may not be able to sell them at an acceptable price.

The Issuer and certain of the Guarantors are not U.S. entities, and the enforcement of the guarantees and of the security interests in the guarantees, or of judgments predicated upon the civil liability provisions of the U.S. federal securities laws, may be subject to the uncertainties of a foreign legal system.

The Issuer and the Guarantors are not U.S. entities, and the enforcement of the guarantees and of the security interests in the notes and the guarantees, or of judgments predicated upon the civil liability provisions of the U.S. federal securities laws, may be subject to the uncertainties of a foreign legal system.

The Issuer is a sociedad de responsabilidad limitada organized in accordance with the laws of Panama. The non-U.S. Guarantors of the notes are companies organized under the laws of The Bahamas, the Republic of the Marshall Islands, and England and Wales, and a substantial portion of their assets are located in jurisdictions outside the U.S., in the United Kingdom in particular, as of the date of this prospectus. The Collateral Vessels are flagged under the laws of The Bahamas. Certain of the directors of the Guarantors are resident outside of the U.S. As a result, it may not be possible for investors to effect service of process upon us or upon such persons within the U.S. or to enforce against us or them in U.S. courts judgments obtained in U.S. courts, including relating to the enforcement of the guarantees and of the security interests or predicated upon the civil liability provisions of the U.S. federal securities laws.

With respect to enforcing a judgment obtained in respect of the guarantees and security interests granted by those companies organized in The Bahamas, a final and conclusive judgment of the U.S. courts against such companies in civil proceedings, under which a sum of money is payable (not being a sum of money payable in respect of multiple damages, or a fine, penalty tax or other charge of a like nature), may be the subject of enforcement proceedings in the Supreme Court of The Bahamas under the common law doctrine of obligation by action on the debt evidenced by the U.S. courts’ judgment.

We have been advised by counsel in The Bahamas that the current position with respect to such judgments of the U.S. courts (which may be subject to change) is that, on general principles, such proceedings would be expected to be successful provided that: (a) the U.S. court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in The Bahamas, and (b) the judgment is not contrary to public policy in The Bahamas, has not been obtained by fraud or in proceedings contrary to natural justice and is not based on an error in Bahamian law. Furthermore, we have been advised by counsel in The Bahamas that the Bahamian courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of The Bahamas, respectively. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bahamian court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, will not be available under Bahamian law or enforceable in a Bahamian court, as they would be contrary to Bahamian public policy. Further, no claim may be brought in The Bahamas against us or the administrators, directors and officers of the Issuer and the Guarantors in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bahamian law and do not have force of law in The Bahamas. A Bahamian court may, however, impose civil liability on us or the administrators, directors and officers of the Issuer and the Guarantors if the facts alleged in a complaint constitute or give rise to a cause of action under Bahamian law.

We have been advised by counsel in the Republic of the Marshall Islands that a judgment obtained in a foreign jurisdiction would be recognized by the Republic of the Marshall Islands courts so long as the provisions of the Republic of the Marshall Islands Uniform Enforcement of Foreign Money-Judgments Recognition Act are complied with. A judgment obtained in a foreign jurisdiction would be recognized unless (a) the judgment was rendered under a system which does not provide impartial tribunals or procedures compatible with the requirements of due process of law; (b) the foreign court did not have personal jurisdiction over the defendant; (c) the foreign court did not have jurisdiction over the subject matter; or (d) the foreign country does not recognize or enforce judgments of any other foreign nation. In addition, a foreign judgment need not be recognized if (a) the defendant in the proceedings in the foreign court did not receive notice of the proceedings in sufficient time to enable him to defend; (b) the judgment was obtained by fraud; (c) the cause of action on which the judgment is based is repugnant to the public policy of the Republic of the Marshall Islands; (d) the judgment conflicts with another final and conclusive judgment; (e) the proceeding in the foreign court was contrary to an agreement between the parties under which the dispute in question was to be settled otherwise than by proceedings in the court; or (f) in the case of jurisdiction based only on personal service, the foreign court was a seriously inconvenient forum for the trial of the action. If none of the above grounds exist then the Republic of the Marshall Islands High Court will enforce a foreign judgment without a retrial on the merits.

We have been advised by counsel in Panama that no treaty exists between the U.S. and Panama for the reciprocal enforcements of foreign judgments. However, subject to the issuance of a writ of exequatur by the Supreme Court of Panama, a final judgment rendered in a foreign court (including the U.S.) would be recognized and enforceable in the courts of Panama without reconsideration of the merits, provided that (i) such foreign court grants reciprocity to the enforcement of judgments of courts of Panama (which in practice the Supreme Court of Panama will presume to be the case, unless proved otherwise), (ii) the party against whom the judgment was rendered, or its agent, was personally served in such action, (iii) the judgment arises out of a personal action against the defendant, (iv) the obligation in respect of which the judgment was rendered is lawful in Panama and does not contradict the public policy of Panama, (v) the judgment is properly authenticated by diplomatic or consular officers of Panama or pursuant to the 1961 Hague Convention Abolishing the Requirement of Legalization for Foreign Public Documents, and (vi) a copy of the final judgment is translated into Spanish by a Panamanian licensed translator.

Furthermore, we have been advised by counsel in Panama that there is doubt as to the enforceability of original actions in Panamanian courts of liabilities predicated solely on the U.S. federal securities laws and as to the enforceability in Panamanian courts of judgments of U.S. courts obtained in actions predicated upon civil liability provisions of the U.S. federal securities laws of the U.S.

We have been advised by counsel in England and Wales that there is doubt as to whether: (i) a holder of the notes would be able to obtain recognition and enforcement from the English courts of judgments of U.S. courts against persons who reside in England and Wales based upon the civil liability provisions of the U.S. federal securities laws, and (ii) a holder of the notes would be able to bring an original action in the English courts to enforce liabilities against us or our directors named in this prospectus, who reside outside the U.S., based solely upon U.S. federal securities laws.

We have been advised by counsel in The Bahamas, Panama, the Republic of the Marshall Islands and England and Wales that there is no certainty as to the enforceability in such jurisdictions, either in original actions or in actions for enforcement of judgments of U.S. courts regarding the enforcement of the guarantees and of the security interests in the notes and the guarantees, or of judgments predicated upon the civil liability provisions of the U.S. federal securities laws.

The waiver in the intercreditor agreement of rights of marshaling may adversely affect the recovery rates of holders of the notes in a bankruptcy or foreclosure scenario.

The notes and the guarantees are secured on a second-priority lien basis by some but not all of the collateral that secures obligations under our senior secured credit facilities on a first-priority basis. The notes and the guarantees will not be secured by a pledge of any capital stock of, or equity or similar interests in, the Issuer or its subsidiaries. The intercreditor agreement provides that, at any time that obligations that have the benefit of the first-priority liens on the senior secured credit facilities collateral are outstanding, the holders of the notes, the trustee under the indenture governing the notes and the collateral agent for the notes may not assert or enforce any right of marshaling accorded to a junior lien holder, as against the holders of such indebtedness secured by first-priority liens in the senior secured credit facilities collateral. Without this waiver of the right of marshaling, holders of such indebtedness secured by first-priority liens in the collateral would likely be required to liquidate collateral on which the notes did not have a lien prior to liquidating the senior secured credit facilities collateral that is also note collateral, thereby maximizing the proceeds of the senior secured credit facilities collateral that would be available to repay our obligations under the notes. However, as a result of this waiver, the proceeds of sales of the senior secured credit facilities collateral that is also notes collateral could be applied to repay any indebtedness secured by first-priority liens in the senior secured credit facilities collateral before applying proceeds of other collateral securing the senior secured credit facilities loan obligations, and the holders of the notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the notes.

Risks Related to Our Indebtedness

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments.

We are highly leveraged with a high level of floating rate debt, and our level of indebtedness could limit cash flow available for our operations and could adversely affect our financial condition, prospects and flexibility. As of December 31, 2011, we had $518.5 million of outstanding indebtedness (excluding amounts due to affiliates), which consisted of $293.5 million outstanding under our senior secured credit facilities and $225 million under the initial notes. As of December 31, 2011, we had $40 million available for additional borrowing under our senior secured credit facilities.

Our substantial indebtedness could:

•	limit our ability to borrow money for our working capital, capital expenditures, development projects, debt service requirements, strategic initiatives or other purposes;

•

make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing our indebtedness;

•	require us to dedicate a substantial portion of our cash flow from operations to the repayment of our indebtedness thereby reducing funds available to us for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	make us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	make us more vulnerable to downturns in our business or the economy generally and in the industry in which we operate;

•	restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets;

•	make our credit card processors seek more restrictive terms in respect of our credit card arrangements; and

•	expose us to the risk of increased interest rates as certain of our borrowings are at a variable rate of interest.

The terms of our senior secured credit facilities and other debt agreements contain restrictions that will limit our flexibility in operating our business.

Our senior secured credit facilities and the indenture governing the notes contain, and any instruments governing future indebtedness of ours would likely contain, a number of covenants that will impose significant operating and financial restrictions on us, including requirements under our senior secured credit facilities requiring that we maintain a maximum loan-to-value ratio, minimum liquidity ratios and a minimum senior mortgage debt service coverage ratio, and restrictions on our and our subsidiaries’ ability to, among other things:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	grant liens on assets;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make investments or acquisitions;

•	incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us;

•	enter into transactions with our affiliates;

•	merge or consolidate with other companies or transfer all or substantially all of our assets;

•	transfer or sell assets;

•	pledge the capital stock issued by the Guarantors; and

•	designate our subsidiaries as unrestricted subsidiaries.

As a result of these restrictions, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

We have pledged and will pledge a significant portion of our assets as collateral under our senior secured credit facilities and the indenture governing the notes. If any of the holders of our indebtedness accelerate the repayment of such indebtedness, there can be no assurance that we will have sufficient assets to repay our indebtedness.

Under our senior secured credit facilities, we will be required to satisfy and maintain specified financial ratios. Our ability to meet those financial ratios can be affected by events beyond our control, and there can be no assurance that we will meet those ratios. A failure to comply with the covenants contained in our senior secured credit facilities or our other indebtedness could result in an event of default under the facilities or the existing agreements, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any default under our senior secured credit facilities or our other indebtedness, the holders of our indebtedness thereunder:

•	will not be required to lend any additional amounts to us, if applicable;

•	could elect to declare all indebtedness outstanding, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend further credit, if applicable; or

•	could require us to apply all of our available cash to repay such indebtedness.

Such actions by the holders of our indebtedness could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the holders of our indebtedness under our senior secured credit facilities could proceed against the collateral granted to them to secure that indebtedness.

If the indebtedness under our senior secured credit facilities and the indenture governing the notes or our other indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

The impact of disruptions in the global credit markets may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivative instruments, contingent obligations and insurance contracts.

There can be no assurance that we will be able to borrow additional money on terms as favorable as our current debt, on commercially acceptable terms, or at all.

Economic downturns, including failures of financial institutions, and any related liquidity crisis, can disrupt the capital and credit markets. Such disruptions could cause counterparties under our credit facilities, derivative instruments, contingent obligations and insurance contracts to be unable to perform their obligations or to breach their obligations to us under our contracts with them, or result in failures of financial institutions to fund required borrowings under our loan agreements and to pay us amounts that may become due under our derivative contracts and other agreements. Also, we could be limited in obtaining funds to pay amounts due to our counterparties under our derivative contracts and to pay amounts that may become due under other agreements. If we were to elect to replace any counterparty for its failure to perform its obligations under such instruments, we would likely incur significant costs to replace the counterparty. Any failure to replace any counterparties under these circumstances may result in additional costs to us or an ineffective instrument.

Despite our substantial indebtedness, we may still be able to incur significantly more debt. This could intensify the risks described above.

We and our subsidiaries may be able to incur substantial indebtedness at any time from time to time in the future. Although the terms of the agreements governing our indebtedness contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to satisfy our debt obligations will depend upon, among other things:

•

our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•

our future ability to borrow under our senior secured credit facilities, the availability of which depends on, among other things, our complying with the covenants in our senior secured credit facilities.

We cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to draw under our senior secured credit facilities or otherwise, in an amount sufficient to fund our liquidity needs.

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements may restrict us from adopting some of these alternatives. Further, some or all of our assets may be illiquid and may have no readily ascertainable market value. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. Neither our sponsor nor any of its affiliates has any continuing obligation to provide us with debt or equity financing.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Even though the notes rank equally in right of payment with all of the Issuer’s and the Guarantors’ existing and future senior indebtedness, including the amounts outstanding under our senior secured credit facilities, any default under the agreements governing our indebtedness, including a default under our senior secured credit facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could leave us unable to pay in full the principal, premium, if any, or interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on such indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including our senior secured credit facilities), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facilities could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against the assets securing such facility and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek waivers from the required lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek waivers, we may not be able to obtain waivers from the required holders of indebtedness. If this occurs, we would be in default under our senior secured credit facilities, the holders of any such indebtedness could exercise their rights as described above, and we could be forced into bankruptcy or liquidation.

Risks Related to Our Business

An increase in the supply of cruise ships without a corresponding increase in passenger demand could adversely affect our financial condition and results of operations.

According to CLIA, North American passenger capacity included 216 ships with 328,897 berths at the end of 2011. Between 2010 and 2012, CLIA member line fleet additions represent a net fleet capacity increase of over 19% or 54,084 berths. In order to profitably utilize this new capacity, the cruise industry will likely need to improve its percentage share of the U.S. population who has cruised at least once, which currently is approximately 24%, according to CLIA. If there is an industry-wide increase in capacity without a corresponding increase in public demand, we, as well as the entire cruise industry, could experience reduced occupancy rates and/or be forced to discount our prices, which could adversely affect our financial condition and results of operations. In addition, increased cruise capacity could impact our ability to retain and attract qualified shipboard employees, including officers, at competitive levels and, therefore, increase our shipboard employee costs.

We face intense competition from other cruise companies as well as non-cruise vacation alternatives and we may not be able to compete effectively which could adversely affect our financial condition and results of operations.

We face intense competition from other cruise companies in North America where the cruise market is mature and developed. The North American cruise industry is highly concentrated among three companies. As of December 31, 2011, Carnival Corporation, Royal Caribbean Cruises Ltd. and NCL Corporation Ltd. together account for 82% of North American cruise passenger berth capacity. Carnival Corporation and Royal Caribbean Cruises Ltd. have multiple brands with various price points with ships deployed in numerous geographic regions. We also face competition for many itineraries from other cruise operators as well as competition from non-cruise vacation alternatives. In the event we do not compete effectively, our financial condition and results of operations could be adversely affected.

Adverse economic conditions in the North American region and throughout the world and related factors such as a higher unemployment rate, fluctuating or increasing fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence could adversely affect our financial condition and results of operations.

Our revenues are highly concentrated from North American passengers, comprising 85% of our total cruise revenues for the year ended December 31, 2011. Adverse changes in the perceived or actual economic climate, such as higher fuel prices, higher interest rates, stock and real estate market declines and/or volatility, more restrictive credit markets, higher taxes, and changes in governmental policies could reduce the level of discretionary income or consumer confidence in the countries from which we source our guests. Consequently, this may negatively affect demand for cruise vacations, which are a discretionary purchase. Decreases in demand could lead to price discounting which, in turn, could reduce the profitability of our business. In addition, these conditions can also impact our suppliers, which can result in disruptions in service and financial losses.

Acts of terrorism, acts of piracy, armed conflict and threats thereof, and other international events impacting the security of travel could adversely affect the demand for cruises and as a result adversely affect our financial condition and results of operations.

Past acts of terrorism and piracy have had an adverse effect on tourism, travel and the availability of air service and other forms of transportation. The threat or possibility of future terrorist acts, an increase in or outbreak of additional hostilities or armed conflict abroad or the possibility thereof, an increase in the activity of pirates operating off the western coast of Africa, or otherwise throughout the world, political unrest and instability, such as the recent upheaval of the political system in Egypt, the issuance of travel advisories by national governments, and other geopolitical uncertainties have had in the past and may again in the future have an adverse impact on the demand for cruises and consequently the pricing for cruises. Decreases in demand and reduced pricing in response to such decreased demand would adversely affect our financial condition and results of operations by reducing our profitability.

We rely on external distribution channels for passenger bookings; major changes in the availability of external distribution channels could undermine our customer base.

The majority of the passengers on our fleet book their cruises through independent travel agents, wholesalers and tour operators. In the event that the travel agent distribution channel is adversely impacted by the worldwide economic downturn, this could reduce the distribution channels available for us to market and sell our cruises and we could be forced to use alternative distribution channels which we are not accustomed to. If this were to occur, it could have an adverse impact on our financial condition and results of operations.

Additionally, these parties generally sell and market our cruises on a nonexclusive basis. Although we offer commission and other incentives to them for booking our cruises, there can be no guarantee that our competitors will not offer higher commissions and incentives in the future. Travel agents may face increasing pressure from our competitors, particularly in the North American market, to sell and market these competitors’ cruises exclusively. If such exclusive arrangements were introduced, there can be no assurances that we will be able to find alternative distribution channels to ensure that our customer base would not be affected.

We rely on scheduled commercial airline services for passenger connections; increases in the price of, or major changes or reduction in, commercial airline services could undermine our customer base.

A number of our passengers depend on scheduled commercial airline services to transport them to ports of embarkation for our cruises. Increases in the price of airfare, due to increases in fuel prices, fuel surcharges or otherwise, changes in commercial airline services as a result of strikes, weather or other events, or the lack of availability due to schedule changes or a high level of airline bookings could increase our cruise operating expenses which would, in turn, have an adverse effect on our financial condition and results of operations.

Increases in fuel prices or other cruise operating costs could have an adverse impact on our financial condition and results of operations.

Fuel costs accounted for 12.3% of our total cruise operating expenses for the year ended December 31, 2011 as compared to 11.3% and 10.0% for the years ended December 31, 2010 and 2009, respectively. Economic and political conditions in certain parts of the world make it difficult to predict the price of fuel in the future. Future increases in the cost of fuel globally would increase the cost of our cruise ship operations. In addition, we could experience increases in other cruise operating costs, such as crew, insurance and security costs, due to market forces and economic or political instability beyond our control. Accordingly, despite any fuel hedges, increases in fuel prices or other cruise operating costs could have a material adverse effect on our financial condition and results of operations. Additionally, significant declines in fuel prices could result in margin calls under certain of our fuel hedges that could create a short-term liquidity risk for us. While we anticipate that the costs of any such margin calls would be recouped over time as a result of lower fuel costs, any such margin calls may affect our ability to comply with the covenant obligations under our senior secured credit facilities.

Delays in ship refurbishments, repairs and maintenance could adversely affect our results of operations and financial condition.

The refurbishment, repair and maintenance of cruise ships is a complex process and involves risks similar to those encountered in other large and sophisticated equipment refurbishment and repair projects, which could cause delays in delivery. In addition, work stoppages, insolvency or financial problems in the shipyards refurbishing or repairing our ships, or other “force majeure” events that are beyond our control and the control of shipbuilders or subcontractors, could also delay or prevent the refurbishment, repair and maintenance of ships in our fleet. The consolidation of the control of certain European cruise shipyards could result in higher prices for future ships given the reduced number of competing shipyards. Also, the lack of qualified shipyard repair facilities could result in the inability to repair and maintain our ships on a timely basis. These events and the associated losses, to the extent that they are not adequately covered by contractual remedies or insurance, could adversely affect our results of operations and financial condition.

Conducting business internationally may result in increased costs and risks.

We operate our business internationally and plan to continue to develop our international presence. Operating internationally exposes us to a number of risks. Examples include political risks and risks of increase in duties and taxes as well as changes in laws and policies affecting cruising, vacation or maritime businesses, or governing the operations of foreign-based companies. Because some of our expenses are incurred in foreign currencies, we are exposed to exchange rate risks. Additional risks include interest rate movements, imposition of trade barriers, restrictions on repatriation of earnings, withholding and other taxes on remittances and other payments by subsidiaries, and changes in and application of foreign taxation structures, including value added taxes. If we are unable to address these risks adequately, our financial condition and results of operations could be adversely affected.

Attempts to extend into new markets may fail.

Geographic regions in which we try to expand our business may be slow to develop, and ultimately not develop how we expect, thus resulting in slower growth of our business.

Future epidemics and viral outbreaks may have an adverse effect on our financial condition and results of operations.

Public perception about the safety of travel and adverse publicity related to passenger or crew illness, including incidents of H1N1 flu, stomach flu, or other contagious diseases, may impact demand for cruises and adversely affect our future sales, financial condition and results of operations.

The political environment in certain countries where we operate is uncertain and our ability to operate our business as we have in the past may be restricted.

We operate in waters and call at ports throughout the world, including geographic regions that, from time to time, have experienced political and civil unrest, insurrection and armed hostilities. For example, certain of our itineraries include a port in Alexandria, Egypt. Historically, adverse international events have affected demand for cruise products generally and have had an adverse effect on us.

Adverse incidents involving cruise ships may have an adverse effect on our financial condition and results of operations.

Cruise ship operations carry an inherent risk of loss caused by adverse events at sea or in port and by weather conditions. Adverse incidents could involve collisions, groundings, fire, oil spills, other maritime or environmental mishaps, missing passengers, inappropriate crew or passenger behavior, onboard crimes, human errors, terrorism, piracy, political action and civil unrest or insurrection.

As large and complex assets that operate at sea in a wide variety of conditions, our ships also are subject to the risk of mechanical failures or accidents, which we have occasionally experienced and have had to repair. If there is a mechanical failure or accident in the future, we may be unable to procure spare parts when needed or make repairs without incurring material expense or suspension of service, especially if a problem affects certain specialized maritime equipment, such as the radar, a pod propulsion unit, the electrical/power management system, the steering gear, the gyro system, the sewage system or another vital system aboard a ship. The seaworthiness, mechanical integrity and operating performance of each of our three ships is critical to our business. A significant performance deficiency or problem on any one of our ships could have a material adverse effect on our financial condition and results of operations.

Adverse incidents such as those described above could result in increased costs, lost sales, injuries, lost lives or reputational damage to us. We could be forced to cancel a cruise or a series of cruises due to such events, resulting in reimbursements to passengers, increased port-related costs and lost revenue. If there is a significant accident, mechanical failure or similar problem involving a ship, we may have to place a ship in a dry-dock for an extended period to effect repairs, also resulting in material lost revenue and/or material expenditures, and there can be no assurance that insurance proceeds will compensate us fully or at all for our losses. We have experienced unscheduled dry-dockings in the past and there can be no assurances that we will not experience the need to dry-dock a ship unexpectedly in the future. Any such event involving our cruise ships or other cruise ships may adversely affect passengers’ perceptions of safety, negatively affect future industry performance or result in increased governmental or other regulatory oversight. Such incidents also may lead to litigation against us. We may suffer penalties, fines and damages from judgments or settlements of any ongoing or future claims against us. Anything that damages our reputation (whether or not justified), including adverse publicity about passenger safety, could adversely impact demand and reduce our sales. Such incidents may have a material adverse impact on our financial condition and results of operations.

There can be no assurance that all risks are insured against or that any particular claim will be fully paid. Such losses, to the extent they are not adequately covered by contractual remedies or insurance, could affect our financial condition and results of operations.

We have been and may continue to be subject to calls, or premiums, in amounts based not only on our own claim records, but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity coverage for tort liability. Our payment of these calls could result in significant expenses to us which could reduce our cash flows. If we were to sustain significant losses in the future, our ability to obtain insurance coverage or coverage at commercially reasonable rates could be materially adversely affected.

The loss of key personnel, our inability to recruit or retain qualified personnel or the diversion of our key personnel’s attention could adversely affect our results of operations.

We rely upon the ability, expertise, judgment, discretion, integrity and good faith of our senior management team. Our success is dependent upon our personnel and key consultants and our ability to recruit and retain high quality employees. We must continue to recruit, retain and motivate management and other employees sufficient to maintain our current business and support our projected growth. The loss of services of any of our key management, in particular, Mr. Frank J. Del Rio, the Chief Executive Officer of PCI and PCH, could have a material adverse effect on our business. See “Management” for additional information about our management personnel.

The leadership of our chief executive officer and other executive officers has been a critical element of our success. The death or disability of Mr. Frank J. Del Rio or other extended or permanent loss of his services, or any negative market or industry perception with respect to him or arising from his loss, could have a material adverse effect on our business. Our other executive officers and other members of senior management have substantial experience and expertise in our business and have made significant contributions to our growth and success. The unexpected loss of services of one or more of these individuals could also adversely affect us. We are not protected by key man or similar life insurance covering members of our senior management. We have employment agreements with certain of our executive officers, but these agreements do not guarantee that any given executive will remain with us.

Additionally, certain individuals who we refer to as our employees or as part of our management are employed by Prestige Cruise Services, LLC, an indirect subsidiary of our parent companies, PCI and PCH, and provide services to us under the terms of a master services agreement. Certain of these individuals, including members of our senior management team such as Mr. Frank J. Del Rio, Chairman and Chief Executive Officer of PCI and PCH, Mr. Kunal S. Kamlani, President and Chief Operating Officer of PCH, Mr. Jason M. Montague, the Chief Financial Officer of PCI and PCH, and Mr. T. Robin Lindsay, the Executive Vice President of Vessel Operations of PCI and PCH, whom also provide services to our sister company, Oceania Cruises. Any or all of these employees may be required to focus their time and energies on matters relating to Oceania Cruises that otherwise could be directed to our business and operations. If management’s or such employees’ attention is significantly diverted from their responsibilities to us, it could affect our ability to service our existing business and develop new business, which could have a material adverse effect on our business and results of operations. See “Certain Relationships and Related Party Transactions—Master Services Agreement” for additional information about our master services agreement and relationship with Prestige Cruise Services, LLC.

Our sponsor controls us and our sister company, Oceania Cruises, through its control of our parent companies PCI and PCH, and the interests of our sponsor and our parent companies may conflict with or differ from your interests.

Apollo beneficially owns 81.3% of our equity interests indirectly through its ownership of 81.3% of the capital stock on a fully-diluted basis of PCI, our ultimate parent company and the direct parent company of PCH, its wholly-owned subsidiary. In addition, four of our administrators are affiliated with Apollo. As a result, Apollo, through its voting and board control of our parent companies, PCI and PCH, has the ability to control our policies and business, including the election of our administrators, the approval of significant transactions such as mergers, tender offers and the sale of all or substantially all of our assets, the decision to access the capital markets and the extent to which, if at all, the net proceeds of any capital raising activities at PCI or PCH are contributed to us. Apollo has the authority, subject to the terms of our debt, to issue additional debt, implement debt repurchase programs, pay dividends, pay advisory fees (including to itself or its affiliates) and make other key decisions, and they may do so at any time. The interests of Apollo and its affiliates could conflict with or differ from your interests as a holder of our notes.

Additionally, our ultimate parent companies, PCI and PCH, are also the ultimate parent companies of our sister company, Oceania Cruises. Therefore, in addition to controlling our activities through its control of PCI and PCH, Apollo can also control the activities of our sister company through this same ownership and control structure. Our sponsor and our management team (which is substantially the same as the management team of Oceania Cruises) have determined to keep the branding and, in large part, operation of our company and Oceania Cruises entirely separate, and there can be no assurance that Apollo will not decide to focus its attention and resources on matters relating to Oceania Cruises that otherwise could be directed to our business and operations. If our sponsor determines to focus attention and resources on Oceania Cruises or any new business lines of PCI or PCH instead of us, it could affect our ability to expand our existing business or develop new business.

Furthermore, Apollo is in the business of making investments in companies, and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. For example, Apollo currently holds a controlling interest in NCL Corporation Ltd., which, though it does not compete with us in the luxury segment, competes with us indirectly as a cruise operator. Additionally, even if Apollo invests in competing businesses through PCI or PCH, such investments may be made through Oceania Cruises or a newly-formed subsidiary of PCI or PCH. Any such investment may increase the potential for the conflicts of interest discussed in this risk factor.

There are no agreements among us and any affiliates of Apollo that govern the outcome of any conflicts of interests. Therefore, we cannot assure you that when conflicts of interest arise, any or all of these affiliates will act in our best interests or that any conflict of interest will be resolved in our favor. Moreover, the concentration of ownership held by Apollo could delay, defer or prevent a change of control of our company or impede a merger, takeover or other business combinations which you may otherwise view favorably. Apollo may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

Unavailability of ports of call may adversely affect our results of operations and financial condition.

We believe that attractive port destinations, including ports that are not overly congested with tourists, are a major reason why passengers choose to go on a particular cruise or on a cruise vacation versus an alternative vacation option. The availability of ports, including the specific port facility at which our guests will embark and disembark, is affected by a number of factors, including, but not limited to, existing capacity constraints, security and safety concerns, adverse weather conditions and natural disasters, financial limitations on port development, political instability, exclusivity arrangements that ports may have with our competitors, local governmental regulations, local community concerns about port development and other adverse impacts on their communities from additional tourists, and sanctions programs implemented by the Office of Foreign Assets Control of the United States Treasury Department. Any limitations on the availability of ports of call or on the availability of shore excursion and other service providers at such ports could adversely affect our results of operations and financial condition.

Our revenues are seasonal owing to variations in passenger fare rates and occupancy levels at different times of the year; we may not be able to generate revenues that are sufficient to cover our expenses during certain periods of the year.

The demand for our cruises is seasonal, with greatest demand generally for cruises occurring during the third quarter. This seasonality in demand has resulted in fluctuations in our revenues and results of operations. The seasonality of our results is increased due to ships being taken out of service for dry-docking, which we typically schedule during non-peak demand periods for such ships. Accordingly, seasonality in demand and dry-docking could adversely affect our ability to generate sufficient revenues to cover expenses and particularly so during certain periods of the year.

Because we rely on third parties to provide hotel management services for our vessels and other services, we are exposed to the risks facing such providers and, in certain circumstances, we may not be able to replace them or we may be forced to replace them at an increased cost to us.

We rely on external third parties to provide hotel management services for our vessels and certain other services that are vital to our business. If these service providers suffer financial hardship or are otherwise unable to continue providing such services, we cannot guarantee that we will be able to replace such service providers in a timely manner, which may cause an interruption in our operations. To the extent that we are able to replace such service providers, we may be forced to pay an increased cost for equivalent services. Both the interruption of operations and the replacement of the third party service providers at an increased cost could adversely impact on our financial condition and results of operations.

Risks Related to the Regulatory Environment in Which We Operate

We are subject to complex laws and regulations, including environmental laws and regulations, which could adversely affect our operations; any changes in the current laws and regulations could lead to increased costs or decreased revenue and adversely affect our business prospects, financial condition and results of operations.

Increasingly stringent federal, state, local and international laws and regulations on environmental protection, and health and safety of workers could affect our operations. Many aspects of the cruise industry are subject to governmental regulation by the U.S. Environmental Protection Agency, the International Maritime Organization, commonly referred to as the IMO, the Council of the European Union, and the U.S. Coast Guard, as well as international treaties such as the International Convention for the Safety of Life at Sea, commonly referred to as SOLAS, the International Convention for the Prevention of Pollution from Ships, commonly referred to as MARPOL, the Standard of Training Certification and Watchkeeping for Seafarers, commonly referred to as STCW, and the recently-adopted Manning Convention. International regulations regarding ballast water and shipboard/shore-side security have been adopted. Additionally, the U.S. and various state, foreign and international regulatory agencies have enacted or are considering new environmental regulations or policies, such as requiring the use of low sulfur fuels, increasing fuel efficiency requirements, restricting diesel engine emissions, and managing cruise ship waste. Compliance with such laws and regulations may entail significant expenses for ship modification and changes in operating procedures which could adversely impact our operations as well as our competitors’ operations. In 2010, Alaska issued a final permit that regulates discharges of treated wastewater from cruise ships for the summer tourist seasons running from 2010 to 2012. The permit provides for the cruise companies to gather data on performance of new shipboard environmental control systems that will allow a scientific review committee to advise state officials on improving the regulations.

The Maritime Labor Convention 2006 (“MLC”) may come into effect in 2012, when the prerequisite number of countries ratifies. The MLC has been ratified by 20 countries and 10 more ratifications must be obtained to achieve entry into force. The MLC will regulate many aspects of maritime crew labor and will impact the worldwide sourcing of new crewmembers.

These issues are, and we believe will continue to be, an area of focus by the relevant authorities throughout the world. This could result in the enactment of more stringent regulation of cruise ships that would subject us to increasing compliance costs in the future.

By virtue of our operations in the U.S., the U.S. Federal Maritime Commission, commonly known as the FMC, requires us to maintain a $15 million third party performance guarantee on our behalf in respect of liabilities for non-performance of transportation and other obligations to passengers. The FMC is reviewing the existing guarantee requirements and may propose material increases which, if adopted, may significantly increase the amount of our required guarantees and, accordingly, our cost of compliance. There can be no assurance that such an increase in the amount of our guarantees, if required, would be available to us.

As required by Package Travel, Package Holiday and Package Tours Regulations at December 31, 2011, we maintained surety bonds for cruise business originating in the United Kingdom of £3.1 million ($4.7 million).

New health, safety, security and other regulatory issues could adversely affect our business prospects, financial condition and results of operations.

We are subject to various international, national, state and local health, safety and security laws and regulations. Changes in existing legislation or regulations and the imposition of new requirements could adversely affect our business prospects, financial condition and results of operations.

Implementation of U.S. federal regulations, requiring U.S. citizens to obtain passports for seaborne travel to all foreign destinations, could adversely affect our financial condition and results of operations. Many cruise passengers may not currently have passports or may not obtain a passport card (previously known as the People Access Security Service Card, or PASS Card) as an alternative to a passport. This card was created to meet the documentary requirements of the Western Hemisphere Travel Initiative. Applications for the card have been accepted since February 1, 2008 and the cards were made available to the public beginning in July 2008. As of June 1, 2009, all U.S. citizens returning to the U.S. via land or sea borders must provide a PASS Card or U.S. Passport.

Future changes in applicable tax laws, or our inability to take advantage of favorable tax regimes, may have an adverse impact on our financial condition and results of operations.

As we generally derive revenue from shipboard activity in international waters and not in a particular jurisdiction, our exposure to income tax is limited in some instances. We do, however, submit to the income tax regimes of the jurisdictions in which we operate and pay taxes as required by those regimes.

It is possible that certain states, countries or ports of call that our ships visit may also decide to assess new taxes or fees or change existing taxes or fees specifically applicable to the cruise industry and its employees and/or guests, which could adversely affect our financial condition and results of operations.

Provided that we satisfy certain complex stock ownership tests (as described below), income that is considered to be derived from the international operation of ships, as well as certain income that is considered to be incidental to such income (“Shipping Income”), is currently exempt from U.S. federal income taxes under Section 883 of the Internal Revenue Code of 1986, as amended (the “Code”). The U.S.-source portion of our Shipping Income (if we do not qualify for the exemption under Section 883 of the Code) and the U.S.-source portion of our income that is not Shipping Income are generally subject to U.S. federal corporate income tax on a net basis (generally at a 35% rate) and possible state and local taxes, and our effectively connected earnings and profits generally are subject to an additional branch profits tax of 30%. See “Business—Taxation of the Company” below for a more detailed discussion of these taxes (and a 4% federal gross income tax that could apply to Shipping Income in limited circumstances). While any such U.S. federal, state and local income taxes and branch profits taxes would be a liability of our parent, PCH (because we and our subsidiaries are considered disregarded entities for U.S. federal and applicable state and local income tax purposes), and not a liability of ours or our subsidiaries, we may effectively bear the cost of any such taxes because we are permitted to make tax distributions to PCH to pay such taxes.

We believe substantially all of our income derived from the international operation of ships is properly categorized as Shipping Income, and that our income other than Shipping Income is not currently, nor is it expected to become, a material amount. It is possible, however, that a material amount of our income does not actually qualify (or will not qualify) as Shipping Income.

Even if our interpretation of Section 883 is correct, the exemption for Shipping Income is not applicable in any year in which we do not satisfy complex stock ownership tests as described below (see “Business—Taxation of the Company—U.S. federal income taxation of Regent Seven Seas shipping income”). While we believe that we have satisfied the ownership tests and expect to continue to do so absent a material change in our ownership, the application of these tests is subject to some uncertainty and there is no assurance that our view is correct. Further, for the exemption for Shipping Income to apply we must satisfy the Substantiation Requirements (as defined below in “Business—Taxation of the Company—U.S. federal income taxation of Regent Seven Seas shipping income”). While we expect we will satisfy such requirements, we can give no assurance that we will be able to do so. Additionally, any change in our operations could change the amount of our income that is considered Shipping Income under Section 883. Finally, any change in the tax laws governing our operations, including Section 883 of the Code and the regulations thereunder, could increase the amount of our income that is subject to tax. Any of the foregoing risks could significantly increase our exposure to U.S. federal income and branch profits taxes.

The Seven Seas Navigator and Seven Seas Voyager are operated by subsidiaries that are strategically and commercially managed in the United Kingdom (“UK”) and these subsidiaries have elected to enter the UK tonnage tax regime. To the extent the tonnage tax laws change or we do not continue to meet the applicable requirements of such law, we may be required to pay higher taxes in the UK, resulting in lower net income.

We may be subject to taxation under the laws of certain jurisdictions.

We may be subject to state, local and non-U.S. income or non-income taxes in various jurisdictions, including those in which we transact business, own property or reside. We may be required to file tax returns in some or all of those jurisdictions. Our state, local or non-U.S. tax treatment may not conform to the U.S. federal income tax treatment of Section 883 of the Code discussed in the risk factor above. We may be required to pay non-U.S. taxes on dispositions of foreign property and operations involving foreign property may give rise to non-U.S. income or other tax liabilities in amounts that could be substantial. For example, the Issuer operates Seven Seas Voyager, Seven Seas Navigator and Seven Seas Mariner under long-term charter agreements with its subsidiaries, Supplystill Limited, Celtic Pacific (UK) Two Limited and Mariner, LLC, which are organized under the laws of England and Wales, The Bahamas and the Republic of the Marshall Islands, respectively. These charter agreements are subject to the ongoing review of the taxing authorities in these jurisdictions and such review could result in the imposition of additional taxes in such jurisdictions.

The various tax regimes to which we are currently subject result in a relatively low effective tax rate on our world-wide income. These tax regimes, however, are subject to change. Moreover, we may become subject to new tax regimes and may be unable to take advantage of favorable tax provisions afforded by current or future law.

The requirements of the reporting covenants under the indenture governing the notes, including corporate governance regulations such as the Sarbanes-Oxley Act of 2002, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

We will have increased compliance costs and risks associated with the reporting covenants under the indenture governing the notes, including corporate governance regulations such as the Sarbanes-Oxley Act of 2002, which will require annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm that addresses both management’s assessments and our internal controls. We do not have prior experience complying with such reporting covenants and the related securities disclosure laws. As a result, we will incur significant legal, accounting and other expenses that we did not incur prior to this offering. Complying with these regulations will occupy a significant amount of the time of our board of directors and management, will likely require us to hire additional finance and accounting staff, may make it more difficult to attract and retain qualified officers and members of our board of directors, particularly to serve on our audit committee, and make some activities more difficult, time consuming and costly. While we have instituted an audit function and designed and established a system of internal controls, we still need to:

•

evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

•	prepare and distribute periodic reports in compliance with our obligations under the federal securities laws and/or our reporting obligations under the indenture; and

•	involve and retain to a greater degree outside counsel and accountants in the above activities.

Our failure to implement disclosure and compliance procedures and to hire and/or train compliance personnel could expose us to the risk of a default under the indenture governing the notes. If we are unable to address these risks promptly and adequately, there could be an adverse effect on our financial condition and results of operations. Furthermore, if we identify any issues in complying with these requirements (for example, if we or our independent registered public accountants identified a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues and the existence of those issues could adversely affect us and our reputation.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the U.S. federal securities laws. All statements other than statements of historical facts in this prospectus, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects and objectives of management for future operations (including development plans and objectives relating to our activities), are “forward-looking statements.” Many, but not all, of these statements can be found by looking for terms like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “could,” “will,” “may,” “might,” “forecast,” “estimate,” “intend” and “future” and for similar words. “Forward-looking statements” do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those “forward-looking statements.” Examples of these risks, uncertainties and other factors include, but are not limited to:

•	our substantial leverage, including the inability to generate the necessary amount of cash to service our existing debt and the incurrence of substantial indebtedness in the future;

•	continued availability under our credit facilities and compliance with our covenants;

•	our ability to incur significantly more debt despite our substantial existing indebtedness;

•	the impact of changes in our credit ratings;

•

the impact of changes in the global credit markets on our ability to borrow and our counterparty credit risks, including with respect to our credit facilities, derivative instruments, contingent obligations and insurance contracts;

•

adverse economic conditions that may affect consumer demand for cruises such as declines in the securities and real estate markets, declines in disposable income and consumer confidence and higher unemployment rates;

•	changes in general economic, business and geopolitical conditions;

•	the risks associated with operating internationally;

•

adverse events impacting the security of travel that may affect consumer demand for cruises such as terrorist acts, acts of piracy, armed conflict and other international events including political hostilities or war;

•	the impact of any future changes relating to how travel agents sell and market our cruises;

•	the impact of any future increases in the price of, or major changes or reduction in, commercial airline services;

•	the impact of problems encountered at shipyards, as well as any potential claim, impairment, loss, cancellation or breach of contract in connection with any contracts we have with shipyards;

•

the impact of mechanical failures or accidents involving our ships and the impact of delays, costs and other factors resulting from emergency ship repairs as well as scheduled maintenance, repairs and refurbishment of our ships;

•	the total loss of one or more of our vessels as a result of a marine casualty;

•	the impact of the spread of contagious diseases;

•	the impact of weather and natural disasters;

•	changes in interest rates, fuel costs, or foreign currency rates;

•	changes involving the corporate, tax, environmental, health, safety and other regulatory regimes in which we operate;

•

increases in our future fuel expenses related to implementing recently proposed International Maritime Organization regulations, which require the use of higher priced low sulfur fuels in certain cruising areas;

•

accidents, criminal behavior and other incidents affecting the health, safety, security and vacation satisfaction of passengers and causing damage to ships, which could, in each case, cause reputational harm, the modification of itineraries or cancellation of a cruise or series of cruises;

•	general industry trends, including the introduction of competing itineraries and other products and services by other companies;

•	changes in cruise capacity, as well as capacity changes in the overall vacation industry;

•	the continued availability of attractive port destinations;

•	intense competition from other cruise companies as well as non-cruise vacation alternatives which may affect our ability to compete effectively;

•	our ability to attract and retain qualified shipboard crewmembers and key personnel;

•	the lack of acceptance of new itineraries, products or services by our targeted passengers;

•	changes in other operating costs such as crew, insurance and security costs;

•	the impact of pending or threatened litigation and investigations;

•	the implementation of regulations in the U.S. requiring U.S. citizens to obtain passports for travel to additional foreign destinations;

•	the possibility of environmental liabilities and other damage that is not covered by insurance or that exceeds our insurance coverage; and

•	other factors set forth under “Risk Factors.”

The above examples are not exhaustive. From time to time, new risks emerge and existing risks increase in relative importance to our operations. We undertake no obligation to publicly update or revise any “forward-looking statements,” whether as a result of new information, future events or otherwise. Such “forward-looking statements” are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we will operate in the future. These “forward-looking statements” speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any “forward-looking statement” contained herein to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

The initial notes were sold in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States to certain non-U.S. persons in reliance on Regulation S under the Securities Act.

The net proceeds from the issuance of the initial notes were $219 million, after deducting related fees, expenses and commissions. We used such proceeds to refinance all of our second lien senior secured credit facilities, to repay certain outstanding debt under our senior secured credit facilities, and the balance for general corporate operations.

The following is a summary of the sources and uses of proceeds from the offering of the initial notes. You should read the following together with the information set forth under “Prospectus Summary,” “Capitalization” and “Description of Other Indebtedness.”

Sources of Funds		Uses of Funds (1)
9.125% Senior Secured Notes due to 2019	$225.0	Refinance Second Lien Credit Facilities (2)	$140.7
		Repay Senior Secured Credit Facilities (3)	29.0
		Unrestricted Cash	49.3
		Fees and Expenses	6.0

Total Sources	$225.0	Total Uses	$225.0

(1)

The table does not include accrued interest to be paid with respect to the senior secured credit facilities being partially repaid and the second lien credit facilities being refinanced. The accrued interest on the portion of the senior secured credit facilities that was paid was $0.1 million. Accrued interest on the second lien credit facilities was $1.7 million.

(2)

We apply a portion of the net proceeds of this offering to refinance all of our then existing second lien credit facilities, which includes balance of $139.3 million with a required 1% premium for a total of $140.7 million. We effectuated this refinancing by prepaying the existing second lien credit facilities. In connection with the refinancing of our then existing second lien senior secured credit facilities, all second-priority liens on collateral and pledges of equity were released, and such collateral (other than the pledge of equity) were pledged to secure the notes on a second-priority basis. The interest rate for the second lien credit facilities being refinanced was LIBOR + 9.75%.

(3)	We apply a portion of the net proceeds of this offering to repay $29.0 million of the senior secured term loan under our senior secured credit facilities, the interest rate of which is LIBOR + 1.75%.

CAPITALIZATION

The following table, showing our cash and capitalization as of December 31, 2011, is unaudited and should be read in conjunction with the sections of this prospectus entitled “Description of Other Indebtedness,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto, included elsewhere in this prospectus.

($ in millions)	As of December 31, 2011
Total Cash and Cash Equivalents (excluding restricted cash)	$68.6

Senior Secured Term Loan (1)	$293.5
Second Lien Credit Facilities (2)	—
9.125% Second-Priority Senior Secured Notes due 2019	225.0
Capital Lease Obligation	3.7

Total Debt and Capital Lease Obligation	522.2

Members’ Equity	544.6

Total Capitalization	$1,066.8

(1)	Excludes accrued interest on debt of $2.6 million on the senior secured term loan.
(2)

In May 2011, we repaid the outstanding second lien term loan balance of $139.3 million along with a prepayment penalty of $1.4 million. We also wrote off approximately $6.1 million of previously recorded deferred financing costs associated with the second lien term loan.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The selected historical consolidated financial data as of and for the years ended December 31, 2011, 2010 and 2009 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our 2008 financial statements include only 11 months of operations as we commenced operations on February 1, 2008 after the Regent Seven Seas Transaction; however, our company was incorporated on November 7, 2007. Our 2008 selected historical data has been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our audited consolidated financial statements and the notes thereto have been prepared in accordance with GAAP. The selected unaudited financial data for the one month ended January 31, 2008 was derived from the accounting records of the Predecessor Company. The selected financial data for the year ended December 31, 2007 was derived from the Predecessor Company’s audited consolidated financial statements which are not included in this prospectus.

The selected historical consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus. Historical results are not necessarily indicative of results that may be expected for any future period.

	Regent Seven Seas				Predecessor Company
	Year ended December 31,			Eleven months ended December 31,	One month ended January 31,	Year ended December 31,
(in thousands)	2011	2010	2009	2008	2008	2007
Statement of operations data
Revenue
Passenger ticket	$437,582	$400,368	$315,869	$340,494	$25,741	$342,928
Onboard and other	48,313	48,873	45,273	59,828	5,725	66,752

Total revenue	485,895	449,241	361,142	400,322	31,466	409,680

Cruise operating expense
Commissions, transportation and other	150,580	124,671	88,604	80,583	6,522	82,157
Onboard and other	12,035	12,640	15,136	19,150	805	33,185
Payroll, related and food	73,098	69,415	64,712	65,529	6,846	63,291
Fuel	40,592	32,240	25,578	33,208	3,516	22,401
Other ship operating	38,524	39,067	33,362	35,973	2,992	47,397
Other	14,044	6,479	29,477	12,063	4,714	25,009

Total cruise operating expense	328,873	284,512	256,869	246,506	25,395	273,440
Selling and administrative	72,279	77,376	67,240	65,724	5,475	83,803
Depreciation and amortization	39,222	36,523	42,107	45,322	1,690	18,985

Total operating expense	440,374	398,411	366,216	357,552	32,560	376,228

Operating income (loss)	45,521	50,830	(5,074)	42,770	(1,094)	33,452

Non-operating income (expense)
Interest expense	(31,497)	(38,753)	(41,983)	(43,340)	(1,850)	(25,337)
Interest income	222	100	85	1,324	145	954
Other income (expense) (1)	(2,928)	(130)	10,181	(6,285)	1,438	—

Total non-operating expense	(34,203)	(38,783)	(31,717)	(48,301)	(267)	(24,383)

Income (loss) before income taxes	11,318	12,047	(36,791)	(5,531)	(1,361)	9,069
Income tax benefit (expense), net	139	(292)	292	91	359	(4,984)

Net income (loss) (2)	$11,457	$11,755	$(36,499)	$(5,440)	$(1,002)	$4,085

	Regent Seven Seas				Predecessor Company
	Year ended December 31,			Eleven months ended December 31,	One month ended January 31,	Year ended December 31,
(in thousands)	2011	2010	2009	2008	2008	2007
Balance sheet data (at end of period)
Cash and cash equivalents	$68,620	$37,258	$27,754	$55,075	$45,370	$37,067
Total assets	1,283,790	1,229,877	1,254,232	1,309,530	487,996	519,213
Passenger deposits	165,990	153,705	144,491	120,300	145,481	154,363
Total debt	518,500	501,786	526,786	587,500	348,833	350,800
Total liabilities	739,152	700,309	749,558	796,692	573,517	599,099
Total members’ equity (stockholders’ deficit)	544,638	529,568	504,674	512,838	(85,521)	(79,886)

(1)

Other income (expense) consists of a variety of non-operating items including but not limited to foreign translation gains and losses, realized gain on early extinguishment of debt, and gains (losses) on derivative instruments.

(2)

Net income (loss) attributable to non-controlling interest was $678 in 2007 and ($294) for January 2008. Net income (loss) attributable to the Predecessor Company was $3,405 in 2007 and ($708) for January 2008.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of our historical consolidated financial and other data covers a period before consummation of the Regent Seven Seas Transaction, as more fully described below. The following discussion should be read in conjunction with “Selected Historical Consolidated Financial and Other Data” and all the financial statements and the notes thereto included elsewhere in this prospectus. All dollar amounts are in millions, except yield, net per diem, passenger data, and where otherwise indicated. In addition, the statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business, our liquidity and capital resources and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors.” Our actual results may differ materially from those contained in or implied by the forward-looking statements. See also “Note Regarding Forward-Looking Statements” elsewhere in this prospectus.

Terminology

•	APCD or Available Passenger Cruise Days refers to a measurement of capacity that represents double occupancy per suite multiplied by the number of cruise days for the period;

•

dry-dock refers to a dock that can be kept dry for use during the inspection or repairing of ships; and also refers to the scheduled or unscheduled removal of a vessel from regular service for maintenance or inspection in a dry-dock;

•

EBITDA refers to net income excluding depreciation and amortization, net interest expense, and income tax benefit (expense). See footnote 6 under section entitled “Prospectus Summary—Summary Historical Consolidated Financial and Other Data;”

•	exchange notes refers to the 9.125% Second-Priority Senior Secured Notes due 2019 offered with this prospectus;

•

GAAP refers to generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as have been approved by a significant segment of the accounting profession;

•	Gross Cruise Cost refers to the sum of cruise operating expenses and selling and administrative expenses;

•	Gross Yield refers to total revenues per APCD;

•	guarantees or Subsidiary Guarantees refers to the guarantees of the notes as described in the section “Description of Notes—Subsidiary Guarantees;”

•	initial notes refers to the 9.125% Second-Priority Senior Secured Notes due 2019 that were issued on May 19, 2011 in a private offering;

•

Issuer refers to Seven Seas Cruises S. DE R.L. (formerly known as Classic Cruises Holdings S. DE R.L.), a sociedad de responsabilidad limitada organized under the laws of Panama and a wholly-owned subsidiary of PCH;

•	Net Cruise Cost refers to Gross Cruise Cost excluding commissions, transportation and other expenses and onboard and other expenses;

•

Net Per Diem refers to Net Revenue per Passenger Days Sold. We utilize Net Per Diems to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our performance as it reflects the revenues earned by us, net of our most significant variable costs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures;”

•	Net Revenue refers to total revenues less commissions, transportation and other expenses and onboard and other expenses;

•	Net Yield refers to Net Revenue per APCD;

•	notes refers to the initial notes and the exchange notes, collectively;

•	occupancy refers to the ratio of Passenger Days Sold to APCD;

•	PDS or Passenger Days Sold refers to the number of revenue passengers carried for the period multiplied by the number of days within the period in their respective cruises;

•	Regent Seven Seas, the Company, we, our, or us refers to Seven Seas Cruises S. DE R.L. and its subsidiaries;

•

Regent Seven Seas Transaction refers to the transaction that closed on January 31, 2008, pursuant to which the Issuer purchased substantially all of the assets of Regent Seven Seas Cruises, Inc. and the equity of certain of its affiliated companies and joint ventures from Carlson Cruises Worldwide, Inc. and Vlasov Shipping Corporation;

Revenues

Our revenues consist of the following:

(1)	Passenger ticket revenues consists of gross revenues recognized from the sale of passenger tickets, net of dilutions such as shipboard credits, and certain included passenger shipboard event costs. Also included are gross revenues for air and ground transportation sales.

(2)	Onboard and Other Revenue consists of revenue derived from the sale of goods and services rendered onboard the ships (net of related concessionaire costs), travel insurance (net of related costs), and cancellation fees. Also included in Onboard and Other Revenue are gross revenues from pre- and post-cruise hotel accommodations, shore excursions, land packages, and related ground transportation, for which we assume the risks of loss for collections and cancellations. Certain of our cruises include free unlimited shore excursions (“FUSE”) or a free hotel stay or land package and such free excursions, hotel stays and land packages have no revenues attributable to them. The costs for FUSE and free hotel stays are included in commissions, transportation and other expenses in the consolidated statements of operations. The costs of the free land packages are deducted from Passenger Ticket Revenue in the consolidated statements of operations.

Cash collected in advance for future cruises is recorded as a passenger deposit liability. Those deposits for sailings traveling more than 12 months in the future are classified as a long-term liability. We recognize the revenue associated with these cash collections in the period in which the cruise occurs. For cruises that occur over multiple periods, revenues are prorated and recognized ratably in each period based on the overall length of the cruise. Cancellation fee revenues, along with associated commission expenses and travel insurance revenue, if any, are recorded in the period the cancellation occurs.

Expenses

Cruise Operating Expenses

Our cruise operating expenses consist of the following:

(1)	Commissions, transportation and other consists of payments made to travel agencies that sell our product, costs associated with air transportation presold to our guests, all credit card fees and the costs associated with shore excursions and hotel accommodations included as part of the overall cruise purchase price.

(2)	Onboard and other consists of costs related to land packages and related ground transportation, as well as shore excursions and hotel accommodations costs not included in commissions, transportation and other.

(3)	Payroll, related and food consists of the costs of crew payroll and related expenses for shipboard personnel as well as food expenses for both passengers and crew. We include food and payroll costs in a single expense line item as we contract with a single vendor to provide many of our hotel and restaurant services including both food and labor costs, which are billed on a per passenger basis. This per passenger fee reflects the cost of both of the aforementioned expenses.

(4)	Fuel includes fuel costs and related delivery and storage costs.

(5)	Other ship operating includes port, deck and engine, certain entertainment-related expenses and hotel consumables expenses.

(6)	Other consists primarily of dry-dock, charter hire and ship insurance costs.

As with revenues, cruise operating expenses are prorated for sailings that occur over multiple periods.

Selling and administrative expenses

Selling and administrative expenses include advertising and promotional activities, the fee we paid to license the “Regent” trade name, as well as shoreside personnel wages, benefits and expenses relating to our worldwide offices, professional fees, information technology support, our reservation call centers and related support activities. Such expenditures are generally expensed in the period incurred.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as EBITDA, as defined, Adjusted EBITDA, Net Revenue, Net Per Diem, and Net Cruise Cost to enable us to analyze our performance. We utilize Net Per Diem to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance as it reflects the revenues earned by us, net of our most significant variable costs. Other cruise lines use Net Yield to manage their business which is a similar measurement that divides Net Revenue by APCD instead of PDS. The distinction is significant as other cruise companies focus more on potential onboard sales resulting in a bias to fill each bed to maximize onboard revenue, at the expense of passenger ticket revenue. Conversely, as our product is substantially all inclusive, we derive nearly all of our revenue from passenger ticket revenue. Hence it is far more important for us to maintain a pricing discipline focusing on passenger ticket revenue rather than to discount cruises in order to achieve higher occupancy to drive potential onboard revenues. We believe that this pricing discipline drives our revenue performance, our relatively long booking window, and allows us to maintain a positive relationship with the travel agency community.

Please see a historical reconciliation of these measures to items in our consolidated financial statements below in the Results of Operations section.

Critical Accounting Estimates

Our consolidated financial statements are prepared in accordance with GAAP. Certain of our accounting estimates are deemed “critical,” as they require management’s highest degree of judgment, estimates and assumptions. We believe our most critical accounting estimates are as follows:

Asset impairment

Goodwill

In connection with the Regent Seven Seas Transaction, we recorded goodwill as the excess of the purchase price over the estimated fair value of net assets acquired, including identifiable intangible assets. We assess goodwill for impairment in accordance with ASC 350, Intangibles—Goodwill and Other, which requires that goodwill be tested for impairment at the “reporting unit level” (“Reporting Unit”) at least annually and more frequently when events or circumstances dictate, as defined by ASC 350. Consistent with our determination that we have only one reporting segment, we have determined that there is only one Reporting Unit. The impairment review for goodwill consists of a two-step process of first determining the fair value of the Reporting Unit and comparing it to the carrying value of the net assets allocated to the reporting unit. If the fair value of the Reporting Unit exceeds the carrying value, no further analysis or write-down of goodwill is required. If the fair value of the Reporting Unit is less than the carrying value of its net assets, the implied fair value of the Reporting Unit is allocated to all of its underlying assets and liabilities, including both recognized and unrecognized tangible and intangible assets, based on their fair value. If necessary, goodwill is then written down to its implied fair value.

During 2010, we changed our annual impairment test date from December 31, 2010 to September 30, 2010. We believe this change in accounting principle is preferable as it coincides with our annual budget/forecasting cycle and the end of our seasonally highest quarter. Accordingly, we performed our annual impairment test of goodwill as of September 30, 2011. As of September 30, 2011, we did not have any impairment on goodwill, indefinite-lived intangible assets, or other long-lived assets.

The principal assumptions used in the discounted cash flow model are projected operating results, discount rate, weighted-average cost of capital and terminal value. Cash flows were calculated using our 2011 projected operating results as a base. To that base we added future years’ cash flows, considering the global economic environment as well as internal projections based on projected occupancy levels, cost structure and other variables. We discounted the projected cash flows using a rate equivalent to our weighted-average cost of capital. Based on the discounted cash flow model, we determined that the fair value of goodwill exceeded the carrying value and is therefore not impaired. The fair value exceeds its carrying value by 26% as of September 30, 2011.

The estimation of fair value utilizing discounted expected future cash flows includes numerous uncertainties which require significant judgments when making assumptions of expected revenues, operating costs, selling and administrative expenses, capital expenditures, as well as assumptions regarding the cruise vacation industry competition and business conditions, among other factors. It is reasonably possible that changes in our assumptions and projected operating results above could lead to impairment of our goodwill.

Identifiable Intangible Assets

Specific to the Regent Seven Seas Transaction in 2008, we recorded identifiable intangible assets consisting of Trade names, Customer Relationships, Non-Competition Agreements, Backlog and Customer Database. The Trade names acquired in this transaction, “Seven Seas Cruises” and “Luxury Goes Exploring” were determined to have indefinite lives. During 2011, the Company amended its agreement with Regent Hospitality Worldwide, which granted the Company exclusive and perpetual licensing rights to use the “Regent” trade name and trademarks (Regent licensing rights) in conjunction with cruises, subject to the terms and conditions stated in the agreement. The amended and restated trademark license agreement allows us to use the Regent trade name and trademark rights (“Regent licensing rights”), in conjunction with cruises, in perpetuity, subject to the terms and conditions stated in the agreement. The Regent licensing rights are being amortized over an estimated useful life of 40 years.

Our identifiable intangible assets, except the trade names acquired in the 2008 Regent Seven Seas Transaction noted above, are subject to amortization over their estimated lives and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on market factors and operational considerations. Reservation backlog is amortized based on the asset’s pattern of cash flows. Identifiable intangible assets not subject to amortization, such as trade names, are reviewed for impairment whenever events or circumstances indicate, but at least annually, by comparing the estimated fair value of the intangible asset with its carrying value.

We performed our annual impairment review of our trade names as of September 30, 2011 using the relief-from-royalty method. The royalty rate used is based on comparable royalty agreements in the tourism and hospitality industry. The discount rate used was the same rate used in our goodwill impairment test. Based on the discounted cash flow model, we determined the fair value of our trade names exceeded their carrying value and are therefore not impaired. The fair value exceeded its carrying value by 46% as of September 30, 2011.

Ship Accounting

In connection with the Regent Seven Seas Transaction, we recorded our ships at their estimated fair values, which was calculated based on a market approach that took into consideration recent transactions of similar ships, conditions of the cruise market at the date of valuation and the price a willing buyer would pay for a ship with similar characteristics. Our ships represent our most significant asset and are stated at cost less accumulated depreciation. Depreciation of the ships is computed net of projected residual values of 15% using the straight-line method over their original estimated service lives of 30 years. Service life is based on when the assets were originally placed in service and we did not extend this life at the time of the Regent Seven Seas Transaction. Our service life and residual value estimates take into consideration the impact of anticipated technological changes, long-term cruise and vacation market conditions, and historical useful lives of similarly built ships.

Improvement costs that add value to the ships and have a useful life greater than one year, are capitalized as additions to the ships and are depreciated over the lesser of the ships’ remaining service lives or the improvements’ estimated useful lives. Improvements costs are related to new components that have been added to, replaced or refurbished on the ship. The remaining estimated cost and accumulated depreciation (i.e. book value) of replaced ship components are written off and any resulting losses are recognized in the consolidated statements of operations. Examples of significant capitalized improvement costs are electrical system upgrades, such as the upgrade of stabilizers, electrical system generators and the refurbishment of major mechanical systems such as diesel engines, boilers, and generators, along with new stateroom and guest facility equipment. Given the very large and complex nature of our ships, our accounting estimates related to ships and determination of ship improvement costs to be capitalized require considerable judgment of management and are inherently uncertain.

Dry-dock costs are scheduled maintenance activities that require the ships to be taken out of service and are expensed as incurred. Dry-docks are required to maintain each vessel’s Class certification. Class certification is necessary in order for our cruise ships to be flagged in a specific country, obtain liability insurance and legally operate as passenger cruise ships. Typical dry-dock costs include dry-docking fees and wharfage services provided by the dry-dock facility, hull inspection and certification related activities, external hull cleaning and painting below the waterline including pressure cleaning and scraping, additional below the waterline work such as maintenance and repairs on propellers and replacement of seals, cleaning and maintenance on holding tanks and sanitary discharge systems, related outside contractor services including travel and related expenses and freight and logistics costs related to dry-dock activities. Repair and maintenance activities are charged to expense as incurred.

We review our ships for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be fully recoverable. The assessment of possible impairment is based on our ability to recover the carrying value of these assets based on our estimate of their undiscounted future cash flows. If estimated future cash flows are less than the carrying value of an asset, an impairment charge is recognized for the difference between the asset’s estimated fair value and its carrying value. We perform our ship impairment reviews on an individual ship basis utilizing an undiscounted cash flow analysis. The principle assumptions used in the undiscounted cash model are projected operating results, including net per diems, net cruise costs, projected occupancy, available passenger days, and projected growth. Since acquiring the ships in 2008, we have not recognized any impairment losses on any of our ships.

We believe our estimates and judgments with respect to our ships are reasonable. However, should certain factors or circumstances cause us to revise our estimates of ship service lives, projected residual value or the lives of major improvements, depreciation expense could be materially higher or lower. If circumstances cause us to change our assumptions in making determinations as to whether ship improvements should be capitalized, the amount we expense each year as repair and maintenance costs could increase, partially offset by a decrease in depreciation expense. If we had reduced our estimated average service life of our ships by one year, depreciation expense for 2011 would have increased by $1.1 million. If our ships were estimated to have no residual value, depreciation expense for 2010 would have increased by $4.5 million.

Contingencies—Litigation

On an ongoing basis, we assess the potential liabilities related to any lawsuits or claims brought against us. While it is typically very difficult to determine the timing and ultimate outcome of such actions, we use our best judgment to determine if it is probable that we will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss, if any, can be made. In assessing probable losses, we take into consideration estimates of the amount of insurance recoveries, if any. We accrue a liability when we believe a loss is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertainties related to the eventual outcome of litigation and potential insurance recoveries, it is possible that certain matters may be resolved for amounts materially different from any provisions or disclosures that we have previously made.

Recently Adopted and Future Application of Accounting Standards

Refer to the section “Recent Accounting Pronouncements” in our December 31, 2011 and 2010 audited financial statements.

Regent Seven Seas Transaction

On December 8, 2007, the Issuer entered into definitive documentation providing for the purchase by the Issuer of substantially all of the assets of Regent Seven Seas Cruises, Inc. and the equity of certain of its affiliated companies and joint ventures from Carlson Cruises Worldwide, Inc. and Vlasov Shipping Corporation (the “Regent Seven Seas Transaction”). The Issuer is a wholly-owned subsidiary of PCH, a privately-owned Panamanian corporation controlled by our sponsor through PCI. The closing of the Regent Seven Seas Transaction occurred on January 31, 2008 and resulted in PCH owning both Oceania Cruises and Regent Seven Seas.

Results of Operations

The summary financial data set forth below as of the year ended December 31, 2011, 2010 and 2009 is derived from our audited consolidated financial statements.

	Year ended December 31,
(in thousands)	2011	2010	2009
Statement of operations data
Revenue
Passenger ticket	$437,582	$400,368	$315,869
Onboard and other	48,313	48,873	45,273

Total revenue	485,895	449,241	361,142

Cruise operating expense
Commissions, transportation and other	150,580	124,671	88,604
Onboard and other	12,035	12,640	15,136
Payroll, related and food	73,098	69,415	64,712
Fuel	40,592	32,240	25,578
Other ship operating	38,524	39,067	33,362
Other	14,044	6,479	29,477

Total cruise operating expense	328,873	284,512	256,869
Selling and administrative	72,279	77,376	67,240
Depreciation and amortization	39,222	36,523	42,107

Total operating expense	440,374	398,411	366,216

Operating income (loss)	45,521	50,830	(5,074)

Non-operating income (expense)
Interest expense	(31,497)	(38,753)	(41,983)
Interest income	222	100	85
Other income (expense) (1)	(2,928)	(130)	10,181

Total non-operating expense	(34,203)	(38,783)	(31,717)

Income (loss) before income taxes	11,318	12,047	(36,791)
Income tax benefit (expense), net	139	(292)	292

Net income (loss)	$11,457	$11,755	$(36,499)

(1)

Other income (expense) consists of a variety of non-operating items including but not limited to foreign translation gains and losses, realized gain on early extinguishment of debt, and gains (losses) on derivative instruments.

The following table presents operating data as a percentage of revenue:

	Year ended December 31,
	2011	2010	2009
Revenue
Passenger ticket	90.1%	89.1%	87.5%
Onboard and other	9.9%	10.9%	12.5%

Total revenue	100.0%	100.0%	100.0%

Cruise operating expense
Commissions, transportation and other	31.0%	27.8%	24.5%
Onboard and other	2.5%	2.8%	4.2%
Payroll, related and food	15.0%	15.5%	17.9%
Fuel	8.4%	7.2%	7.1%
Other ship operating	7.9%	8.7%	9.2%
Other	2.9%	1.4%	8.2%

Total cruise operating expense	63.4%	63.4%	71.1%
Selling and administrative	14.9%	17.2%	18.6%
Depreciation and amortization	8.1%	8.1%	11.7%

Total operating expense	88.7%	88.7%	101.4%

Operating income (loss)	11.3%	11.3%	(1.4%)

Non-operating income (expense)
Interest expense	(6.5%)	(8.6%)	(11.6%)
Interest income	0.0%	0.0%	0.0%
Other income (expense) (1)	(0.6%)	(0.0%)	2.8%

Total non-operating expense	(7.0%)	(8.6%)	(8.8%)

Income (loss) before income taxes	2.7%	2.7%	(10.2%)
Income tax benefit (expense), net	0.0%	(0.1%)	0.1%

Net income (loss)	2.7%	2.6%	(10.1%)

(1)

Other income (expense) consists of a variety of non-operating items including but not limited to foreign translation gains and losses, realized gain on early extinguishment of debt, and gains (losses) on derivative instruments.

The following table sets forth selected statistical information: Passenger Days Sold refers to the number of revenue passengers carried for the period multiplied by the number of days within the period in their respective cruises. Available Passenger Cruise Days refers to a measurement of capacity that represents double occupancy per suite multiplied by the number of cruise days for the period.

	Year ended December 31,
	2011	2010	2009
Passenger Days Sold	616,490	602,191	512,699
Available Passenger Cruise Days	670,950	673,050	640,250
Occupancy	91.9%	89.5%	80.1%

Net Per Diem is calculated as follows: net revenue divided by Passenger Days Sold. Gross Yield is calculated by dividing total revenue by Available Passenger Cruise Days. Net Yield is calculated by dividing net revenue by Available Passenger Cruise Days:

(in thousands, except Passenger Days Sold, Available Passenger Cruise Days, Net Per Diem, and Yield data)	Year ended December 31,
	2011	2010	2009
Passenger ticket revenue	$437,582	$400,368	$315,869
Onboard and other revenue	48,313	48,873	45,273

Total revenue	485,895	449,241	361,142
Less:
Commissions, transportation and other expense	150,580	124,671	88,604
Onboard and other expense	12,035	12,640	15,136

Net Revenue	$323,280	$311,930	$257,402

Passenger Days Sold	616,490	602,191	512,699
Available Passenger Cruise Days	670,950	673,050	640,250
Net Per Diem	$524.39	$517.99	$502.05
Gross Yield	724.19	667.47	564.06
Net Yield	481.82	463.46	402.03

Gross Cruise Cost per Available Passenger Cruise Days is calculated by dividing Gross Cruise Cost by Available Passenger Cruise Days. Net Cruise Cost per Available Passenger Cruise Days is calculated by dividing Net Cruise Costs by Available Passenger Cruise Days.

(in thousands, except Available Passenger Cruise Days and APCD data)	Year ended December 31,
	2011	2010	2009
Total cruise operating expense	$328,873	$284,512	$256,869
Selling and administrative expense	72,279	77,376	67,240

Gross Cruise Cost	401,152	361,888	324,109
Less:
Commissions, transportation and other expense	150,580	124,671	88,604
Onboard and other expense	12,035	12,640	15,136

Net Cruise Cost	$238,537	$224,577	$220,369

Fuel Cost	40,592	32,240	25,578
Other Expenses	14,044	6,479	29,477

Net Cruise Cost, excluding Fuel and Other	$183,901	$185,858	$165,314

Available Passenger Cruise Days	670,950	673,050	640,250
Gross Cruise Cost per APCD	$597.89	$537.68	$506.22
Net Cruise Cost per APCD	$355.52	$333.67	$344.19
Net Cruise Cost, excluding Fuel and Other per APCD	$274.09	$276.14	$258.20

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Revenue

Total revenue in 2011 increased $36.7 million, or 8.2%, to $485.9 million from $449.2 million in 2010, primarily driven by higher passenger ticket revenue.

Passenger ticket revenue increased $37.2 million, or 9.3%, to $437.6 million in 2011 from $400.4 million in 2010, mainly driven by higher ticket pricing, which increased by 6.8%, and higher occupancy, which increased from 89.5% to 91.9%, partially offset by a 0.3% decline in capacity due to scheduled dry-docks for Seven Seas Mariner and Seven Seas Voyager in 2011.

Onboard and other revenue decreased $0.6 million, or 1.1%, to $48.3 million in 2011 from $48.9 million in 2010 driven by an increase in occupancy, offset by a $2.9 million non-recurring insurance recovery in 2010 resulting from a vessel’s unexpected out of service for repairs.

Cruise Operating Expense

Total cruise operating expense increased $44.4 million, or 15.6%, to $328.9 million in 2011 from $284.5 million in 2010. The increase was primarily due to:

•

A $25.9 million increase in Commission, transportation and other driven by an increase in air participation with 54.3% of our passengers receiving air in 2011 versus 44.1% in 2010. This increase in air participation resulted in $11.7 million of additional expense in 2011. We also launched our free included hotel program in 2011 which resulted in additional expense of $3.2 million. The remaining increase was primarily driven by related costs associated with increased revenues and increased passenger days sold.

•	An $8.4 million increase in Fuel expense driven by a 32% increase in our average cost per Metric Ton to $679 per Metric Ton in 2011 from $515 per Metric Ton in 2010.

•

A $7.6 million increase in Other expenses primarily attributable to a 17-day scheduled dry-dock for the Seven Seas Voyager in the third quarter of 2011 and a 10-day scheduled dry-dock for the Seven Seas Mariner in the second quarter of 2011.

•

A $3.7 million increase in Payroll, related & food primarily driven by $1.5 million higher food costs per PDS, based on CPI changes, and $1.0 million higher food costs due to increased passenger counts.

Selling and Administrative Expense

Selling and administrative expense for 2011 decreased $5.1 million, or 6.6%, to $72.3 million from $77.4 million for 2010. The decrease was due to a $3.1 million reduction in tradename royalty fees and $1.6 million reduction in incentive compensation expense.

Depreciation and Amortization Expense

Depreciation and amortization expense for 2011 increased by $2.7 million to $39.2 million in 2011, compared to $36.5 million for 2010, mainly driven by increased depreciation on ship improvements.

Non-Operating Income (Expense)

Interest expense decreased $7.3 million, or 18.7%, to $31.5 million in 2011 from $38.8 million in 2010. The decrease was mainly driven by lower effective interest rates, resulting from the refinancing of the Second Lien Credit Facility and the expiration of our interest rate swaps in February 2011.

Other income (expense) primarily consisted of fuel hedge gains (losses), foreign currency translation gains (losses) and a loss on the early extinguishment of debt. In 2011, we had a loss of $7.5 million on early extinguishment of debt partially offset by $4.5 million in net gains on our fuel hedge contracts. In 2010, we had $0.4 million of losses on fuel hedges.

Net Yield

Net Yield increased by 4.1% to $482 for 2011 from $463 for 2010, mainly due to increases in our ticket prices, higher passenger spending levels, and higher occupancy, as discussed above.

Net Cruise Cost per APCD

Net Cruise Cost per APCD increased by 6.6% to $356 in 2011 from $334 in 2010. Excluding fuel cost and other expense, Net Cruise Cost per APCD decreased by 1.1% to $283 in 2011, compared to $286 in 2010.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Revenues

Total revenues in 2010 increased $88.1 million, or 24.4%, to $449.2 million from $361.1 million in 2009. The 2009 revenue performance was adversely impacted by unplanned dry-dock days in 2009 which caused our capacity days to increase by 5.1% in 2010. In addition, passenger ticket revenue per passenger days sold increased by 7.9% and occupancy increased from 80.1% in 2009 to 89.5% in 2010, as we recovered from the impact of the financial crisis and economic slowdown which began in the latter half of 2008.

Onboard and other revenues increased $3.6 million, or 8.0%, to $48.9 million in 2010 from $45.3 million in 2009, mainly driven by $2.9 million non-recurring insurance recovery resulting from a vessel’s unexpected out of service for repairs with the remaining balance due to increased occupancy.

Cruise Operating Expenses

Total cruise operating expense increased $27.6 million, or 10.8%, to $284.5 million in 2010 from $256.9 million in 2009. The increase was primarily due to:

•

A $36.1 million increase in Commission, transportation and other driven by an increase in air participation with 44.1% of our passengers receiving air in 2010 versus 37.9% in 2009. This increase in air participation resulted in $11.3 million of additional expense in 2010. The remaining increase was driven by related costs associated with increased revenues and increased passenger days sold.

•	A $6.7 million increase in Fuel expense driven by a 30% increase in our average cost per Metric Ton to $515 per Metric Ton in 2010 from $395 per Metric Ton in 2009.

•	A $23.0 million decrease in other expenses primarily attributable to 24 dry-dock days in 2010 versus 92 dry-dock days in 2009.

•	A $4.7 million increase in Payroll, related & food driven by $0.5 million higher food costs per PDS, based on CPI changes, and $4.2 million higher food costs due to increased passenger counts.

Selling and Administrative Expenses

Selling and administrative expense for 2010 increased $10.1 million, or 15.1%, to $77.4 million from $67.2 million for 2009. The increase was primarily driven by a $3.5 million increase in marketing costs and a $3.2 million increase in incentive compensation expense.

Depreciation and Amortization Expenses

Depreciation and amortization expenses for 2010 decreased $5.6 million, or 13.3%, to $36.5 million from $42.1 million for 2009. This decrease is primarily due to the completion of amortization of certain intangible assets acquired as a result of the Regent Seven Seas Transaction in 2008.

Non-Operating Income (Expense)

There was no significant change in interest income from 2009. Interest expense decreased $3.2 million or 7.7% to $38.8 million in 2010 from $42.0 million in 2009. The decrease was attributable to lower debt balances and lower effective interest rates.

Other income (expense) decreased by $10.3 million to $0.1 million expense in 2010 from $10.2 million income in 2009. In 2009 we recognized a $10.7 million gain on the early extinguishment of debt and a $7.1 million gain related to our fuel hedge contracts. We also wrote off $1.5 million of deferred financing costs and expensed $4.7 million of debt related fees. In addition, we recognized a foreign currency translation loss of $1.4 million.

Net Yield

Net Yield increased by 15.2% to $463 in 2010 from $402 in 2009, primarily due to increased ticket prices and higher occupancy as discussed in the revenues section above.

Net Cruise Cost per APCD

Net cruise cost per APCD decreased by 2.9% to $334 in 2010 from $344 in 2009. Excluding fuel cost and dry-dock expense as discussed in the cruise operating expenses section above, net cruise cost per APCD increased by 4.8% to $286 in 2010 from $273 in 2009. This increase was mainly driven by higher occupancy, which resulted in higher variable cruise operating costs, and increased marketing and shoreside overhead expenses as discussed in the selling and administrative expenses section above.

Liquidity and Capital Resources

General

As of December 31, 2011, our liquidity was $108.6 million consisting of $68.6 million in cash and cash equivalents and $40.0 million available under our secured revolving credit facility. Our main ongoing liquidity requirements are to finance working capital, capital expenditures, and debt service.

Sources and Uses of Cash

Net cash provided by operating activities was $75.7 million for the year ended December 31, 2011 primarily due to net income in 2011 of $11.5 million, non-cash expenses of $51.9 million, an increase in passenger deposits of $12.3 million and decrease in timing differences of cash payments relating to operating assets and liabilities of $1.3 million. Net cash provided by operating activities was $50.8 million for the year ended December 31, 2010 primarily due to net income in 2010 of $11.8 million, non-cash expenses of $55.1 million, an increase in passenger deposits of $9.2 million and a decrease in timing differences of cash payments relating to operating assets and liabilities of a $13.4 million.

Net cash used in investing activities for the year ended December 31, 2011 was $52.1 million primarily consisting of $31.0 million in additions to property and equipment in connection with ship improvements and increases in restricted cash of $16.7 million. In addition, $4.4 million was used in 2011 for the acquisition of Regent licensing rights. Restricted cash provides collateral for credit card agreements, a surety bond for our sales office in the United Kingdom and to secure our obligations under the Federal Maritime Commission. In prior periods PCI provided the collateral for these obligations, in June 2011 we provided the collateral, resulting in a reduction of our cash and cash equivalents and an increase in the long term restricted cash. For the year ended December 31, 2010 net cash used in investing activities was $15.8 million primarily consisting of $18.9 million of additions to property and equipment in connection with ship improvements, which was offset by a reduction of $3.0 million in restricted cash.

Net cash provided by financing activities was $7.9 million for the year ended December 31, 2011 consisting of the net proceeds from the $225 million issuance of the 9.125% Senior Secured Notes due 2019 and repayments of our long-term debt of $208.3 million. The net proceeds from the $225 million Notes after the initial purchasers’ discount and estimated fees and expenses of $7.4 million, were approximately $217.6 million. We used $140.7 million of the proceeds from the offering to repay the Second Lien Term loan, $29.0 million to pay down our First Lien Term loan and the remainder as unrestricted cash. For the year ended December 31, 2010 net cash used in financing activities was $25.0 million consisting of debt payments.

Funding Sources and Future Commitments

As of December 31, 2011, our liquidity was $108.6 million; in addition, we had a working capital deficit of $100.1 million as of December 31, 2011, as compared to our working capital deficit of $142.3 million as of December 31, 2010. Similar to others in our industry, we are able to operate with a substantial working capital deficit because (1) passenger deposits are primarily paid in advance with a relatively low-level of accounts receivables, (2) rapid turnover results in a limited investment in inventories, and (3) voyage-related accounts payable usually become due after receipt of cash from related bookings. In addition, we financed the purchase of our ships through long-term debt instruments of which the current portion of these instruments increases our working capital deficit. We generate substantial cash flows from operations, and our business model, along with our revolving credit facility, has historically allowed us to maintain this working capital deficit and still meet our operating, investing and financing needs. We expect that we will continue to have working capital deficits in the future. Most cruise lines in the industry operate with a substantial working capital deficit, as well.

We have contractual obligations of which our debt maturities represent our largest funding requirement. As of December 31, 2011, we have $518.5 million in future debt maturities, of which none is payable through December 2012 as we made a $25 million payment representing all of our 2012 principal obligations in December 2011.

We are required to register the notes with the SEC within 365 days of their issuance. Additional interest, not to exceed one per cent per annum, is payable with respect to the notes, under certain circumstances, if the notes are not registered prior to this deadline.

During the next twelve-month period, we expect to spend approximately $20-25 million in capital expenditures, the majority of which is related to vessel improvements which will be made during the scheduled dry-dock of the Navigator in the second quarter of 2012.

We believe our cash on hand, expected future operating cash inflows, additional borrowings under existing facilities, our ability to issue debt securities and to raise additional equity, including capital contributions, will be sufficient to fund operations, debt service requirements, capital expenditures and to maintain compliance with financial covenants under our debt agreements over the next twelve-month period. There is no assurance that cash flows from operations and additional funding will be available in the future to fund our future obligations.

Contractual Obligations

As of December 31, 2011, our contractual obligations with initial or remaining terms in excess of one year, including interest expense on long-term debt obligations, were as follows:

(in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating Activity:
Interest on long-term debt (1)	$168,874	$26,410	$50,074	$41,063	$51,328
Operating leases	3,373	1,697	1,411	265	—
Investing Activity:
Regent licensing rights (2)	4,000	2,000	2,000	—	—
Financing Activity:
Long-term debt (3)	518,500	—	293,500	—	225,000
Capital leases (4)	6,227	561	1,165	1,223	3,278

Total	$700,974	$30,668	$348,150	$42,551	$279,606

(1)

Long-term debt obligations mature at various dates through fiscal year 2019 and bear interest at fixed and variable rates. Interest on variable rate debt is calculated based upon 3-month LIBOR plus the applicable margin. At December 31, 2011, the 3 month LIBOR rate was 0.58% for all periods. Amounts are based on existing debt obligations and do not consider potential refinancing of expiring debt obligations.

(2)	Amounts represent obligations under the terms of the Regent licensing rights.
(3)

Amounts represent debt obligations with initial terms in excess of one year. The contractual obligation under long-term debt does not reflect any excess cash flow payments we may be required to make pursuant to our senior secured credit facilities.

(4)	Amounts represent capital lease obligation including interest of $2.6 million, for our corporate headquarters, with initial term in excess of one year.

As of December 31, 2010, our contractual obligations, with initial or remaining terms in excess of one year, including interest expense on long-term debt obligations, were as follows:

(in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating Activity:
Interest on long-term debt (1)	$77,557	$21,097	$42,168	$14,292	$—
Operating leases (3)(4)	5,217	1,828	2,457	900	32
Financing Activity:
Long-term debt (2)	501,786	25,000	50,000	426,786	—

Total	$584,560	$47,925	$94,625	$441,978	$32

(1)	Assumes future period interest at the December 31, 2010 LIBOR rate of 0.2844% for all periods.
(2)

The contractual obligation under long-term debt does not reflect any excess cash flow payments we may be required to make pursuant to our senior secured credit facilities and does not give effect to this offering and the application of the proceeds thereof.

(3)	We are obligated under non-cancellable operating leases for office space.
(4)

As of December 2010, we were obligated under a ten year lease agreement, expiring in 2018, to pay licensing fees related to the Regent trade name of 1% of cruise revenue. In February 2011, the agreement was amended and extended to allow us to use the Regent name in perpetuity for approximately $9.1 million of consideration.

On January 31, 2008, in connection with the Regent Seven Seas Transaction, we entered into the second lien credit facilities and the senior secured credit facilities. The senior secured term loan under the senior secured credit facilities totaled $425.0 million and is payable through July 31, 2014 at a rate of LIBOR plus 1.75% through January 30, 2013, and LIBOR plus 2.25% thereafter. The second lien term loan under the second lien credit facilities of $175.0 million is due on January 31, 2015 and was originally at a rate of LIBOR plus 7.75% increased to LIBOR plus 9.75% resulting from an amendment to the second lien term loan in May of 2009. During 2011, we repaid in full the second lien term loan with proceeds from the issuance of the initial notes. During 2010 and 2011, we repaid $25.0 million and $69.0 million respectively, of the senior secured term loan under the senior secured credit facilities.

On January 31, 2008, in connection with the senior secured credit facilities stated above, we entered into a revolving credit facility/letter of credit facility in the amount of $40.0 million which was undrawn as of December 31, 2011 and expires on July 31, 2014.

As of December 31, 2011 and December 31, 2010, our long-term debt consisted of the following (in thousands):

	As of December 31, 2011	As of December 31, 2010
Term Loan, First Lien, LIBOR +1.75% due through January 2013, thereafter LIBOR + 2.25% collateralized by the vessels	$293,500	$362,500
Term Loan, Second Lien, LIBOR +9.75%, due through 2015 collateralized by the vessels	—	139,286
Second-Priority Senior Secured Notes, 9.125% due through May 2019 collateralized by the vessels	225,000	—

	518,500	501,786
Less: Current portion of long-term debt	—	25,000

Long-term portion	$518,500	$476,786

As a normal part of our business, depending on market conditions, pricing and our overall growth strategy, we continuously consider opportunities to enter into contracts for building additional ships. We may also consider the sale of ships or the purchase of existing ships. We continuously consider potential acquisitions and strategic alliances. If any of these were to occur, they would be financed through the incurrence of additional indebtedness, the issuance of additional capital contributions or through cash flows from operations.

We are not party to any off-balance sheet arrangements, including guarantee contracts, retained or contingent interest, certain derivative instruments or variable interest entities that either have, or are reasonably likely to have, a current or future material effect on our financial position.

Debt Covenants

Our term loans and notes contain a number of covenants that will impose significant operating and financial restrictions on us, including requirements that we maintain a minimum liquidity, a minimum mortgage vessel senior debt service coverage ratio, a maximum loan-to-asset ratio, restrictions on our and our subsidiaries’ ability to, among other things, incur additional indebtedness, issue preferred stock, pay dividends on or make distributions with respect to our capital stock, restrict certain transactions with affiliates, and sell certain key assets, principally our ships.

Liquidity is calculated as the sum of total cash and cash available from other debt facilities less restricted cash. The mortgaged vessels senior debt service coverage ratio is calculated by dividing the trailing twelve month EBITDA, as defined in the credit agreement, generated from the mortgaged ships by the sum of the annual interest expense of debt and scheduled principal payments on the senior debt. The loan-to-asset value ratio is calculated by dividing the indebtedness outstanding under the senior secured credit facilities by the fair market value of the ships (plus any cure collateral pledged). As of December 31, 2011, we were in compliance with all debt covenants. All our debt is collateralized by our vessels.

We believe our cash on hand, expected future operating cash inflows, additional borrowings under existing facilities, our ability to issue debt securities and to raise additional equity, including capital contributions, will be sufficient to fund operations, debt service requirements, capital expenditures and to maintain compliance with financial covenants under our debt agreements over the next twelve-month period. There is no assurance that cash flows from operations and additional funding will be available in the future to fund our future obligations.

Dividends

During 2011, we did not declare or pay any dividends. We have no plan to pay dividends to shareholders in 2012. Our senior secured credit facilities restrict our ability to declare or pay dividends or make other distributions of cash, property, or securities (or a combination thereof) to our members in respect of their equity interests.

Financial Instruments and Other

General

We are exposed to market risk attributable to changes in interest rates, foreign currency exchange rates and fuel prices. We manage these risks through a combination of our normal operating and financing activities and through the use of derivative financial instruments pursuant to our hedging practices and policies. The financial impacts of these hedging instruments are primarily offset by corresponding changes in the underlying exposures being hedged. We achieve this by closely matching the amount, term, and conditions of the derivative instrument with the underlying risk being hedged. We do not hold or issue derivative financial instruments for trading or other speculative purposes. We monitor our derivative positions using techniques including market valuations and sensitivity analyses. The turmoil in the credit and capital markets has increased the volatility associated with interest rates, foreign currency exchange rates and fuel prices. However, we have taken steps to mitigate these risks, such as the fuel hedge agreements described below.

Interest Rate Risk

Our exposure to market risk for changes in interest rates relates to our long-term debt obligations. As of December 31, 2011, approximately 43% of our long-term debt was effectively fixed and approximately 57% was floating. Market risk associated with our long-term fixed rate debt is the potential increase in fair value resulting from a decrease in interest rates. During 2011, our interest rate swap agreement with a notional amount of $400.0 million effectively changed $400.0 million of floating rate LIBOR debt to a fixed rate of 3.08% matured. As of December 31, 2011, no interest rate swaps were outstanding.

Foreign Currency Exchange Rate Risk

We are exposed to foreign currency exchange rate fluctuations on the U.S. dollar value of our foreign currency denominated transactions. Our principal net foreign currency exposure relates to the Euro. To manage this exposure, we take advantage of any natural offsets to our foreign currency revenues and expenses and from time to time enter into foreign currency forward contracts for a portion of the remaining exposure related to these transactions. As of December 31, 2011, we had forward contracts related to these transactions outstanding with a notional amount of €3.9 million. The estimated fair value of such Euro denominated forward contracts as of December 31, 2011 was a mark to market liability of $0.1 million. We estimate that a hypothetical 10% strengthening or weakening of the Euro as of December 31, 2011, would result in an increase or decrease of approximately $0.5 million in the fair value of our foreign currency exchange rate contracts.

Fuel Price Risk

Our exposure to market risk for changes in fuel prices relates to the consumption of fuel on our ships. Fuel cost as a percentage of our total revenues was 8%, 7% and 7% for the years ended December 31, 2011, 2010 and 2009, respectively. We use fuel hedge agreements to mitigate the financial impact of fluctuations in fuel prices. As of December 31, 2011, we had fuel swap agreements to pay fixed prices for fuel with an aggregate notional amount of $14.1 million, maturing through 2012, representing approximately 39% of our estimated 2012 fuel consumption. The estimated fair value of these contracts at December 31, 2011 was estimated to be an asset of $0.5 million. We estimate that a hypothetical 10% increase in our weighted-average fuel price would result in an increase of $4.5 million in our 2012 anticipated fuel expense. In addition, a 10% increase in the fuel swap index would result in a $2.1 million increase in the fair value of our fuel swap contracts, which is recorded in other income (expense).

BUSINESS

Our Company

Regent Seven Seas is a leading luxury cruise company with the industry’s most comprehensive all-inclusive Product offering across a wide variety of worldwide itineraries. We currently own and operate three, six-star luxury cruise vessels, Seven Seas Navigator, Seven Seas Mariner, and Seven Seas Voyager, with 1,890 berths in the aggregate. Our focus on providing guests with, what we believe to be, highly personalized service, activities and world-class accommodations has earned us numerous awards. For example, we have been consistently ranked among the top luxury cruise lines by various travel publications and named “World’s Best Large Ship Cruise Line” by Condé Nast Traveler Reader’s Choice Awards in 2010. In addition, we have been named “Best Value, Ultra-Deluxe Six+ Star Category” by Ocean & Cruise News from 1992 to 2010. In June 2011, we were voted as having the best suites at sea by the Cruise Critic Cruisers’ Choice Award—taking both first and second place with Seven Seas Voyager and Seven Seas Mariner, respectively. We also ranked among the best cruise lines in the world in their categories for “Best Overall,” “Best Cruises for Dining,” “Best Cruises for Public Rooms,” “Best Cruises for Shore Excursions” and “Best Cruises For Value” —all in the Small Ship category. Condé Nast Traveler’s Cruise Poll of 2011 rated the Seven Seas Voyager as the #1 Large Cruise Ship and listed Regent’s itineraries among the “Dream Itineraries for 2012.” Epicurious.com rated Seven Seas Mariner as having among the best food at sea in 2011. In 2011 Regent Seven Seas Cruises won top honors in the Virtuoso Performance Awards, which recognize luxury travel experiences. At the 23rd annual Travel Mart conference at the Bellagio in Las Vegas we won for “Best Luxury Cruise Experience,” and was also rated “World’s Best Cruise Line” by readers of Condé Nast Traveler magazine.

Our award-winning fleet features some of the highest space-to-guest and staff-to-guest ratios in the industry, providing guests with individually-tailored service and what we believe to be unparalleled cruise accommodations. We sail to exotic destinations around the world, allowing us to provide our customers with a global and differentiated travel experience. Included in our over 300 destinations are Alaska, the Caribbean, South America, Northern Europe, the Mediterranean, Africa and Asia. Our cruises range from seven days to as many as 143 days, depending on the itinerary. We distinguish ourselves from other cruise competitors on the basis of the quality of our ships, the all-inclusive nature of our product, the individualized service we provide, and the variety of itineraries we sail.

Our target customers are primarily baby boomers, as they represent an upscale customer base that is the largest and the fastest growing segment of the U.S. population. Based on an analysis of 2011 data, the average Regent Seven Seas customer is 62 years old. Continued innovation across our product offerings not only attracts new cruise passengers, but also drives a high percentage of repeat customer traffic, a consistent source of our passenger and revenue growth. We believe that our customer-centric operating model, and the highly personalized cruise experience that we offer, drive high customer satisfaction and significant repeat bookings totaling approximately 53% of our passenger revenue in 2011. This loyal customer base, combined with our marketing strategy and the fact that guests book cruises up to 21 months in advance, with a cash deposit of 15% to 20% of the total cruise package fare due within seven days of booking, creates significant advance visibility into our future revenue and provides for strong cash flows.

For the fiscal year ended December 31, 2011, we had total revenue of $486.0 million, net income of $11.5 million and Adjusted EBITDA of $96.7 million. This represents an 8% increase, 2% decrease and an 8% decrease over 2010 revenue, net income and Adjusted EBITDA, respectively. Revenue growth was a result of strong bookings and a favorable pricing environment. Net income decrease, primarily attributable to an increase in dry-dock days in 2011, was offset by lower effective interest rates, resulting from the refinancing of the Second Lien Credit Facility and the expiration of our interest rate swaps in February 2011. Adjusted EBITDA declined due to increased commissions, transportation and other expenses, and the scheduled dry-docks for Seven Seas Mariner and Seven Seas Voyager in 2011.

For the fiscal year ended December 31, 2010, we had total revenue of $449.2 million, net income of $11.8 million and Adjusted EBITDA of $105.2 million. Compared to total revenue $361.1 million, net (loss) of $(36.5)

million and Adjusted EBITDA of $71.7 million for the fiscal year ended December 31, 2009. The $88.1 million increase in total revenues was offset by an increase of $32.2 million in operating expenses and a $7.1 million increase in non-operating expenses resulting in a $48.3 million increase in net income and a $33.5 million increase in Adjusted EBITDA.

We own and operate a three-ship fleet with an aggregate appraised value of $616.3 million, based on the average of the appraisals performed in February 2011 by two independent ship brokerage firms, Fearnley and Rocca. Our fleet of three cruise vessels will secure the exchange notes and the related guarantees on a second-priority mortgage basis.

The Company was incorporated in November 2007. In January 2008, we purchased substantially all of the assets of Regent Seven Seas Cruises, Inc. from Carlson Cruises Worldwide, Inc. and Vlasov Shipping Corporation. We are a wholly-owned subsidiary of PCH, which is primarily owned by Apollo and members of our management team. PCH also owns 100% of Oceania Cruises, the industry’s leading upper premium cruise line.

Our Industry

We believe that the cruise industry demonstrates the following positive fundamentals:

Strong Industry Growth

Cruising represents a small but growing sector of the overall vacation market. Cruising is a vacation alternative with broad appeal, as it offers a wide range of products from contemporary to luxury service offering to suit the various preferences of vacationing customers of all ages, backgrounds and interests. According to CLIA, only 24% of the U.S. population has ever taken a cruise. The industry’s collective marketing efforts and word of mouth from satisfied customers have produced millions of potential new customers. CLIA estimates that during 2011 approximately 16 million individuals, globally, will have cruised, an estimated increase of 8.0% over the preceding year. Despite this growth, the cruise industry still has lower penetration levels compared to similar land-based vacations. In 2010, 51.5 million people visited Orlando and 37.3 million people visited Las Vegas, which highlights the cruise opportunities that still exist in the U.S. cruise market. Significant growth opportunities also exist for sourcing guests from the European and other international markets, because the percentage of Europeans and Asians taking cruises are lower than the percentage of Americans taking cruises. The number of global cruise passengers has increased in each year since 2000 as cruising has evolved from a niche vacation experience to a leisure holiday with broad appeal across all demographics and nationalities.

Attractive Demographics

Long-term demographics are favorable for the cruise industry, in particular for the luxury market. Historically, people 55 years of age and older have had the highest disposable income levels and the most leisure time, making them the prime candidates for upper premium and luxury ship cruising given the associated longer itineraries and higher per diems. In 2010, the 55 year and older age group had 77 million members, representing 25% of the U.S. population. This group is expected to increase to 87 million by 2015 and 106 million by 2025. The demographics in Europe are expected to follow a similar growth trend. There are 3.4 million high net worth individuals in North America, defined as having at least $1.0 million in investable assets. These individuals control $11.6 trillion of wealth and represent 27.2% of the global high net worth individual population.

Market Segment

The cruise sector is segmented into contemporary, premium, upper premium, and luxury categories. The contemporary experience typically includes cruises on larger ships that last seven days or fewer, have a more casual ambiance and are less expensive than premium, upper premium and luxury cruises. The premium experience typically includes cruises that last from seven to fourteen days. Premium cruises emphasize quality, comfort, style and greater worldwide destination-focused itineraries, with higher average pricing than the contemporary segment. Upper premium is a niche market segment defined by an experience that straddles the premium and luxury segments but with smaller ships, higher space per guest and passenger to crew ratios and more refined culinary programs than the premium segment. The luxury experience is characterized by smaller vessel sizes than the contemporary and premium segments, unique itineraries, the highest service standards, the largest accommodations, gourmet culinary programs and all-inclusive highly personalized service. These attributes provide luxury operators pricing leverage as compared to the other segments of the cruise market.

According to CLIA, North American passenger capacity included 216 ships with 328,897 berths at the end of 2011. Luxury cruise brands account for 23 of the 216 ships and 2.8% of total berths. By the end of 2013, the number of luxury berths will remain unchanged at 9,046, but the industry capacity will continue to increase such that luxury berths will only represent 2.6% of total berths.

The figures and attributes in the following chart represent what we believe are the typical characteristics of cruise industry segments:

Segment	Contemporary	Premium	Upper Premium	Luxury

Major Brands	Norwegian Cruise Line Carnival Cruise Line Royal Caribbean Costa MSC Cruises	Holland America Line Celebrity Cruises Princess Cruises Cunard	Oceania Cruises Azamara Club Cruises	Regent Seven Seas Silversea Cruises Crystal Cruises Seabourn Cruises

Berths	1,700 – 5,000+	1,300 – 3,500+	684 – 1,250	200 – 1,070

Per Diem	$100 – $150	$150 – $250	$250 – $400	$600+

Pricing Model	A la carte	A la carte	A la carte	Inclusive

Length of Cruise	7 days or less	7 – 14 days	10 – 35 days	7 – 100+ days

Description	• Largest segment (~50% of market) • Larger ships with fixed dining and focus on onboard activities • Often the choice of first time cruisers	• Accounts for ~30% of market • Somewhat smaller ships with larger cabins and higher levels of service • Still appealing to broad market	• Unique combination of quality and value through midsized vessels • Destination-oriented cruises • Caters to the more experienced, affluent customer segment	• Ultra luxury and personalized service for affluent, experienced cruisers at industry leading per diems • Itineraries are extensive and unique • All inclusive offering

High Barriers to Entry

The cruise industry is characterized by high barriers to entry including the existence of proven operating brands, the large expense of building new and sophisticated ships and the long lead time necessary to construct new high quality vessels. Based on recently announced newbuild vessels, the cost to build a new cruise ship can range from $250.0 million to $1.5 billion or $193,000 to $741,000 per berth, depending on the vessel’s size and product offering with recent luxury cruise vessel newbuildings ranging between $555,000 to $741,000 per berth. The luxury segment in particular has demonstrated high barriers to entry with most of our competitors having been market participants for over 15 years.

Competitive Strengths

Luxury Cruise Operator

We serve the luxury cruise segment of the North American market, offering various global cruise itineraries that appeal to the more experienced, older and typically more affluent guest. We believe we operate a highly entrepreneurial and efficient organization through PCH and benefit from our focus on upscale passengers and sharing best practices, generating operating cost savings and enhanced operational efficiencies. We believe we have successfully positioned Regent Seven Seas as the luxury cruise operator of choice with our target passenger base by offering the most all-inclusive product in the industry, personalizing the passenger experience, developing unique itineraries and providing onboard enrichment programs and services. Travel professionals worldwide have recognized this leadership and have rewarded Regent Seven Seas with a significant number of industry honors.

Unique and High Quality Fleet

Our fleet, which consists of three owned ships, is designed to provide guests with the highest quality cruise experience throughout their stay. Our accommodations are large and luxurious, with space ratios of 58.27 to 68.68 (gross tons per guest), which are among the highest in the industry. Capacity is limited to 490 to 700 guests, allowing us to give each passenger a unique, personalized experience. As a result, our ships are less likely to have crowding or lines. Our cruises are staffed at a crew-to-guest ratio of approximately 1-to-1.6, further promoting individually tailored luxury service. Our three ships offer all-suite accommodations, with 90-100% of the suites featuring private balconies. We believe that Seven Seas Mariner and Seven Seas Voyager are the only ships in the world offering 100% suite-with-balcony accommodations.

Unique and Differentiated Product Offering

We offer the industry’s most comprehensive all-inclusive cruising model, which differentiates us from all other luxury cruise operators. Nearly every part of the cruise experience is included in the base price, from round-trip air transportation, pre-cruise hotel accommodations, fine dining, staff gratuities, shore excursions, to top-shelf open bars. We believe this differentiated all-inclusive offering provides a compelling value proposition for both customers and travel agents. We also believe our destination-focused itineraries, meaningfully augmented by exciting shore excursions and other land-based programs, including a diverse set of enrichment programs which include workshops, lectures and classes led by relevant and often famous guest speakers, further differentiate us from many of our competitors. We feature itineraries that call on “must-see” and exotic destinations, many of which include overnight stays in port, allowing guests to enjoy greater local cultural immersion. Our onboard dining experience features multiple open seating high quality dining venues, including Signatures, on two of our three vessels. Our spa facilities on each vessel feature the state-of-the-art Canyon Ranch SpaClub. We believe that this high quality product offering positions us well versus other luxury cruise operators and provides us with an opportunity to grow occupancy and maximize yield.

Loyal and Repeat Customer Base

Our award winning service, itineraries and all-inclusive model have resulted in nearly-perfect guest satisfaction ratings. Of the guests that responded to our 2011 onboard survey, we constantly score at our target of 9 or better on a scale of 10, based on the average score received from all guests per cruise. On the question of how likely the guest was to cruise with us again we received a rating of 100% of our target. As a result of high customer satisfaction, repeat guests accounted for 53% of total guests aboard our ships in 2011 (on a passenger revenue basis). We benefit from this loyal customer base in that 11% of the bookings, as measured by passenger revenue, are made directly with us as opposed to through travel agents, wholesalers, tour operators or another third-party distribution channel, with such direct bookings generating higher margins than those made through third parties. Our ability to consistently deliver a high quality product and achieve significant guest satisfaction continues to be a competitive advantage.

High Visibility and Differentiated Revenue Management Strategy

We have a disciplined and transparent pricing strategy. Our go-to-market strategy encourages people to book early to obtain the lowest price and stateroom of their choice, with bookings made up to 21 months in advance. Our average forward booking window as of December 31, 2011 was 6.7 months, compared with an industry average which we believe is around 5 months. Given this advanced booking window, coupled with the fact that substantially all of our revenue is included in the ticket price, we believe our revenue visibility is 20-30% ahead of our industry peers. Unlike many cruise lines that discount inventory regularly, our strategy is to increase marketing efforts as the cruise date approaches to achieve targeted occupancy levels. We clearly articulate to customers and travel agents that prices will only increase as the cruise date approaches, as well as the specific dates on which those increases will occur. As such, we have educated the market that it is best to book a cruise with us early to obtain the best suites at the best value. We believe the travel agent community favors our go-to-market strategy as it allows them to provide value to their customers in a completely transparent manner, resulting in additional bookings well in advance of sailings. This early booking cycle allows us to make more informed decisions about pricing, inventory management and marketing efforts as the cruise date approaches.

Cash Flow Generation

Our business model allows us to generate a significant amount of free cash flow with high visibility. We begin to sell our inventory of suites up to 21 months prior to sailing with deposits due within seven days of booking and final payments generally collected 120 days before sailing. This results in working capital being a source of cash, provides visibility into our future revenues and corresponding cash flows and gives us ample time to adjust marketing initiatives as necessary. In addition, with no scheduled newbuilds and having invested significant capital over the past three years to refurbish and upgrade our three ships, we project maintenance capital expenditure levels to be reduced from recent levels of spending. Moreover, we benefit from a favorable tax status as our income is primarily derived from the operation of cruise ships in international waters. As a result of these factors, we generate significant free cash flow; a portion of which we currently anticipate will be used for debt reduction. For example we reduced our Net Debt by $14.6 million in 2011 and $34.5 million in 2010.

Experienced Management Team

We are led by a management team with extensive cruise and leisure industry experience, with ownership in PCI, our ultimate parent company, and managing other global businesses. The team includes Mr. Frank J. Del Rio as Chairman and Chief Executive Officer of PCI and PCH with 19 years of industry experience, Mr. Kunal S. Kamlani as President and COO of PCH with 18 years of experience in the financial services and leisure industries, Mr. Mark S. Conroy as President of Regent Seven Seas with 39 years of industry experience, Mr. T. Robin Lindsay as Executive Vice President of Vessel Operations of PCI and PCH with 33 years of industry experience, and Mr. Jason M. Montague as Chief Financial Officer of PCI and PCH with 11 years of industry experience.

Shareholders

Our principal shareholder, Apollo has experience investing in the cruise, leisure and travel-related industries. In addition to holding a controlling interest in PCH, through PCI, which in turn owns Regent Seven Seas and Oceania Cruises, Apollo holds a controlling interest in NCL Corporation Ltd., one of the leading global cruise line operators with operations in the contemporary segment of the cruise industry.

Operating Strategies

We seek to attract affluent vacationers by offering a world class luxury cruise product and service through unique and diverse itineraries aboard our three ships.

Leverage our All-Inclusive Positioning

We concentrate on leveraging our unique all-inclusive model to further increase market penetration and improve our occupancy and per diem metrics. We strive for innovative ways to enhance the onboard experience through new luxury cruise product offerings. For example, we added unlimited shore excursions in 2009, and added pre-cruise hotel packages in 2011 as part of our all-inclusive product offering. Through heightened communication with our travel agent partners and guests and the continued development of innovative marketing strategies, which are designed to emphasize our array of services and all-inclusive offering, we strive to increase our brand recognition and continue to grow our base of loyal customers.

Focus on Occupancy Growth and Maximize Per Diem Metrics

We are concentrating on improving our early booking occupancy rates to drive a higher per diem. We believe that better targeted and higher frequency marketing with a clear message of our brand attributes and the differentiated array of services all-inclusive offerings in both the North American and international markets will help us maximize our occupancy ratio. To increase the benefits of our targeted marketing programs, we opened an outbound call center focused on optimizing leads created by our marketing programs and following up directly with consumers who have expressed interest in cruising with us. We believe this strategic change and other improvements to our sales organization and channels will help drive future growth in occupancy. As an additional market opportunity, we are also focused on sourcing passengers from the European market. As of December 31, 2011, Europe represented 11% of Regent Seven Seas’ volume as measured by European cruise revenue to total cruise revenues.

Pursue Disciplined Growth

As we achieve higher occupancy levels, we will consider various avenues available to us to enable further growth in passenger capacity. These possibilities include potential acquisitions of other cruise operators or a newbuild program in the future. These growth initiatives will be considered and potentially implemented longer term as it takes at least three years of lead time for a newbuild program and we believe that currently, there are no existing vessels available that would be complementary to our existing fleet. When evaluating growth opportunities, we will continue to focus on profitability and cash flow as well as maintaining a moderate leverage profile.

Fleet Overview

We operate three six-star luxury cruise vessels, Seven Seas Navigator, Seven Seas Mariner, and Seven Seas Voyager with what we believe to be, world-class accommodations and amenities, 1,890 berths in aggregate and an average age of approximately nine years. We operate at a maximum capacity of approximately 675,000 capacity nights per annum. Capacity on each ship is limited to 490 to 700 guests and our cruises are staffed at a crew-to-guest ratio of approximately 1-to-1.6. All of our ships offer all-suite accommodations with 90-100% of the suites featuring private balconies. We believe that Seven Seas Mariner and Seven Seas Voyager are the only ships in the world offering 100% suite-with-balcony accommodations.

The following table describes certain features of our vessels:

	Seven Seas Voyager	Seven Seas Mariner	Seven Seas Navigator
Entered Fleet	2003	2001	1999
Berths	700	700	490
Balcony Offerings	100%	100%	90%
Gross Tonnage	42,363	48,075	28,803
Space Ratio (gross tons per guest)	60.52	68.68	58.27
Suite Size	350 – 1,403 sq ft	301 – 2,002 sq ft	301 – 1,173 sq ft
Crew-to-Guest Ratio	1:1.6	1:1.6	1:1.4
Country of Registry	Bahamas	Bahamas	Bahamas
Restaurants	4	4	3
Destinations	Asia Pacific Africa & India Mediterranean Northern Europe	South America Mediterranean Tropics	Tropics Alaska Canada New England

We have invested over $100 million from February 2008 through December 2011 to completely modernize our fleet. These renovations represent major elevations of the Regent Seven Seas product.

Our Destinations

We deploy our fleet to worldwide destinations, allowing us to service our customers’ demands for a global and differentiated travel experience. Included in the primary destinations are Alaska, the Tropics, South America, Northern Europe, the Mediterranean, Africa, Asia and India. The following graph displays the global destinations of Regent Seven Seas.

These destination-focused itineraries, augmented by a comprehensive and complimentary shore excursion program, differentiate us from many of our competitors. To that end, we offer several Grand Voyage itineraries of 60 nights or more that call on “must-see” and exotic destinations, many of which include overnight stays in port, allowing guests to have more in-depth experiences than would otherwise be possible in a single day port call. At the same time, we have expanded our addressable market and captured guest spending for a greater portion of their cruising lifecycle by selling segments of Grand Voyages and other shorter (i.e. 7 – 14 night) cruises designed for more time-constrained customers. The deployment flexibility created by the use of long itineraries translates off-peak seasons into more profitable portions of longer cruises.

Our multi-pronged operating strategy is aimed at delivering the most unique and differentiated luxury experiences for our travelers onboard and onshore that are highly-tailored to the individual while optimizing operational efficiencies. Given the relatively small size of our vessels, our fleet can access a greater number and variety of ports around the globe.

Onboard Services and Programs

We distinguish ourselves by our comprehensive all-inclusive onboard and onshore offering and the highly anticipatory onboard service. The core of the Regent Seven Seas guest experience centers on the ability to offer optionality throughout their cruise and to have their desires and needs met with, what we believe to be, world-class service levels in a relaxed atmosphere. We strive for innovative ways to enhance the onboard experience through new luxury cruise product offerings. For example, we added top-shelf open bars to the all-inclusive package in 2007, added unlimited shore excursions during 2009, and pre-cruise hotel packages in 2011 as part of our all-inclusive product offering.

Onboard and Shore Excursion Program

We strive to make our guests feel more like travelers instead of tourists by innovating the traditionally uniform and regimented nature of cruising to make it fully customized and experiential. This aim is reflected in the onboard and onshore activity offerings including a wide choice of other onboard personal enrichment programs. For example, we bring in expert guest lecturers to provide insights and perspectives on a variety of topics. The speakers often have first-hand knowledge of the locales on an itinerary, and come from diverse backgrounds including the Foreign Service, leading universities, the arts and journalism. All of these programs enrich the passenger experience and round out our portfolio of onboard offerings to address the varied interests and discriminating tastes of our guests. In the diverse world of luxury travel, we have continued to differentiate ourselves and drive customer loyalty by providing such unique experiences.

Food and Dining

In addition to luxurious accommodations and unique enrichment opportunities, we offer the finest of culinary experiences. An important aspect of the dining experience aboard our ships is open seating dining. Unlike large ship cruises, where dining times and tables are typically assigned in advance, on our ships guests may choose from a variety of restaurants onboard and dine when they wish. We also offer complimentary 24-hour room service, allowing guests the option of enjoying a private dinner in-suite or on their own balcony. Top-shelf open bar is included in the price and can be enjoyed at the onboard restaurants, in any of the bars, and as part of the 24-hour room service.

Other Onboard Amenities

All ships feature a state-of-the-art spa, wellness and fitness facility, and full-service beauty salon operated by Canyon Ranch. Canyon Ranch SpaClub offers all the most popular spa treatments and physical facilities such as body and skin-care treatment rooms, a well-equipped gym and weight room with cardio and weight training equipment, a juice bar, men’s and women’s locker rooms, thalassotherapy, and sauna and steam rooms. We also serve a full range of Canyon Ranch’s Spa Cuisine at mealtimes. The healthy-focused menu items are available for breakfast, lunch and dinner at the main dining rooms, casual dining venues, poolside and on the 24-hour room service menu for in-suite dining. On select voyages, Canyon Ranch healthy living experts offer on-board presentations and workshops addressing lifestyle change, healthy living and stress management.

Evening entertainment includes a nightclub with live music, a multi-tiered show lounge featuring a variety of production shows from Broadway revues to classical concerts and other headliner acts, and a casino. Each ship also includes a well-stocked library, an outdoor pool deck, an internet café, paddle tennis and a jogging track. Shopping is available at several onboard duty-free boutiques.

Pre- and Post-Cruise Activity / Guest Services

We can handle virtually all aspects of guest reservations and transportation requirements, including arranging pre- and post-cruise hotel bookings and air transportation. Approximately 55% of our guests elect to take advantage of our free air program, which includes a comprehensive package of air, meet and greet services, and ground transfer to and from the ship. In addition, we offer guests the opportunity to purchase pre- and post-cruise hotel accommodations and land packages.

Loyalty Program

We maintain a loyalty program designed to cultivate long-term customer relationships. The Regent Seven Seas loyalty program, Regent Seven Seas Society, focuses on our most active customers and, as of December 31, 2011, covers over 200,000 Regent Seven Seas Society households. It has evolved to offer a range of guest rewards tailored to customer preferences, and are awarded in proportion to a member’s number of nights onboard.

The program offers significant value to us, both directly and indirectly. Its members act as ambassadors for the Regent Seven Seas cruise experience, conveying the benefits of the platform to potential customers. In addition, repeat cruisers tend to reserve future cruises farther in advance than first-timers, giving us earlier insight into future booking revenue. The program base is extremely active, with members re-qualifying themselves frequently. Acquisition costs for Regent Seven Seas Society members are much lower than traditional guests, in part because loyal customers record their preferences electronically, allowing us to target them with marketing customized to their preferred itinerary and interests. Customer loyalty continued to be an important driver of our business; 53% of total guests aboard our ships in 2011, on a passenger revenue basis, were repeat guests.

Sales & Marketing

We have a U.S.-based sales team of 34 people, including three representatives dedicated to charter and incentive clients and three national account managers that collectively oversee important strategic relationships and develop marketing plans and budgets for marketing campaigns across key accounts. This team sells our cruises to more than 4,760 producing travel agents, charter and incentive clients. We also utilize onboard sales consultants to directly book current passengers for their next itinerary. Approximately 7% of cruise revenue is made through the onboard channel.

We are focused on increasing our sales and marketing efforts to complement existing travel agency relationships and give us the flexibility to adapt to changing market conditions. In 2008, we developed an outbound call center, with 23 sales agents focused on optimizing leads created by our marketing programs and following up directly with consumers who have expressed interest. This strategic change offers attractive occupancy growth potential as the traditional inbound-only call center shifts toward a sales-generating orientation. Approximately 11% of bookings, as measured by passenger revenue, are made directly with us through one of these call centers or through our website. Internationally, we operate one office in the UK. Additional international revenue comes from general sales agents (GSAs) throughout the world with the majority of sales coming from Australia, Germany, Mexico and Brazil.

Our sales efforts are supported by a robust and targeted marketing platform. We place a strong focus on product innovation, not only for stimulating repeat business, but also for driving new demand for our products, and our marketing effort supports that focus. Innovations in online capabilities provide more efficient methods for communicating with past and prospective guests, including the integration of print and online marketing efforts, which increase efficiencies and product exposure.

Our Ship Operations

Crew and Staff

What we believe to be best-in-class guest service levels are paramount in the luxury space, where travelers have discriminating tastes and high expectations for service quality. We have dedicated increasing attention and resources to ensuring that our service offerings meet the demands of the most discriminating standards. We have implemented more rigorous onboard training programs and established additional human resources and career development resources. In addition, to ensure that guests receive highly personalized service and attention to detail, we have right-sized the on-board staff to offer crew-to-guest ratios of approximately 1-to-1.6, which is among the highest in the industry. Our dedication to anticipating and meeting our guests’ every need differentiates our operations and fosters close relationships between guests and the crew, helping to build customer loyalty.

Logistics and Technology

Sophisticated and efficient maintenance and operations systems support the technical superiority and modern look of our fleet. In the first half of 2009, we created a department to manage deck and engine operations in-house for both Regent Seven Seas and our sister company, Oceania Cruises, which has resulted in higher quality maintenance and better cost control.

Ship Maintenance

Each of our ships is taken out of service approximately every 24 to 36 months for a period of approximately ten days for scheduled maintenance work, repairs, and improvements that are performed in dry-dock. Our classification societies require that passenger ships dry-dock twice in five years and a maximum duration between each dry-dock cannot exceed three years. Dry-docking work is typically performed during off-peak demand periods to minimize the effect on revenues.

Seasonality

The seasonality of the cruise industry generally results in the greatest demand for cruises during the summer months of the third quarter. This predictable seasonality in demand has resulted in fluctuations in our revenue and results of operations. The effect of seasonality on our results is increased due to ships being taken out of service for regularly scheduled dry-docking, which we typically schedule during non-peak demand periods.

Employees

As of December 31, 2011 we had a total of 641 Regent Seven Seas officers, crew members and other employees, including 357 officers and crew members onboard our fleet and 284 shore side employees. Individuals who we refer to as our employees are employed by a related entity, Prestige Cruise Services, LLC, and provide services to us under the terms of a master shared services agreement. See “Certain Relationships and Related Party Transactions—Master Services Agreement” for additional information about our master services agreement and relationship with Prestige Cruise Services, LLC.

Our History

PCH initially served as the parent company and 100% owner of Oceania Cruises, an upper premium cruise line, which currently operates four vessels on worldwide itineraries. None of PCH, PCH’s direct or indirect stockholders (including PCI), Oceania Cruises or Oceania Cruises’ subsidiaries is an obligor or a guarantor of the notes and none of their respective assets or equity will be pledged as collateral.

In 2006, the Company began operating under the name Regent Seven Seas Cruises. In January 2008, PCH completed its acquisition through the Issuer of substantially all of the assets of Regent Seven Seas Cruises, Inc. and the equity of certain of its affiliated companies and joint ventures from Carlson Cruises Worldwide, Inc. and Vlasov Shipping Corporation. PCH is the market leader in the upper premium and luxury segments of the cruise industry with approximately 5,200 berths between the Oceania Cruises and Regent Seven Seas brands.

Our Sponsor

Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of December 31, 2011, Apollo had assets under management of $75.2 billion invested in its private equity, capital markets and real estate businesses. In addition to holding a controlling interest in PCH, through PCI, which in turn owns Regent Seven Seas and Oceania Cruises, Apollo holds a controlling interest in NCL Corporation Ltd., one of the leading global cruise line operators with operations in the contemporary segment of the cruise industry. Apollo also has current investments in other travel and leisure companies, including Caesars Entertainment and AMC Entertainment, and has in the past invested in Vail Resorts, Wyndham International and other hotel properties. For information regarding potential conflicts of interest between us and our sponsor, see “Risk Factors—Risks Related to Our Business—Our sponsor controls us and our sister company, Oceania Cruises, through its control of our parent companies PCI and PCH, and the interests of our sponsor and our parent companies may conflict with or differ from your interests.”

Insurance

We maintain marine insurance on the hull and machinery of our ships, which includes coverage for disbursements, earnings and increased value, in amounts related to the estimated market value of each ship. The coverage for each of the hull and machinery policies is maintained with syndicates of insurance underwriters from the European and U.S. insurance markets.

In addition we maintain comprehensive insurance coverage at commercially reasonable rates and believe that our current coverage is adequate to protect against most of the accident-related risks involved in the conduct of our business. We carry:

•	protection and indemnity insurance (that is, coverage for third party liabilities) on each ship, including insurance against risk of oil pollution liability;

•

war risk insurance, including terrorist risk insurance, on each ship in an amount equal to the total insured hull value, subject to certain coverage limits, deductibles and exclusions—the terms of our marine war risk policies include provisions where underwriters can give seven days’ notice to the insured that the policies will be cancelled, which is typical for policies in the marine industry; and

•	insurance for our shoreside property and general liability risks.

We believe that all of our insurance coverage, including those noted above, is subject to market-standard limitations, exclusions and deductible levels. We will endeavor to obtain insurance coverage in amounts and at premiums that are commercially acceptable to us.

We do not carry business interruption insurance for our ships based on our evaluation of the risks involved and protective measures already in place, as compared to the cost of insurance. We carry business interruption insurance for certain of our shoreside operations.

The Athens Convention Relating to the Carriage of Passengers and Their Luggage by Sea (1974) and the Protocol to the Athens Convention Relating to the Carriage of Passengers and Their Luggage by Sea (1976) are generally applicable to passenger ships. The U.S. has not ratified the Athens Convention. However, with limited exceptions, the 1976 Protocol to the Athens Convention may be contractually enforced with respect to cruises that do not call at a U.S. port. The International Maritime Organization Diplomatic Conference agreed to a new protocol to the Athens Convention on November 1, 2002 (the “2002 Protocol”). The 2002 Protocol, which has not yet been entered into force, establishes for the first time a no-fault liability regime and a level of compulsory insurance which must be maintained by passenger ship operators with a right of direct action against the insurer. The timing of the entry into force of the 2002 Protocol, if achieved at all, is unknown. No assurance can be given that affordable and secure insurance markets will be available to provide the level and type of coverage required under the 2002 Protocol.

Properties

Information about our cruise ships, including their size and primary areas of operation, estimated expenditures and financing may be found under “Business—Fleet Overview” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Our principal executive office is at 8300 NW 33rd Street, Suite 100, Miami, FL 33122. We are party to two real property leases for office space and/or call centers in Omaha, Nebraska and Southampton, England. We believe that our facilities are adequate for our current needs, and that we are capable of obtaining additional facilities as necessary.

Trademarks

Our ships have been operating under the Regent Seven Seas brand since 2006. In connection with the Regent Seven Seas Transaction, we entered into a trademark license agreement with Carlson granting us the exclusive right to use the “Regent” brand family of marks in the luxury cruise market. The agreement has since been assumed by Regent Hospitality Worldwide, Inc. The license bears royalties that we pay on a quarterly basis. The trademark license agreement had an initial term of ten years and automatically renews for additional one-year terms unless terminated by the parties. In February 2011, we amended the terms of this agreement. The amended and restated trademark license agreement allows us to use the Regent tradename, in conjunction with cruises, in perpetuity, subject to the terms and conditions stated in the agreement. In consideration for the rights and privilege to use the license under this agreement, we will pay the licensor approximately $9.1 million. We own various U.S. and foreign trademark registrations that are widely recognized worldwide, including registrations covering “Seven Seas Cruises,” “Seven Seas Navigator,” “Seven Seas Mariner,” “Seven Seas Voyager” and “Luxury Goes Exploring.” We also claim common law rights in trademarks and trade names used in conjunction with our ships, incentive programs, customer loyalty program, and specialty services rendered on board our ships.

Legal Proceedings

We are routinely involved in claims typical within the cruise industry. The majority of these claims are covered by insurance. We believe the outcome of such claims, net of expected insurance recoveries, will not have a material adverse impact on our financial condition or results of operations.

Regulation

Health and Environment

Our various ports of call subject our ships to international and U.S. laws and regulations relating to environmental protection, including but not limited to MARPOL. Under such laws and regulations, we are prohibited from, among other things, discharging certain materials, such as petrochemicals and plastics, into the waterways. Specifically in the U.S., we comply in all material respects with the newly implemented U.S. Environmental Protection Agency’s Vessel General Discharge permit.

Also in the U.S., we must meet the U.S. Public Health Service’s requirements, including ratings by inspectors from the Centers for Disease Control and Prevention, (the “CDC”), and the Food and Drug Administration (the “FDA”). We believe we rate at the top of the range of CDC and FDA scores achieved by the major cruise lines. In addition, the cruise industry and the U.S. Public Health Service have agreed on regulations for food, water and hygiene to assist cruise lines in achieving the highest possible health and sanitation standards on cruise ships.

Pursuant to FMC and U.S. Coast Guard regulations, we have covered our financial responsibility with respect to death or injury to passengers and water pollution by providing required guarantees from our insurers with respect to such potential liabilities. In addition, we are required to obtain and maintain certificates from the U.S. Coast Guard relating to our ability to satisfy liabilities in cases of marine oil pollution.

Our highest priority and commitment is to protecting the health, safety and security of our passengers, employees and others working on our behalf. We are also committed to protecting the marine environment in which our vessels sail and the communities in which we operate by minimizing adverse environmental consequences and using resources efficiently.

See “Risk Factors—Risks Related to the Regulatory Environment in Which We Operate” for additional discussion of our environmental risks.

Security and Safety

Since July 1, 1998, pursuant to provisions adopted by the IMO, all cruise ships were required to be certified as having safety management procedures that comply with the requirements of the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (the “ISM Code”). We have obtained certificates certifying that our ships are in compliance with the ISM Code. Each such certificate is granted for a five-year period and is subject to periodic verification.

We believe that our ships currently comply with all requirements of the IMO and the flag of The Bahamas, including but not limited to SOLAS, MARPOL, and STCW. The SOLAS requirements are amended and extended by the IMO from time to time. For example, The International Port and Ship Facility Code (the “ISPS Code”) was adopted by the IMO in December 2002. The ISPS Code provides for measures strengthening maritime security and places new requirements on governments, port authorities and shipping companies in relation to security issues on board ships and in ports. We have been in compliance in all material respects with all requirements of the ISPS Code imposed upon us as of the implementation date of May 2009.

In addition to the requirements of the ISPS Code, the U.S. Congress enacted The Maritime Transportation Security Act of 2002, commonly known as the MTSA, which implements a number of security measures at ports in the U.S. including measures that apply to ships registered outside the U.S. docking at ports in the U.S. The U.S. Coast Guard has published its own set of MTSA regulations that require a security plan for every ship entering the territorial waters of the U.S., provide for identification requirements for ships entering such waters and establish various procedures for the identification of crew members on board such ships. Our fleet complies in all material respects with the requirements imposed upon it by the MTSA and the U.S. Coast Guard regulations. The Transportation Workers Identification Credential, commonly known as the TWIC, is a new federal legal requirement for accessibility into and onto U.S. ports and U.S.-flagged vessels. We comply in all material respects with this requirement.

Amendments to SOLAS required that ships constructed in accordance with pre-1974 SOLAS requirements install automatic sprinkler systems by year-end 2005. Failure to comply with the SOLAS requirements with respect to any ship will, among other things, restrict the operations of such ship in the U.S. and many other jurisdictions. We comply in all material respects with these requirements.

Also, in response to concerns raised in connection with a balcony fire in 2006 onboard the cruise vessel Star Princess, IMO adopted an amendment to SOLAS which requires partial bulkheads on cabin balconies to be of non-combustible construction. Existing ships are required to comply with this SOLAS amendment by the first statutory survey after July 1, 2008. As of December 31, 2008, all of our ships complied in all material respects with the SOLAS amendment.

The new SOLAS regulation on long-range identification and tracking (LRIT) entered into force on January 1, 2008. This allows SOLAS contracting governments a year to set up and test the LRIT system and ship operators a year to start fitting the necessary equipment or upgrading so that their ships can transmit LRIT information. Ships constructed on or after December 31, 2008 must be fitted with a system to transmit automatically the identity of the ship, the position of the ship (latitude and longitude) and the date and time of the position. Ships constructed before December 31, 2008 must be fitted with the equipment not later than the first survey of the radio installation after December 31, 2008. We comply in all material respects with these requirements.

In July 2010, President Obama signed into law a new cruise ship safety bill entitled “The Cruise Vessel Security Act” which, in order to improve crime scene responses, requires, among other things, for cruise ships to have rape kits and anti-retroviral medication and a trained forensic specialist onboard. The law also requires that each ship, embarking or disembarking passengers in the United States of America, maintain a log book to record all deaths, missing individuals, alleged crimes and passenger complaints against crew members for theft, sexual harassment and assault. In compliance with all material respects with these initial requirements we have improved ship safety by having 42 inch guard rails, peep holes in every passenger and crew member cabin, on deck video surveillance, and an emergency sound system. We intend to comply with any additional requirements on or before future compliance deadlines.

Financial Requirements

The FMC requires evidence of financial responsibility for those offering transportation on board passenger ships operating out of U.S. ports to indemnify passengers in the event of non-performance of the transportation. We are also required to establish financial responsibility by other jurisdictions to meet liability in the event of non-performance of our obligations to passengers from those jurisdictions.

From time to time, various other regulatory and legislative changes have been or may in the future be proposed that may have an effect on our operations in the U.S. and the cruise industry in general.

Taxation of the Company

International shipping income

In many of the jurisdictions in which we operate as a non-resident ship operator, the shipping revenue derived therefrom is taxed on a “deemed international shipping income” basis, meaning that the tax is levied based on a statutorily prescribed percentage of “gross shipping income” derived from the relevant jurisdictions. We believe that “gross shipping income” consists of cruise package fares received from passengers.

The applicability of U.S. federal income taxes to us is separately discussed below.

Revenue from shipboard activities

In most countries in which we operate, tax is payable on income derived within the respective jurisdictions. We believe that the majority of the onboard revenue generated from activities such as beverage and gift shop sales is derived while the ships are navigating in international waters. Consequently, we are of the view that onboard revenue generated from such activities is not taxable. The majority of the countries in which we operate adopt the definition of territorial waters in accordance with Article 3 of the 1982 United Nations Convention on the Law of the Sea whereby 12 nautical miles from the baseline of the respective countries is the limit for taxation purposes unless there are express domestic laws which state otherwise.

U.S. federal income taxation of Regent Seven Seas shipping income

The following discussion of the application to the Issuer of U.S. federal income tax laws is based upon current provisions of the Code, legislative history, U.S. Treasury regulations, administrative rulings and court decisions. The following description is subject to change and any change could affect the continuing accuracy of this discussion (and any such change may also have retroactive effect).

Under Section 883 of the Code, certain foreign corporations, though engaged in the conduct of a trade or business within the United States, are exempt from U.S. federal income and branch profits taxes on (or in respect of) gross income derived from or incidental to the international operation of ships. U.S. Treasury regulations provide that a foreign corporation will qualify for the Section 883 exemption if, in relevant part: (i) the foreign country in which the foreign corporation is organized grants an “equivalent exemption” from tax for income from the international operation of ships of sufficiently broad scope to corporations organized in the U.S. (an “Equivalent Exemption”) and (ii) the foreign corporation is a “controlled foreign corporation” (a “CFC”) for more than half of the taxable year, and more than 50% of its stock is owned by qualified U.S. persons for more than half of the taxable year (the “CFC Test”). In addition, the U.S. Treasury regulations require a foreign corporation and certain of its direct and indirect shareholders to satisfy detailed substantiation requirements (“Substantiation Requirements”) in order to establish that the foreign corporation meets the CFC Test.

We believe substantially all of our income derived from the international operation of ships is properly categorized as Shipping Income, and that our income other than Shipping Income is not currently, nor is it expected to become, a material amount. It is possible, however, that a material amount of our income may not actually qualify (or will not qualify) as Shipping Income.

Even if our interpretation of Section 883 is correct, the exemption for Shipping Income is not applicable in any year in which we do not satisfy complex stock ownership tests, as described above. Additionally, any change in our operations could change the amount of our income that is considered Shipping Income under Section 883. Finally, any change in the tax laws governing our operations, including Section 883 of the Code and the regulations thereunder, could increase the amount of our income that is subject to tax. Any of the foregoing risks could significantly increase our exposure to U.S. federal income and branch profits tax.

The U.S.-source portion of our income that is not Shipping Income is generally subject to U.S. federal corporate income tax on a net basis (generally at a 35% rate) and possible state and local taxes, and our effectively connected earnings and profits generally are subject to an additional branch profits tax of 30%.

For purposes of the CFC Test, a qualified U.S. person is defined as an individual who is a U.S. citizen or resident alien, a domestic corporation or one of certain domestic tax-exempt trusts. Stock owned by or for a domestic partnership, taxable domestic trust, estate, mutual insurance company or similar entity is treated for these purposes as owned proportionately by its partners, beneficiaries, grantors or other interest holders.

The Issuer and its non-U.S. subsidiaries are disregarded as entities separate from their owner for U.S. federal income tax purposes, and accordingly, rely on the ability of the Issuer’s parent corporation, PCH, to meet the requirements necessary to qualify for the benefits of Section 883.

PCH is organized as a company in Panama, which grants an Equivalent Exemption. While PCH is currently classified as a CFC and we believe PCH meets the CFC Test because more than 50% in value of its stock is owned, or is treated as owned, by qualified U.S. persons for more than half of the taxable year the application of this test is subject to some uncertainty and there is no assurance that our view is correct.

At this time, we believe that substantially all of the Issuer’s income is Shipping Income and that PCH will be able to meet the requirements (including the Substantiation Requirements) provided in the U.S. Treasury regulations necessary for the Issuer’s Shipping Income to be subject to the exemption provided in Section 883 of the Code; however, we can give no assurance that we will in fact be able to meet the foregoing requirements.

Taxation of Regent Seven Seas’ international shipping income where Section 883 of the code is inapplicable

We believe that, if the Shipping Income of Regent Seven Seas were not exempt from U.S. federal income taxation under Section 883 of the Code, as described above, that income, as well as any other income from cruise operations of Regent Seven Seas that is not Shipping Income, to the extent derived from U.S. sources, generally would be taxed on a net basis under Section 882 of the Code (after allowance for deductions, assuming that a true and accurate federal income tax return is filed within the permitted timeframe) at graduated U.S. federal corporate income tax rates (currently, a maximum of 35%), and possible state and local income taxes. Regent Seven Seas would also be subject to a 30% (unless a lower treaty rate applies) federal branch profits tax under Section 884 of the Code, generally on the portion of our earnings and profits that was derived from U.S. sources each year to the extent such earnings and profits were not properly viewed as reinvested and maintained in the U.S. business of Regent Seven Seas. To the extent that our income derived from the use of our ships, or services related to the use of our ships, is not exempt under Section 883 of the Code or subject to net basis taxation under Section 882 of the Code, such income would be subject to a 4% gross basis tax under Section 887 of the Code. We believe that the income of Regent Seven Seas generally would not be subject to the 4% gross basis tax under Section 887 of the Code.

While any such U.S. federal, state and local income taxes and branch profits taxes would be a liability of our parent, PCH (because we and our subsidiaries are considered disregarded entities for U.S. federal and applicable state and local income tax purposes), and not a liability of ours or our subsidiaries, we may effectively bear the cost of any such taxes because we are permitted to make tax distributions to PCH to pay such taxes.

Income of Regent Seven Seas derived from U.S. sources includes 100% of its income, if any, from transportation that begins and ends in the U.S., and 50% of its income from transportation that either begins or ends in the U.S. Income from transportation that neither begins nor ends in the U.S. would not be taxable. There are indications in the legislative history of the transportation income source rules that suggest that a cruise that begins and ends in a U.S. port, but that calls on one or more foreign ports, will derive U.S. source income only from the first and last legs of such cruise. However, since there are no regulations or other IRS guidance with respect to these rules, the applicability of the transportation income source rules in the aforesaid manner is not free from doubt.

Certain State, Local and Non-U.S. Tax Matters

We may be subject to state, local and non-U.S. income or non-income taxes in various jurisdictions, including those in which we transact business, own property, or reside. We may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of Regent Seven Seas may not conform to the U.S. federal income tax treatment discussed above. We may be required to pay non-U.S. taxes on dispositions of foreign property, or operations involving foreign property may give rise to non-U.S. income or other tax liabilities in amounts that could be substantial.

MANAGEMENT

Directors and Executive Officers

Set forth below are the names, ages and current positions of our current executive officers and administrators. Our seven administrators act similarly to a board of directors of a U.S. corporation.

Name	Age	Position
Frank J. Del Rio	57	Administrator; Chairman and Chief Executive Officer of PCI and PCH
Adam M. Aron	57	Administrator
Kevin E. Crowe	29	Administrator
Russell W. Galbut	59	Administrator
Daniel M. Holtz	52	Administrator
Steve Martinez	43	Administrator
Eric L. Press	46	Administrator
Jason M. Montague	38	Chief Financial Officer of PCI and PCH
Kunal S. Kamlani	39	President and Chief Operating Officer of PCH
Mark S. Conroy	59	President of Regent Seven Seas
T. Robin Lindsay	54	Executive Vice President of Vessel Operations for PCI and PCH

Frank J. Del Rio is the founder of Oceania Cruises, is Chairman and Chief Executive Officer of PCI and PCH, our parent companies and the parent companies of Oceania Cruises, has been a member of the boards of directors of PCI and PCH and Oceania Cruises since April 2007 and became an Administrator of the Issuer in July 2009. Based in Miami, Florida, Mr. Del Rio is responsible for the financial and strategic development of Oceania Cruises and the Issuer. Between 2003 and 2007, Mr. Del Rio was instrumental in the development and growth of Oceania Cruises. Prior to founding Oceania Cruises, Frank Del Rio played a vital role in the development of Renaissance Cruises, serving as Co-Chief Executive Officer, Executive Vice President and CFO from 1993 to April 2001. Mr. Del Rio holds a B.S. in Accounting and is a Certified Public Accountant (inactive license).

Adam M. Aron has been a member of the boards of directors of PCI and PCH, our parent companies, and Oceania Cruises, our sister company, since April 2007 and became an Administrator of the Issuer in July 2009. He is Chairman and CEO of World Leisure Partners, Inc., a personal consultancy for matters related to travel and tourism and high-end real estate development. Mr. Aron has previously served as President and CEO of NCL Corporation Ltd., Senior Vice President of Marketing for United Airlines, Senior Vice President-Marketing for Hyatt Hotels Corporation, and Chairman of the Board and Chief Executive Officer of Vail Resorts, Inc. Mr. Aron currently serves on the boards of directors of Cap Jaluca Properties Ltd., E-miles, Inc., NCL Corporation Ltd. and Starwood Hotels and Resorts Worldwide. Mr. Aron also serves on the boards of directors of a number of non-profit organizations. He is a member of the Council on Foreign Relations, Business Executives for National Security, and is a former member of the Young Presidents’ Organization. In addition, Mr. Aron formerly served as First Vice Chairman of the U.S. Travel Association and as Vice Chairman of the National Finance Committee of the Democratic Senatorial Campaign Committee for the 2008 election cycle. Mr. Aron was previously selected by the U.S. Secretary of Defense to participate in the Joint Civilian Orientation Conference in 2004, was appointed by the U.S. Secretary of Agriculture to serve on the board of directors of the National Forest Foundation from 2000 through 2006 and was a delegate to President Clinton’s White House Conference on Travel and Tourism. Mr. Aron received a Master of Business Administration degree with distinction from the Harvard Business School and a Bachelor of Science Cum Laude from Harvard College.

Kevin E. Crowe has been a member of the boards of directors of PCI and PCH, our parent companies, and Oceania Cruises, our sister company, since December 2009 and became an Administrator of the Issuer in December 2009. Mr. Crowe joined Apollo in 2006 and currently serves on the board of directors of Quality Distribution, Inc. Prior to joining Apollo, Mr. Crowe was a member of the Financial Sponsors Group at Deutsche Bank. Mr. Crowe graduated from Princeton University with an AB in Economics and a certificate in Finance.

Russell W. Galbut has been a member of the boards of directors of PCI and PCH, our parent companies, and Oceania Cruises, our sister company, since April 2007 and became an Administrator of the Issuer in July 2009. Mr. Galbut currently serves on the board of directors of Gibraltar Private Bank and Trust, is the Chairman of the Board of Hebrew Homes Health Network and is a member of the American Arbitration Association. Mr. Galbut received a Bachelor of Science in Hotel Administration from Cornell University and a Juris Doctorate from the University of Miami.

Daniel M. Holtz has been a member of the boards of directors of PCI and PCH, our parent companies, and Oceania Cruises, our sister company, since April 2007 and became an Administrator of the Issuer in July 2009. Since 1998, Mr. Holtz has served as Managing Principal of Walden Capital Management, a Miami-based financial services company. Mr. Holtz currently serves on the boards of directors of Verifier Capital, L.L.C. and IWM Holdings, L.L.C. He is also involved in numerous non-profit and civic organizations, including serving as member of the Board of Trustees of Holtz Center for Maternal and Child Care at Jackson Memorial Hospital in Miami, Florida, the Museum of Contemporary Art in North Miami, Florida and the Aspen Art Museum in Aspen, Colorado. Mr. Holtz holds an undergraduate degree from the University of Florida.

Steve Martinez has been a member of the boards of directors of PCI and PCH, our parent companies, and Oceania Cruises, our sister company, since April 2007 and an Administrator of the Issuer since January 2008. Mr. Martinez is a partner at Apollo and currently serves on the boards of directors of NCL Corporation Ltd., the parent company of Rexnord Industries, a diversified manufacturer of engineered products, Veritable Maritime, an owner of crude oil tankers, and Hughes Telematics, an information services company. He has previously served on the boards of directors of Allied Waste Industries, Goodman Global, Jacuzzi Brands and Hayes-Lemmerz International. Mr. Martinez is also active in charitable activities and currently serves as Co-Chairman of the Northeast Advisory Board of the Hispanic Scholarship Fund. Prior to joining Apollo, Mr. Martinez was a member of the mergers and acquisitions department of Goldman Sachs & Co. with responsibilities in merger structure negotiation and financing. Before that he worked at Bain & Company Tokyo advising U.S. corporations on corporate strategies in Japan. Mr. Martinez received a Master’s of Business Administration from the Harvard Business School and a Bachelor of Arts and Bachelor of Science from the University of Pennsylvania and the Wharton School of Business, respectively.

Eric L. Press has been a member of the boards of directors of PCI and PCH, our parent companies, and Oceania Cruises, our sister company, since April 2007 and became an Administrator of the Issuer in July 2009. He is a partner at Apollo, where he has worked since 1998. Mr. Press also serves on the boards of directors of Apollo Commercial Real Estate Finance, Inc., Athene Re, Caesars Entertainment Corporation, Noranda Aluminum, Affinion Group, Metals USA Holdings, and Innkeepers USA.

Jason M. Montague is the Executive Vice President and Chief Financial Officer of PCH. He is responsible for all day-to-day financial operations as well as the mid- and long-term strategic planning and financial development of PCH and its two brands, Oceania Cruises and Regent Seven Seas. Part of the Oceania Cruises’ start-up team, Mr. Montague has seen the company through the purchase of its three R-Class vessels, the equity investment by Apollo, the financing for the Oceania-Class newbuilds and the acquisition and integration of Regent Seven Seas. Prior to joining Oceania Cruises, he operated a successful consulting practice focused on strategic planning and development of small to medium-sized companies. He previously held the position of Vice President Finance for Alton Entertainment Corporation, a brand equity marketer who was majority owned by the Interpublic Group of Companies. Mr. Montague holds a BSBA in Accounting from the University of Miami.

Kunal S. Kamlani is the President and Chief Operating Officer of PCH, responsible for the overall strategic marketing, sales, e-commerce, public relations, promotions and procurement for both Oceania Cruises and Regent Seven Seas. Additionally, he serves as President of Oceania Cruises. Mr. Kamlani rejoined PCH in September 2011 from Bank of America/Merrill Lynch, where he served as head of the multi-billion dollar Global Investment Solutions division with approximately 1,000 employees worldwide. Prior to that, Mr. Kamlani was the Chief Financial Officer for PCH. His past experiences also include serving as the Chief Operating Officer of

Smith Barney and Vice President of corporate development for Starwood Hotels & Resorts. Mr. Kamlani earned his MBA from Columbia University and a bachelor’s degree in Economics and Political Science from Colgate University.

Mark S. Conroy, the President of Regent Seven Seas, is responsible for its day-to-day sales and marketing activities and is the steward of the Regent Seven Seas brand. During his sixteen years of leadership of the line, Mr. Conroy has overseen the development of the highly successful all balcony-suite concept, and launched two acclaimed 700-guest ships with that design: Seven Seas Mariner (March 2001) and Seven Seas Voyager (April 2003). Mr. Conroy’s three decades of experience in managing and operating cruise ships encompasses key roles with some of cruising’s most prominent names. He was chairman of the Cruise Lines International Association (CLIA) Executive Committee from 2002 to 2004, and has served on various other committees in the past. Mr. Conroy’s cruise industry career began in 1974 at Norwegian Cruise Line, while studying at the University of Miami. He graduated Summa Cum Laude from the University of Miami in 1976 with a Bachelor’s Degree in Business.

T. Robin Lindsay is the Executive Vice President of Vessel Operations for PCI and PCH, the parent companies of Regent Seven Seas and Oceania Cruises, and oversees all marine, technical and hotel operations. Mr. Lindsay was instrumental in the extensive refurbishment and launch of Oceania Cruises’ Regatta, Insignia and Nautica and the development of the new 1,250-guest Oceania-Class newbuilds. Mr. Lindsay possesses a substantial amount of experience in the luxury cruise arena and has overseen the design and construction of many of the industry’s most acclaimed luxury cruise ships. Prior to joining Oceania Cruises in 2003, Mr. Lindsay was the Senior Vice President of Vessel Operations at Silversea Cruises and, prior to that, Vice President of Operations at Radisson Seven Seas Cruises.

DIRECTOR COMPENSATION

Our non-executive directors do not receive any annual retainer, meeting, committee or chair fees. Additionally, there are no automatic annual equity grants, rather grants are made from time to time as determined by our Board and the last such grant was in 2010. Although no equity grants were made in 2011, as noted above, the Board determined that it was appropriate to modify the portion of the outstanding performance-based options that would have vested if the Company had achieved the 2011 MICP EBITDA performance target. This modification applied not only to options granted in 2011 but to any prior performance based options. The performance-based options scheduled to vest in December 2011 that would have been forfeited due to the failure to achieve the specified performance criteria were modified in December 2011 to permit them to vest if the Company achieved its 2012 MICP EBITDA target. For a more detailed discussion of such options, see the Compensation Discussion and Analysis section titled “Long-Term Equity Incentive Compensation” above.

The following table sets forth information for compensation earned in fiscal year 2011 by our non-executive directors:

Name (a)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Adam M. Aron (3)	—	—	71		—	—	—	$71
Kevin E. Crowe (4)	—	—	71	(2)	—	—	—	$71
Russell W. Galbut (4)	—	—	127		—	—	—	$127
Daniel M. Holtz (3)(4)	—	—	71		—	—	—	$71
Steven Martinez (3)	—	—	71	(2)	—	—	—	$71
Eric L. Press			71	(2)	—	—	—	$71

(1)

Represents the aggregate grant date fair value of options granted to such non-executive directors in 2011, computed in accordance with FASB ASC Topic 718, disregarding any estimates of forfeitures related to service-based vesting conditions. As detailed above, certain performance-based options scheduled to vest in December 2011 that would have been forfeited due to failure to achieve the specified performance criteria were modified in December 2011 to permit them to vest if the Company achieves its 2012 MICP EBITDA target. This modification was accounted for in accordance with ASC 718 as a cancellation and a replacement grant and the grant date fair value amounts represent the incremental value of the replacement options.

The outstanding equity awards held by our directors on December 31, 2011 are set forth on the table below:

Name	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable
Adam M. Aron	93,388	5,000
Kevin E. Crowe	5,000	5,000
Russell W. Galbut	14,001	8,999
Daniel M. Holtz	10,000	5,000
Steven Martinez	10,000	5,000
Eric L. Press	10,000	5,000

Represents performance-based and time-based options granted to such directors pursuant to the Prestige option plan. There is no threshold or maximum performance and the options are generally forfeited if the relevant performance target is not satisfied. For a more detailed description of the performance-based options, see the Compensation Discussion and Analysis section titled “Long-Term Equity Incentive Compensation” above.

(2)

In the case of Messrs. Crowe, Press and Martinez, the stock options are not granted to the director individually, but are granted to Apollo in recognition of the director’s service on our Board. Although each of Messrs. Crowe, Press, and Martinez may be deemed a beneficial owner of equity interests of the Issuer beneficially owned by Apollo through PCI due to his status as an investment professional with Apollo or a partner or senior partner of Apollo, each such person disclaims beneficial ownership of any such shares.

(3)	Each of the above directors is a member of the Compensation Committee.
(4)	Each of the above directors is a member of the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

This section describes the material elements of compensation awarded to, earned by or paid to our executive officers identified in the Summary Compensation Table, which we refer to in this section as our “named executive officers” or “NEOs.” This section also provides a discussion of the process and rationale for the compensation decisions of the Board of Directors and its Compensation Committee and describes the role of various parties in determining our executive compensation programs. Unless otherwise specified, references throughout this “Compensation Discussion and Analysis” to the Board of Directors or the Compensation Committee are to the board or compensation committee of Prestige Cruise Holdings, Inc. (“PCH”), our parent company.

The named executive officers for 2011 are:

Frank J. Del Rio	Chief Executive Officer of PCH and Chairman of the Board
Jason M. Montague	Executive Vice President, Chief Financial Officer of PCH
Kunal S. Kamlani	President and Chief Operating Officer of PCH and President of Oceania Cruises
Mark S. Conroy	President of Regent Seven Seas Cruises
T. Robin Lindsay	Executive Vice President of Vessel Operations for PCH

The Compensation Committee was established in 2007, following an investment by Apollo in the Company. Since its inception, the Compensation Committee has reviewed and determined the compensation plans in place for our named executive officers, including reviewing terms of employment agreements, setting performance goals, evaluating the competitiveness of our executive compensation program, and administering our benefit and incentive plans.

Executive Compensation Program Objectives and Philosophy

The Company’s executive compensation arrangements are guided by the following principles:

•	We believe that a capable, experienced and highly motivated executive management team is critical to our success and to the creation of long-term shareholder value.

•

We believe that the most effective executive compensation program is one that focuses on pay for performance and (i) rewards the achievement of annual, long-term and strategic goals and (ii) aligns the interests of our executives with those of our shareholders.

The Company’s 2011 executive compensation program was designed according to the above principles and had the primary aim of (1) attracting and retaining executives with the requisite skills and experience to help achieve our business objectives of developing and expanding business opportunities that improve long-term shareholder value; and (2) encouraging executives to achieve our business objectives by linking executive compensation to Company performance and long-term shareholder value.

Our compensation approach for our named executive officers in 2011 had three key elements, designed to be consistent with the Company’s compensation philosophy and business objectives: (1) base salary; (2) annual incentive bonuses; and (3) long-term equity awards, subject to both time and performance-based vesting requirements. In structuring executive compensation arrangements, our Compensation Committee carefully considers how each component of our compensation program meets our business objectives.

Base salary is intended to attract and retain highly qualified executives, by providing current cash compensation commensurate with expertise, experience, tenure, performance, potential and scope of responsibility. The annual incentive bonuses motivate our executives to perform and meet our short term business goals and annual financial objectives. The equity based component of our executive compensation approach fosters a long term view of the business and helps align officer interests with shareholder interests. Further, we believe that equity awards that vest based on time enhance the stability of our senior team and provide greater incentives for our named executive officers to remain with the Company. We believe that the combination of annual fixed pay and equity ownership provides our named executive officers with an appropriate mix of guaranteed current cash compensation, allowing them to stay focused on their duties, and long term compensation, encouraging them to work toward increasing long term shareholder value.

We believe that a substantial portion of an executive officer’s compensation should be at-risk, in accordance with our compensation philosophy that links executive compensation to the attainment of business objectives and earnings performance, over the near and long term, which in turn enables us to attract, retain and reward executive officers who contribute to our success. For the named executive officers as a group for fiscal 2011, on an annualized basis, base salary represents 68.5% of their total target direct compensation, annual bonus incentive represents 28.8% of their total target direct compensation and long-term incentives represent 2.6% of their total target direct compensation. The Company believes that this is an appropriate mix of fixed and variable compensation intended to incentivize our named executive officers to focus on both continued improved annual operating performance and continued long-term growth of the Company. In determining the appropriate mix of compensation components for each of our named executive officers, our Compensation Committee annually assesses, among other factors, each named executive officer’s responsibilities, prior experience and value to the Company, as well as each named executive officer’s expected level of contribution toward achieving the Company’s long-term objectives.

Compensation Setting Process

Compensation Consultants; Review of Relevant Compensation Data

Consistent with past practice, in 2011 neither our Board of Directors nor management retained a compensation consultant to review or recommend the amount or form of compensation paid to our executive officers, including our named executive officers, or our directors. We have not adopted a policy regarding compensation consultant independence. We will consider the implementation of such a policy if and when we decide to retain a compensation consultant to assist us with our executive compensation programs in the future.

Our Board of Directors believes that, in order to effectively attract and retain high level executive talent, each element of the compensation program should establish compensation levels that take into account current market practices. Our Board of Directors does not “benchmark” executive compensation at any particular level in comparison with other companies. Rather, our Board of Directors familiarizes itself with compensation trends and competitive conditions through the review of non-customized third-party market surveys and other relevant publicly available data. In setting compensation levels for 2011, after determining the types and amount of compensation based on its own evaluation, our Board of Directors considered publicly available compensation data solely to determine the relative strengths and weaknesses of our compensation packages on an aggregate basis. Our Board of Directors also relied on its extensive experience managing portfolio companies and considered each executive’s level of responsibility for the overall operations of the Company, historical Company practices, long-term market trends, internal pay equity, expectations regarding future named executive officer contributions, our own performance, budget considerations, and succession planning and retention strategies.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions related to the CEO and equity-based compensation awards. The Compensation Committee, together with recommendations and input from our CEO, sets and determines the compensation for the other named executive officers.

Compensation Risk Assessment

The Company conducted a risk assessment of our compensation policies and practices and concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In particular, the Board of Directors believes that the design of our annual performance incentive program and long-term equity incentives provides a balanced approach and an effective and appropriate mix of incentives to ensure our executive compensation program is focused on long-term shareholder value creation. To strengthen the relationship between pay and performance, our annual cash incentive bonus plan and many of our equity grants are subject to the achievement of pre-established performance goals established independently of the plan participants. In addition, a portion of such variable pay is delivered through equity awards with both time-based and performance-based vesting schedules, and performance periods covering multiple years, thus emphasizing retention and long-term company performance while discouraging the taking of short-term risks at the expense of long-term results.

Compensation Elements

The three key compensation elements for our named executive officers identified above (base pay, annual performance bonus and long-term equity awards), as well as other elements of compensation, are discussed below.

Base Salary

Base Salary is intended to provide a baseline level of fixed compensation that reflects each named executive officer’s level of responsibility. Each named executive officer is party to an employment agreement that provides for a fixed base salary, subject to annual review. The initial base salary level for each named executive officer was negotiated in connection with the executive joining the Company or our affiliates (including Prestige Cruise Services, LLC (“PCS”), a subsidiary of Oceania Cruises) or upon a change of his or her responsibilities. Decisions regarding adjustments to base salaries are made at the discretion of our Compensation Committee, though the salaries are generally subject only to increases, not decreases. In reviewing base salary levels for our named executive officers, the Compensation Committee annually considers and assesses, among other factors, a named executive officer’s current base salary, job responsibilities, leadership and experience, and value to our Company. In addition, as noted above, base salary levels are generally intended to be consistent with competitive market base salary levels, but are not specifically targeted or “benchmarked” against any particular company or group of companies.

The chart below indicates the annual base salary for each of our named executive officers in 2011.

2011 Annual Base Salary
Frank J Del Rio	$1,320,000
Jason M. Montague	$325,000
Kunal S. Kamlani	$750,000
Mark S. Conroy	$535,000
T. Robin Lindsay	$425,000

Annual Incentive Bonus

Each named executive officer, with the exception of Mr. Kamlani, is eligible to receive an annual cash bonus for fiscal 2011 in accordance with the Company’s 2011 management incentive compensation plan (the “MICP”), subject to the provisions of his employment agreement. The 2011 MICP provides for bonus payments upon the achievement of an EBITDA-based corporate performance goal. We use our annual incentive bonus program to incentivize and motivate our named executive officers by providing the opportunity to receive additional compensation tied to annual Company performance. In 2011, pursuant to his employment agreement, Mr. Kamlani is eligible to receive a cash bonus in an amount determined by the Board of Directors of PCH, subject to a guaranteed minimum annual bonus of $500,000.

Each year, the Compensation Committee establishes the performance goal after careful review of the annual budget. For 2011, the Compensation Committee determined that the MICP bonus target would be an adjusted EBITDA of PCH and its consolidated subsidiaries, defined as earnings before interest, other income (expense), income taxes, depreciation and amortization, and MICP compensation expense adjusted for the impact from settled fuel hedges (“MICP EBITDA”). The Compensation Committee sets the MICP EBITDA target at the PCH level, which includes the operating results of the non-public reporting Oceania Cruises, Inc., as the Compensation Committee believes the named executive officers should be incentivized on the combined performance of both companies. In setting the MICP EBITDA target of $194.8 million for 2011, the Compensation Committee considered several factors, including the annual budget, external environment and competitive performance. The Compensation Committee set the 2011 MICP EBITDA target based on the same criteria used to set the MICP EBITDA target level for 2010 and 2009. The MICP EBITDA target level for 2009 was not achieved, and the MICP EBITDA target for 2010 was achieved only after the Compensation Committee determined to adjust the target for an unplanned dry-dock. Taking into account the Company’s relevant recent historical experience with respect to achievement of MICP EBITDA targets as well as the then-current environment for the cruise industry and the 2011 annual budget, the Compensation Committee believed that the MICP EBITDA target for 2011, although not substantially certain to be achieved, was reasonably possible to be achieved.

We believe the MICP EBITDA performance target is useful as it reflects certain operating drivers of our business, such as sales growth, operating costs, selling and administrative expenses and other operating income and expense. The Compensation Committee reserves the right to adjust the performance goal during the course of the year to take into consideration changes in deployment of the fleet, major unforeseen and uncontrollable events and other non-recurring and extraordinary costs and revenues experienced by us during the year. For 2011, the Compensation Committee recommended, and the Board approved, that MICP EBITDA would be adjusted for the impact of fuel pricing. The Compensation Committee considers several factors in implementing our target goal, including ensuring continued improved performance on a year over year basis.

The following chart sets forth the MICP EBITDA levels at which various levels of incentive payout would become available to our named executive officers for 2011, with the bonus percentage amounts expressed as a percentage of the named executive officer’s base salary for 2011. Between these points the payout is calculated on a sliding straight line basis. There is no maximum bonus for the named executive officers and the sliding straight line allocation between 91.9% and 100% will be applied to MICP EBITDA over 100% of performance target.

Name	Percentage of MICP EBITDA goal Achieved	Annual Incentive Bonus Percentage
Frank J. Del Rio (1)	71.4%	0.0%
	81.6%	13.9%
	91.9%	41.7%
	100%	75.8%
Jason M. Montague	71.4%	0.0%
	81.6%	13.8%
	91.9%	41.3%
	100%	75.0%
Kunal S. Kamlani	—	—
Mark S. Conroy	71.4%	0.0%
	81.6%	15.6%
	91.9%	46.8%
	100%	85.0%
T. Robin Lindsay	71.4%	0.0%
	81.6%	13.8%
	91.9%	41.3%
	100%	75.0%

(1)

Pursuant to his employment agreement, Mr. Del Rio is eligible to receive an annual cash bonus for fiscal 2011 in a fixed amount of $1,000,000 (or approximately 75.8% of his base salary for fiscal 2011), contingent on the achievement of the MICP EBITDA target under the 2011 MICP. For fiscal 2011 the Board of Directors agreed to base Mr. Del Rio’s annual incentive bonus on a similar pro-rata percentage used for the other named executive officers in 2011.

Our fiscal 2011 MICP EBITDA was 94.67% of our performance target. As a result, Messrs. Del Rio, Conroy, Montague and Lindsay received an annual bonus equal to 53.0%, 59.4%, 52.5% and 52.5% of their base salaries, respectively. The chart below shows the annual incentive bonus that will be paid in 2012 based on services provided in 2011:

Name	Total Bonus	Bonus as % of 2011 Annual Base Salary
Frank J. Del Rio	$699,347	53.0%
Jason M. Montague	$170,466	52.5%
Kunal S. Kamlani	$500,000	66.7%
Mark S. Conroy	$318,028	59.4%
T. Robin Lindsay	$222,917	52.5%

Long-Term Equity Incentive Compensation

We believe that long-term compensation of our executives, including our named executive officers, should be directly linked to the value provided to shareholders. Accordingly, our long-term equity incentive program is intended to directly align a significant portion of the compensation of our named executive officers with the interests of our shareholders by motivating and rewarding creation and preservation of long-term shareholder value with measurement to a multi-year performance period. In this regard, the Compensation Committee determined that stock options in PCI is the most appropriate equity-based compensation award, as it provides value only if there is appreciation in the value of PCI’s common stock following the date of grant, and no value if there is no such appreciation. We use a combination of time-based vesting awards (which enhance retention) and performance-based vesting (which strengthens the link between pay for performance).

Certain of our named executive officers have been granted stock options pursuant to the 2008 Stock Option Plan of PCI (the “Prestige option plan”). Each option granted under the Prestige option plan represents the right to purchase one share of the common stock of PCI, which is the ultimate parent company of Regent Seven Seas. Our philosophy is that options are granted to named executive officers when the Compensation Committee determines that it would be to the advantage and in the best interests of the Company and its stockholders to grant such options as an inducement to enter into or remain in the employ of the Company or one of its subsidiaries and as an incentive for increased efforts during such employment. The number of equity awards granted annually to our named executive officers is determined both in the discretion of the Compensation Committee and pursuant to certain agreements with certain named executive officers. Option grants to the CEO are at the discretion of the Compensation Committee, while grants to all other named executive officers are determined by the Compensation Committee after consultation with and recommendation of the CEO.

Mr. Del Rio was not granted any options in 2011, in light of the significant option grants made in 2009 in connection with the signing of his employment agreement. However, a portion of his options granted in 2010 were modified in 2011 as discussed below.

Mr. Kamlani is entitled to receive a time-based option grant in connection with his employment which vests in three cumulative and substantially equal installments on each of the first, second and third anniversaries of his employment.

For Messrs. Montague, Conroy and Lindsay, fifty percent (50%) of the option grants have time-based vesting in three cumulative and substantially equal installments at the end of each calendar year of the grant date, provided that the named executive officer remains continuously employed in active service with the Company or one of its subsidiaries. The remaining fifty percent (50%) of the option grants have performance-based vesting in three substantially equal installments on December 31 of each applicable performance measurement year if the applicable MICP EBITDA performance target for such year (which is the same target as used under the 2011 MICP) is satisfied. If the performance targets for any year are not satisfied, the performance based options scheduled to vest that year are forfeited. However, the Board of Directors or Compensation Committee reserves the right to vest or modify the options to the extent it determines that achievement of the performance criteria was affected by changes in deployment of fleet, major unforeseen and uncontrollable events and other non-recurring and extraordinary costs experienced by the Company during the year.

As noted above, our fiscal 2011 MICP EBITDA was less than the target level. The Board determined that it was appropriate to modify the portion of the outstanding performance-based options that would have vested if the Company had achieved the 2011 MICP EBITDA performance target. This decision was based on (i) the successful completion of Oceania Cruises new ship, Marina, which represents a 62% increase in capacity at Oceania Cruises, combined with (ii) the unprecedented events in the Middle East and Eastern Mediterranean in the earlier parts of the year and (iii) the strong overall performance. This modification applied not only to options granted in 2011 but to any prior performance based options. The performance-based options scheduled to vest in December 2011 that would have been forfeited due to the failure to achieve the specified performance criteria were modified in December 2011 to permit them to vest if the Company achieved its 2012 MICP EBITDA target.

Except as otherwise provided in a named executive officer’s employment agreement, unvested options are generally forfeited upon a termination from service, although certain option holders will also become vested in their awards in connection with certain terminations of employment. For a discussion of vesting under specific termination scenarios, see the section titled, “Potential Payments upon Termination of Employment and Change of Control” below.

Other Elements of Compensation

Benefits and Perquisites

We provide our named executive officers with the opportunity to participate in our medical, dental and insurance programs and vacation and other holiday pay, all in accordance with the terms of such plans and programs in effect from time to time and substantially on the same terms as those generally offered to our other employees.

In addition, certain of the named executive officers receive a cash automobile allowance, as well as Company paid long term disability coverage. The Company believes that the level and mix of perquisites it provides to the named executive officers is consistent with market compensation practices.

Severance Arrangements and Change in Control Benefits

Each of our named executive officers is employed pursuant to an employment agreement that provides for severance benefits upon an involuntary termination of the named executive officer’s employment by us, a termination by the executive as a result of a constructive termination, or in certain instances, non-renewal of an employment agreement. The severance benefit in each employment agreement was negotiated in connection with the commencement of each executive’s employment with the Company, or upon a change of their responsibilities. In each case, our Board of Directors determined that it was appropriate to provide the executive with severance and related benefits in light of his or her position with the Company, general competitive practices and as part of an overall compensation package. The severance benefits payable to each of our named executive officers upon a qualifying termination of employment generally includes a cash payment based on the executive’s base salary (and in some cases, including bonus) and continued medical benefits for the applicable severance period at the Company’s expense.

The Company does not believe that the named executive officers should be entitled to any cash severance benefits merely because of a change in control of the Company. Accordingly, none of the named executive officers are entitled to any such payments or benefits upon the occurrence of a change in control of the Company, unless there is an actual or constructive termination of employment following such change in control. However, the employment agreements for certain executives provide for additional payments to make them whole for any excise taxes that may be imposed on them in the event of a change in control, which payments were agreed to by the Compensation Committee in connection with the negotiation of the executive’s overall compensation package, which the Compensation Committee believes was reasonable and competitive. The material terms of such payments and benefits are described in the section titled “Potential Payments Upon a Termination or Change in Control.”

Summary Compensation Table for Fiscal 2011

The following table provides summary information concerning compensation paid or accrued during the fiscal year ended December 31, 2011 to our principal executive officer, our principal financial officer and our three other most highly paid executive officers. The table below presents total compensation at the parent company level. The percentage of NEO compensation expense allocated to the Company is 53% excluding Mark Conroy, whose allocation is 100%. Our allocation of compensation expense for NEO’s is $3.1 million.

Name and Principal Position	Year	Salary	Bonus	Option Awards (2)	Non-equity Incentive Plan Compensation	All Other Compensation (3)	Total
Frank J. Del Rio Chief Executive Officer of PCH and Chairman of the Board	2011	$1,320,000	—	$7,049	$699,347	$92,726	$2,119,112

Jason M. Montague Executive Vice President, Chief Financial Officer of PCH	2011	$325,000	—	$40,497	$170,466	$15,377	$551,340

Kunal S. Kamlani President and Chief Operating Officer of PCH (1)	2011	$256,849	$500,000	—	—	$22,547	$779,396

Mark S. Conroy President of Regent Seven Seas Cruises	2011	$535,000	—	$40,461	$318,028	$13,318	$906,808

T. Robin Lindsay Executive Vice President of Vessel Operations for PCH	2011	$425,000	—	$40,914	$222,917	$13,200	$702,031

(1)

Mr. Kamlani’s employment began during the third quarter and as such he did not earn his entire 2011 annualized base salary. Mr. Kamlani’s employment contract dated June 17, 2011 provides for a time based option to purchase 600,000 shares of PCI. As of December 31, 2011 these options have not been issued.

(2)

Represents the aggregate grant date fair value of options granted to such named executive officers in 2011, computed in accordance with FASB ASC Topic 718, disregarding any estimates of forfeitures related to service-based vesting conditions. See Note 7 to the Company’s consolidated financial statements set forth in this filing for the assumptions made in determining those values.

(3)

Included within Mr. Del Rio’s ‘All Other Compensation’ is $32,000 personal allowance, $27,600 car allowance, and personal tax service and cruise benefits. Included within Mr. Montague’s ‘All Other Compensation’ is car allowance and cruise benefits. Included within Mr. Kamlani’s ‘All Other Compensation’ is legal fees, cruise benefits and car allowance. Mr. Conroy’s and Mr. Lindsay’s ‘All Other Compensation’ amount includes car allowance. The cruise benefit was valued on the basis of the aggregate incremental cost to the Company, including the costs for food, beverages, shore excursions, airport transfers, pre and post cruise hotel stays, onboard internet, onboard amenities and gratuities.

Grants of Plan-Based Awards for Fiscal 2011

The following Grants of Plan-Based Awards table provides information concerning awards granted in 2011 to our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All other Option Awards: # of Securities Underlying Options (3)	Grant Date Fair Value of Stock & Option Awards (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Frank J. Del Rio	—	—	1,000,000	—	—	—	—	—	—
	12/13/2011	—	—	—	—	108,108	—	—	$7,039

Jason M. Montague		—	243,750	—	—	—	—	—
	1/1/2011	—	—	—	—	—	—	6,250	$19,710
	1/1/2011	—	—	—	—	2,083	—	—	$6,949
	1/1/2011	—	—	—	—	2,083	—	—	$6,561
	1/1/2011	—	—	—	—	2,084	—	—	$6,200
	12/13/2011	—	—	—	—	4,167	—	—	$565
	12/13/2011	—	—	—	—	5,000	—	—	$213
	12/13/2011	—	—	—	—	4,167	—	—	$176
	12/13/2011					2,083		—	$123

Kunal S. Kamlani	—	—	—	—	—	—	—	—	—

Mark S. Conroy		—	454,750	—	—	—	—	—
	1/1/2011	—	—	—	—	—	—	6,250	$19,710
	1/1/2011	—	—	—	—	2,083	—	—	$6,949
	1/1/2011	—	—	—	—	2,083	—	—	$6,561
	1/1/2011	—	—	—	—	2,084	—	—	$6,200
	12/13/2011	—	—	—	—	4,167	—	—	$565
	12/13/2011	—	—	—	—	8,333	—	—	$353
	12/13/2011					2,083		—	$123

T. Robin Lindsay		—	318,750	—	—	—	—	—
	1/1/2011	—	—	—	—	—	—	6,250	$19,710
	1/1/2011	—	—	—	—	2,083	—	—	$6,949
	1/1/2011	—	—	—	—	2,083	—	—	$6,561
	1/1/2011	—	—	—	—	2,084	—	—	$6,200
	12/13/2011	—	—	—	—	7,500	—	—	$1,018
	12/13/2011	—	—	—	—	8,333	—	—	$353
	12/13/2011					2,083		—	$123

(1)

Represents potential payout levels based on 2011 performance for awards granted pursuant to the 2011 MICP. There is no maximum amount payable under the 2011 MICP. For amounts actually paid to each of the named executive officers pursuant to such awards based on results achieved in 2011, see the Summary Compensation Table column titled “Non-Equity Incentive Plan Compensation.” For a more detailed description of the potential payout under the 2011 MICP, see the Compensation Discussion and Analysis section titled “Annual Incentive Bonus” above.

(2)

Represents performance-based options granted to such named executive officers in 2011 pursuant to the Prestige option plan. There is no threshold or maximum performance and the options are generally forfeited if the relevant performance target is not satisfied. For a more detailed description of the performance-based options, see the Compensation Discussion and Analysis section titled “Long-Term Equity Incentive Compensation” above.

(3)

Represents time-based options granted to such named executive officers in 2011, pursuant to the Prestige option plan. The options vest and become exercisable in three cumulative and substantially equal installments at the end of each calendar year of the grant date, provided that the named executive officer remains continuously employed in active service with the Company or one of its subsidiaries.

(4)

Represents the aggregate grant date fair value of options granted to such named executive officers in 2011, computed in accordance with FASB ASC Topic 718, disregarding any estimates of forfeitures related to service-based vesting conditions. See Note 7 to the Company’s consolidated financial statements set forth in this filing for the assumptions made in determining those values. Certain performance-based options scheduled to vest in December 2011 that would have been forfeited due to failure to achieve the specified performance criteria were modified in December 2011 to permit them to vest if the Company achieved its 2012 MICP EBITDA target. This modification was accounted for in accordance with ASC 718 as a cancellation and a replacement grant. The grant date fair value amounts with respect to options granted on December 13, 2011 represent the incremental value of the replacement options.

Employment Agreements

Though the employment agreements reference the boards and compensation committees of various subsidiaries and affiliates, our current practice is that compensation decisions are made by the board and/or compensation committee of PCH.

Frank J. Del Rio

Pursuant to an employment agreement with Oceania Cruises and PCI dated July 1, 2009, Mr. Del Rio is employed as Chairman and Chief Executive Officer of the above companies and any of their majority owned subsidiaries. The term of Mr. Del Rio’s employment agreement is four years. The agreement provides for a 2011 annual base salary of $1,320,000, subject to a mandatory ten percent (10%) increase each year. For 2010 and 2011, Mr. Del Rio is eligible for an annual cash bonus of $1,000,000 each year, subject to his continued employment through the last day of each year and the attainment of performance objectives established by the board of directors of PCI (such performance objectives to be consistent with those applicable to other senior executives of PCI). For 2012, Mr. Del Rio is eligible for a target incentive bonus equal to one hundred percent (100%) of his then current salary, provided that the actual bonus shall be determined by the board of PCI in its sole discretion, based on performance objectives established with respect to that year by the board, in good faith consultation with Mr. Del Rio. In 2009, pursuant to his officer employment agreement, Mr. Del Rio received an option to purchase 216,216 shares of PCI. Such option grant was intended as incentive compensation for 2010 and 2011, with fifty percent (50%) vesting at the end of each year, subject to continued employment and the achievement of performance objectives established by the board of PCI. Additionally, in 2009, pursuant to his officer employment agreement, Mr. Del Rio received a time based option to purchase 1,000,000 shares of PCI, with fifty percent (50%) vesting on the second anniversary of the grant, and then an additional twenty five percent (25%) vesting on each of the third and fourth anniversaries of the grant. As a condition to receiving such option, Mr. Del Rio was required to make an equity investment in PCI, in the amount $3,000,000. The agreement also provides for participation in employee benefit plans and perquisite programs generally available to similarly situated executives. In particular, Mr. Del Rio is entitled to an automobile allowance of $2,300 per month, a personal expense allowance of $12,000 per year (subject to review and upward adjustment), an allowance for country club dues and fees up to $20,000 per year (subject to review and upward adjustment), an allowance for tax advice and preparation up to $20,000 per year, business class travel and forty (40) days annual paid vacation. Mr. Del Rio is also eligible for a tax “gross up,” to make him whole in the event that tax is due under Section 280G of the Internal Revenue Code in connection with payments contingent on a change in control of PCI.

Jason M. Montague

Mr. Montague is employed as Executive Vice President and Chief Financial Officer pursuant to an employment agreement with PCS, dated January 1, 2011. The term of Mr. Montague’s employment agreement is two years. The agreement provides for a minimum annual base salary of $325,000, which shall be evaluated for an upward adjustment annually before each compensation determination date, which shall be no later than the first quarter of the applicable fiscal year. Mr. Montague is eligible for an annual cash bonus in an amount to be determined at the sole discretion of the compensation committee of PCS based on MICP EBITDA and the job performance of Mr. Montague. The agreement also provides for participation in employee benefit plans and perquisite programs generally available to our senior executives. In particular, Mr. Montague is entitled to an annual automobile allowance, fifteen (15) days annual paid vacation and business class travel. Mr. Montague is also eligible for a tax “gross up”, to make him whole in the event that tax is due under Section 280G of the Internal Revenue Code in connection with payments contingent on a change in control of PCS.

Kunal S. Kamlani

Pursuant to an employment agreement with Oceania Cruises and PCH dated June 17, 2011, Mr. Kamlani is employed as President and Chief Operating Officer of the above companies and any of their majority owned subsidiaries. The initial term of Mr. Kamlani’s employment expires on December 31, 2014, and the term will automatically renew for an additional year and each anniversary thereafter, unless either party gives written notice of non-renewal within ninety days prior to the expiration of the term (including any renewal thereof). The agreement provides for an annual base salary of $750,000, which shall be reviewed on an annual basis and may be increased, but not decreased, at the discretion of the Board of Directors. Mr. Kamlani is eligible for an annual cash bonus equal to a minimum of $750,000, pro-rated for any fiscal year in which Mr. Kamlani is not employed for the entire year ($500,000 minimum for 2011, based on a September start date). If Oceania Cruises, PCH, and each of their majority owned subsidiaries do not pay any form of cash bonus to their executives or key employees generally, the payment of Mr. Kamlani’s cash bonus may be deferred for up to one calendar year, if such deferral is permitted under applicable law. The employment agreement also provides Mr. Kamlani a time based option to purchase 600,000 shares of PCI which vest in three cumulative and substantially equal installments on each of the first, second and third anniversaries of his employment, and contemplates future additional grants subject to board discretion and evaluation of Mr. Kamlani’s performance. Mr. Kamlani is eligible for participation in employee benefit plans and perquisite programs generally available to executives of Oceania Cruises. In particular, Mr. Kamlani is entitled to an annual automobile allowance of $13,200, twenty (20) days annual paid vacation and reimbursement of legal expenses in 2011, up to $10,000, for fees incurred in connection with the drafting and negotiation of the employment agreement.

Mark Conroy

Mr. Conroy is employed as President of Regent Seven Seas pursuant to an employment agreement with PCS and PCI dated February 1, 2011. The initial term of Mr. Conroy’s employment agreement is two years and the term will automatically renew for an additional year and each anniversary thereafter, unless either party gives written notice of non-renewal within ninety days prior to the expiration of the term (including any renewal thereof). The agreement provides for a minimum annual base salary of $535,000, which shall be reviewed on an annual basis and may be increased, but not decreased, at the discretion of the board of PCS. Mr. Conroy is eligible for an annual cash bonus, the target of which shall be determined by PCS pursuant to its then applicable management incentive compensation plan, provided that Mr. Conroy’s actual bonus amount will be determined by the board PCS in its discretion based on performance objectives it establishes with respect to a particular fiscal year. The employment agreement also provides Mr. Conroy an option to purchase 12,500 shares of PCI. Mr. Conroy is eligible for participation in employee benefit plans and perquisite programs generally available to executives of PCS. In particular, Mr. Conroy is entitled to an annual automobile allowance of $13,200 and six (6) weeks of annual paid vacation.

T. Robin Lindsay

Mr. Lindsay is employed as Executive Vice President, Vessel Operations pursuant to an employment agreement with PCS, dated January 1, 2009. The term of Mr. Lindsay’s employment agreement is three years. The agreement provides for a minimum annual base salary of $325,000, which shall be evaluated for an upward adjustment annually before each compensation determination date, which shall be no later than the first quarter of the applicable fiscal year. Mr. Lindsay is eligible for an annual cash bonus in an amount to be determined at the sole discretion of the compensation committee of PCS based on EBITDA and the job performance of Mr. Lindsay. The agreement also provides for participation in employee benefit plans and perquisite programs generally available to our senior executives. In particular, Mr. Lindsay is entitled to an annual automobile allowance of $13,200, fifteen (15) days annual paid vacation and business class travel. Mr. Lindsay is also eligible for a tax “gross up”, to make him whole in the event that tax is due under Section 280G of the Internal Revenue Code in connection with payments contingent on a change in control of PCS.

Outstanding Equity Awards

At Fiscal 2011 Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Frank J. Del Rio	500,000	500,000	(1)	—		8.00	7/1/2017
	108,108	—		108,108	(4)	9.25	1/1/2018

Jason M. Montague	15,000	—		—		40.02	6/1/2015
	15,000	—		—		40.32	4/22/2016
	7,500	—		—		8.00	3/31/2017
	20,833	—		—		8.00	12/15/2017
	15,001	4,999	(2)	5,000	(4)	10.11	3/31/2018
	12,500	4,166	(2)	4,167	(4)	10.11	10/1/2018
	2,084	4,166	(3)	4,167	(4)	9.50	1/1/2019
	—	—		4,167	(4)	8.00	12/13/2019
	—	—		9,167	(4)	10.11	12/13/2019
	—	—		2,083	(4)	9.50	12/13/2019

Kunal S. Kamlani	—	—		—		—	—

Mark S. Conroy	125,000	—		—		40.32	4/22/2016
	20,833	—		—		8.00	12/15/2017
	25,000	8,333	(2)	8,334	(4)	10.11	3/31/2018
	2,084	4,166	(3)	4,167	(5)	9.50	1/1/2019
	—	—		4,167	(4)	8.00	12/13/2019
	—	—		8,333	(4)	10.11	12/13/2019
	—	—		2,083	(4)	9.50	12/13/2009

T. Robin Lindsay	30,000	—		—		40.02	6/1/2015
	30,000	—		—		40.32	4/22/2016
	7,500	—		—		8.00	3/31/2017
	37,500	—		—		8.00	12/15/2017
	25,000	8,333	(2)	8,334	(4)	10.11	3/31/2018
	2,084	4,166	(3)	4,167	(5)	9.50	1/1/2019
	—	—		7,500	(4)	8.00	12/13/2019
	—	—		8,333	(4)	10.11	12/13/2019
	—	—		2,083	(4)	9.50	12/13/2019

(1)

Options will vest and become exercisable ratably on each of the third and fourth anniversaries of the July 1, 2009 grant date, provided that the named executive officer remains continuously employed in active service with the Company or one of its subsidiaries.

(2)	Options will vest and become exercisable on December 31, 2012, provided that the named executive officer remains continuously employed in active service with the Company or one of its subsidiaries.
(3)

Options will vest and become exercisable ratably on December 31, 2012 and December 31, 2013, provided that the named executive officer remains continuously employed in active service with the Company or one of its subsidiaries.

(4)	Options will vest and become exercisable on December 31, 2012, subject to the achievement of the 2012 MICP EBITDA target.
(5)	Options will vest and become exercisable ratably on December 31, 2012 and December 31, 2013, if the applicable MICP EBITDA performance target for such year is satisfied.

Potential Payments upon Termination of Employment and Change of Control

Pursuant to their employment agreements, each of our named executive officers is eligible to receive certain payments and benefits in connection with termination of employment under various circumstances. The potential benefits payable to our named executive officers in the event of termination of employment under various scenarios are described below.

Payments Made Upon Any Termination of Employment. Regardless of the manner in which a named executive officer’s employment terminates, such named executive officer is entitled to receive amounts earned during the term of employment including accrued but unpaid base salary through the date of termination, accrued but unpaid incentive bonus for the year prior to the year of termination (except with respect to terminations for Cause, as defined in each employment agreement), unreimbursed employment-related expenses owed to the named executive officer under our policies and the value of any accrued benefits under any of our employee benefit programs (in accordance with the terms of such programs).

In addition to the accrued obligations, subject to an officer executing a release of claims in favor of the Company, the employment agreements provide for certain additional benefits to be paid in connection with a termination of employment under the circumstances described below:

Frank J. Del Rio

Upon Termination Without Cause or Good Reason. Mr. Del Rio will be entitled to receive: (i) a pro rata incentive cash bonus for the year of termination and (ii) accelerated vesting of the next tranche of each of the option grants scheduled to vest (if the board of directors determines in good faith that the then current progress towards the achievement of performance goals, if applicable, would result in the successful attainment of such goals).

Upon a Sale of the Company. If Mr. Del Rio is employed through the date of a change in control, or if he is terminated without cause or for good reason (each as defined below) during the ninety (90) day period preceding such change in control, he will be entitled to accelerated vesting of his option grants.

280G Tax Gross Up. Pursuant to his officer employment agreement, in the event that payments to or for the benefit of Mr. Del Rio relating to his termination of employment in connection with a change in control would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, the aggregate amount of such payments will be increased so that, after the payment of taxes, he will be in the same position as he would have been had he not been required to pay such excise taxes.

Restrictive Covenants. Pursuant to his officer employment agreement, Mr. Del Rio may not disclose any of our confidential information at any time during or after employment. Additionally, Mr. Del Rio may not compete with our business for a post employment period of one year (two years if the employment terminates as a result of his voluntary termination without good reason) and may not solicit our employees for a post employment period of one year.

For purposes of Mr. Del Rio’s employment agreement:

“Cause” means Mr. Del Rio’s: (i) willful and continued failure to substantially perform his duties under his officer employment agreement after the board of directors delivers a written demand for substantial performance and such nonperformance has continued for more than thirty (30) days following such notice; (ii) willful misconduct or gross misconduct that has resulted in material injury to our financial interests or reputation; (iii) violation of our policies and procedures which in the reasonable discretion of the board of directors is grounds for termination of employment; (iv) material breach of the restrictive covenants; (v) act or omission which, if convicted by a court of law, would constitute a felony; or involves disloyalty, dishonesty, or insubordination; (v) act or omission which is an intentional violation of our written policies; (vi) act or omission which results in a breach of any term or condition of the officer employment agreement; or (viii) act or omission which has a material adverse effect on our reputation, business affairs or goodwill. In order for a termination to be for “cause,” such termination must be approved by not less than a majority of the entire membership of the board of directors at a meeting of the board of directors called and held for such purpose.

“Good Reason” means, without Mr. Del Rio’s consent and after receipt from him of written notice stating the good reason event (i) any substantial adverse change in the nature or scope of Mr. Del Rio’s responsibilities, authorities, powers, functions, or duties; (ii) an involuntary reduction in base salary or target incentive compensation; (iii) a breach by us of any material obligations under the officer employment agreement; and (iv) the relocation of the primary offices at which he is principally employed or the requirement that Mr. Del Rio be based anywhere other than our current location to more than sixty (60) miles therefrom on an extended basis, except for required business travel to an extent substantially consistent with his current business travel obligations. The Company has a 30 day cure right after receipt of written notice from Mr. Del Rio.

“Sale of the Company” means the consummation of (i) the transfer (in one or a series of related transactions) of all or substantially all of the consolidated assets of PCI and its subsidiaries, taken as a whole, to a person or a group of persons acting in concert (other than a subsidiary or subsidiaries of PCI), (ii) the transfer (in one or a series of related transactions) of the outstanding equity securities to one person or a group of persons acting in concert, or (iii) the merger or consolidation of PCI with or into another person, in the case of clauses (ii) and (iii) above, under circumstances in which (x) the holders of a majority of the voting power of the outstanding equity securities of PCI immediately prior to such transaction (collectively, the “Majority Holder”) own less than a majority in voting power of the outstanding equity securities of PCI or equity securities of the surviving or resulting person or acquirer, as the case may be, immediately following such transaction and (y) immediately following such transaction, a person (other than the Majority Holder) owns at least a majority in voting power of the outstanding equity securities of PCI or equity securities of the surviving or resulting person or acquirer, as the case may be. A sale (or multiple related sales) of one or more subsidiaries of PCI (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of PCI will be deemed a “Sale of the Company.” For the avoidance of doubt, an underwritten public offering of the securities of PCI or any of its subsidiaries shall in no event constitute a “Sale of the Company.”

Jason M. Montague and T. Robin Lindsay

Upon Termination due to Death or Disability. The officer will be entitled to receive: (i) a pro rata incentive bonus for the year of termination, payable in a lump sum within thirty days of termination and (ii) accelerated vesting of all option grants.

Upon a Company Non-Renewal of the Employment Term. The officer will be entitled to receive: (i) a pro rata incentive bonus for the year of termination, payable within thirty days of termination, (ii) a severance payment payable in a lump sum within thirty days of termination equal to three months of the officer’s base salary with respect to Mr. Montague and six months with respect to Mr. Lindsay and (iii) all insurance benefits and automobile allowances for a post termination period of three months with respect to Mr. Montague and six months with respect to Mr. Lindsay.

Upon Termination Without Cause or Good Reason. The officer will be entitled to: (i) a pro rata incentive bonus for the year of termination, payable in a lump sum within thirty days of termination, (ii) accelerated vesting of all option grants, (iii) a severance payment payable in a lump sum within thirty days of termination equal to six months of the officer’s base salary with respect to Mr. Montague and two years with respect to Mr. Lindsay and (iv) all insurance benefits and automobile allowances for a post termination period of six months with respect to Mr. Montague and one year with respect to Mr. Lindsay.

Upon Termination due to a Change in Control. If, within ninety (90) days prior to, or within twelve (12) months after the occurrence of an event constituting a change in control, the officer’s employment is terminated without “cause”, for “good reason” (each as defined below) or due to non-renewal of the employment term, the officer shall receive, in a lump sum, within ten (10) days after the separation from service (i) ($500,000) with respect to Mr. Montague and ($1,000,000) with respect to Mr. Lindsay and (ii) a pro rata incentive bonus for the year of termination.

280G Tax Gross Up. Pursuant to the officer employment agreements, in the event that payments to or for the benefit of the officer relating to his termination of employment in connection with a change in control would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, the aggregate amount of such payments will be increased so that, after the payment of taxes, the officer will be in the same position as he would have been had he not been required to pay such excise taxes.

Restrictive Covenants. Pursuant to the officer employment agreements, the officer may not disclose any of our confidential information at any time during or after employment. Additionally, the officer may not compete with our business for a post employment period of six months in the case of Mr. Montague and one year in the case of Mr. Lindsay and may not solicit our employees or customers for a post employment period of one year.

For purposes of the officer employment agreements:

“Cause” means the officer’s: (i) willful and continued failure to perform his duties under his officer employment agreement after the board of directors delivers a written demand for substantial performance and such nonperformance has continued for more than thirty (30) days following such notice; (ii) willful misconduct or gross misconduct that has resulted in material injury to our financial interests or reputation; (iii) violation of our policies and procedures which in the reasonable discretion of the board of directors is grounds for termination of employment; (iv) material breach of the restrictive covenants; (v) act or omission which, if convicted by a court of law, would constitute a felony; or involves disloyalty, dishonesty, or insubordination; (v) act or omission which is an intentional violation of our written policies; (vi) act or omission which results in a breach of any term or condition of the officer employment agreement; or (viii) act or omission which has a material adverse effect on our reputation, business affairs or goodwill.

“Good Reason” means, without the officer’s consent and after receipt from the officer of written notice stating the good reason event (i) any substantial adverse change in the nature or scope of the officer’s responsibilities, authorities, powers, functions, or duties; (ii) an involuntary reduction in base salary or target incentive compensation; (iii) a breach by us of any material obligations under the officer employment agreement; and (iv) the relocation of the primary offices at which the officer is principally employed or the requirement that the officer be based anywhere other than our current location to more than sixty (60) miles therefrom on an extended basis, except for required business travel to an extent substantially consistent with the officer’s current business travel obligations. The Company has a 30 day cure right after receipt of written notice from the officer.

“Change in Control” means the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than PCS, or any of its subsidiaries, or affiliated companies, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty-one percent (51%) or more of the common voting stock of the then outstanding voting securities of PCS, entitled to vote generally in the election of directors.

Kunal S. Kamlani

Upon Termination due to Death or Disability. Mr. Kamlani will be entitled to receive: a pro rata incentive bonus for the year of termination, payable at the time incentive bonuses are paid to other employees.

Upon Termination Without Cause, Good Reason or Upon a Company Non-Renewal of the Employment Term. Mr. Kamlani will be entitled to receive: (i) a pro rata incentive bonus for the year of termination, payable at the time incentive bonuses are paid to other employees, (ii) accelerated vesting of all option grants, (iii) a severance payment equal to one year of his base salary plus $750,000, payable in substantially equal installments over six months, and (iv) all COBRA premium insurance charges for a period of one year post termination.

Upon a Change in Control. Mr. Kamlani will be entitled to accelerated vesting of his option grants.

Restrictive Covenants. Pursuant to his officer employment agreement, Mr. Kamlani may not disclose any of our confidential information at any time during or after employment. Additionally, Mr. Kamlani may not compete with our business or solicit our employees or customers for a period of one year post employment.

For purposes of Mr. Kamlani’s employment agreement:

“Cause” means Mr. Kamlani (i) is convicted of, or pleads guilty or no contest to, a felony; (ii) has engaged in fraud, or other acts of willful misconduct or dishonesty in the course of his duties; (iii) willfully fails to perform or uphold his duties under the officer employment agreement or willfully fails to comply with reasonable Board of Directors directives, and such failure is not cured within ten (10) days of Mr. Kamlani’s receipt of written notice of such failure; or (iv) materially breaches his restrictive covenant obligations under his officer employment agreement or any material breach of any other employment related contract which is not cured within ten (10) days following Mr. Kamlani’s receipt of written notice of such material breach.

“Good Reason” (constructive termination) means Mr. Kamlani’s resignation after the occurrence of any of the following conditions: (i) any diminution in base salary or minimum bonus amount; (ii) a diminution in his authority, duties, or responsibilities as measured in the aggregate; (iii) a change in the geographic location of his principal place of employment from the greater Miami, Florida area; or (iv) our material breach of Mr. Kamlani’s employment agreement. Mr. Kamlani must provide written notice of the condition claimed to constitute grounds for good reason within sixty (60) days of the initial existence of such condition and the Company has a thirty (30) day cure right after receiving such written notice. Additionally, the termination of his employment must occur within one hundred and twenty (120) days following the initial existence of the condition claimed to constitute grounds for good reason.

Mark Conroy

Upon Termination Without Cause, Good Reason or Upon a Company Non-Renewal of the Employment Term. Mr. Conroy will be entitled to receive: (i) pro rata incentive bonus for the year of termination, payable at the time incentive bonuses are paid to other senior executives, (ii) a severance payment equal to the greater of one year of his base salary or the amount he would have received through the end of the term but for the termination, payable in a lump sum within ten days of termination, and (iii) all COBRA premium insurance charges for a period of one year post termination.

Restrictive Covenants. Pursuant to his officer employment agreement, Mr. Conroy may not disclose any of our confidential information at any time during or after employment. Additionally, he may not compete with our business or solicit our employees or customers for a period of one year post employment.

For purposes of Mr. Conroy’s employment agreement:

“Cause” means Mr. Conroy (i) is convicted of, or pleads guilty or no contest to, a felony; (ii) has engaged in fraud, or other acts of willful misconduct or dishonesty in the course of his duties; (iii) willfully fails to perform or uphold his duties under the officer employment agreement or willfully fails to comply with reasonable Board of Directors directives after his receipt of written notice of such failure; or (iv) any material breach by Mr. Conroy of the restrictive covenant obligations under his officer employment agreement or any material breach of any other employment related contract.

“Good Reason” (constructive termination) means Mr. Conroy’s resignation after the occurrence of any of the following conditions: (i) any diminution in base salary or minimum bonus amount; (ii) a diminution in his authority, duties, or responsibilities; (iii) a relocation of his principal place of employment to outside the greater Miami-Dade counties, Florida area; or (iv) our material breach of his employment agreement. Mr. Conroy must provide written notice of the condition claimed to constitute grounds for good reason within sixty (60) days of the initial existence of such condition and the Company has a thirty (30) day cure right after receiving such written notice. Additionally, the termination of the Mr. Conroy’s employment must occur within one hundred and twenty (120) days following the initial existence of the condition claimed to constitute grounds for good reason.

Equity Incentive Plan Awards

2008 Stock Option Plan

Under the terms of the Prestige option plan, if there is a change in control of the Company, each named executive officer’s outstanding options granted under the plan will generally become fully vested and exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation or settlement of such options. The Compensation Committee however has authority to accelerate vesting in such circumstances as it may deem appropriate.

“Sale of the Company” is defined as the consummation of (i) the transfer (in one or a series of related transactions) of all or substantially all of the consolidated assets of PCI and its subsidiaries, taken as a whole, to a person or a group of persons acting in concert (other than a subsidiary or subsidiaries of PCI), (ii) the transfer (in one or a series of related transactions) of the outstanding equity securities (including (A) any equity securities issued to Apollo upon exercise of the Apollo stock options and (B) any equity securities issued to the Non-Apollo Holders upon exercise of the Non-Apollo Holder Stock Options) to one person or a group of persons acting in concert, or (iii) the merger or consolidation of PCI with or into another person, in the case of clauses (ii) and (iii) above, under circumstances in which (x) the holders of a majority of the voting power of the outstanding equity securities of PCI immediately prior to such transaction (collectively, the “Majority Holder”) own less than a majority in voting power of the outstanding equity securities of PCI or equity securities of the surviving or resulting person or acquirer, as the case may be, immediately following such transaction and (y) immediately following such transaction, a person (other than the Majority Holder) owns at least a majority in voting power of the outstanding equity securities of PCI or equity securities of the surviving or resulting person or acquirer, as the case may be. A sale (or multiple related sales) of one or more subsidiaries of PCI (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of PCI will be deemed a “Sale of the Company.” For the avoidance of doubt, an underwritten public offering of the securities of PCI or any of its subsidiaries shall in no event constitute a “Sale of the Company.”

Subject to any accelerated vesting that may apply in the circumstances in connection with certain terminations of employment, as detailed above, unvested options are generally forfeited and immediately terminate upon a termination of employment.

The following table summarizes the approximate value of the termination payments and benefits that each of our named executive officers would receive if he had terminated employment at the close of business on December 31, 2011. The table does not include certain amounts that the named executive officer would be entitled to receive under certain plans or arrangements that do not discriminate in scope, terms or operation, in favor of our executive officers and that are generally available to all salaried employees.

Name	Voluntary termination or Cause	Death or Disability	Without Cause or Good Reason	Termination following a Change in Control	Non Renewal of an Employment Agreement
Frank J. Del Rio
Severance Payment	—	—	—	—	—
Annual Bonus Award	—	—	—	—	—
Medical Continuation	—	—	—	—	—
Stock Option Acceleration	—	—	—	—	—

Jason M. Montague
Severance Payment	—	—	$212,500	$500,000	$81,250
Annual Bonus Award	—	—	—	—	—
Medical Continuation	—	—	$14,265	—	$7,133
Stock Option Acceleration	—	—	—	—	—

Kunal S. Kamlani
Severance Payment	—	—	$1,500,000	$1,500,000	$1,500,000
Annual Bonus Award	—	—	—	—	—
Medical Continuation	—	—	$28,531	$28,531	$28,531
Stock Option Acceleration	—	—	—	—	—

Mark S. Conroy
Severance Payment	—	—	$535,000	$535,000	$535,000
Annual Bonus Award	—	—	—	—	—
Medical Continuation	—	—	$28,531	$28,531	$28,531
Stock Option Acceleration	—	—	—	—	—

T. Robin Lindsay
Severance Payment	—	—	$850,000	$1,000,000	$212,500
Annual Bonus Award	—	—	—	—	—
Medical Continuation	—	—	$28,531	—	$14,265
Stock Option Acceleration	—	—	—	—	—

Under the terms of the Prestige option plan, upon a change in control of the Company, each named executive officer’s outstanding options granted under the plan will generally become fully vested and exercisable, but the value of such option acceleration would be zero, as the exercise price of all outstanding options exceeded the fair market value of the Company stock on December 31, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the equity interests of the Issuer, as of April 20, 2012, and shows the number of shares and percentage owned by:

•	each person known to us to beneficially own more than 5% of the equity interests of the Issuer;

•	each current administrator of the Issuer;

•	each named executive officer of the Issuer; and

•	all of the administrators and named executive officers of the Issuer as a group.

PCH indirectly owns 100% of the equity interests of the Issuer. PCI owns 100% of the capital stock of PCH. Our sponsor, other investors and certain members of our management own their equity interests in us through their ownership of capital stock of PCI. Additional information with respect to PCI, PCH and their relationship with us is provided under the caption “Certain Relationships and Related Party Transactions.”

The amounts and percentages of the equity interests of Seven Seas Cruises S. DE R.L. beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

	Number and Percent of Shares Beneficially Owned
	Number	Percent
Apollo Management Holdings, L.P. (1)	41,218,294	79.6%
Kevin E. Crowe (1)(2)(3)	0	*
Eric L. Press (1)(2)	0	*
Steve Martinez (1)(2)	0	*
Adam Aron (1)(4)	93,388	*
Frank J. Del Rio (5)	1,988,972	3.8%
Russell W. Galbut (6)	1,589,170	3.1%
Daniel M. Holtz (7)	249,245	*
Mark S. Conroy (8)	172,917	*
T. Robin Lindsay (9)	168,322	*
Jason M. Montague (10)	94,094	*
Kunal S. Kamlani (11)	0	*
All Administrators and Executive Officers as a group (11 persons)	4,356,109	8.4%

*	Less than 1%
(1)

Represents indirect ownership of the Issuer attributable to (i) ownership of capital stock of PCI by AAA Guarantor—Co-Invest VI, L.P. (“AAA Co-Invest VI”), AIF VI Euro Holdings, L.P. (“AIF VI Euro Holdings”), AAA Guarantor—Co-Invest VII, L.P. (“AAA Co-Invest VII”) and AIF VII Euro Holdings, L.P. (“AIF VI Euro Holdings,” and together with AAA Co-Invest VI, AIF VI Euro Holdings and AAA Co-Invest VII, the “Apollo Funds”), and (ii) options to purchase shares of common stock of PCI held by PCI Investco I, Inc., PCI Investco II, Inc., PCI Investco III, Inc., and PCI Investco IV, Inc. (collectively, the “PCI Investco Entities”). The Apollo Funds are affiliates of Apollo and are each managed by affiliates of

Apollo Management Holdings, L.P. The general partner of Apollo Management Holdings, L.P. is Apollo Management Holdings GP, LLC. The sole member and manager of Apollo Management Holdings GP, LLC is an affiliate of Apollo. The PCI Investco Entities are affiliates of the Apollo Funds and of Apollo. The number of shares reported as beneficially owned by Apollo Management Holdings, L.P. in the above table includes options to purchase 30,000 shares of common stock of PCI issued to certain affiliates of Apollo Management Holdings, L.P. under the Prestige option plan in connection with consulting services provided to PCI or its subsidiaries by such affiliates which have vested. The table does not include options to purchase 15,000 shares of common stock of PCI issued to certain affiliates of Apollo Management Holdings, L.P. under the Prestige option plan which have not vested. The address of each of AAA Co-Invest VI and AAA Co-Invest VII is Trafalgar Court, Les Banques, GY1 3QL, St. Peter Port, Guernsey, Channel Islands. The address of each of AIF VI Euro Holdings and AIF VII Euro Holdings is c/o Walkers Corporate Services Limited, P.O. Box 908-GT, Walker House, 87 Mary Street, George Town, Grand Cayman, KY1-9005. The address of the PCI Investco Entities is c/o Arias, Fabrega & Fabrega, P.H. Plaza 2000 Building, 16th Floor, 50th Street, Panama, Republic of Panama. The address of each of Apollo Management Holdings, L.P. and Apollo Management Holdings GP, LLC is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019.
(2)

Although each of Messrs. Crowe, Press, and Martinez may be deemed a beneficial owner of equity interests of the Issuer beneficially owned by Apollo through PCI due to his status as an investment professional with Apollo or a partner or senior partner of Apollo, each such person disclaims beneficial ownership of any such shares. The address of Messrs. Crowe, Press, and Martinez is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(3)	Mr. Crowe replaced Anthony Civale as an administrator of the Issuer and a director of PCI and PCH in December 2009.
(4)

Although Mr. Aron may be deemed a beneficial owner of equity interests of the Issuer beneficially owned by Apollo through PCI due to his status as a consultant of Apollo, he disclaims beneficial ownership of any such shares. The address of Mr. Aron is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019. Includes options to purchase 10,000 shares of common stock of PCI issued to Mr. Aron under the Prestige option plan in connection with his service on the boards of directors of PCI and PCH and options to purchase 83,388 shares of common stock of PCI issued to World Leisure Partners, Inc., a corporation owned and controlled by Mr. Aron, under the Prestige option plan which have vested. Does not include options to purchase 5,000 shares of common stock of PCI issued to Mr. Aron under the Prestige option plan which have not vested.

(5)

Represents indirect ownership of the Issuer attributable to Mr. Del Rio’s ownership of capital stock of PCI. Includes options to purchase 608,108 shares of common stock of PCI issued to Mr. Del Rio under the Prestige option plan which have vested. Does not include options to purchase 608,108 shares of common stock of PCI issued to Mr. Del Rio under the Prestige option plan which have not vested. The address of Mr. Del Rio is c/o Prestige Cruise Holdings, Inc., 8300 N.W. 33rd St., Miami, FL 33122.

(6)

Represents indirect ownership of the Issuer attributable to Mr. Galbut’s ownership of capital stock of PCI. Includes options to purchase 14,001 shares of common stock of PCI issued to Mr. Galbut under the Prestige option plan in connection with his service on the boards of directors of PCI and PCH which have vested. Does not include options to purchase 8,999 shares of common stock of PCI issued to Mr. Galbut under the Prestige option plan which have not vested. The address of Mr. Galbut is c/o Prestige Cruise Holdings, Inc., 8300 N.W. 33rd St., Miami, FL 33122.

(7)

Represents indirect ownership of the Issuer attributable to Mr. Holtz’s ownership of capital stock of PCI. Includes options to purchase 10,000 shares of common stock of PCI issued to Mr. Holtz under the Prestige option plan in connection with his service on the boards of directors of PCI and PCH which have vested. Does not include options to purchase 5,000 shares of common stock of PCI issued to Mr. Holtz under the Prestige option plan which have not vested. The address of Mr. Holtz is c/o Prestige Cruise Holdings, Inc., 8300 N.W. 33rd St., Miami, FL 33122.

(8)

Represents indirect ownership of the Issuer attributable to Mr. Conroy’s ownership of capital stock of PCI. Includes options to purchase 172,917 shares of common stock of PCI issued to Mr. Conroy under the Prestige option plan which have vested. Does not include options to purchase 52,083 shares of common stock of PCI issued to Mr. Conroy under the Prestige option plan which have not vested. The address of Mr. Conroy is c/o Prestige Cruise Holdings, Inc., 8300 N.W. 33rd St., Miami, FL 33122.
(9)

Represents indirect ownership of the Issuer attributable to Mr. Lindsay’s ownership of capital stock of PCI. Includes options to purchase 132,084 shares of common stock of PCI issued to Mr. Lindsay under the Prestige option plan which have vested. Does not include options to purchase 67,666 shares of common stock of PCI issued to Mr. Lindsay under the Prestige option plan which have not vested. The address of Mr. Lindsay is c/o Prestige Cruise Holdings, Inc., 8300 N.W. 33rd St., Miami, FL 33122.

(10)

Represents indirect ownership of the Issuer attributable to Mr. Montague’s ownership of capital stock of PCI. Includes options to purchase 87,918 shares of common stock of PCI issued to Mr. Montague under the Prestige option plan which have vested. Does not include options to purchase 72,082 shares of common stock of PCI issued to Mr. Montague under the Prestige option plan which have not vested. The address of Mr. Montague is c/o Prestige Cruise Holdings, Inc., 8300 N.W. 33rd St., Miami, FL 33122.

(11)

Does not include options issued to Mr. Kamlani to purchase 600,000 shares of common stock of PCI issued to Mr. Kamlani under the Prestige option plan which have not vested. The address of Mr. Kamlani is c/o Prestige Cruise Holdings, Inc., 8300 N.W. 33rd St., Miami, FL 33122.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Master Services Agreement

On January 31, 2008, the Issuer entered into the Master Intercompany Services Agreement (the “Master Services Agreement”) with other direct and indirect subsidiaries of PCI and PCH by which we, as a “Service Provider” and a “Service Recipient,” would provide to certain counterparties to the Master Services Agreement and receive from certain counterparties to the Master Services Agreement, respectively, the following services on arm’s length terms:

•	Administrative Services (including, but not limited to, support services, treasury services, tax services, legal services, and accounting services);

•	Sales and Marketing Services;

•

Technical Services (including computer and software support, information security, infrastructure and corporate office communications, network services, application development and maintenance, and cross functional IT services); and,

•	Air Travel Services.

Recipients under the Master Services Agreement agree to bear the net costs (equal to the direct costs plus indirect costs and including associated personnel costs) of services received. All invoices that related to activity involving us and one or more of our affiliated companies were directly recorded in each entity upon receipt of the invoice. Therefore, we received no separate cost allocations in 2010 and 2011. In addition to the above, as of December 31, 2011, amounts received on our behalf by an affiliated entity included in accounts receivable were $0.7 million.

Credit Card Processing Agreement

Oceania Cruises (Ireland) Limited is a wholly-owned subsidiary of our sister company Oceania Cruises, Inc. and its principal activity is to process certain credit card transactions on behalf of Oceania Cruises and certain affiliated companies (including Regent Seven Seas), either alone or jointly, with others, or by or through agents, brokers or subcontractors. For fiscal year 2010, the recipient of those services paid Oceania Cruises (Ireland) Limited a fee in the amount of $10.0 million (which is paid on a monthly basis in an amount equal to 2.7% of the net purchase amount of all credit card transactions processed in the preceding month which are the subject of certain merchant and processing agreements). For fiscal year 2009, the monthly fee was 2.5% of the aggregate purchase amount of all credit card transactions processed in the preceding month which are the subject of certain merchant and processing agreements.

During 2011, we changed our credit card processor and, as a result, only a limited amount of credit card transactions are being processed by Oceania Cruises (Ireland) Limited. Through June 30, 2011 our fee arrangement was the same as for fiscal year 2010. Beginning July 1, 2011, our monthly fees are fixed amounts. As of December 31, 2011, fees of $4.9 million were paid to Oceania Cruises (Ireland) Limited.

Stockholders’ Agreement

On May 18, 2009, the stockholders’ agreement (the “Prestige Stockholders’ Agreement”) of PCI, our ultimate parent company, was amended and restated. The Prestige Stockholders’ Agreement governs certain aspects of the relationship between PCI and its security holders. The Prestige Stockholders’ Agreement, among other things, provides for the following:

•

it restricts the ability of certain non-Apollo security holders of PCI to transfer, assign, sell, gift, pledge, hypothecate or encumber, or otherwise dispose of, PCI’s common stock or of all or part of the voting power associated with the common stock;

•	it gives PCI a right of first refusal under certain circumstances in the event that a non-Apollo security holder of PCI proposes to transfer stock of PCI;

•	it gives non-Apollo security holders of PCI pre emptive rights to participate equitably in offers to purchase equity securities issued by PCI, pursuant to certain considerations;

•

the non-Apollo security holders of PCI agree to consent to the sale of more than 50% of the equity securities of PCI or substantially all of its assets to a third party if such sale is approved by the board of directors of PCI, and to sell their stock of PCI if so required;

•	it gives the non-Apollo security holders the right to participate in certain transfers of stock of PCI by Apollo other than to an affiliate or certain other exempt transfers;

•

it gives Apollo the right to appoint four directors to the board of directors of PCI and its subsidiaries and restricts the size of the boards of directors of PCI and its subsidiaries to seven directors; and

•	it permits those holders of PCI’s common stock to include their shares in a registration statement filed by PCI with respect to any offering of common stock by PCI.

This “piggyback” right is subject to customary cutback provisions, and furthermore, those employee-holders of our common stock will be subject to customary lock-up provisions in connection with their participation in any such offering.

The Prestige Stockholders’ Agreement terminates with respect to all rights or obligations related to PCI’s common stock upon the earliest to occur of (i) PCI’s dissolution, (ii) an underwritten public offering of PCI’s equity securities pursuant to which the aggregate offering price of the equity securities sold in such offering is at least $75 million in gross proceeds, (iii) the transfer of all or substantially all of PCI’s assets to a person or group other than a subsidiary of PCI, (iv) the transfer to a person or group of the outstanding equity securities of PCI to a person or group, or (v) the merger or consolidation of PCI with or into another entity, in the case of clauses (iv) and (v) under circumstances in which the holders of a majority of the voting power of PCI’s outstanding equity securities immediately prior to such transaction own less than a majority in voting power of PCI’s outstanding equity securities immediately following such transaction and immediately following such transaction another person owns at least a majority in voting power of PCI’s outstanding equity securities.

Transaction Fee

In the first quarter of 2008, in connection with the Regent Seven Seas Transaction, we paid $10.0 million in investment advisory fees to entities affiliated with Apollo.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

General

On January 31, 2008, we entered into a secured loan agreement for senior secured credit facilities consisting of a $425.0 million term loan and a $40.0 million revolving loan/letter of credit facility. The revolving loan/letter of credit facility is used for our working capital and other general corporate purposes. As of December 31, 2011, the principal amount outstanding under these senior secured credit facilities was $293.5 million.

Scheduled Amortization and Mandatory Prepayments

The term loan facility is amortized in quarterly payments of approximately $6.3 million, with the balance payable on July 31, 2014. In addition, the senior secured credit facilities require us to prepay outstanding term loans with a percentage of our excess cash flow, subject to certain exceptions. In addition, subject to certain exceptions, the senior secured credit facilities require us to prepay outstanding term loans with the proceeds from an event of loss of our existing vessels or a sale of such vessels.

Voluntary Prepayments

We have the right to prepay senior secured term and revolving loans, or portions thereof, or to reduce loan commitments, at any time (subject to certain exceptions) without premium or penalty (except for customary LIBOR or EURIBOR break funding payments, if any). We are able to terminate our senior secured credit facilities without paying a premium or penalty upon prior written notice. Upon termination, we are required to repay all obligations outstanding under our senior secured credit facilities and satisfy or cash collateralize all outstanding letter of credit obligations.

Interest and applicable margins

The interest rate on the senior secured credit facilities is equal to adjusted LIBOR (or EURIBOR, as the case may be) plus 1.75% until January 31, 2013, at which time it will be equal to adjusted LIBOR (or EURIBOR) plus 2.25%. If any principal or interest on any senior secured credit facilities is not paid when due, such overdue amount will bear interest at a rate equal to the rate otherwise applicable plus an additional 2.0%.

Collateral and Guarantees

The senior secured credit facilities are secured by substantially all the assets securing the notes, except that the senior secured credit facilities are also secured by certain equity interests owned by the Issuer and its subsidiaries, including the equity interests of the subsidiaries that own Regent Seven Seas’ three vessels. The senior secured credit facilities are guaranteed by certain other entities which are directly or indirectly owned by the Issuer.

Covenants and Events of Default

The senior secured credit facilities require us to maintain a maximum loan-to-value ratio, a minimum liquidity level and a minimum senior mortgage debt service coverage ratio. Further, the senior secured credit facilities contain affirmative and negative covenants and events of default of the type that are usual and customary for a senior secured credit agreement, including restrictions on our ability to sell our existing vessels.

THE EXCHANGE OFFER

Terms of the Exchange Offer

We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.

The exchange notes that we propose to issue in this exchange offer will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled “Description of the Notes.”

We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration Date; Extensions; Amendments; Termination

This exchange offer will expire at 12:00 midnight, New York City time, at the end of                     , 2012, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.

We expressly reserve the right to extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any extension, termination or amendment of this exchange offer.

Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal

To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

(1)

Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 12:00 midnight, New York City time, on the expiration date.

(2)	Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under “—Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

(3)	Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “—Guaranteed Delivery Procedure” below.

The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1)	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

(2)	a commercial bank or trust company having an office or correspondent in the United States, or

(3)	an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

(a)	by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at The Depository Trust Company, or

(b)	for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

If the letter of transmittal or any bond powers are signed by:

(1)	the record holder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

(2)	a participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

(3)	a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

(4)	trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in this exchange offer, you must make the following representations:

(1)	you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us,

(2)	any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder,

(3)	you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has an arrangement or understanding with any person to participate in a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act,

(4)	you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

(5)	if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of exchange notes, and

(6)	if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

You must also warrant that the acceptance of any tendered initial notes by the Issuer and the issuance of exchange notes in exchange therefor shall constitute performance in full by the Issuer of its obligations under the registration rights agreement relating to the initial notes.

To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

Book-Entry Delivery Procedure

Any financial institution that is a participant in The Depository Trust Company’s systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

A delivery of initial notes through a book-entry transfer into the exchange agent’s account at The Depository Trust Company will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent’s message delivered, you may still tender in this exchange offer if:

(1)	you tender through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

(2)	on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

(3)	the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to this exchange offer relating to the obligations of broker dealers, which we will not waive. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly after the expiration date. Please refer to the section of this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder (or, in the case of initial notes tendered by book-entry transfer procedures described above, such initial notes will be credited to an account maintained with the book-entry transfer facility) promptly after withdrawal, expiration or termination of the exchange offer.

By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 12:00 midnight, New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 12:00 midnight, New York City time, on the expiration date at the address provided below under “—Exchange Agent” and before acceptance of your tendered notes for exchange by us.

Any notice of withdrawal must:

(1)	specify the name of the person having tendered the initial notes to be withdrawn,

(2)	identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

(3)	be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

(4)	specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

(5)	if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, expiration or termination of this exchange offer.

You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under “—Procedures for Tendering Initial Notes” above at any time on or before the expiration date.

Conditions to the Exchange Offer

We will complete this exchange offer only if:

(1)	there is no change in the laws and regulations which would reasonably be expected to impair our ability to proceed with this exchange offer,

(2)	there is no change in the current interpretation of the staff of the SEC permitting resales of the exchange notes, and

(3)	there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose.

These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable judgment that it has not been satisfied, subject to applicable law.

Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

(1)	refuse to accept and return to their holders any initial notes that have been tendered,

(2)	extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

(3)	waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

Exchange Agent

We have appointed Wilmington Trust, National Association as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By mail, overnight delivery or courier:

Wilmington Trust, National Association

c/o Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, DE 19890-1626

Facsimile Transmission: (302) 636-4139

Confirm by Telephone: (302) 636-6181

Attention: Sam Hamed

Fees and Expenses

We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

(1)	certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

(2)	tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

(3)	a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

(1)	the exchange offer is not permitted by applicable law or SEC policy;

(2)	an initial purchaser requests us to register initial notes that are not eligible to be exchanged for exchange notes in the exchange offer;

(3)	you are not eligible to participate in the exchange offer; or

(4)	you may not resell the exchange notes you acquire in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you, in which case the registration rights agreement requires us to file a registration statement for a continuous offer in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Delivery of Prospectus

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

DESCRIPTION OF NOTES

General

Seven Seas Cruises S. DE R.L., a Panamanian sociedad de responsabilidad limitada (the “Issuer” or “Regent Seven Seas”) issued the initial notes and will issue the exchange notes (collectively, the “Notes”) under an indenture (the “Indenture”), dated as of May 19, 2011, by and among itself, the Subsidiary Guarantors and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as Trustee and Collateral Agent. Copies of the Indenture may be obtained from the Issuer upon request.

The following summary of certain provisions of the Indenture, the Notes, the Registration Rights Agreement, the Security Documents and the Intercreditor Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of those agreements, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of Notes” section, “we,” “us,” “our” and “Regent Seven Seas” mean Seven Seas Cruises S. DE R.L. and its Subsidiaries, and the “Issuer” refers only to Seven Seas Cruises S. DE R.L. but not to any of its Subsidiaries.

The Issuer issued $225,000,000 aggregate principal amount of initial notes on May 19, 2011. The Issuer may issue additional notes from time to time after this exchange offer. Any offering of additional notes is subject to the covenants described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” The Notes and any additional notes subsequently issued under the Indenture may, at our election, be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the additional notes are not fungible with the Notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number, if applicable. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Notes,” references to the Notes include any additional notes actually issued.

Principal of, premium, if any, and interest on the Notes is payable, and the Notes may be exchanged or transferred, at the office or agency designated by the Issuer (which is the corporate trust office of the Trustee).

The exchange notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof; provided, interest in the Notes may be recorded in denominations of less than $1,000 solely to accommodate book-entry positions that may have been created by DTC in denominations of less than $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

The Notes are senior obligations of the Issuer, will have the benefit of the second-priority security interest in the Collateral described below under “—Security for the Notes and the Subsidiary Guarantees” and will mature on May 15, 2019. Each Note bears interest at a rate of 9.125% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year, commencing November 15, 2011.

Additional interest is payable with respect to the Notes in certain circumstances if the Issuer does not consummate the exchange offer (or shelf registration, if applicable) as provided in the Registration Rights Agreement.

Optional Redemption

On and after May 15, 2015, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 15 of the years set forth below:

Period	Redemption Price
2015	104.563%
2016	102.281%
2017 and thereafter	100.000%

In addition, prior to May 15, 2015, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to May 15, 2014, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of principal amount thereof) of 109.125%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Additional Amounts

All payments made by or on behalf of the Issuer under or with respect to the Notes or by or on behalf of any of the Subsidiary Guarantors under or with respect to its Subsidiary Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (collectively, “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (1) any jurisdiction in which the Issuer or any Subsidiary Guarantor is then incorporated, resident or doing business for tax purposes or any department or political subdivision thereof or therein or (2) any jurisdiction from or through which payment is made or any department or political subdivision thereof or therein (each, a “Tax Jurisdiction”), will at any time be required to be made from any payments made by or on behalf of the Issuer under or with respect to the Notes or by or on behalf of any of the Subsidiary Guarantors under or with respect to any Subsidiary Guarantee, including payments of principal, redemption price, purchase price, interest or premium, the Issuer or the relevant

Subsidiary Guarantor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each holder after such withholding or deduction (including any such deduction or withholding in respect of such Additional Amounts) will equal the respective amounts which would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(1)	any Taxes, to the extent such Taxes would not have been imposed but for the existence of any present or former connection between the holder or the beneficial owner of the Notes and the relevant Tax Jurisdiction (other than solely from the mere acquisition, ownership, holding or disposition of such Note, the enforcement of rights under such Note or under a Subsidiary Guarantee and/or the receipt of any payments in respect of such Note or a Subsidiary Guarantee);

(2)	any Taxes, to the extent such Taxes would not have been imposed but for the failure of the holder or the beneficial owner of the Notes, following the Issuer’s written request to the holder, at least 30 days before any such withholding or deduction would be payable, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Tax Jurisdiction), but in each case, only to the extent the holder or the beneficial owner is legally entitled to provide such certification or documentation;

(3)	any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30 day period);

(4)	any estate, inheritance, gift, sales, transfer, personal property or similar tax or assessment;

(5)	any Taxes payable otherwise than by deduction or withholding from payments made under or with respect to any Note or Subsidiary Guarantee; or

(6)	any combination of the above items.

In addition to the foregoing, the Issuer and the Subsidiary Guarantors will also pay and indemnify the holder for any present or future stamp, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest and other liabilities related thereto) which are levied by any jurisdiction on the execution, delivery, issuance, or registration of any of the Notes, the Indenture, any Subsidiary Guarantee, or any other document or instrument referred to therein, or the receipt of any payments with respect to, or enforcement of, the Notes or any Subsidiary Guarantee (such sum being recoverable from the Issuer as a liquidated sum payable as a debt).

If the Issuer or any Subsidiary Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Subsidiary Guarantee, the Issuer or the relevant Subsidiary Guarantor, as the case may be, will deliver to the Trustee on a date which is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Issuer or the relevant Subsidiary Guarantor shall notify the Trustee promptly thereafter) notice stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The notice must also set forth any other information reasonably necessary to enable the paying agents to pay Additional Amounts to holders on the relevant payment date. The Issuer or the relevant Subsidiary Guarantor will provide the Trustee with documentation evidencing the payment of Additional Amounts.

The Issuer or the relevant Subsidiary Guarantor will make all withholdings and deductions (within the time period and in the minimum amount) required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Issuer or the relevant Subsidiary Guarantor will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The Issuer or the relevant Subsidiary Guarantor will furnish to the Trustee (or to a holder upon request), within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Issuer or a Subsidiary Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments (reasonably satisfactory to Trustee) by such entity.

Whenever in the Indenture or in this “Description of Notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or any Subsidiary Guarantee, such mention shall be deemed to include the payment of Additional Amounts, if applicable.

The above obligations will survive any termination, defeasance or discharge of the Indenture and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Issuer or any Subsidiary Guarantor is incorporated, or resident or doing business for tax purposes or any jurisdiction from or through which any payment on the Notes (or any Subsidiary Guarantee) is made by or on behalf of such Person and any department or political subdivision thereof or therein.

Redemption for Changes in Taxes

The Issuer may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior written notice to the holders, at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date and all Additional Amounts, if any, which otherwise would be payable, if on the next date on which any amount would be payable in respect of the Notes, the Issuer would be required to pay Additional Amounts, and the Issuer cannot avoid any such payment obligation by taking reasonable measures available to it, as a result of:

(1)	any amendment to, or change in, the laws or any regulations or rulings promulgated thereunder of a relevant Tax Jurisdiction which is announced and becomes effective after the date of this prospectus (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of this prospectus, any amendment or change that is announced and becomes effective after such later date); or

(2)	any amendment to, or change in, an official interpretation or application regarding such laws, regulations or rulings, including by virtue of a holding, judgment or order by a court of competent jurisdiction, which is announced and becomes effective after the date of this prospectus (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of this prospectus, such later date).

The Issuer will not give any such notice of redemption earlier than 90 days prior to the earliest date on which the Issuer would be obligated to make such payment or withholding if a payment in respect of the Notes were then due, and, at the time such notice is given, the obligation to pay Additional Amounts must remain in effect.

Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver to the Trustee (i) an opinion of independent tax counsel, the choice of such counsel to be subject to the prior written approval of the Trustee (such approval not to be unreasonably withheld) to the effect that there has been such change or amendment which would entitle the Issuer to redeem the Notes hereunder and (ii) a certificate signed by an officer of the Issuer stated that the Issuer cannot avoid any obligation to pay Additional Amounts by taking reasonable measures available to it.

Notices required to be provided under the conditions described under this heading shall be provided in the manner described under “—Optional Redemption.” Any valid notice of redemption provided to holders under the conditions described under this heading is irrevocable and the Issuer is required to redeem the Notes on the redemption date specified in such notice.

Selection

In the case of any partial redemption, selection of Notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable or by lot; provided that no Notes of $2,000 (and integral multiples of $1,000 in excess thereof) or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Notes to be redeemed.

Offers to Purchase; Open Market Purchases

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Ranking

The indebtedness evidenced by the Notes will be senior Indebtedness of the Issuer, will rank pari passu in right of payment with all existing and future senior Indebtedness of the Issuer, will have the benefit of the second-priority security interest in the Collateral as described under “—Security for the Notes and the Subsidiary Guarantees” and will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer. Pursuant to the Security Documents and the Intercreditor Agreement, the security interests securing the Notes will be second in priority (subject to Permitted Liens, including exceptions described under the caption “—Security for the Notes and the Subsidiary Guarantees”) to all security interests in the Collateral at any time granted to secure First-Priority Lien Obligations.

The indebtedness evidenced by the Subsidiary Guarantees will be senior Indebtedness of the applicable Subsidiary Guarantor, will rank pari passu in right of payment with all existing and future senior Indebtedness of such Subsidiary Guarantor, will have the benefit of the second-priority security interest in the Collateral of such Subsidiary Guarantor as described under “—Security for the Notes and the Subsidiary Guarantees”, will be effectively senior to all existing and future senior unsecured debt of such Subsidiary Guarantor, to the extent of the value of the Collateral securing the guarantee of the notes by such Subsidiary Guarantor, and will be senior in right of payment to all existing and future Subordinated Indebtedness of such Subsidiary Guarantor. Pursuant to the Security Documents and the Intercreditor Agreement, the security interests securing the Notes will be second in priority (subject to Permitted Liens, including exceptions described under the caption “—Security for the Notes and the Subsidiary Guarantees”) to all security interests in the Collateral at any time granted to secure First-Priority Lien Obligations.

Although the Indenture will limit the Incurrence of Indebtedness and the issuance of Disqualified Stock by the Issuer and its Restricted Subsidiaries, and the issuance of Preferred Stock by the Restricted Subsidiaries of the Issuer that are not Subsidiary Guarantors, such limitation is subject to a number of significant qualifications and exceptions. The Issuer and its Subsidiaries are able to Incur additional amounts of Indebtedness. Under certain circumstances the amount of such Indebtedness could be substantial and, subject to certain limitations, such Indebtedness may be Secured Indebtedness constituting First-Priority Lien Obligations or Other Second Lien Obligations. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.”

Generally, our Subsidiaries own substantially all of our assets, including our Mortgaged Vessels, and the Issuer operates the Mortgaged Vessels based on long-term charter agreements with certain of the Subsidiary

Guarantors. All of our Subsidiaries other than Subsidiaries that have no material assets as of the date of this prospectus) are Subsidiary Guarantors, including our Subsidiaries which own our ships Seven Seas Navigator, Seven Seas Voyager and Seven Seas Mariner: Celtic Pacific (UK) Two Limited (a company organized under the laws of The Bahamas, “Celtic Pacific”), Supplystill Limited (a company organized under the laws of England and Wales, “Supplystill”) and Mariner, LLC (a company organized under the laws of the Republic of the Marshall Islands, “Mariner”), respectively.

Unless the Subsidiary is a Subsidiary Guarantor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries, generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including holders of the Notes. The Notes, therefore, will be effectively subordinated to holders of indebtedness and other creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Subsidiary Guarantors.

See “Risk Factors—Risks Related to the Notes—The indenture governing the notes permits us to form or acquire additional subsidiaries that are not Guarantors.”

Security for the Notes and the Subsidiary Guarantees

General

The Notes and the Subsidiary Guarantees will be secured by second-priority security interests (subject to Permitted Liens) in the Collateral, and the Notes and the Subsidiary Guarantees will share in the benefit of such security interest based on the respective amounts of the Obligations thereunder. The Notes will also be secured by a second-priority security interest in proceeds of insurance, subject to certain exceptions and Permitted Liens.

The Collateral consists of (i) the Mortgaged Vessels and related assets, (ii) all earnings and proceeds of insurance relating to such Mortgaged Vessels and (iii) rights, title and interest in the Mortgaged Vessel Operations Agreements. The Collateral does not include any other assets of the Issuer or of any of its Subsidiaries, including any equity interests owned by the Issuer or any of its Subsidiaries (all such excluded assets referred to as “Excluded Assets”). The security interests securing the Notes and the Subsidiary Guarantees are second in priority to any and all security interests in the Collateral at any time granted to secure the First-Priority Lien Obligations and are also subject to all other Permitted Liens. The First-Priority Lien Obligations include Secured Bank Indebtedness and related obligations, as well as certain Hedging Obligations and certain other obligations in respect of cash management services. The Person holding such First-Priority Lien Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the First Lien Agent to realize or foreclose on the Collateral on behalf of holders of the Notes.

The Issuer and the Subsidiary Guarantors are able to incur additional Indebtedness in the future that could share in the Collateral, including additional First-Priority Lien Obligations and additional Indebtedness that would be secured on a second-priority basis with the Notes. The Issuer and its Subsidiaries are able to incur additional Indebtedness in the future which will be secured by assets that are not Collateral for the Notes or the Subsidiary Guarantees. The amount of such First-Priority Lien Obligations and additional Indebtedness is limited by the covenants described under “—Certain Covenants—Liens” and “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuances of Disqualified Stock and Preferred Stock.” Under certain circumstances, the amount of such First-Priority Lien Obligations and additional Indebtedness could be significant.

Security Documents and Intercreditor Agreement

The Issuer, the Subsidiary Guarantors and the Trustee in its capacity as Collateral Agent have entered into the Security Documents defining the terms of the security interests in the Collateral that secure the Notes and the

Subsidiary Guarantees. These security interests secure the payment and performance when due of all of the Obligations of the Issuer and the Subsidiary Guarantors under the Notes, the Indenture, the Subsidiary Guarantees and the Security Documents, as provided in the Security Documents.

The Trustee, the First Lien Agent, the Issuer and the Subsidiary Guarantors have entered into the Intercreditor Agreement. Other parties holding Other Second-Lien Obligations permitted to be incurred under the Indenture and the Credit Agreement may become a party to the Intercreditor Agreement. The First Lien Agent is the collateral agent under the Credit Agreement. Pursuant to the terms of the Intercreditor Agreement, at any time prior to the Discharge of Senior Lender Claims, the First Lien Agent will determine the time and method by which the security interests in the Collateral will be enforced. The Trustee will not be permitted to enforce the security interests even if an Event of Default under the Indenture has occurred and for a period of 150 days after the Notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a proof of claim or statement of interest with respect to such notes, (b) as necessary to defend any claims any person objecting or otherwise seeking disallowance of the claims of the Trustee on behalf of the holders of the Notes or (c) as necessary to take any action in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and the perfection and priority of its Lien on, the Collateral securing the second-priority Liens. See “Risk Factors—Risks Related to the Notes—The representative of the lenders under our senior secured credit facilities will initially control actions with respect to the collateral. In addition, the collateral is subject to any exceptions, defects, encumbrances, liens and other imperfections that are accepted by the lenders under our senior secured credit facilities.” In the event the Trustee provides written notice to the First Lien Agent that the Notes have been accelerated, after a period of 150 days has elapsed since the date of such notice, the Trustee may (a) enforce or exercise rights or remedies with respect to the Collateral or (b) commence or join any proceeding with respect to such rights or remedies; provided that the Trustee shall not take such actions with respect to the Collateral if the First Lien Agent shall have commenced the enforcement or exercise of any rights or remedies with respect to all or any material portion of the Collateral.

After the Discharge of Senior Lender Claims, the Trustee in accordance with the provisions of the Indenture and the Security Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration and any other amounts owed to the Trustee) of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the Notes and holders of Other Second-Lien Obligations. The proceeds from the sale of the Collateral remaining after the satisfaction of all First-Priority Lien Obligations may not be sufficient to satisfy the obligations owed to the holders of the Notes. By its nature some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable. See “Risk Factors—Risks Related to the Notes—The notes and the guarantees will be secured only to the extent of the value of the assets that have been granted as security for the notes and the guarantees, which may not be sufficient to satisfy the obligations under the notes and the guarantees, and in the event that the security is enforced against the collateral, the holders of the notes will receive proceeds from the collateral only after the lenders under our senior secured credit facilities.”

In addition, the Intercreditor Agreement provides that, prior to the Discharge of Senior Lender Claims, (1) additional secured creditors holding Other Second-Lien Obligations may become parties to the Intercreditor Agreement, without the consent of the Trustee and the holders of the Notes, so long as such Other Second-Lien Obligations are not prohibited by the provisions of the Credit Agreement or the Indenture and (2) the holders of the First-Priority Lien Obligations may change, waive, modify or vary the Security Documents without the consent of the holders of the Notes, provided that any such change, waiver or modification does not (a) remove assets subject to the Liens or release any such Liens, except to the extent that such release is permitted under the Intercreditor Agreement and provided there is a concurrent release of the corresponding Liens securing First-Priority Lien Obligations, (b) amend, modify or otherwise affect the rights or duties of the Trustee without its prior consent, (c) permit Liens on the Collateral which are not permitted under the terms of the Indenture, or (d) materially adversely affect the rights of the holders of the Notes and not the other secured creditors in a like or similar manner.

In addition, if the Issuer or any Subsidiary Guarantor is subject to any insolvency or liquidation proceeding, the Trustee and the holders will agree that:

(1)	if the First Lien Agent shall desire to permit the use of cash collateral or to permit the Issuer or any Subsidiary Guarantor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then the Trustee and the holders agree not to object to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by clause 6 below) and, to the extent the Liens securing the First-Priority Lien Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as they are subordinated to the First-Priority Lien Obligations;

(2)	they will not object to, and will not otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the First-Priority Lien Obligations made by the First Lien Agent or any holder of such obligations;

(3)	they will not object to, and will not otherwise contest any lawful exercise by any holder of First-Priority Lien Obligations made by the First Lien Agent or any holder of First-Priority Lien Obligations of the right to credit bid First Priority Obligations at any sale in foreclosure of collateral;

(4)	they will not object to, and will not otherwise contest any order relating to a sale of assets of the Issuer or any Subsidiary Guarantor for which the First Lien Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the First-Priority Lien Obligations and the Notes will attach to the proceeds of the sale on the same basis of priority as the existing Liens in accordance with the Intercreditor Agreement;

(5)	until the Discharge of Senior Lender Claims, none of them will seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the Collateral, without the prior written consent of the First Lien Agent and the required lenders under the Credit Agreement;

(6)	none of them shall contest (or support any other Person contesting) (a) any request by the First Lien Agent or the holders of First-Priority Lien Obligations for adequate protection or (b) any objection by the First Lien Agent or the holders of First-Priority Lien Obligations to any motion, relief, action or proceeding based on the First Lien Agent’s or the holders of First-Priority Lien Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of First-Priority Lien Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of Title 11 of the United States Bankruptcy Code or any similar law, then the Trustee (A) may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the First-Priority Lien Obligations and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Notes are so subordinated to the Liens securing First-Priority Lien Obligations under the Intercreditor Agreement and (B) agrees that it will not seek or request, and will not accept, adequate protection in any other form, and (ii) in the event the Trustee seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the Trustee and the Noteholders agree that the holders of the First-Priority Lien Obligations shall also be granted a senior Lien on such additional collateral as security for the applicable First-Priority Lien Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Notes shall be subordinated to the Liens on such collateral securing the First-Priority Lien Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the holders of First-Priority Lien Obligations as adequate protection on the same basis as the other Liens securing the Notes are so subordinated to such Liens securing First-Priority Lien Obligations under the Intercreditor Agreement; and

(7)	until the Discharge of Senior Lender Claims has occurred, the Trustee, on behalf of itself and each noteholder, (i) will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens securing the First-Priority Lien Obligations for costs or expenses of preserving or disposing of any collateral, and (ii) will waive any claim it may have arising out of the election by any holder of First-Priority Lien Obligations of the application of Section 1111(b)(2) of the United States Bankruptcy Code.

The provisions of clauses (1) through (4) above shall only be applicable as to the Trustee and the holders of the Notes if the sum of (a) the aggregate principal amount of the DIP Financing and (b) the aggregate principal amount of the pre-petition First-Priority Lien Obligations does not exceed the sum of (i) the aggregate principal amount of the pre-petition First-Priority Lien Obligations and (ii) $100,000,000.

The First Lien Agent and the holders of First-Priority Lien Obligations will agree that following (a) acceleration of the First-Priority Lien Obligations in accordance with the terms of the Credit Agreement, (b) a payment default under the Credit Agreement that has not been cured or waived by the lenders thereunder within sixty days of the occurrence thereof, or (c) the commencement of insolvency or liquidation proceeding, with thirty days of such event, the holders of the Notes may request to purchase all, but not less than all, of the aggregate amount of outstanding First-Priority Lien Obligations.

Subject to the terms of the Security Documents and the covenants under the Indenture, the Issuer and the Subsidiary Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the Notes and the Subsidiary Guarantees (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the First Lien Agent in accordance with the provisions of the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

Release of Collateral

The Issuer and the Subsidiary Guarantors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes and the Subsidiary Guarantees under any one or more of the following circumstances:

(1)	to enable us to consummate the disposition of such property or assets to the extent not prohibited under the covenant described under “—Certain Covenants—Asset Sales”; provided that upon giving pro forma effect to such disposition (other than an Event of Loss) and any related transactions, the Loan-to-Value Ratio shall either be (x) equal to or less than the Loan-to-Value Ratio immediately prior to giving effect to such disposition or (y) no greater than 75%;

(2)	to release Excess Proceeds and Collateral Excess Proceeds that remain unexpended after the conclusion of an Asset Sale Offer or a Collateral Asset Sale Offer conducted in accordance with the Indenture;

(3)	in respect of the property and assets of a Subsidiary Guarantor, upon the designation of such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”; provided that upon giving pro forma effect to such designation and any related transactions, the Loan-to-Value Ratio shall either be (x) equal to or less than the Loan-to-Value Ratio immediately prior to giving effect to such designation or (y) no greater than 75%;

(4)	in respect of the property and assets of a Subsidiary Guarantor, upon the release or discharge of the guarantee by such Subsidiary Guarantor of the Credit Agreement or other Indebtedness or the guarantee of any other Indebtedness that resulted in the obligation to become a Subsidiary Guarantor (other than a release upon the Discharge of Senior Lender Claims); provided that upon giving pro forma effect to such release or discharge and any related transactions, the Loan-to-Value Ratio shall either be (x) equal to or less than the Loan-to-Value Ratio immediately prior to giving effect to such release or discharge or (y) no greater than 75%;

(5)	upon the disposition of such property or assets during the existence of any event of default under (and as defined in) the Credit Agreement to the extent the First Lien Agent has consented to such sale, transfer or disposition and subject to the terms of the Intercreditor Agreement;

(6)	in respect of the Liens against any Subsidiary Guarantor, in connection with a Permitted Reflagging Transaction (for the avoidance of doubt, such terminations shall not in any way extend to any property transferred to the transferee in a Permitted Reflagging Transaction, and the Indenture provides that each of the Collateral Agent and the Trustee agrees to take all actions and deliver all documents reasonably requested by the Issuer in connection with a Permitted Reflagging Transaction);

(7)	any Liens against a Liquidating Entity or other Person in connection with a liquidation, dissolution or other transaction permitted under “—Certain Covenants—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets,” in which such Person ceases to exist (but for the avoidance of doubt, such termination shall not in any way extend to any property otherwise constituting Collateral);

(8)	the Liens on such property or assets securing First-Priority Lien Obligations are otherwise released as permitted by the Credit Agreement (other than a release upon the Discharge of Senior Lender Claims); and

(9)	as described under “—Amendments and Waivers” below.

In the event that the aggregate principal amounts of the loans outstanding under the Credit Agreement is less than 15% of the sum of such amount and the aggregate amount of the Notes outstanding, then any release or discharge with respect to the Collateral shall require consent of the holders of First-Priority Lien Obligations and the Notes representing in the aggregate more than 50% of the sum of (a) aggregate principal amount of loan outstanding under the Credit Agreement and (b) the aggregate principal amount of the Notes outstanding; provided that no such consent shall be required for any such release or discharge in connection with a transaction (x) otherwise permitted under the Credit Agreement and the Indenture, (y) pursuant to clause (5) above or (z) in connection with the enforcement or exercise of any rights or remedies with respect to the Collateral.

The second-priority security interests in all Collateral securing the Notes and the Subsidiary Guarantees also will be released (i) upon payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other Obligations under the Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid (including pursuant to a satisfaction and discharge of the Indenture as described below under “—Satisfaction and Discharge”) or (ii) upon a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance.” or (iii) as a result of any foreclosure of any pledge or security interest securing the First-Priority Lien Obligations or other exercise of remedies in respect thereof in accordance with the terms of the Intercreditor Agreement.

Subsidiary Guarantees

The initial Subsidiary Guarantors include all of our Subsidiaries: Celtic Pacific (UK) Two Limited, Supplystill Limited and Mariner, LLC, which own our ships Seven Seas Navigator, Seven Seas Voyager and Seven Seas Mariner, respectively, and Prestige Cruise Services (Europe) Limited, Celtic Pacific (UK) Limited and SSC (France) LLC.

Each of the Subsidiary Guarantors will jointly and severally irrevocably and unconditionally guarantee on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Guaranteed Obligations”). Upon the occurrence of a Permitted Reflagging Transaction, the Trustee, the Collateral Agent, the relevant transferor and the relevant transferee shall modify or replace the Security Documents relating to the Collateral originally owned by the relevant transferor and transferred to the relevant transferee, as necessary and applicable. The Guaranteed Obligations of all Subsidiary Guarantors will be secured by second-priority security interests (subject to Permitted Liens) in the Collateral owned by such Subsidiary Guarantor. Such Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Subsidiary Guarantees.

Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to the Notes—Federal and state statutes allow courts, under specific circumstances, to void notes and guarantees and require note holders to return payments received.”

Each Subsidiary Guarantee will be a continuing guarantee and shall:

(1)	remain in full force and effect until payment in full of all of the Guaranteed Obligations guaranteed by such Subsidiary Guarantor;

(2)	subject to the next succeeding paragraph, be binding upon each Subsidiary Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

Each Subsidiary Guarantee will be automatically released upon any one or more of the following circumstances:

(1)	the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock (including any sale, disposition, liquidation, dissolution or other transfer following which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary), or of all or substantially all of the assets, of the applicable Subsidiary Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of the Indenture; provided that if such Subsidiary Guarantor directly or indirectly owns any Mortgaged Vessel or other Collateral, upon giving pro forma effect to such sale, disposition, exchange or transfer and any related transactions (except if resulting from an Event of Loss), the Loan-to-Value Ratio shall either be (x) equal to or less than the Loan-to-Value Ratio immediately prior to giving effect to such sale, disposition, exchange or transfer or (y) no greater than 75%;

(2)	the Issuer’s transfer of all or substantially all of its assets to, or merger with, an entity that is not a Subsidiary of the Issuer in accordance with the covenant described under “—Certain Covenants—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets,” and such transferee entity assumes the Issuer’s obligations under the Indenture;

(3)	the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance” or if the Issuer’s obligations under the Indenture are discharged in accordance with the terms of the Indenture;

(4)	the Issuer designating such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under the definition of “Unrestricted Subsidiary”; provided that if such Subsidiary Guarantor directly or indirectly owns any Mortgaged Vessel or other Collateral, upon giving pro forma effect to such designation and any related transactions, the Loan-to-Value Ratio shall either be (x) equal to or less than the Loan-to-Value Ratio immediately prior to giving effect to such designation or (y) no greater than 75%;

(5)

a Subsidiary Guarantor’s transfer of ownership of a Mortgaged Vessel in connection with a Permitted Reflagging Transaction (for the avoidance of doubt, the Indenture provides that each of the Collateral

Agent and the Trustee agrees to take all actions and deliver all documents reasonably requested by the Issuer or such Subsidiary Guarantor in connection with a Permitted Reflagging Transaction); and

(6)	the release or discharge of the guarantee by such Restricted Subsidiary of the Credit Agreement except upon Discharge of Senior Lender Claims or the guarantee of any other Indebtedness that resulted in the obligation to guarantee the Notes; provided that if such Restricted Subsidiary directly or indirectly owns any Mortgaged Vessel or other Collateral, upon giving pro forma effect to such release or discharge and any related transactions, the Loan-to-Value Ratio shall either be (x) equal to or less than the Loan-to-Value Ratio immediately prior to giving effect to such release or discharge or (y) no greater than 75%.

In addition, each Subsidiary Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing the Credit Agreement or other First-Priority Lien Obligations or other exercise of remedies in respect thereof in accordance with the terms of the Intercreditor Agreement.

See “Risk Factors—Risks Related to the Notes.”

Change of Control

Upon the occurrence of a Change of Control, each holder will have the right to require the Issuer to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously or concurrently elected to redeem Notes as described under “—Optional Redemption.”

In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1)	repay in full all Bank Indebtedness or, if doing so will allow the purchase of Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender and/or noteholder who has accepted such offer; or

(2)	obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph.

See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase the notes upon a change of control.”

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Notes by delivery of a notice of redemption as described under “—Optional Redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the initial purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit rating.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Bank Indebtedness of the Issuer may contain prohibitions on certain events which would constitute a Change of Control or require such Bank Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the Notes could cause a default under such Bank Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase the notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” under New York law, which governs the Indenture, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

Set forth below are summaries of certain covenants that will be contained in the Indenture. If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the covenants specifically listed under the following captions in this “Description of Notes—Certain Covenants” section of this prospectus will not be applicable to the Notes (collectively, the “Suspended Covenants”):

(1)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4)	“—Asset Sales”;

(5)	“—Transactions with Affiliates”; and

(6)	clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

If and while the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.”

On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to the first paragraph of “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below or one of the clauses set forth in the second paragraph of “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Certain Covenants—Limitation on Restricted Payments” will be made as though the covenant described under “—Certain Covenants—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Certain Covenants—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period.

For purposes of the “—Certain Covenants—Asset Sales” covenant, on the Reversion Date, the unutilized Collateral Excess Proceeds and Excess Proceeds amount(s), as applicable, will be reset to zero.

During a Suspension Period, the Issuer shall not designate any of its Subsidiaries as an Unrestricted Subsidiary.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Indenture provides that:

(1)	the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	the Issuer will not permit any of its Restricted Subsidiaries (other than a Subsidiary Guarantor) to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary of the Issuer that is not a Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations do not apply to:

(a)	the Incurrence by the Issuer or its Restricted Subsidiaries of Bank Indebtedness in an aggregate principal amount not exceeding the Secured Vessel Debt Cap (as calculated on the date of the relevant Incurrence under this clause (a)) at the time of Incurrence;

(b)	the Incurrence of Indebtedness represented by the Notes and the Subsidiary Guarantees, as applicable (not including any additional Notes, but including any exchange Notes and related guarantees thereof);

(c)	Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d)	Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding (including any Refinancing Indebtedness with respect thereto) and Incurred pursuant to this clause (d) does not exceed the greater of $25 million and 2.5% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred pursuant to this clause (d) shall cease to be deemed Incurred or outstanding for purposes of this clause (d) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (d));

(e)

Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f)	Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Refinancing Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)	Indebtedness of the Issuer to a Restricted Subsidiary; provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not a Subsidiary Guarantor is subordinated in right of payment to the obligations of the Issuer under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (g);

(h)	shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (h);

(i)	Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries), such Indebtedness is subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (i);

(j)	Hedging Obligations that are not incurred for speculative purposes but (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(k)	obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice (including as required by the U.S. Federal Maritime Commission, or other similar U.S. or foreign government authority);

(l)

Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding (including any Refinancing Indebtedness with respect thereto) and Incurred pursuant to this clause (l), does not exceed the greater of $50 million and 4.0% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred pursuant to this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m)	Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount or liquidation preference not greater than 200.0% of the net cash proceeds received by the Issuer and its Restricted Subsidiaries since immediately after the Issue Date (other than from Excluded Contributions) from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer (which proceeds are contributed to the Issuer or its Restricted Subsidiary) or cash contributed to the capital of the Issuer (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Issuer or any of its Subsidiaries) as determined in accordance with clauses (2) and (3) of the definition of Cumulative Credit to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the third paragraph of “—Certain Covenants—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);

(n)	any guarantee by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that (i) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Subsidiary Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Subsidiary Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary Guarantor’s Subsidiary Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Subsidiary Guarantee of such Restricted Subsidiary, as applicable and (ii) if such guarantee is of Indebtedness of the Issuer, such guarantee is Incurred in accordance with, or not in contravention of, the covenant described under “—Certain Covenants—Future Subsidiary Guarantors” solely to the extent such covenant is applicable;

(o)	the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (l), (m), (o), (p) or (w) of this paragraph up to the outstanding principal amount (or, if applicable, the liquidation preference face amount, or the like) or, if greater, committed amount (only to the extent the committed amount could have been Incurred on the date of initial Incurrence) of such Indebtedness or Disqualified Stock or Preferred Stock, in each case at the time such Indebtedness was Incurred or Disqualified Stock or Preferred Stock was issued pursuant to the first paragraph of this covenant or clauses (b), (c), (d), (l), (m), (o), (p) and (w) of this paragraph, or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the

Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(2)	to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or the Subsidiary Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Notes or such Subsidiary Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock; and

(3)	shall not include Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

provided, further, that subclause (1) of this clause (o) will not apply to any refunding or refinancing of any Secured Indebtedness constituting First-Priority Lien Obligations;

(p)	Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or any of its Restricted Subsidiaries incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged, consolidated or amalgamated with or into the Issuer or any of its Restricted Subsidiaries in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

(1)	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

(2)	the Fixed Charge Coverage Ratio of the Issuer would be greater than immediately prior to such acquisition or merger, consolidation or amalgamation;

(q)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(r)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(s)	Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Bank Indebtedness, in a principal amount not in excess of the stated amount of such letter of credit (so long as such letter of credit is treated as outstanding for the purposes of calculating outstanding amounts of Bank Indebtedness);

(t)	Indebtedness of the Issuer or any Restricted Subsidiary consisting of (1) the financing of insurance premiums or (2) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(u)	Indebtedness consisting of Indebtedness issued by the Issuer or a Restricted Subsidiary of the Issuer to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any of its direct or indirect parent companies to the extent described in clause (4) of the third paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(v)	Indebtedness of the Issuer or any Restricted Subsidiary Incurred in connection with credit card processing arrangements entered into in the ordinary course of business; and

(w)	Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures of the Issuer or any Restricted Subsidiary not in excess, at any one time outstanding of $10 million.

For purposes of determining compliance with this covenant:

(1)	in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (w) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant;

(2)	at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above without giving pro forma effect to the Indebtedness Incurred pursuant to the second paragraph above when calculating the amount of Indebtedness that may be Incurred pursuant to the first paragraph above;

(3)	if any Indebtedness denominated in U.S. dollars is exchanged, converted or refinanced into Indebtedness denominated in euros, then (in connection with such exchange, conversion or refinancing, and thereafter), the U.S. dollar amount limitations set forth in any of clauses (a) through (w) above with respect to such exchange, conversion or refinancing shall be deemed to be the amount of euros into which such Indebtedness has been exchanged, converted or refinanced at the time of such exchange, conversion or refinancing; and

(4)	if any Indebtedness denominated in euros is exchanged, converted or refinanced into Indebtedness denominated in U.S. dollars, then (in connection with such exchange, conversion or refinancing, and thereafter), the euro amount limitations set forth in any of clauses (a) through (w) above with respect to such exchange, conversion or refinancing shall be deemed to be the amount of U.S. dollars into which such Indebtedness has been exchanged, converted or refinanced at the time of such exchange, conversion or refinancing.

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

Limitation on Restricted Payments

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4)	make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (c) thereof), (6)(c), (8), (13)(b) and (17) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit;

provided that the Issuer will not and will not permit any of its Restricted Subsidiaries to make any Restricted Payments of the type described in (A) clauses (1) or (2) of the definition of Restricted Payments or (B) clause (4) of the definition of Restricted Payments (to the extent such Restricted Investment is an Investment in an Affiliate of the Issuer (other than a Restricted Subsidiary)), in each case by means of utilization of the Cumulative Credit, unless after giving effect to such Restricted Payment the Total Secured Indebtedness Leverage Ratio of the Issuer and its Restricted Subsidiaries is less than or equal to 5.00 to 1.00.

“Cumulative Credit” means the sum of (without duplication):

(1)	50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from January 1, 2011 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash (which, if the Fair Market Value of such investment shall exceed $100 million, shall be determined by the Board of Directors of the Issuer, a copy of the resolution of which with respect thereto shall be delivered to the Trustee), received by the Issuer after the Issue Date (other than net proceeds to the extent such net proceeds have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (m) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer), plus

(3)	100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions to the extent such contributions have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (m) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), plus

(4)	100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5)	100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A)	the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) of the succeeding paragraph),

(B)	the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary, or

(C)	a distribution or dividend from an Unrestricted Subsidiary, plus

(6)	in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Issuer) of the Investment of the Issuer in such Unrestricted Subsidiary (which, if the fair market value of such investment shall exceed $25 million, shall be determined by the Board of Directors of the Issuer, a copy of the resolution of which with respect thereto shall be delivered to the Trustee) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) of the succeeding paragraph or constituted a Permitted Investment).

The foregoing provisions do not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)	(a)

the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Issuer, any direct or indirect parent of the Issuer or any Subsidiary Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer) (collectively, including any such contributions, “Refunding Capital Stock”),

(b)	the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Refunding Capital Stock, and

(c)	if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph and not made pursuant to clause (2)(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)	the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Subsidiary Guarantor which is Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a)	the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith),

(b)	such Indebtedness is subordinated to the Notes or the related Subsidiary Guarantee in respect of the Notes, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(c)	such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Notes then outstanding, and

(d)	such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(4)	a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed $12.5 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $25 million in any calendar year (which shall increase to $40 million subsequent to the consummation of an underwritten public Equity Offering of common stock); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)

the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments”), plus

(b)	the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or the Issuer’s Restricted Subsidiaries after the Issue Date;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of the Issuer, any of its Restricted Subsidiaries or its direct or indirect parents in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6)	(a)	the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(b)	a Restricted Payment to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after the Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (b) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; and

(c)	the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a) and (c) above of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis (including a pro forma application of the net proceeds therefrom), the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $25 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	the payment of dividends on the Issuer’s common stock (or a Restricted Payment to any direct or indirect parent of the Issuer to fund the payment by such direct or indirect parent of the Issuer of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Issuer from any public offering of common stock of the Issuer or any direct or indirect parent of the Issuer, other than public offerings with respect to the Issuer’s (or such direct or indirect parent’s) common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9)	Restricted Payments that are made with Excluded Contributions;

(10)	other Restricted Payments in an aggregate amount not to exceed the greater of $35 million and 2.5% of Total Assets at the time made;

(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(12)	Permitted Tax Distributions;

(13)	the payment of a Restricted Payment, if applicable:

(a)	in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer and general corporate operating and overhead expenses of any direct or indirect parent of the Issuer in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries;

(b)	in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses, other than to Affiliates of the Issuer, related to any unsuccessful equity or debt offering of such parent;

(14)	any Restricted Payment used to fund the Refinancing Transactions and the payment of fees and expenses Incurred in connection with the Refinancing Transactions or owed by the Issuer or any direct or indirect parent of the Issuer or Restricted Subsidiaries of the Issuer to Affiliates, and any other payments made, including any such payments made to any direct or indirect parent of the Issuer to enable it to make payments, in connection with the consummation of the Refinancing Transactions, whether payable on the Issue Date or thereafter, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17)	Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(18)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales”; provided that all Notes tendered by holders of the Notes in connection with a Change of Control, Collateral Asset Sale Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

(19)	payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under “—Certain Covenants—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuer shall have made a Change of Control Offer (if required by the Indenture) and that all Notes tendered by holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6)(b), (7), (10), (11) and (13)(b), no Default shall have occurred and be continuing or would occur as a consequence thereof; provided further that any Restricted Payments made with property other than cash shall be calculated using the Fair Market Value (as determined in good faith by the Issuer) of such property.

As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	(i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions pursuant to any agreement or instrument in effect on the Issue Date, including pursuant to the Credit Agreement and the other Credit Agreement Documents and any similar contractual encumbrances or restrictions effected by any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of such agreements or instruments;

(2)	the Indenture, the Notes (and any exchange Notes) or the Subsidiary Guarantees;

(3)	applicable law or any applicable rule, regulation or order;

(4)	any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(5)	contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)	purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business;

(10)	customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(11)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12)	other Indebtedness, Disqualified Stock or Preferred Stock (a) of any Restricted Subsidiary of the Issuer that is a Subsidiary Guarantor or a New Vessel Subsidiary or (b) of any Restricted Subsidiary that is not a Subsidiary Guarantor or a New Vessel Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Issuer), provided that such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date by the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13)	any Restricted Investment not prohibited by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and any Permitted Investment; or

(14)	any encumbrances or restrictions of the type referred to in clauses (a), (b) or (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the Notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee,

(b)	any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c)	any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 5.0% of Total Assets and $100 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of this provision, provided that clause (c) above shall only apply to any Asset Sale of Collateral if, after giving effect to such Asset Sale of Collateral and any related transactions, the Loan-to-Value Ratio shall either be (x) equal to or less than the Loan-to-Value Ratio immediately prior to giving effect to such Asset Sale of Collateral or (y) no greater than 75%;

Within 12 months after the Issuer’s or any Restricted Subsidiary of the Issuer’s receipt of the Net Proceeds of any Asset Sale or Event of Loss, the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Proceeds from such Asset Sale or Event of Loss, at its option:

(1)	if the subject assets constitute Collateral or the stock of a Subsidiary Guarantor which directly or indirectly owns any Mortgaged Vessels,

(a)	to repay: (i) Indebtedness constituting First-Priority Lien Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto); (ii) Obligations under the Notes; or (iii) other Pari Passu Indebtedness secured by the Collateral on an equal and ratable basis (provided that if the Issuer or any Subsidiary Guarantor shall so reduce Obligations under Pari Passu Indebtedness secured by the Collateral on an equal and ratable basis that does not constitute First-Priority Lien Obligations, the Issuer will equally and ratably reduce Obligations under the Notes as provided under “—Optional Redemption” or by making an offer (in accordance with the procedures set forth below for a Collateral Asset Sale Offer or Asset Sale Offer, as applicable) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof (or in the event the Notes were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any), in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer, provided that in the case of an Asset Sale, upon giving effect to such repayment and any related transactions, the Loan-to-Value Ratio shall either be (x) equal to or less than the Loan-to-Value Ratio immediately prior to giving effect to such repayment or (y) no greater than 75%; or

(b)	to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), assets, or property or capital expenditures, in each case (i) used or useful in a Similar Business or (ii) that replace the properties and assets that are the subject of such Asset Sale; provided that the assets acquired are pledged as additional “Collateral” to the First Lien Agent on behalf of the holders of First-Priority Lien Obligations and to the Trustee on behalf of the holders of the Notes; and

(2)	if the subject assets do not constitute Collateral (other than the stock of a Subsidiary Guarantor which directly or indirectly owns any Mortgaged Vessels which shall be applied in accordance with clause (1) above),

(a)	to repay: (i) Indebtedness constituting First-Priority Lien Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto); (ii) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor and/or Indebtedness of the Issuer that is guaranteed by a Subsidiary that is not a Subsidiary Guarantor; (iii) Obligations under the Notes; or (iv) other Pari Passu Indebtedness (provided that if the Issuer or any Subsidiary Guarantor shall so reduce Obligations under Pari Passu Indebtedness that does not constitute First-Priority Lien Obligations, the Issuer will equally and ratably reduce Obligations under the Notes as provided under “—Optional Redemption,” through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof, or in the event the Notes were issued with significant original issue discount, 100% of the accreted value thereof) or by making an offer (in accordance with the procedures set forth below for a Collateral Asset Sale Offer or Asset Sale Offer, as applicable, to all holders to purchase at a purchase price equal to 100% of the principal amount thereof (or in the event the Notes were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Notes), in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer; or

(b)	to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), assets, or property or capital expenditures, in each case (i) used or useful in a Similar Business or (ii) that replace the properties and assets that are the subject of such Asset Sale.

In the case of clauses (1)(b) or (2)(b) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within six months of such cancellation or termination of the prior binding commitment; provided, further that the Issuer or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale or Event of Loss and to the extent such Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Collateral Excess Proceeds or Excess Proceeds, as the case may be. Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

Any Net Proceeds from Asset Sales or Events of Loss of Collateral or the stock of a Subsidiary Guarantor which directly or indirectly owns any Mortgaged Vessels that are not invested or applied as provided and within the time period set forth in the second paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Collateral Excess Proceeds.” When the aggregate amount of Collateral Excess Proceeds exceeds $25 million, the Issuer shall make an offer to all holders of the Notes and, if required by the terms of any Pari Passu Indebtedness secured by the Collateral on an equal and ratable basis, to the holders of such Pari Passu Indebtedness secured by the Collateral on an equal and ratable basis (a “Collateral Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness secured by the Collateral on an equal and ratable basis that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Collateral Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Notes or Pari Passu Indebtedness secured by the Collateral on an equal and ratable basis were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness secured by the Collateral on an equal and ratable basis, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence a Collateral Asset Sale Offer with respect to Collateral Excess Proceeds within ten

(10) Business Days after the date that Collateral Excess Proceeds exceed $25 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

Any Net Proceeds from any Asset Sale of non-Collateral (other than stock of a Subsidiary Guarantor which directly or indirectly owns any Mortgaged Vessels which shall be applied in accordance with clause (1) above) that are not invested or applied as provided and within the time period set forth in the second paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (2) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25 million, the Issuer shall make an offer to all holders of Notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event the Notes or such Pari Passu Indebtedness were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $25 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness secured by the Collateral on an equal and ratable basis) tendered pursuant to a Collateral Asset Sale Offer is less than the Collateral Excess Proceeds, the Issuer may use any remaining Collateral Excess Proceeds for any purpose that is not prohibited by the Indenture. To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose that is not prohibited by the Indenture. If the aggregate principal amount of Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below.

Upon completion of any such Collateral Asset Sale Offer or Asset Sale Offer, the amount of Collateral Excess Proceeds or Excess Proceeds, as the case may be, shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Collateral Asset Sale Offer or Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more Notes (and such Pari Passu Indebtedness) are tendered pursuant to a Collateral Asset Sale Offer or Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase will be made by the Trustee on a pro rata basis to the extent practicable or by lot or such other method as deemed appropriate by the Trustee; provided that no Notes of $2,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

Notices of a Collateral Asset Sale Offer or Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

Transactions with Affiliates

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions do not apply to the following:

(1)	transactions between or among the Issuer and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the Issuer and any direct parent of the Issuer; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger, consolidation or amalgamation is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Certain Covenants—Limitation on Restricted Payments” and Permitted Investments;

(3)	(x) the entering into of any agreement (and any amendment or modification of any such agreement so long as, in the good faith judgment of the Board of Directors of the Issuer, any such amendment is not disadvantageous to the holders when taken as a whole, as compared to such agreement as in effect on the Issue Date) to pay, and the payment of, management, consulting, monitoring and advisory fees to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (A) $1.75 million and (B) 2.0% of EBITDA of the Issuer and its Restricted Subsidiaries for the immediately preceding fiscal year, plus out-of-pocket expense reimbursement; provided, however, that any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause (3)(x) in connection with the termination of such agreement;

(4)	the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary, any direct or indirect parent of the Issuer;

(5)	payments by the Issuer or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors described in this prospectus (as in effect on the Issue Date, or any amendment thereto that is not materially adverse as a whole to the Issuer) or (y) approved by a majority of the Board of Directors of the Issuer in good faith;

(6)	transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7)	payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Issuer in good faith;

(8)	any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by the Issuer;

(9)	the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any transaction, agreement or arrangement described in this Registration Statement and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date;

(10)	the execution of the Refinancing Transactions, and the payment of all fees and expenses related to the Refinancing Transactions, including fees to the Sponsors, which are described in this prospectus or as contemplated by the Refinancing Documents;

(11)	(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(12)	any transaction effected as part of a Qualified Receivables Financing;

(13)	the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(14)	the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(15)	the entering into of any tax sharing agreement or arrangement that complies with clause (12) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(16)	any contribution to the capital of the Issuer;

(17)	transactions permitted by, and complying with, the provisions of the covenant described under “—Certain Covenants—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(18)	transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(19)	pledges of Equity Interests of Unrestricted Subsidiaries;

(20)	the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(21)	any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(22)	transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture; and

(23)	the execution of the Refinancing Transactions and the payment of all fees and expenses related to the Refinancing Transactions.

Liens

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist (i) any Lien on any asset or property of the Issuer or such Restricted Subsidiary securing Indebtedness unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien, provided that with respect to any such Indebtedness that is equally and ratably secured with the Notes, after giving pro forma effect to the Incurrence of such Liens and any related transactions, the Total Secured Indebtedness Leverage Ratio of the Issuer and its Restricted Subsidiaries shall be either (a) less than or equal to 5.25 to 1.00 or (b) no greater than immediately prior to giving effect to the Incurrence of such Lien, or (ii) any Lien securing any First-Priority Lien Obligation of the Issuer or any Subsidiary Guarantor without effectively providing that the Notes or the obligations of such Subsidiary Guarantor in respect of the Notes, as the case may be, shall be granted a second priority security interest (subject to Permitted Liens) upon the assets or property constituting the collateral for such First-Priority Lien Obligations, except as set forth under “—Security for the Notes and the Subsidiary Guarantees.”

The preceding paragraph will not require the Issuer or any Restricted Subsidiary of the Issuer to secure the Notes if the Lien consists of a Permitted Lien. Any Lien which is granted to secure the Notes or the obligations of any Subsidiary Guarantor in respect of the Notes under clause (i) of the preceding paragraph (unless also granted pursuant to clause (ii) of the preceding paragraph) shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Subsidiary Guarantor’s obligations under such clause (i).

For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being Incurred or existing pursuant to only one of such clauses or pursuant to the first paragraph hereof.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such

Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Issuer, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”

In addition, the Indenture provides that, notwithstanding any of the foregoing, the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except any Permitted Liens) on the Capital Stock issued by any Subsidiary Guarantors, provided that, if such Permitted Lien on such Capital Stock secures Indebtedness that requires the Issuer or any Subsidiary Guarantor to comply with Section 3-16 of Regulation S-X, the Notes will be granted a Lien on such Capital Stock, which Lien shall be (i) second in priority in the case of any such Permitted Lien securing First-Priority Lien Obligations, (ii) pari passu in priority in the case of any such Permitted Lien securing Other Second-Lien Obligations and (iii) senior in priority in the case of any such Permitted Lien securing Junior Lien Obligations.

Reports and Other Information

The Indenture provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1)	within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form) except to the extent permitted to be excluded by the SEC;

(2)	within the time period specified in the SEC’s rules and regulations for non-accelerated filers, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form) except to the extent permitted to be excluded by the SEC; provided that in the case of the quarterly report on Form 10-Q for the period ending June 30, 2011, such quarterly report shall not be required to be provided until August 31, 2011;

(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), and

(4)	subject to the foregoing, any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Notes in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act (or such later dates as provided for in clause (2) above for the quarterly report on Form 10-Q for the period ending June 30, 2011), subject, in the case of any such information, certificates or reports provided prior to the effectiveness of the exchange offer registration statement or shelf registration statement, to exceptions and exclusions consistent with the presentation of financial and other information in this registration statement (including with respect to any periodic reports provided prior to effectiveness of the exchange offer registration statement or shelf registration statement, the omission of an audit opinion with respect to January 2008 if the auditor’s consent to include such opinion is not available for any reason and financial information required by Rule 3-10 under Regulation S-X promulgated by the SEC (or any successor provision)) provided, however, for the avoidance of doubt in no event is the Issuer required to update the appraisal information with respect to the Mortgaged Vessels.

Notwithstanding the foregoing, the Issuer will not be required to furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K prior to the effectiveness of the exchange offer registration statement or shelf registration statement.

In the event that:

(a)	the rules and regulations of the SEC permit the Issuer and any direct or indirect parent of the Issuer to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Issuer, or

(b)	any direct or indirect parent of the Issuer is or becomes a Subsidiary Guarantor of the Notes,

consolidating reporting at the parent entity’s level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant, and the Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such direct or indirect parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Subsidiary Guarantors and the other Subsidiaries of the Issuer on a standalone basis, on the other hand.

In addition, the Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer is deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, the requirements of this covenant shall be deemed satisfied prior to the commencement of the exchange offer contemplated by the Registration Rights Agreement relating to the Notes or the effectiveness of the shelf registration statement by (1) the filing with the SEC of the exchange offer registration statement and/or shelf registration statement in accordance with the provisions of such Registration Rights Agreement, and any amendments thereto, and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant and/or (2) the posting of reports that would be required to be provided to the Trustee and the holders on the Issuer’s website (or that of any of its parent companies).

Future Subsidiary Guarantors

The Indenture provides that the Issuer will cause each Wholly Owned Restricted Subsidiary formed after the Issue Date (other than any New Vessel Subsidiary) that guarantees Indebtedness secured by the Collateral (other than Excluded Collateral) or provides a pledge of, or grants a Lien on, the Collateral (other than Excluded Collateral) to secure Indebtedness to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee the payment of the Notes (if required by the Intercreditor Agreement) and a joinder to the Intercreditor Agreement; provided that such guarantee would not result in a deemed dividend to the

Issuer or any of its Subsidiaries pursuant to Section 956 of the Code. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Subsidiary Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Subsidiary Guarantee shall be released in accordance with the provisions of the Indenture described under “—Subsidiary Guarantees.”

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Indenture provides that the Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	the Issuer is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a company organized or existing under the laws of Panama or a corporation, partnership, limited liability company or similar entity organized or existing under the laws of any Permitted Jurisdiction (the Issuer or such Person, as the case may be, being herein called the “Successor Issuer”), provided that in the case where the surviving person is not a company organized under the laws of Panama, a co-obligor of the Notes is a company organized under the laws of Panama or a corporation organized under the laws of the U.S.;

(2)	the Successor Issuer (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Indenture and the Notes pursuant to supplemental indentures;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction), either

(a)	the Successor Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)	the Fixed Charge Coverage Ratio for the Successor Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5)	if the Issuer is not the Successor Issuer, each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that obligations in respect of the Notes shall apply to such Person’s obligations under the Indenture and the Notes; and

(6)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with the Indenture.

The Successor Issuer (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the Indenture and the Notes, and in such event the Issuer will automatically be released and discharged from its obligations under the Indenture and the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in a Permitted Jurisdiction or may convert into a limited liability company, corporation, partnership or similar entity organized or existing under the laws of any Permitted Jurisdiction so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby. This “—Certain Covenants—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.

The Indenture will further provide that, subject to certain limitations in the Indenture governing release of assets and property securing the Notes and the Subsidiary Guarantees upon the sale or disposition of a Restricted Subsidiary of the Issuer that is a Subsidiary Guarantor, no Subsidiary Guarantor will, and the Issuer will not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	either (a) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a company, corporation, partnership, limited liability company, or similar entity organized or existing under the laws of any Permitted Jurisdiction (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Subsidiary Guarantor”) and the Successor Subsidiary Guarantor (if other than such Subsidiary Guarantor) expressly assumes all the obligations of such Subsidiary Guarantor under the Indenture and the Security Documents pursuant to documents or instruments necessary to do so, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales”; and

(2)	the Successor Subsidiary Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Subsidiary Guarantor (if other than such Subsidiary Guarantor) will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s obligations in respect of the Notes, and such Subsidiary Guarantor will automatically be released and discharged from its obligations under the Indenture and such Subsidiary Guarantor’s obligations in respect of the Notes. Notwithstanding the foregoing, (1) a Subsidiary Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Subsidiary Guarantor in a Permitted Jurisdiction or may convert into a limited liability company, corporation, partnership, or similar entity organized or existing under the laws of any Permitted Jurisdiction so long as the amount of Indebtedness of the Subsidiary Guarantor is not increased thereby and (2) a Subsidiary Guarantor may merge, amalgamate or consolidate with another Subsidiary Guarantor or the Issuer.

In addition, notwithstanding the foregoing, any Subsidiary Guarantor may consolidate, amalgamate or merge with or into or wind up into, liquidate, dissolve or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to the Issuer or any Subsidiary Guarantor.

Furthermore, notwithstanding the foregoing, this covenant shall not prohibit any of the following:

(1)	the liquidation, dissolution or other transaction in which the Liquidating Entity ceases to exist; or

(2)	any Permitted Reflagging Transaction.

Re-flagging of Vessels

Notwithstanding anything to the contrary herein, a Restricted Subsidiary may reconstitute itself in another jurisdiction, or merge with or into another Restricted Subsidiary, for the purpose of reflagging a vessel that it owns or bareboat charters (or for any other purpose not in contravention of the Indenture) so long as at all times each Restricted Subsidiary remains organized under the laws of (i) any country recognized by the United States of America with an Investment Grade Rating from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. or (ii) any Permitted Jurisdiction. In connection with any such reconstitution, the Trustee and such Restricted Subsidiary shall modify or replace the Security Documents relating to the Collateral owned by such Restricted Subsidiary as necessary. See also “Permitted Reflagging Transaction.”

Defaults

An “Event of Default” is defined in the Indenture as:

(1)	a default in any payment of interest (including any additional interest) on any Note when due, continued for 30 days;

(2)	a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)	the failure by the Issuer or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture;

(4)	the failure by the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $20 million or its foreign currency equivalent (the “cross-acceleration provision”);

(5)	certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) (the “bankruptcy provisions”);

(6)	failure by the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $20 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”);

(7)	the Subsidiary Guarantee of a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) with respect to the Notes ceases to be in full force and effect (except as contemplated by the terms thereof) or any Subsidiary Guarantor that qualifies as a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) denies or disaffirms its obligations under the Indenture or any Subsidiary Guarantee with respect to the Notes and such Default continues for 10 days;

(8)	unless all of the Collateral has been released from the second-priority Liens in accordance with the provisions of the Security Documents, the second-priority Liens on all or substantially all of the Collateral cease to be valid or enforceable and such Default continues for 30 days, or the Issuer shall assert or any Subsidiary Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Person that is a Subsidiary of the Issuer, the Issuer fails to cause such Subsidiary to rescind such assertions within 30 days after the Issuer has actual knowledge of such assertions;

(9)

the failure by the Issuer or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the Notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clause (8) the “security default provisions”); or

(10)	an event of default occurs under any Security Document.

The foregoing constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (3) or (9) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clauses (3) or (9) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes by notice to the Issuer, with a copy to the Trustee, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Issuer and the Representative under the Bank Indebtedness and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indenture relating to the other rights and duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

(3)	such holders have offered the Trustee reasonable security or indemnity satisfactory to it against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Issuer is required to deliver to the Trustee, annually, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture, the Notes, the Subsidiary Guarantees, the Security Documents and the Intercreditor Agreement may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or change the Stated Maturity of any Note;

(4)	reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above;

(5)	make any Note payable in money other than that stated in such Note;

(6)	expressly subordinate the Notes to any other Indebtedness of the Issuer or any Subsidiary Guarantor;

(7)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(8)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(9)	make any change in the provisions in the Intercreditor Agreement or the Indenture dealing with the application of proceeds of Collateral that would adversely affect the holders of the Notes; or

(10)	except as expressly provided by the Indenture, modify or release the guarantee of any Significant Subsidiary in any manner adverse to the holders of the Notes.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of the Indenture and the Security Documents with respect to the Notes.

Without the consent of any holder, the Issuer and Trustee may amend the Indenture, the Notes, the Subsidiary Guarantees, the Security Documents or the Intercreditor Agreement to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for the assumption by a Successor Issuer of the obligations of the Issuer under the Indenture and the Notes, to provide for the assumption by a Successor Subsidiary Guarantor of the obligations of a Subsidiary Guarantor under the Indenture and the Security Documents, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add a Subsidiary Guarantor or collateral with respect to the Notes, to secure the Notes, to release Collateral as permitted by the Indenture or the Intercreditor Agreement, to add additional secured creditors holding Other Second-Lien Obligations or First-Priority Lien Obligations or other Junior Lien Obligations so long as such obligations are not prohibited by the Indenture or the Security Documents, to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder, to conform the text of the Indenture, the Subsidiary Guarantees, the Notes, the Security Documents or the Intercreditor Agreement, to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended by the Issuer to be a verbatim recitation of a provision of the Indenture, the Subsidiary Guarantees, the Notes, the Security Documents or the Intercreditor Agreement, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA to effect any provision of the Indenture or to make certain changes to the Indenture to provide for the issuance of additional Notes.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Issuer is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer or any direct or indirect parent corporation, as such, has any liability for any obligations of the Issuer under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes were issued in registered form and the registered holder of a Note is treated as the owner of such Note for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)

either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuer and/or the Subsidiary Guarantors have paid all other sums payable under the Indenture; and

(3)	the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the Notes and the Indenture with respect to the holders of the Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuer at any time may terminate its obligations under the covenants described under “—Certain Covenants” for the benefit of the holders of the Notes, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under “—Defaults” (but only to the extent that those provisions relate to the Defaults with respect to the Notes) and the undertakings and covenants contained under “—Change of Control” and “—Certain Covenants—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the holders of the Notes. If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to the Notes and the Security Documents.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4) and (5) (with respect only to Significant Subsidiaries), (6), (7), (8) or (9) under “—Defaults” or because of the failure of the Issuer to comply with the first clause (4) under “—Certain Covenants—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise its defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable U.S. federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

Concerning the Trustee

Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB) is the Trustee under the Indenture and has been appointed by the Issuer as registrar and a paying agent with regard to the Notes.

The Indenture and the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any right or power conferred on the Trustee, subject to certain exceptions. If an Event of Default with respect to the notes has occurred and is continuing, the Trustee will be required, in the exercise of its power, to use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of its own affairs.

Governing Law

The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acceptable Flag Jurisdiction” shall mean The Bahamas, Liberia, Bermuda, Panama, the Republic of the Marshall Islands, the United States, Isle of Man or such other flag jurisdiction as the Issuer may identify to the Collateral Agent, provided that in no event shall Acceptable Flag Jurisdiction include any jurisdiction the use of which could reasonably be expected to have a material adverse affect on the rights of the Collateral Agent or the holders as determined in good faith by the Board of Directors of the Issuer.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of Vessels or other assets.

“Acquisition” means the acquisition by the Issuer of 100% of the equity interests and assets of each of Radisson France, Celtic Pacific and Supplystill and all other equity interests and assets constituting the Regent Seven Sea Cruises Business (as specified in the Acquisition Agreements) pursuant to the Acquisition Agreements.

“Acquisition Agreements” means (i) the Regent Seven Seas Cruises Master Agreement dated December 8, 2007 by and among Carlson Cruises Worldwide, Inc., a Minnesota corporation, Vlasov Shipping Corporation, a Liberian corporation and the Issuer, (ii) the Agreement dated December 8, 2007 by and between Carlson Cruises Worldwide, Inc. and the Issuer for the Sale and Purchase of the Interest of Carlson Cruises Worldwide Inc. in the Regent Seven Seas Cruise Business and (iii) the Agreement dated December 8, 2007 by and between Vlasov Shipping Corporation and the Issuer for the Contribution of the Issued Share Capital of Vlasov Leisure Limited and 50 percent of the Issued Share Capital of each of Golden Ocean Line Limited and Celtic Pacific (UK) Limited.

“Acquisition Documents” means the Acquisition Agreements and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to the Issue Date or thereafter.

“Acquisition Transactions” means the Acquisition transactions contemplated by the Acquisition Agreements.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1)	1% of the then outstanding principal amount of the Note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the Note at May 15, 2015 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the Note through May 15, 2015 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of the Note.

“Appraised Value” of any Mortgaged Vessel at any time means the value of such Vessel on an individual charter free basis as set forth on an independent appraisal (conducted no more than 12 months prior to any determination of the Appraised Value) and relied upon by the Issuer in good faith.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2)	the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Certain Covenants—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d)	any disposition of assets of the Issuer or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value (as determined in good faith by the Issuer) of less than $7.5 million;

(e)	any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f)	any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(g)	foreclosure or any similar action with respect to any property or other asset of the Issuer or any of its Restricted Subsidiaries;

(h)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j)	any sale of inventory or other assets in the ordinary course of business;

(k)	any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l)	in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(m)	a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(n)	any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by the Indenture;

(o)	dispositions in connection with Permitted Liens;

(p)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(q)	the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property;

(r)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(s)	any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(t)	time charters and other similar arrangements; and

(u)	any Events of Loss.

“Bank Indebtedness” means any and all amounts payable under or in respect of (a)(i) the Credit Agreement and the other Credit Agreement Documents and (ii) New Vessel Financings and related documents, in case of each clause (i) or (ii) as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement or the New Vessel Financings), including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof and (b) whether or not the Indebtedness referred to in clause (a) remains outstanding, if designated by the Issuer to be included in this definition, one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time;

“Board of Directors” means, as to any Person, the board of administrators, directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Restricted Subsidiaries.

“Cash Equivalents” means:

(1)	U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union, or such local currencies held by an entity from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)	Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Change of Control” means the occurrence of either of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2)	the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13 (d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer.

“Charter Agreements” means the Mariner Time Charter, the Navigator Time Charter and the Voyager Time Charter.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Documents.

“Collateral Agent” means the Trustee in its capacity as “Collateral Agent” under the Indenture and under the Security Documents and any successor thereto in such capacity.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding additional interest in respect of the Notes, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and its Restricted Subsidiaries; minus

(4)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Consolidated Total Indebtedness (other than Qualified Non-Recourse Debt) of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period (including in the case of any such Incurrence or issuance a pro forma application of the net proceeds therefrom); provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Acquisition Transactions), (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 6 to the “Summary Historical Consolidated Financial and Other Data” under “Prospectus Summary” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period and (3) any adjustments to EBITDA in connection with Vessels sold to the extent such sale would not constitute a sale of a business for which financial statements are available.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent 12-month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments made under the Refinancing Documents or otherwise related to the Acquisition Transactions or the Refinancing Transactions or the offering of the Notes, in each case, shall be excluded;

(2)	effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Restricted Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Acquisition Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)	any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(5)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Issuer) shall be excluded;

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(7)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary or a Qualified Non-Recourse Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof (other than a Qualified Non-Recourse Subsidiary of such referent Person) in respect of such period;

(8)	solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9)	an amount equal to the amount of Permitted Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10)	any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(11)	any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(12)	any (a) one-time non-cash compensation charges, (b) costs and expenses after the Issue Date related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(13)	accruals and reserves that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(14)	solely for purposes of calculating EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15)	(a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(16)	any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded;

(17)	to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and

(18)	any credit card fees or discounts in advance of cruises shall be excluded; provided that such credit card fees or discounts shall be included in Consolidated Net Income during the period when the revenue corresponding to such fee or discount is accrued.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants— Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Issuer or a Restricted Subsidiary of the Issuer to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of Cumulative Credit contained therein.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) and any Permitted Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of Capitalized Lease Obligations, bankers’ acceptances, Indebtedness for borrowed money and Indebtedness in respect of the deferred purchase price of property or services, plus (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and its Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries of the Issuer, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreement” means (i) the credit agreement, date as of January 31, 2008, entered into in connection with the consummation of the Acquisition, among the Issuer, Radisson France, Celtic Pacific and Supplystill, as borrower, Prestige Cruise Holdings, Inc., as guarantor, the subsidiary guarantors party thereto, the financial institutions named therein and HSBC Bank Plc, as Administrative Agent and Collateral Agent, as amended as of December 21, 2009, and as may be further amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“Discharge of Senior Lender Claims” means, except to the extent otherwise provided in the Intercreditor Agreement, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of (a) all Obligations in respect of all outstanding First-Priority Lien

Obligations and, with respect to letters of credit or letter of credit guaranties outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the Credit Agreement, in each case after or concurrently with the termination of all commitments to extend credit thereunder and (b) any other First-Priority Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid; provided that the Discharge of Senior Lender Claims shall not be deemed to have occurred if such payments are made with the proceeds of other First-Priority Lien Obligations that constitute an exchange or replacement for or a refinancing of such Obligations or First-Priority Lien Obligations. In the event the First-Priority Lien Obligations are modified and the Obligations are paid over time or otherwise modified pursuant to Section 1129 of the United States Bankruptcy Code, the First-Priority Lien Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3)	is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

in each case prior to 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus

(2)	Fixed Charges; plus

(3)	Consolidated Depreciation and Amortization Expense; plus

(4)	Consolidated Non-cash Charges; plus

(5)	any expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the Incurrence or repayment of Indebtedness permitted to be Incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes, the Refinancing Transactions or the Bank Indebtedness, (ii) any amendment or other modification of the Notes or other Indebtedness, (iii) any additional interest in respect of the Notes and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(6)	business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility consolidations, retention, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); plus

(7)	the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted by the covenant described under “—Certain Covenants—Transactions with Affiliates”; plus

(8)	the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

(9)	any costs or expense Incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or a Subsidiary Guarantor or net cash proceeds of an issuance of Equity Interests of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus

(10)	Pre-Launch Expenses; less, without duplication,

(11)	non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1)	public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-4 or Form S-8;

(2)	issuances to any Subsidiary of the Issuer; and

(3)	any such public or private sale that constitutes an Excluded Contribution.

“Event of Loss” means any of the following events: (a) the actual or constructive total loss or the arranged or compromised total loss of a Mortgaged Vessel or (b) the capture, condemnation, confiscation, requisition, purchase, sale, seizure or forfeiture of, or any taking of title to, a Mortgaged Vessel. An Event of Loss shall be deemed to have occurred (i) in the event of an actual loss of a Mortgaged Vessel, at noon Greenwich Mean Time on the date of such loss, or if that is not known, on the date which such Mortgaged Vessel was last heard from, (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Mortgaged Vessel, at noon Greenwich Mean Time on the date of the event giving rise to such damage, or (iii) in the case of an event referred to in clause (b) above, at noon Greenwich Mean Time on the date on which such event is expressed to take effect by the person making the same.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Collateral” means any equity interests, including any shares of capital stock of any Subsidiary Guarantor or any other Subsidiary of the Issuer.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Issuer) received by the Issuer after the Issue Date from:

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Issuer on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First Lien Agent” has the meaning given to such term in the Intercreditor Agreement.

“First Lien Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Consolidated Total Indebtedness that constitutes First-Priority Lien Obligations of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the First Lien Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the First Lien Secured Indebtedness Leverage Ratio is made (the “First Lien Secured Leverage Calculation Date”), then the First Lien Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period (including in the case of any such Incurrence or issuance a pro forma application of the net proceeds therefrom); provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the First Lien Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the First Lien Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Acquisition Transactions), (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 6 to the “Summary Historical Consolidated Financial and Other Data” under “Prospectus Summary” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period and (3) any adjustments to EBITDA in connection with Vessels sold to the extent such sale would not constitute a sale of a business for which financial statements are available. In addition, with respect to any such pro forma calculation on or following the delivery date of any new Vessel and for so long as such four-quarter period includes such delivery date, in the event that the Issuer or any of its Subsidiary took delivery of any new Vessel during such four-quarter period, Adjusted EBITDA shall include the projected EBITDA (based on reasonable assumptions) for such Vessel as if such Vessel had been in operation on the first day of such four-quarter period (as set forth in reasonable detail in an Officer’s Certificate).

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“First-Priority Lien Obligations” means (i) all Secured Bank Indebtedness and (ii) all other Obligations of the Issuer or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Secured Bank Indebtedness or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges (other than Fixed Charges in respect of Qualified Non-Recourse Debt) of such Person for such period. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (including in the case of any such Incurrence or issuance a pro forma application of the net proceeds therefrom).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Acquisition Transactions), (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 6 to the “Summary Historical Consolidated Financial and Other Data” under “Prospectus Summary” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period and (3) any adjustments to EBITDA in connection with Vessels sold to the extent such sale would not constitute a sale of a business for which financial statements are available.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense of such Person for such period, and

(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a Note is registered on the registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)	the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that constitutes (i) a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by the Issuer) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations Incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing or (5) obligations under the Acquisition Documents.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and

related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Intercreditor Agreement” means the intercreditor agreement among HSBC Bank Plc, as agent under the Credit Agreement Documents, the Trustee, the Issuer and each Subsidiary Guarantor that is a Subsidiary of the Issuer, as it may be amended from time to time in accordance with the Indenture.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries;

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b)	the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Issuer) at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means May 19, 2011, the date on which the Notes were originally issued.

“Junior Lien Obligations” means the Obligations with respect to other Indebtedness permitted to be incurred under the Indenture, which is by its terms intended to be secured by the Collateral on a basis junior to the Notes; provided such Lien is permitted to be incurred under the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Liquidating Entity” means Radisson France.

“Loan-to-Value Ratio” means, at any time, the ratio of (i) Consolidated Total Indebtedness at such time that both (x) constitutes First-Priority Lien Obligations, Other Second-Lien Obligations or the Obligations under the Notes and (y) is secured by the Collateral to (ii) the aggregate Appraised Value of all Mortgaged Vessels which have not been sold, transferred, lost or otherwise disposed plus the aggregate Fair Market Value of any other Collateral, provided if the Fair Market Value of any item (or group of the same items) of any such other Collateral (other than all earnings and proceeds of insurance relating to the Mortgaged Vessels and the Mortgaged Vessel Operations Agreements) shall exceed $100 million, an Officer’s Certificate shall be delivered to the Trustee certifying the basis of such valuation.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any direct or indirect parent of the Issuer, as applicable, was approved by a vote of a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable.

“Management Agreements” means the Mariner Management Agreement, the Navigator Management Agreement and the Voyager Management Agreement.

“Mariner Management Agreement” means the Ship Management Agreement dated December 15, 2005 between Celtic Pacific (UK) Limited, as Manager, and Mariner (as assignee of Radisson France), as Owner, with respect to Seven Seas Mariner or any other management agreement entered into from time to time by the owner of Seven Seas Mariner with a technical manager of Seven Seas Mariner, as such agreement may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Mariner Time Charter” means the Charter Agreement dated as of January 31, 2008 for Seven Seas Mariner between Mariner (as assignee of Radisson France), as Owner, and the Issuer, as Charterer, or any other time charter entered into from time to time by the owner of Seven Seas Mariner with a charterer of Seven Seas Mariner, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgaged Vessel” means each of Seven Seas Mariner, Seven Seas Navigator and Seven Seas Voyager, and any additional Vessels added from time to time as Collateral and, in each case, all appurtenances thereto.

“Mortgaged Vessel Operations Agreements” means the Charter Agreements and the Management Agreements.

“Mortgaged Vessel Operations Subordination Agreement” means a letter of undertaking or other written instrument executed by a counterparty to a Mortgaged Vessel Operations Agreement (other than the Subsidiary Guarantor that is the record owner of the related Mortgaged Vessel) in favor of the Collateral Agent pursuant to which such counterparty agrees to subordinate any Liens on the related Mortgaged Vessel that such counterparty may from time to time hold to the Liens on such Mortgaged Vessel securing the Obligations.

“Navigator Management Agreement” means the Ship Management Agreement dated November 29, 2000 between CP (UK), as Manager, and Celtic Pacific, as Owner or any other management agreement entered into from time to time by the owner of Seven Seas Navigator with a technical manager of Seven Seas Navigator, as such agreements may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Navigator Time Charter” means the Charter Agreement dated as of January 31, 2008 for Seven Seas Navigator between Celtic Pacific, as Owner, and the Issuer, as Charterer, or any other time charter entered into from time to time by the owner of Seven Seas Navigator with a charterer of Seven Seas Navigator, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (including Permitted Tax Distributions and after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, all expenditures incurred to inspect, repair or modify a Vessel and bring such Vessel to the condition and place of delivery in connection with the sale of such Vessel as may be specified in the related purchase and sale agreement or otherwise as the Board of Directors of the Issuer shall determine as advisable in connection with such sale, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New Vessel Aggregate Secured Debt Cap” means the sum of each of the New Vessel Secured Debt Caps (with such New Vessel Aggregate Secured Debt Cap to be expressed as the sum of the euro and U.S. dollar denominations of the New Vessel Secured Debt Caps reflected in this New Vessel Aggregate Secured Debt Cap).

“New Vessel Financing” means any financing arrangement entered into by any New Vessel Subsidiary in connection with any acquisition of one or more Vessels.

“New Vessel Secured Debt Cap” means, in respect of a New Vessel Financing, 80% of the contract price for the acquisition and any other Ready for Sea Cost of the related Vessel (and 100% of any related export credit insurance premium), expressed in euros or U.S. dollars, as the case may be.

“New Vessel Subsidiary” means any Subsidiary of the Issuer that is formed for the purpose of acquiring one or more Vessels.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, which meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Other Second-Lien Obligations” means other Indebtedness of the Issuer and its Restricted Subsidiaries that is equally and ratably secured with the Notes as permitted by the Indenture and is designated by the Issuer as an Other Second-Lien Obligation.

“Pari Passu Indebtedness” means:

(1)	with respect to the Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and

(2)	with respect to any Subsidiary Guarantor, its Subsidiary Guarantee and any Indebtedness which ranks pari passu in right of payment to such Subsidiary Guarantor’s Subsidiary Guarantee.

“PCH” means Prestige Cruise Holdings, Inc., a Panamanian corporation.

“Permitted Holders” means, at any time, each of (i) the Sponsors, (ii) the Management Group, (iii) any Person that has no material assets other than the Capital Stock of the Issuer and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Issuer, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clauses (i) and (ii) above, holds more than 50% of the total voting power of the Voting Stock thereof and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i) and (ii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Issuer (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i) and (ii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Issuer or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(6)	advances to employees, taken together with all other advances made pursuant to this clause (6), not to exceed $12.5 million at any one time outstanding;

(7)	any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9)	[Reserved];

(10)	additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $75 million and (y) 5.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11)	loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(12)	Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments”;

(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (11)(b) of such paragraph);

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)	guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Subsidiary Guarantors,” including, without limitation, any guarantee or other obligation issued or Incurred under the Credit Agreement in connection with any letter of credit issued for the account of the Issuer or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(16)	Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(17)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(18)	any Investment in an entity or purchase of a business or assets in each case owned (or previously owned) by a customer of a Restricted Subsidiary as a condition or in connection with such customer (or any member of such customer’s group) contracting with a Restricted Subsidiary, in each case in the ordinary course of business;

(19)	any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Receivables Financing;

(20)	additional Investments in joint ventures not to exceed at any one time in the aggregate outstanding under this clause (20), $25 million; provided, however, that if any Investment pursuant to this clause (20) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (20) for so long as such Person continues to be a Restricted Subsidiary;

(21)	Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Issuer or a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under “—Certain Covenants—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(22)	any Investment in any Subsidiary of the Issuer or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; and

(23)	any Permitted Reflagging Transaction.

“Permitted Jurisdiction” means (i) any state of the United States, the District of Columbia or any territory of the United States, (ii) Bermuda, (iii) The Bahamas, (iv) England and Wales, (v) Panama, (vi) the Republic of the Marshall Islands, (vii) the Isle of Man, (viii) Liberia or (ix) any other jurisdiction as the Issuer may identify to the Collateral Agent, provided that in no event shall Permitted Jurisdiction include any jurisdiction the use of which could reasonably be expected to have a material adverse affect on the rights of the Collateral Agent or the holders as determined in good faith by the Board of Directors of the Issuer.

“Permitted Liens” means, with respect to any Person:

(1)

pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Issuer or any Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP; and with respect to the Vessels: (i) Liens fully covered (in excess of customary deductibles) by valid policies of insurance, (ii) Liens for master’s and crew’s wages on the current voyage, if not yet due and payable, (iii) Liens for trade debt incurred in the ordinary course of business over a period not exceeding thirty (30) days and not by its terms overdue, and (iv) Liens for general average and salvage, including contract salvage, and provided that (x) Permitted Liens shall not include any Liens described in clauses (i) through (iv) of this paragraph unless such Liens are subordinate to the Liens created under the applicable Vessel Mortgage, or constitute maritime liens that would in any event be entitled to priority over the applicable Vessel Mortgage under applicable law;

(3)	Liens for taxes, assessments or other governmental charges (i) that are not yet due or payable or (ii) which are being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property subject to any such Lien and for which adequate reserves are being maintained to the extent required by GAAP;

(4)	Liens in favor of the issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business (including as required by the U.S. Federal Maritime Commission or other similar U.S. or foreign government authority);

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	(A) Liens on assets (other than Collateral) of the Issuer or a Restricted Subsidiary that is not a Subsidiary Guarantor securing Indebtedness of such Restricted Subsidiary or the Issuer permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(B)	Liens securing an aggregate principal amount of First-Priority Lien Obligations not to exceed the greater of (x) the aggregate amount of Indebtedness permitted to be incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) the maximum principal amount of Indebtedness that, as of the date such Indebtedness was Incurred, and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date, would not cause the First Lien Secured Indebtedness Leverage Ratio of the Issuer to be greater than 3.00 to 1.00; and

(C)	Liens securing Indebtedness permitted to be Incurred pursuant to clause (d), (l) or (p) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that in the case of clauses (d) and (p), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any proceeds or products thereof, and provided that in the case of clause (l), such Lien does not extend to Collateral);

(7)	Liens existing on the Issue Date (other than Liens in favor of the lenders under the Credit Agreement), including Liens securing the Notes issued on the Issue Date (or exchange Notes) and Notes Obligations in respect thereof and guarantees relating thereto;

(8)	Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(9)	Liens on assets or property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer (other than pursuant to after acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	Liens securing Hedging Obligations not incurred in violation of the Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Issuer or any Subsidiary Guarantor;

(16)	Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(18)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)	grants of software and other technology licenses in the ordinary course of business;

(20)

Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B), for purposes of clause (1) under “—Security for the Notes and the Subsidiary Guarantees—Release of Collateral” and for purposes of the definition of Secured Bank Indebtedness.

(21)	Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(22)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24)	Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25)	other Liens securing obligations which obligations do not exceed $15 million at any one time outstanding;

(26)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(27)	any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Issuer or any Restricted Subsidiary;

(28)	Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(29)	Liens in favor of any counterparty to a Mortgaged Vessel Operations Agreement (other than the Subsidiary Guarantor that is the record owner of the related Mortgaged Vessel) arising in connection with such Mortgaged Vessel Operations Agreement;

(30)	pledges of, and other Liens on, the Equity Interests in and the assets of New Vessel Subsidiaries in favor of lenders under and in connection with New Vessel Financing permitted to be incurred under clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(31)	Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with any appeal or other proceedings for review;

(32)	Liens (i) in favor of credit card companies pursuant to agreements therewith and (ii) in favor of customers;

(33)	Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary arising from vessel chartering, dry-docking, maintenance, the furnishing of supplies and bunkers to vessels, repairs and improvements to Vessels, crews’ wages and maritime Liens; and

(34)	Liens securing Junior Lien Obligations, provided that the Notes are secured on a senior priority basis to the obligations so secured until such time as such obligations are no longer secured by a Lien.

“Permitted Reflagging Transaction” means (a) the transfer of a Mortgaged Vessel (and related Collateral) from one Subsidiary Guarantor to another Subsidiary Guarantor (or to a Restricted Subsidiary that, concurrently with such Permitted Reflagging Transaction, becomes a Subsidiary Guarantor) and/or (b) the transfer of the registration and flag of a Mortgaged Vessel from one Acceptable Flag Jurisdiction to another Acceptable Flag Jurisdiction.

“Permitted Tax Distributions” means with respect to each taxable period (or portion thereof) in which the Issuer is treated for U.S. federal and/or applicable state and local income tax purposes as a partnership or a disregarded entity, distributions to PCH to pay PCH’s U.S. federal and/or applicable state and local income taxes attributable to the income of the Issuer, in an amount not to exceed the amount of such taxes that the Issuer would have paid directly with respect to such taxable period if the Issuer had always been a corporation for U.S. federal and applicable state and local income tax purposes.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Pre-Launch Expenses” means, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred with respect to any new Vessels incurred prior to the commencement of ordinary course revenue generating cruises and directly related to such commencement of the new Vessel.

“Qualified Non-Recourse Debt” means Indebtedness that (1) is (a) Incurred by a Qualified Non-Recourse Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of any property (real or personal) or equipment (whether through the direct purchase of property or the Equity Interests of any person owning such property and whether in a single acquisition or a series of related acquisitions) or (b) assumed by a Qualified Non-Recourse Subsidiary, (2) is non-recourse to the Issuer and any Subsidiary Guarantor and (3) is non-recourse to any Restricted Subsidiary that is not a Qualified Non-Recourse Subsidiary.

“Qualified Non-Recourse Subsidiary” means (1) a Restricted Subsidiary that is not a Subsidiary Guarantor and that is formed or created after the Issue Date in order to finance an acquisition, lease, construction, repair, replacement or improvement of any property or equipment (directly or through one of its Subsidiaries) that secures Qualified Non-Recourse Debt and (2) any Restricted Subsidiary of a Qualified Non-Recourse Subsidiary.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)	the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Notes or any Refinancing Indebtedness with respect to the Notes shall not be deemed a Qualified Receivables Financing.

“Radisson France” means Radisson Seven Seas (France) SNC, a société en nom collectif incorporated under the laws of France.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Ready for Sea Cost” means with respect to a vessel or vessels to be acquired, constructed or leased (pursuant to a Capitalized Lease Obligation) by the Issuer or any Restricted Subsidiary of the Issuer, the aggregate amount of all expenditures incurred to acquire or construct and bring such vessel or vessels to the condition and location necessary for its intended use, including any and all inspections, appraisals, repairs, modifications, additions, permits and licenses in connection with such acquisition or lease, which would be classified and accounted for as “property, plant and equipment” in accordance with GAAP and any assets relating to such vessel or vessels.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)	with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(c)	to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Refinancing Documents” means the Credit Agreement (as amended in connection with the Refinancing Transactions), the Indenture, and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to the Issue Date.

“Refinancing Transactions” means the transactions related to the initial offering of the Notes, the related amendment of the Credit Agreement and any related transactions, including any amendment, restatements or assignments pursuant thereto.

“Representative” means the trustee, agent or representative (if any) for an issue of Indebtedness; provided that if, and for so long as, such Indebtedness lacks such a Representative, then the Representative for such Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Indebtedness.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Issuer, except for such cash and Cash Equivalents subject only to such restrictions that are contained in agreements governing Indebtedness permitted under the Indenture and that is secured by such cash or Cash Equivalents.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (6)(B) of the definition of Permitted Lien.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Vessel Debt Cap” means the U.S. dollar equivalent of the sum of (i) (a) $475 million minus (b) the amount of Indebtedness Incurred pursuant to clause (a) that is permanently retired with the Net Proceeds from any Asset Sale of the Collateral applied from and after the Issue Date to reduce the outstanding amounts pursuant to the covenant described under “—Asset Sales” (provided that the amount determined by this clause (i) shall never be less than $0) and (ii) the New Vessel Aggregate Secured Debt Cap.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, collateral assignments, mortgages and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the Indenture.

“Seven Seas Mariner” means the Vessel SEVEN SEAS MARINER, IMO number 9210139, as such name is changed from time to time.

“Seven Seas Navigator” means the Vessel SEVEN SEAS NAVIGATOR, IMO number 9064126, as such name is changed from time to time.

“Seven Seas Voyager” means the Vessel SEVEN SEAS VOYAGER, IMO number 9247144, as such name is changed from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsors” means (i) Apollo Management, L.P. and any of its respective Affiliates other than any portfolio companies not primarily engaged in the cruise business and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Sponsor; provided that the Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Issuer.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor which is by its terms subordinated in right of payment to obligations in respect of the Notes.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantee” means a guarantee of the obligations of the Issuer under the Indenture and the Notes by any Restricted Subsidiary in accordance with the provisions of the Indenture.

“Subsidiary Guarantor” means any Restricted Subsidiary that Incurs a Subsidiary Guarantee; provided that upon the release or discharge of such Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Subsidiary ceases to be a Subsidiary Guarantor.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.

“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer, without giving effect to any amortization of the amount of intangible assets since March 31, 2011, calculated on a pro forma basis giving effect to any subsequent acquisition or disposition of a Person or business.

“Total Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) the sum of Consolidated Total Indebtedness that constitutes First-Priority Lien Obligations, Other Second-Lien Obligations or the Obligations under the Notes of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Total Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Total Secured Indebtedness Leverage Ratio is made (the “Total Secured Leverage Calculation Date”), then the Total Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period (including in the case of any such Incurrence or issuance a pro forma application of the net proceeds therefrom); provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Total Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Total Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period (including in the case of any such Incurrence or issuance a pro forma application of the net proceeds therefrom).

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Acquisition Transactions), (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 6 to the “Summary Historical Consolidated Financial and Other Data” under “Prospectus Summary” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period and (3) any adjustments to EBITDA in connection with Vessels sold to the extent such sale would not constitute a sale of a business for which financial statements are available. In addition, with respect to any such pro forma calculation on or following the delivery date of any new Vessel and for so long as such four-quarter period includes such delivery date, in the event that the Issuer or any of its Subsidiary took delivery of any new Vessel during such four-quarter period, Adjusted EBITDA shall include the projected EBITDA (based on reasonable assumptions) for such Vessel as if such Vessel had been in operation on the first day of such four-quarter period (as set forth in reasonable detail in an Officer’s Certificate).

For purposes of this definition, any amount in a currency than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to May 15, 2015; provided, however, that if the period from such redemption date to May 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unearned Customer Deposits” means amounts paid to the Issuer or any of its Subsidiaries representing customer deposits for unsailed bookings (whether paid directly by the customer or by a credit card company).

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary;

The Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided, further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	(1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Vessel” means a passenger cruise vessel.

“Vessel Event” means any Asset Sale of a Mortgaged Vessel or any Event of Loss.

“Vessel Mortgages” means each second-priority statutory ship mortgage granting a Lien on a Mortgaged Vessel substantially in the form proscribed by statute for Seven Seas Mariner, Seven Seas Voyager, Seven Seas Navigator and any additional vessel from time to time.

“Voyager Management Agreement” means the Ship Management Agreement dated October 25, 2001 between CP(UK), as Manager, and Supplystill, as Owner, with respect to Seven Seas Voyager, or any management agreement entered into by the owner of Seven Seas Voyager with a technical manager of Seven Seas Voyager, as such agreement may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Voyager Time Charter” means the Charter Agreement dated as of January 31, 2008 for Seven Seas Voyager between Supplystill, as Owner, and the Issuer, as Charterer, or any other time charter entered into from time to time by the owner of Seven Seas Voyager with a charterer of Seven Seas Voyager, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

Except as described below, we will initially issue the exchange notes in the form of one or more registered exchange notes in global form without coupons. We will deposit each global note on the date of the closing of this exchange offer with, or on behalf of, The Depository Trust Company, and register the exchange notes in the name of The Depository Trust Company or its nominee, or will leave these notes in the custody of the trustee.

Depository Trust Company Procedures

For your convenience, we are providing you with a description of the operations and procedures of The Depository Trust Company. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We are not responsible for these operations and procedures and urge you to contact the system or its participants directly to discuss these matters.

The Depository Trust Company has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book entry changes in the accounts of these participants. These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to The Depository Trust Company’s system is also indirectly available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant. The Depository Trust Company may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of The Depository Trust Company.

The Depository Trust Company has also advised us that, in accordance with its procedures, upon deposit of the global notes, it will credit the accounts of the direct participants with an interest in the global notes, and it will maintain records of the ownership interests of these direct participants in the global notes and the transfer of ownership interests by and between direct participants.

The Depository Trust Company will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

Investors in the global notes may hold their interests in the notes directly through The Depository Trust Company if they are direct participants in The Depository Trust Company or indirectly through organizations that are direct participants in The Depository Trust Company. All interests in a global note may be subject to the procedures and requirements of The Depository Trust Company.

The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to these persons. Because The Depository Trust Company can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge its interest to persons or entities that are not direct participants in The Depository Trust Company or to otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing the interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of these notes under the indenture for any purpose.

Payments with respect to the principal of and interest on any notes represented by a global note registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing these notes under the indenture. Under the terms of the indenture, we and the trustee will treat the person in whose names the notes are registered, including notes represented by global notes, as the owners of the notes for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal and interest on global notes registered in the name of The Depository Trust Company or its nominee will be payable by the trustee to The Depository Trust Company or its nominee as the registered holder under the indenture. Consequently, none of Regent Seven Seas, the trustee or any of our agents, or the trustee’s agents has or will have any responsibility or liability for:

(1)	any aspect of The Depository Trust Company’s records or any direct or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of The Depository Trust Company’s records or any direct or indirect participant’s records relating to the beneficial ownership interests in any global note; or

(2)	any other matter relating to the actions and practices of The Depository Trust Company or any of its direct or indirect participants.

The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reasons to believe that it will not receive payment on the payment date. Payments by the direct and indirect participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice and will be the responsibility of the direct or indirect participants and will not be the responsibility of The Depository Trust Company, the trustee or us.

Neither we nor the trustee will be liable for any delay by The Depository Trust Company or any direct or indirect participant in identifying the beneficial owners of the notes and Regent Seven Seas and the trustee may conclusively rely on, and will be protected in relying on, instructions from The Depository Trust Company or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes.

Transfers between participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company’s procedures.

The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account The Depository Trust Company has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given that direction. However, if there is an event of default with respect to the notes, The Depository Trust Company reserves the right to exchange the global notes for legended notes in certificated form and to distribute them to its participants.

Although The Depository Trust Company has agreed to these procedures to facilitate transfers of interests in the global notes among participants in The Depository Trust Company, it is under no obligation to perform or to continue to perform these procedures and may discontinue them at any time. None of Regent Seven Seas, the trustee or any of our or the trustee’s respective agents will have any responsibility for the performance by The Depository Trust Company or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A global note will be exchangeable for definitive notes in registered certificated form if:

(1)	The Depository Trust Company notifies us that it is unwilling or unable to continue as depository for the global notes and the Depository Trust Company fails to appoint a successor depository or we fail to appoint a successor depository within 90 days of such notice; or

(2)	The Depository Trust Company ceases to be a clearing agency registered under the Exchange Act and we fail to appoint a successor within 90 days of such notice; or

(3)	an event of default under the indenture for the notes has occurred and is continuing; or

(4)	we, in our sole discretion, notify the trustee that we elect to cause the issuance of definitive notes under the indenture governing the notes.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the name, and issued in any approved denominations, requested by or on behalf of The Depository Trust Company, in accordance with its customary procedures.

Exchange of Certificated Notes for Book-Entry Notes

Initial notes issued in certificated form may be exchanged for beneficial interests in the global note.

Same Day Settlement

We expect that the interests in the global notes will be eligible to trade in The Depository Trust Company’s Same-Day Funds Settlement System. As a result, secondary market trading activity in these interests will settle in immediately available funds, subject in all cases to the rules and procedures of The Depository Trust Company and its participants. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Payment

The indenture requires that payments in respect of the notes represented by global notes, including principal and interest, be made by wire transfer of immediately available funds to the accounts specified by the holder of the global notes. With respect to notes in certificated form, we will make all payments of principal and interest on the notes at our office or agency maintained for that purpose. This office will initially be the office of the Paying Agent maintained for that purpose. At our option however, we may make these installments of interest by

(1)	check mailed to the holders of notes at their respective addresses provided in the register of holder of notes or

(2)	transfer to an account maintained by the payee.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, PROSPECTIVE HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); AND (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE ISSUER IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE ISSUER OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN.

The following is a summary of material U.S. federal income tax consequences of exchanging initial notes for exchange notes pursuant to this exchange offer and the ownership and disposition of exchange notes acquired by U.S. Holders and Non-U.S. Holders (each as defined below, and collectively referred to as “Holders”) pursuant to this exchange offer. This summary is based on provisions of the Code, Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as in effect on the date of this prospectus and all of which are subject to change (perhaps with retroactive effect).

This summary addresses only prospective Holders who acquire exchange notes pursuant to this exchange offer, and does not discuss the tax consequences applicable to subsequent purchasers of the exchange notes. This summary deals only with initial notes and exchange notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not address all of the U.S. federal income tax consequences that may be relevant to prospective holders in light of their particular circumstances. In addition, it does not address all of the U.S. federal income tax consequences applicable to prospective holders that are subject to special treatment under the U.S. federal income tax laws, such as financial institutions, individual retirement and other tax deferred accounts, prospective holders subject to alternative minimum tax, dealers in securities or currencies, life insurance companies, tax-exempt organizations, persons holding initial notes or exchange notes as a hedge or hedged against currency risk or as a position in a straddle, partnerships and other pass-through entities (and investors in such entities), U.S. expatriates, those who are subject to Medicare contribution tax or prospective U.S. holders whose functional currency is other than the U.S. dollar. This summary does not address the consequences under the tax laws of any state, local or non-U.S. jurisdiction or under U.S. federal estate or gift tax laws. We have not requested a ruling from the Internal Revenue Service (“IRS”) on the tax consequences of owning the initial notes or exchange notes. As a result, the IRS could disagree with portions of this discussion. We cannot assure you that a change in law will not alter significantly the tax consequences that we describe in this summary (possibly with retroactive effect).

For purposes of this discussion, a “U.S. holder” means a beneficial owner of an initial note or an exchange note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident alien of the U.S.;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) that is subject to the primary supervision of a court within the U.S. and under the control of one or more U.S. persons, or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of an initial note or an exchange note that, for U.S. federal income tax purposes, is an individual, corporation, trust, or estate that is not a U.S. holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds initial notes or exchange notes, the tax treatment of a partner or other investor in such entity generally will depend on the status of the partner or investor and the activities of the entity. If you are a partner in a partnership or an investor in an entity treated as a partnership for U.S. federal income tax purposes holding initial notes or exchange notes, you should consult your own tax advisor.

This summary is not a substitute for an individual analysis of the tax consequences relating to the exchange of initial notes for exchange notes or the ownership or disposition of the exchange notes. We urge you to consult a tax advisor regarding the particular federal, state, local and foreign tax consequences relating to the exchange of outstanding notes for exchange notes or the ownership or disposition of the exchange notes in light of your own situation.

Opinion of Counsel

Subject to the assumptions, qualifications and limitations set forth herein, this discussion constitutes the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Counsel”) insofar as it describes legal conclusions with respect to matters of U.S. federal income tax law. In providing this opinion, Counsel has examined and is relying upon the truth and accuracy at all relevant times of this prospectus, the registration statement of which this prospectus forms a part, representations made by us (assuming that any representations that are made “to the best knowledge of” or with any similar qualification are correct without such qualification) and certain other records and documents relating to the transactions described in this prospectus. Counsel has not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

This opinion is based upon Counsel’s interpretation of the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect. This opinion is rendered as of the date of this prospectus, and Counsel assumes no obligation to advise us or you of any change in fact, circumstances or law which may alter, affect or modify this opinion. This opinion is not binding on the IRS or a court, and no ruling has been or will be obtained from the IRS regarding any of the U.S. federal income tax consequences described below. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

Additional Payments

We may be obligated to pay amounts in excess of the stated interest or principal on the exchange notes, including as described under “Description of Notes—Optional Redemption,” “Description of Notes—Additional Amounts” and “Description of Notes—Change of Control.” These potential payments may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” According to the applicable Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingencies in the aggregate, as of the date of issuance, are remote or incidental. We intend to take the position that the foregoing contingencies are remote or incidental, and we do not intend to treat the exchange notes as contingent payment debt instruments. Our position that such contingencies are remote or incidental is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, a holder subject to U.S. federal income taxation might be required to accrue interest income at a higher rate than the stated interest rate on the exchange notes, and to treat as ordinary interest income any gain realized on the taxable disposition of an exchange note. The remainder of this discussion assumes that the exchange notes will not be treated as contingent payment debt instruments. Holders should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the exchange notes.

Certain U.S. Federal Tax Consequences to U.S. Holders

Exchange Offer. Exchanging an initial note for an exchange note will not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of an exchange note. Your holding period for an exchange note should include the holding period for the initial note and your initial basis in an exchange note will be the same as your adjusted basis in the initial note.

Stated Interest. Generally, the amount of any stated interest payments on an exchange note will be treated as “qualified stated interest” for U.S. federal income tax purposes and will be taxable to a U.S. holder as ordinary interest income in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Interest income with respect to the exchange notes will generally constitute foreign source income for U.S. federal income tax purposes to the extent that it is not attributable to that minority of our income which is effectively connected with the conduct of a trade or business within the U.S., which may be relevant to a U.S. holder in calculating the U.S. holder’s foreign tax credit limitation.

Additional Amounts. Additional amounts (if any) paid pursuant to the obligations described under “Description of Notes—Additional Amounts” will be treated as taxable to a U.S. holder as ordinary interest income (as described above).

Market Discount. If you purchased an initial note (which will be exchanged for an exchange note pursuant to this exchange offer) for an amount that is less than its “revised issue price,” the amount of the difference should be treated as market discount for U.S. federal income tax purposes. Any market discount applicable to an initial note should carry over to the exchange note received in exchange therefor. The amount of any market discount will be treated as de minimis and disregarded if it is less than one-quarter of one percent of the revised issue price of the initial note, multiplied by the number of complete years to maturity. For this purpose, the “revised issue price” of an initial note equals the issue price of the initial note. Although the Code does not expressly so provide, the revised issue price of the initial note should be decreased by the amount of any payments previously made on the initial note (other than payments of qualified stated interest). The rules described below do not apply to you if you purchased an initial note that has de minimis market discount.

Under the market discount rules, you are required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of any accrued market discount (on the initial note or the exchange note) that has not previously been included in income. If you dispose of an exchange note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), you will be required to include any accrued market discount as ordinary income as if you had sold the exchange note at its then fair market value. In addition, you may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the initial note or the exchange note received in exchange therefor.

Market discount accrues ratably during the period from the date on which you acquired the initial note through the maturity date of the exchange note (for which the initial note was exchanged), unless you make an irrevocable election to accrue market discount under a constant yield method. You may elect to include market discount in income currently as it accrues (either ratably or under the constant-yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If you elect to include market discount in income currently, your adjusted basis in an exchange note will be increased by any market discount included in income. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which the election is made, and the election may not be revoked without the consent of the IRS.

Bond Premium. If you purchased an initial note (which will be exchanged for an exchange note pursuant to this exchange offer) for an amount in excess of its principal amount, the excess will be treated as bond premium.

Any bond premium applicable to an initial note should carry over to the exchange note received in exchange therefor. You may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. In such case, you will reduce the amount required to be included in income each year with respect to interest on your exchange note by the amount of amortizable bond premium allocable to that year. The election, once made, is irrevocable without the consent of the IRS and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. If you elected to amortize bond premium on an initial note, such election should carry over to the exchange note received in exchange therefor. If you do not make this election, you will be required to include in gross income the full amount of interest on the exchange note in accordance with your regular method of tax accounting, and will include the premium in your tax basis for the exchange note for purposes of computing the amount of your gain or loss recognized on the taxable disposition of the exchange note. You should consult your own tax advisors concerning the computation and amortization of any bond premium on the exchange note.

Dispositions. Generally, a sale, exchange, retirement, redemption or other taxable disposition of an exchange note will result in taxable gain or loss equal to the difference, if any, between the amount realized on the disposition (excluding amounts attributable to accrued and unpaid interest, which will be taxed as ordinary income to the extent not previously included in income) and the U.S. holder’s adjusted tax basis in the exchange note. A U.S. holder’s adjusted tax basis for determining gain or loss on the disposition of an exchange note will generally equal the cost of such exchange note to such holder, decreased by any payments (other than payments of qualified stated interest) previously received by such holder with respect to the exchange note. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the note is held for more than one year. For non-corporate U.S. holders, certain preferential tax rates may apply to gain recognized as long-term capital gain. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting. Where required, information will be reported to both U.S. holders and the IRS regarding the amount of interest on, and the proceeds from a disposition (including a retirement or redemption) of, the exchange notes in each calendar year as well as the corresponding amount of tax withheld, if any.

Under the backup withholding provisions of the Code and the applicable U.S. Treasury regulations, a U.S. holder of exchange notes may be subject to backup withholding (at a rate currently equal to 28%, increasing to 31% in 2013) with respect to interest on, and/or the proceeds from dispositions (including a retirement or redemption) of the exchange notes. Certain holders (including tax exempt organizations) are generally not subject to backup withholding. A U.S. holder will be subject to this backup withholding tax if such holder is not otherwise exempt and any of the following conditions exist: (1) such holder fails to furnish its correct taxpayer identification number (a “TIN,” generally on an IRS Form W-9) which, for an individual, is ordinarily his or her social security number; (2) the IRS notifies the payor that such holder furnished an incorrect TIN; (3) the payor is notified by the IRS that such holder is subject to backup withholding because the holder has previously failed to properly report payments of interest or dividends; or (4) such holder fails to certify, under penalties of perjury, that it has furnished its correct TIN and that the IRS has not notified the holder that it is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

New Legislation. Newly enacted legislation requires certain U.S. Holders who are individuals, estates or trusts to pay a 3.8% tax (in addition to taxes they would otherwise be subject to) on their “net investment income” for taxable years beginning after December 31, 2012 to the extent that their gross income exceeds a certain threshold. Net investment income includes, among other things, interest on and capital gains from the sale or other disposition of exchange notes. U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the exchange notes.

Non-U.S. holders

Exchange Offer. Exchanging an initial note for an exchange note will not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of an exchange note. Your holding period for an exchange note should include the holding period for the initial note and your initial basis in an exchange note will be the same as your adjusted basis in the initial note.

Interest. Section 884(f)(1)(A) of the Code provides that any interest paid by the U.S. trade or business of a foreign corporation will be treated as if it were paid by a domestic corporation, thus subjecting such interest to a “branch interest withholding tax.” Based on our view that we are considered engaged in a U.S. trade or business with respect to a minority of our income that is not Shipping Income, a portion of the interest paid on the exchange notes (determined by reference to the portion of our income that is considered effectively connected with a U.S. trade or business (as discussed in more detail in “Risk Factors—Risks Related to the Regulatory Environment in which We Operate”)) may be subject to the 30% branch interest withholding tax, unless the interest qualifies for the “portfolio interest exemption”, an applicable income tax treaty applies to reduce or eliminate such withholding or the interest is effectively connected with a U.S. trade or business of the non-U.S. holder. The portfolio interest exemption will generally apply if each of the following requirements is satisfied:

•	the interest is not effectively connected with a U.S. trade or business of the non-U.S. holder;

•	the non-U.S. holder does not actually or constructively own shares possessing 10% or more of the voting power in PCH;

•	the non-U.S. holder is not a controlled foreign corporation, within the meaning of the Code, that is actually or constructively related to PCH;

•	the non-U.S. holder is not a bank; and

•

the non-U.S. holder certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements.

If the interest payable to a non-U.S. holder in respect of an exchange note is effectively connected with a U.S. trade or business of the non-U.S. holder, (i) such interest will not be subject to the withholding tax described above (if the applicable certification is provided) and (ii) such non-U.S. holder generally will be subject to U.S. federal income tax in the same manner as a U.S. holder, as described above (unless an applicable tax treaty provides otherwise). Additionally, a non-U.S. holder that is a corporation could be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such interest, or a lower rate provided by an applicable tax treaty.

Dispositions. In general, the gain realized on any sale, exchange, retirement, redemption or other disposition of an exchange note will not be subject to U.S. federal income or withholding tax, unless (1) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. (and, if a tax treaty applies, is attributable to the non-U.S. holder’s U.S. permanent establishment), in which case such gain generally will be taxed in the same manner as effectively connected interest (as described above) or (2) such holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the sale and certain other conditions are met, in which case such gain (net of certain U.S. source losses) generally will be subject to a tax of 30% (or a lower applicable treaty rate).

Backup Withholding and Information Reporting. In certain circumstances, a non-U.S. holder may be subject to information reporting and/or backup withholding tax (currently at a rate of 28%, increasing to 31% in 2013) on payments of interest on, and the proceeds from a disposition (including a retirement or redemption) of, the exchange notes, unless certain certification and identification procedures are met or an exemption otherwise applies.

Recently Enacted Legislation on Withholding

The recently enacted Hiring Incentives to Restore Employment Act (the “Hire Act”) modifies some of the rules described above, including with respect to certification requirements and information reporting, for debt instruments issued more than two years after its date of enactment (March 18, 2010). Although the exchange notes are currently fully exempt from the new rules, Congress delegated broad authority to the United States Treasury Department to promulgate regulations to implement the new withholding and reporting regime. It cannot be predicted whether or how any regulations promulgated by the United States Treasury Department pursuant to this broad delegation of regulatory authority will affect holders of the exchange notes. Prospective Holders should consult their own tax advisors regarding the Hire Act and other legislative proposals that may be relevant to their investment in exchange notes.

CERTAIN PANAMANIAN TAX CONSIDERATIONS

Payments of interest on the exchange notes to any holder thereof, regardless of its domicile, will not be subject to income tax or withholding requirements in Panama, provided that the proceeds received by the Issuer upon the original issuance and sale of the initial notes were not placed, invested or economically utilized in Panama and further provided that the Issuer’s income is realized exclusively from activities outside of Panama. A holder of a note (either initial note or exchange note), regardless of its domicile, will not be subject to income tax in Panama on any gain realized on the sale, exchange or retirement of a note, provided that the proceeds received by the Issuer upon the original issuance and sale of the initial notes were not placed, invested or economically utilized in Panama and further provided that the Issuer’s income is realized exclusively from activities outside of Panama. The Issuer did not place, invest or economically utilize in Panama the proceeds that it received upon the original issuance and sale of the initial notes and the Issuer does not intend to conduct business activities in Panama.

There is currently no tax treaty between the U.S. and Panama. The above summary is based upon statutes, regulations, rulings and court decisions as in effect on the date hereof.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for initial notes acquired by such broker-dealer as a result of market making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales, offers to resell or other transfers of the exchange notes received by it in connection with the exchange offer. Accordingly, each such broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until [            ], all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 to register the exchange notes. Upon the effectiveness of this registration statement on Form S-4, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and will be required to file reports and other information with the SEC.

This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Copies of these reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

Anyone who receives a copy of this prospectus may obtain a copy of the indenture without charge by writing to:

Seven Seas Cruises S. DE R.L.

8300 NW 33rd Street, Suite 100

Miami, Florida 33122

Attention: Chief Financial Officer

Telephone: (305) 514-2300

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass on the validity of the exchange notes and guarantees offered hereby. Arias, Fabrega & Fabrega, Panama, Republic of Panama, will pass on certain legal matters of Panamanian law relating to the exchange note offered hereby. O’Melveny & Myers LLP will pass on certain legal matters of United Kingdom law relating to the guarantees by Celtic Pacific (UK) Limited, Prestige Cruise Services (Europe) Limited and Supplystill Limited. Callenders & Co., Nassau, Bahamas will pass on certain legal matters of Bahamian law relating to the guarantee by Celtic Pacific (UK) Two Limited. Reeder & Simpson PC, Majuro, Republic of the Marshall Islands will pass on certain legal matters of the Republic of the Marshall Islands law relating to the guarantee by Mariner, LLC. Paul, Weiss, Rifkind, Wharton & Garrison LLP has relied upon the opinions of these other firms as to matters of state law in the indicated jurisdictions. Paul, Weiss, Rifkind, Wharton & Garrison LLP has represented Apollo Global Management, LLC and its related parties from time to time.

EXPERTS

The consolidated financial statements of Seven Seas Cruises S. DE R.L. and Subsidiaries as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statements as to the appraised value of our ships which appear in this prospectus have been derived from two appraisals prepared by Fearnleys AS and Rocca & Partners S.R.L., independent ship brokerage firms. These statements are included herein upon the authority of such firms as experts in these matters.

SEVEN SEAS CRUISES S. DE R.L.

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Members of

Seven Seas Cruises S. DE R.L. and Subsidiaries:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, members’ equity and comprehensive income (loss), and of cash flows present fairly, in all material respects, the financial position of Seven Seas Cruises S. DE R.L and Subsidiaries at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Miami, Florida

March 1, 2012

Seven Seas Cruises S. DE R.L.

Consolidated Balance Sheets

(in thousands)	As of December 31,
	2011	2010
Assets
Current assets
Cash and cash equivalents	$68,620	$37,258
Restricted cash	743	4,075
Trade and other receivables, net	8,319	13,276
Related party receivables	748	—
Inventories	5,132	2,343
Prepaid expenses	19,149	13,855
Other current assets	4,165	5,186

Total current assets	106,876	75,993
Property and equipment, net	655,360	656,848
Goodwill	404,858	404,858
Intangible assets, net	86,120	80,760
Other long-term assets	30,576	11,418

Total assets	$1,283,790	$1,229,877

Liabilities and Members’ Equity
Current liabilities
Trade and other payables	$5,752	$4,120
Related party paybles	—	3,331
Accrued expenses	41,782	32,460
Passenger deposits	159,312	150,589
Derivative liabilities	112	2,814
Current portion of long-term debt	—	25,000

Total current liabilities	206,958	218,314
Long-term debt	518,500	476,786
Other long-term liabilities	13,694	5,209

Total liabilities	739,152	700,309
Commitments and contingencies (Note 12)
Members’ equity
Contributed capital	563,365	562,566
Accumulated deficit	(18,727)	(30,184)
Accumulated other comprehensive loss	—	(2,814)

Total members’ equity	544,638	529,568

Total liabilities and members’ equity	$1,283,790	$1,229,877

The accompanying notes are an integral part of these consolidated financial statements.

Seven Seas Cruises S. DE R.L.

Consolidated Statements of Operations

(in thousands)	Year Ended December 31,
	2011	2010	2009
Revenue
Passenger ticket	$437,582	$400,368	$315,869
Onboard and other	48,313	48,873	45,273

Total Revenue	485,895	449,241	361,142

Costs and expenses
Cruise operating expense
Commissions, transportation and other	150,580	124,671	88,604
Onboard and other	12,035	12,640	15,136
Payroll, related and food	73,098	69,415	64,712
Fuel	40,592	32,240	25,578
Other ship operating	38,524	39,067	33,362
Other	14,044	6,479	29,477

Total cruise operating expense	328,873	284,512	256,869
Selling and administrative	72,279	77,376	67,240
Depreciation and amortization	39,222	36,523	42,107

Total operating expense	440,374	398,411	366,216

Operating income (loss)	45,521	50,830	(5,074)

Non-operating income (expense)
Interest expense	(31,497)	(38,753)	(41,983)
Interest income	222	100	85
Other income (expense)	(2,928)	(130)	10,181

Total non-operating expense	(34,203)	(38,783)	(31,717)

Income (loss) before income taxes	11,318	12,047	(36,791)
Income tax (expense) benefit	139	(292)	292

Net income (loss)	11,457	11,755	(36,499)

The accompanying notes are an integral part of these consolidated financial statements.

Seven Seas Cruises S. DE R.L.

Consolidated Statements of Members’ Equity and Comprehensive Income (Loss)

(in thousands)	Contributed capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total members’ equity
Balances at December 31, 2008	530,963	(5,440)	(12,685)	512,838
Comprehensive loss
Net loss	—	(36,499)	—	(36,499)
Gain related to changes in derivative fair value	—	—	960	960

Total comprehensive loss				(35,539)
Capital contributions	25,000	—	—	25,000
Stock-based compensation	2,375	—	—	2,375

Balances at December 31, 2009	558,338	(41,939)	(11,725)	504,674
Comprehensive income
Net income	—	11,755	—	11,755
Gain related to changes in derivative fair value	—	—	8,911	8,911

Total comprehensive income				20,666
Capital contributions	1,988	—	—	1,988
Modification of liability classified awards to equity	86	—	—	86
Stock-based compensation	2,154	—	—	2,154

Balances at December 31, 2010	562,566	(30,184)	(2,814)	529,568
Comprehensive income
Net income	—	11,457	—	11,457
Gain related to changes in derivative fair value	—	—	2,814	2,814

Total comprehensive income				14,271
Stock-based compensation	799	—	—	799

Balances at December 31, 2011	$563,365	$(18,727)	$—	$544,638

The accompanying notes are an integral part of these consolidated financial statements.

Seven Seas Cruises S. DE R.L.

Consolidated Statements of Cash Flows

(in thousands)	Year Ended December 31,
	2011	2010	2009
Cash flows from operating activities
Net income (loss)	$11,457	$11,755	$(36,499)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	39,222	36,523	42,107
Amortization of deferred financing costs	3,456	4,099	4,090
Loss (gain) on early extinguishment of debt	7,502	—	(6,437)
Unrealized loss (gain) on derivative contracts	732	728	(4,078)
Stock-based compensation expense	799	2,154	2,452
Loss on disposal	1,174	—	—
Non-cash service agreements	—	—	1,969
Other, net	309	(146)	—
Changes in operating assets and liabilities:
Trade and other receivables	5,520	(2,588)	8,879
Prepaid expenses and other current assets	(5,861)	(3,913)	7,224
Inventories	(2,796)	(540)	(555)
Trade and other payables and accrued expenses	1,878	(6,428)	(11,953)
Passenger deposits	12,286	9,213	23,422

Net cash provided by operating activities	75,678	50,857	30,621

Cash flows from investing activities
Capital expenditures	(31,017)	(18,853)	(25,026)
Changes in restricted cash	(16,668)	3,020	(3,350)
Acquisition of intangible assets	(4,443)	—	—

Net cash used in investing activities	(52,128)	(15,833)	(28,376)

Cash flows from financing activities
Proceeds from issuance of debt	225,000	—	—
Repayment of debt	(208,286)	(25,000)	(50,000)
Debt related costs	(8,786)	—	(3,699)
Capital contributions	—	19	25,000

Net cash provided by (used in) financing activities	7,928	(24,981)	(28,699)

Effect of exchange rate changes on cash	(116)	(539)	(867)

Net increase (decrease) in cash and cash equivalents	31,362	9,504	(27,321)
Cash and cash equivalents
Beginning of year	37,258	27,754	55,075

End of year	$68,620	$37,258	$27,754

Supplemental Cash Flow Information: Note 13

The accompanying notes are an integral part of these consolidated financial statements.

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

In these consolidated financial statements, Seven Seas Cruises S. DE. R. L and its subsidiaries are collectively referred to as “SSC,” “we,” or “our.”

Note 1.  General

Description of Business

Seven Seas Cruises S. DE R.L. (“SSC”, “we”, or “our”) is a Panamanian sociedad de responsibilidad limitada organized on November 7, 2007, and is owned by Classic Cruises, LLC (“CCL I”) and Classic Cruises II, LLC (“CCL II”). CCL I and CCL II are Delaware companies and each company owns 50% of SSC. Prestige Cruise Holdings, Inc. (“PCH”) owns both CCL I and CCL II. PCH is a wholly-owned subsidiary of our ultimate parent company, Prestige Cruises International, Inc. (“PCI”). PCI is controlled by funds affiliated with Apollo Global Management, LLC. We commenced operations on February 1, 2008 upon the consummation of the Regent Seven Seas acquisition when we acquired substantially all the assets of Regent Seven Seas Cruises, Inc. (the “Regent Seven Seas Transaction”).

Basis for Preparation of Consolidated Financial Statements

The accompanying consolidated financial statements include the financial statements of SSC and its wholly-owned subsidiaries. Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. All intercompany balances and transactions have been eliminated in consolidation.

Note 2.  Summary of Significant Accounting Policies

Accounting Policies

We follow accounting standards established by the Financial Accounting Standards Board (“FASB”) in our reporting of financial condition, results of operation, and cash flows. References to Generally Accepted Accounting Principles (“GAAP”) in these footnotes are to the FASB Accounting Standards Codification, sometimes referred to as the Codification or ASC.

Use of Estimates

The preparation of the consolidated financial statements requires management to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment, accrued liabilities, intangibles, goodwill, and stock-based compensation. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Restricted Cash

As of December 31, 2011 and 2010, restricted cash totaled $20.7 million and $4.1 million, respectively, of which $0.7 million and $4.1 million, respectively, related to agreements with our credit card service providers

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

which require us to escrow a certain percentage of our passenger deposits. The December 31, 2011 balance includes $20.0 million classified within ‘other long-term assets,’ which was established in June 2011, related to required collateral to secure obligations under the Federal Maritime Commission (“FMC”), credit card processing agreements, and surety bonds for our sales office located in the United Kingdom. In 2010 and through June 2011, PCI provided the collateral for these obligations.

In July 2011, we entered into an agreement with a new credit card service provider. Under the terms of this new agreement, we are required to escrow a certain percentage of our passenger deposits if we exceed certain specified ratios relating to liquidity, long-term debt to EBITDA (defined as net income (loss) excluding depreciation and amortization, net interest expense, and income tax benefit (expense)) and fixed coverage charges. As of December 31, 2011, we had no funds in escrow under this agreement.

Trade and Other Accounts Receivable

As of December 31, 2011 and 2010, trade accounts receivable primarily consisted of $5.0 million and $4.2 million, respectively, for processed credit card transactions in transit and onboard receivables from concessionaires and passengers were $3.2 million and $2.7 million, respectively. As of December 31, 2011 and 2010, there was no allowance for bad debts.

As of December 31, 2011, other accounts receivable was $0.1 million. As of December 31, 2010, other accounts receivable consisted of insurance receivables of $6.4 million primarily related to Seven Seas Voyager being out of service during October 2010. We received payment of this receivable in February and March 2011.

During 2011, the Company amended its agreement with Regent Hospitality Worldwide, which granted the Company exclusive and perpetual licensing rights to use the “Regent” trade name and trademarks (Regent licensing rights) in conjunction with cruises, subject to the terms and conditions stated in the agreement.

Inventories

Inventories consist of hotel consumables, medical supplies, deck and engine supplies, and fuel and oil on-board the ships and are carried at the lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Improvement costs that add value to our ships are capitalized as additions to the ship and depreciated over the lesser of the ships’ remaining service lives or the improvements’ estimated useful lives. The remaining estimated cost and accumulated depreciation (i.e. book value) of replaced or refurbished ship components are written off and any resulting losses are recognized in the consolidated statements of operations.

Depreciation of the ships is computed net of projected residual values of 15% using the straight-line method over their original estimated service lives of 30 years. Depreciation of property and equipment not associated with the ships is computed using the straight-line method over their estimated useful lives of three to five years. Leasehold improvements are depreciated using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Capitalized vessel improvement costs have a useful life of one to twenty years. Spare parts for the ships are classified as property and equipment in the consolidated balance sheets. Property under capital lease is initially recorded at the lower of the present value of minimum lease payments or fair value. Depreciation expense attributed to property under capital leases is included within depreciation and amortization expense in the consolidated statements of operations.

Dry-dock costs are scheduled maintenance activities that require the ships to be taken out of service and are expensed as incurred. Dry-docks are required to maintain each vessel’s Class certification. Class certification is

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

necessary in order for our cruise ships to be flagged in a specific country, obtain liability insurance and legally operate as passenger cruise ships. Typical dry-dock costs include dry-docking fees and wharfage services provided by the dry-dock facility, hull inspection and certification related activities, external hull cleaning and painting below the waterline including pressure cleaning and scraping, additional below the waterline work such as maintenance and repairs on propellers and replacement of seals, cleaning and maintenance on holding tanks and sanitary discharge systems, related outside contractor services including travel and related expenses and freight and logistics costs related to dry-dock activities. Repair and maintenance activities are charged to expense as incurred.

Debt Issuance Costs

Debt issuance costs, primarily loan origination and related fees, are deferred and amortized over the term of the related debt. During 2011, we recorded $7.8 million in debt issuance costs related to the senior secured notes issued in May 2011. We recorded no debt issuance costs during 2010. Deferred debt issuance costs are amortized to income using the effective interest method and are included net of amortization within other current assets and other assets in the accompanying consolidated balance sheets.

Approximately $6.1 million of previously recorded deferred financing costs were written off in 2011 in connection with the payment of the outstanding second lien term loan. In 2009, approximately $1.5 million of previously recorded deferred financing costs were written off in connection with the modification of the second lien term loan. These costs are included within other income (expense) in the consolidated statements of operations (see Note 5).

Amortization expenses related to the deferred debt issuance costs associated with long-term debt amounted to $3.5 million, $4.1 million, and $4.1 million for the years ended December 31, 2011, 2010, and 2009, respectively, and are included in interest expense in the consolidated statements of operations.

Goodwill

We record goodwill as the excess of the purchase price over the estimated fair value of net assets acquired, including identifiable intangible assets. Goodwill associated with the Regent Seven Seas Transaction is attributable to numerous factors including providing SSC with entry into the luxury cruise line business with a developed workforce who had knowledge in the luxury cruise business, a fully developed travel agent distribution network, positive past passenger experiences and a developed business plan with proven performance. We assess goodwill for impairment at the “reporting unit level” (“Reporting Unit”) at least annually and more frequently when events or circumstances dictate. The impairment review for goodwill consists of a two-step process of first determining the fair value of the Reporting Unit and comparing it to the carrying value of the net assets allocated to the Reporting Unit. If the fair value of the Reporting Unit exceeds the carrying value, no further analysis or write-down of goodwill is required. If the fair value of the Reporting Unit is less than the carrying value of its net assets, the implied fair value of the Reporting Unit is allocated to all its underlying assets and liabilities, including both recognized and unrecognized intangible assets, based on their fair value. If necessary, goodwill is then written down to its implied fair value.

Identifiable Intangible Assets

We have acquired certain intangible assets of which value has been assigned to them based on our estimates. Intangible assets that have an indefinite life are not amortized, but are subject to an annual impairment test, or more frequently, when events or circumstances change. The indefinite-life intangible asset impairment test consists of a comparison of the fair value of the indefinite-life intangible asset with its carrying amount. If the carrying amount exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. If the fair value exceeds its carrying amount, the indefinite-life intangible asset is not considered impaired.

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

Other intangible assets assigned finite useful lives are amortized on a straight-line basis over their estimated useful lives or based on the assets pattern of cash flows. These assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on market and operational factors.

Derivatives and Hedging Activities

We enter into various hedge contracts to manage and limit our exposure to fluctuations in foreign currency exchange rates, interest rates and fuel prices. We record our derivatives as assets and liabilities and recognize these hedges at estimated fair market value. If the derivative does not qualify as a hedge under these guidelines or is not designated as a hedge, changes in the fair market value of the derivative are recognized in other income (expense) in the consolidated statements of operations.

We designate at inception those derivatives which qualify for hedge accounting. These derivative instruments that hedge the variability of cash flows related to forecasted transactions are designated as cash flow hedges. For these derivatives, the effective portion of the changes in the fair market value of the hedges are recognized as a component of accumulated other comprehensive income (loss) in the members’ equity section of the consolidated balance sheets and subsequently reclassified into the same line item as the forecasted transaction when it is settled. Any ineffective portion of the changes in the fair market value of the hedge is recognized as a component of other income (expense) in the consolidated statements of operations.

Cash flows for the hedging instruments are classified in the same category as the cash flow from the hedged items. If for any reason hedge accounting is discontinued, then any cash flow subsequent to the date of discontinuance will be classified consistent with the nature of the instrument. To qualify for hedge accounting, the hedging relationship between the hedging instruments and hedged items must be highly effective over a period of time in achieving the offset of changes in cash flows attributable to the hedged risk at the inception date. On an ongoing basis, we assess whether the derivative used in the hedging transactions is highly effective in offsetting changes in cash flow of the hedge item. If it is determined that a derivative is no longer highly effective as a hedge, the change in fair value of the derivative is recognized in earnings immediately and reported in other income (expense) in the consolidated statements of operations.

Revenue and Expense Recognition

Passenger ticket revenue consists of gross revenue recognized from the sale of passenger tickets net of dilutions, such as shipboard credits and certain included passenger shipboard event costs, and air and related ground transportation.

Onboard and Other Revenue consists of revenue derived from the sale of goods and services rendered onboard the ships (net of related concessionaire costs), travel insurance (net of related costs), and cancellation fees. Also included in Onboard and Other Revenue are gross revenues from pre-and post-cruise hotel accommodations, shore excursions, land packages, and related ground transportation.

Certain of our cruises include free unlimited shore excursions (“FUSE”) or a free hotel stay or land package and such free excursions, hotel stays and land packages have no revenues attributable to them. The costs for FUSE and free hotel stays are included in commissions, transportation and other expenses in the consolidated statements of operations.

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

Cash collected in advance for future cruises is recorded as passenger deposit liabilities. Deposits for sailings traveling more than 12 months in the future are classified as long-term liabilities and included in other long-term liabilities in the consolidated balance sheets. We recognize the revenue associated with these cash collections in the period the sailing occurs. For cruises that occur over multiple periods, the revenue is prorated and recognized ratably in each period based on the overall length of the cruise. Cancellation fee revenues, along with associated commission expenses, if any, are recognized at the time the cancellation occurs when it is both earned and realized.

Management fee revenues were earned from the management of the Paul Gauguin, a Regent-branded ship owned by another company, for which we provided sales, marketing, reservation, and accounting support. This revenue is recorded within onboard and other revenue in the consolidated statements of operations. This agreement expired on January 7, 2010 and as such, no material fees were recorded in our consolidated statements of operations for the years ended December 31, 2011 and 2010.

Other ship operating expense includes port, deck and engine, certain entertainment-related expenses, hotel consumables expenses, and foreign transaction gains and losses. Other expense consists primarily of dry-dock, charter hire, and ship insurance costs.

In October 2010, one of our ships was unexpectedly taken out of service due to unplanned repairs. In connection with the incident, approximately $2.9 million of insurance recoveries from the insurance carrier were recorded as other revenues in the onboard and other revenue line item in the consolidated statements of operations which represented the amount in excess of refunds paid to passengers. Additionally, approximately $5.9 million of insurance recoveries was netted against related costs of $3.7 million recorded in commissions, transportation and other expense, $0.2 million recorded in onboard and other expense, and $2.0 million recorded in other operating expense in the consolidated statements of operations.

During 2010, we also received insurance proceeds for unplanned repairs to one of our ships. In connection with the incident, approximately $2.9 million of insurance recoveries were netted against related costs recorded in other ship operating expenses. There were no revenues in 2010 related to this incident as the losses exceeded the insurance recoverable.

In March 2009, one of our ships was unexpectedly taken out of service due to unplanned repairs. In connection with the incident, approximately $2.2 million of insurance recoveries from the insurance carrier was recorded as other revenues in the onboard and other revenue line item in the consolidated statements of operations which represented the amount in excess of refunds paid to the passengers. Additionally, we incurred $4.3 million in unplanned repairs that were not reimbursed by the insurance carrier and are recorded in the other operating expense line item in the consolidated statements of operations.

Advertising Costs

Advertising costs are expensed as incurred and included in selling and administrative expense in the consolidated statements of operations. Advertising expense amounted to $22.5 million, $22.8 million, and $19.3 million for the years ended December 31, 2011, 2010, and 2009, respectively.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. During 2011, 2010 and 2009 there have been no impairment charges recorded on our long-lived assets.

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

Income Taxes

We use the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Foreign Currency Transactions

The functional currency of our U.S. and foreign subsidiaries is the U.S. dollar. Foreign currency transaction gains and losses are recognized upon settlement of foreign currency transactions within other ship operating expense in cruise operating expenses. In addition, for unsettled foreign currency transactions, gains and losses are recognized for changes between the transaction exchange rates and month-end exchange rates. Income and expense items are recorded at weighted-average rates of exchange prevailing during the year.

Stock-Based Employee Compensation

Stock-based compensation expense is measured and recognized at fair value of employee stock option awards. We recognize compensation expense for all share-based compensation awards using the fair value method. Compensation expense for awards is recognized over the awards’ vesting periods.

For liability classified awards we re-measure the fair value of the options at each reporting period until the award is settled. We also estimate the amount of expected forfeitures, when calculating compensation cost. If the actual forfeitures that occur are significantly different from the estimate, then we revise our estimates.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model. The estimated fair value of stock options, less estimated forfeitures, is amortized over the vesting period using the graded-vesting method. The expected volatility is based on a combination of historical volatility for peer companies. The risk-free interest rate is based on U.S. Treasury securities with a remaining term equal to the expected option’s life assumed at the date of grant. The expected term is based on the average of contractual life, vested period of the options, and expected employee exercise behavior. The estimated forfeiture rate represents an estimate which will be revised in subsequent periods if actual forfeitures differ from those estimates.

Contingencies—Litigation

On an ongoing basis, we assess the potential liabilities related to any lawsuits or claims brought against us. While it is typically very difficult to determine the timing and ultimate outcome of such actions, we use our best judgment to determine if it is probable that we will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss, if any, can be made. In assessing probable losses, we take into consideration estimates of the amount of insurance recoveries, if any. We accrue a liability when we believe a loss is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertainties related to the eventual outcome of litigation and potential insurance recoveries, it is possible that certain matters may be resolved for amounts materially different from any provisions or disclosures that we have previously made.

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

Recent Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-11, Disclosures about Offsetting Assets and Liabilities. ASU 2011-11 requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. ASU 2011-11 will be effective for financial statements issued for fiscal periods beginning on or after January 1, 2013. We are currently evaluating the impact ASU 2011-04 will have on our consolidated financial statements.

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-08, Testing for Goodwill Impairment, which amends Accounting Standards Codification (“ASC”) Topic 350, Intangibles—Goodwill and Other. ASU 2011-08 gives entities testing goodwill for impairment the option of performing a qualitative assessment before calculating the fair value of the reporting unit. If entities determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not greater than the carrying amount, the two-step impairment test would not be required. ASU 2011-08 will be effective for financial statements issued for fiscal periods beginning after December 15, 2011. Early adoption is permitted. We do not believe the impact ASU 2011-08 will materially impact our consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income, which amends ASC Topic 220, Comprehensive Income. ASU 2011-05 is intended to increase the prominence of other comprehensive income in financial statements by giving businesses two options for presenting other comprehensive income, which until now has typically been placed near the statement of shareholder’s equity. ASU 2011-05 will be effective for financial statements issued for fiscal periods beginning after December 15, 2011. We do not believe the impact ASU 2011-05 will materially impact our consolidated financial statements.

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which amends ASC Topic 820, Fair Value Measurement. ASU 2011-04 is intended to create consistency between U.S. GAAP and International Financial Reporting Standards on the definition of fair value, the guidance on how to measure fair value, and on what to disclose about fair value measurements. ASU 2011-04 will be effective for financial statements issued for fiscal periods beginning after December 15, 2011. We are currently evaluating the impact ASU 2011-04 will have on our consolidated financial statements.

In December 2010, the FASB issued Accounting Standard Update (“ASU”) No. 2010-28 “When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts.” The amendments in this Update modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. This guidance was effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The adoption of this guidance did not have a material impact on the condensed consolidated financial statements.

There are no other recently issued accounting standards not yet adopted that we expect to have a material effect on the presentation or disclosure of our future consolidated operating results, cash flows or financial condition.

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

Note 3.  Property and Equipment, net

Property and equipment consists of the following:

(in thousands)	As of December 31,
	2011	2010
Ships	$769,768	$741,905
Furniture, equipment, and other	7,243	6,353
Less: Accumulated depreciation and amortization	(121,651)	(91,410)

Property and equipment, net	$655,360	$656,848

For the year ended December 31, 2011, there was approximately $31.0 million of capitalized costs, including ship improvements and refurbishments completed on the Seven Seas Voyager and Seven Seas Mariner. Approximately $1.2 million of property and equipment was written-off as disposals.

Depreciation and amortization expense on assets in service amounted to $36.4 million, $33.7 million, and $31.6 million for the years ended December 31, 2011, 2010, and 2009, respectively. Repair and maintenance expenses, excluding dry-docking expenses, were $9.7 million, $12.6 million, and $11.2 million for the years ended December 31, 2011, 2010, and 2009, respectively and are recorded in other ship operating expenses on the consolidated statements of operations. Dry-docking expenses, recorded within other expenses on the consolidated statements of operations, were $8.1 million, $0.1 million and $20.3 million for the years ended December 31, 2011, 2010, and 2009, respectively. Unamortized computer software costs amounted to $0.4 million and $0.5 million as of December 31, 2011 and 2010, respectively.

Note 4.  Goodwill and Identifiable Intangible Assets

Goodwill

In 2011 and 2010, we completed our annual goodwill impairment test and determined there was no impairment. We performed our annual impairment testing as of September 30, 2011. Based on the discounted cash flow model, we determined that the fair value of goodwill exceeded the carrying value and is therefore not impaired. The fair value exceeded its carrying value by 26% as of September 30, 2011. The principal assumptions used in the discounted cash flow model are projected operating results, discount rate, weighted-average cost of capital and terminal value. Cash flows were calculated using our 2011 projected operating results as a base. To that base we added projected future years’ cash flows, considering the global economic environment as well as internal projections based on projected occupancy levels, cost structure and other variables. We discounted the projected future years’ cash flows using a rate equivalent to our weighted-average cost of capital.

The estimation of fair value utilizing discounted expected future cash flows includes numerous uncertainties which require significant judgments when making assumptions of expected revenues, operating costs, selling and administrative expenses, capital expenditures, as well as assumptions regarding the cruise vacation industry competition and business conditions, among other factors. It is reasonably possible that changes in our assumptions and projected operating results above could lead to impairment of our goodwill. There were no triggering events that occurred between our impairment testing date and reporting date.

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

Identifiable Intangible Assets

Specific to the Regent Seven Seas Transaction in 2008, we recorded identifiable intangible assets consisting of Trade names, Customer Relationships, Non-Competition Agreements, Backlog and Customer Database. The Trade names acquired in this transaction, “Seven Seas Cruises” and “Luxury Goes Exploring” were determined to have indefinite lives.

In 2011, the Company amended its agreement with Regent Hospitality Worldwide, which granted the Company exclusive and perpetual licensing rights to use the “Regent” trade name and trademarks (Regent licensing rights) in conjunction with cruises, subject to the terms and conditions stated in the agreement. The original 10 year license agreement to use the “Regent” trade name and trademarks were originally accounted for as an operating lease and are exclusive from the acquired trade names of “Seven Seas Cruises” and “Luxury Goes Exploring.”

The Regent licensing rights required an immediate payment of $5.1 million and deferred payments of $4.0 million over two years. The immediate payment of $5.1 million included payment for accrued royalty fees under the previous agreement. The payment was applied first to the liability for previously owed royalty fees with the remainder applied to the intangible asset and legal fees for $4.5 million. The $4.0 million deferred payments have been recorded net of a discount of $0.6 million relating to the present value of the deferred payments associated with the amended license agreement and are being accreted through February 2013. The resulting $7.9 million intangible asset is being amortized over an estimated useful life of 40 years. The amendment and subsequent capitalization of the Regent licensing rights had no impact on the acquired trade names as part of the RSSC acquisition, as both transactions were separate and unrelated.

As of December 31, 2011, the current portion of the net deferred payment is $1.8 million, which is recorded in accrued expenses in the accompanying consolidated balance sheets. The long-term portion of the net deferred payment is $2.0 million, which is recorded in other long-term liabilities in the accompanying consolidated balance sheets.

Our identifiable intangible assets, except the trade names acquired in the 2008 Regent Seven Seas Transaction noted above, are subject to amortization over their estimated lives and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on market factors and operational considerations. Reservation backlog is amortized based on the asset’s pattern of cash flows. Identifiable intangible assets not subject to amortization, such as trade names, are reviewed for impairment whenever events or circumstances indicate, but at least annually, by comparing the estimated fair value of the intangible asset with its carrying value.

We performed our annual impairment review of our trade names as of September 30, 2011 using the relief-from-royalty method. The royalty rate used is based on comparable royalty agreements in the tourism and hospitality industry, which was applied to the projected revenue to estimate the royalty savings and discounted to derive the fair value at September 30, 2011. The discount rate used was the same rate used in our goodwill impairment test. Based on the discounted cash flow model, we determined the fair value of our trade names exceeded their carrying value and are therefore not impaired. The fair value exceeded its carrying value by 46% as of September 30, 2011.

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

As of December 31, 2011 and 2010, the net balance of identifiable intangible assets was $86.1 million and $80.8 million, respectively. The following tables provide information on the gross carrying amounts, accumulated amortization, and net balances of these identifiable intangible assets as of December 31, 2011 and 2010.

(in thousands)	2011
	Gross Carrying Amount	Accumulated Amortization	Net
Regent licensing rights	$7,892	$(164)	$7,728
Customer relationships	14,205	(9,273)	4,932

	22,097	(9,437)	12,660
Intangible assets not subject to amortization:
Trade names	73,460	—	73,460

	$95,557	$(9,437)	$86,120

(in thousands)	2010
	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	$14,205	$(6,905)	$7,300
Non-compete agreements	2,012	(2,012)	—
Reservation backlog	23,121	(23,121)	—

	39,338	(32,038)	7,300
Intangible assets not subject to amortization:
Trade names	73,460	—	73,460

	$112,798	$(32,038)	$80,760

Intangible amortization expense for the years ended December 31, 2011, 2010 and 2009 was $2.5 million, $2.4 million, and $10.5 million, respectively. The following table provides information about the future estimated amortization expense over the next five years for the identifiable intangible assets (in thousands):

(in thousands)
Year ended December 31,
2012	$2,565
2013	2,565
2014	395
2015	197
2016	197

$5,919

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

Note 5.  Long-Term Debt

Long-term debt consists of the following:

(in thousands)	As of December 31,
	2011	2010
$425 million term loan, currently LIBOR plus 1.75%, due 2014	$293,500	$362,500
$175 million term loan, LIBOR plus 9.75%, due 2015	—	139,286
$225 million senior secured notes, 9.125% due 2019	225,000	—

	518,500	501,786
Less: Current portion of long-term debt	—	25,000

Long-term portion	$518,500	$476,786

Term Loans

The first lien $425 million term loan is payable through July 31, 2014 at a rate of LIBOR plus 1.75% through January 30, 2013 and at LIBOR plus 2.25% thereafter.

In connection with the term loans stated above, in 2008 we entered into two revolving credit facilities. One was in the amount of $40.0 million, which was undrawn as of December 31, 2011 and 2010 and expires on July 31, 2014. The second was a letter of credit facility in the amount of $25.0 million, which was reduced to $20.0 million in May 2009 and expired on January 31, 2010. Under the revolving credit facilities, we are required to pay a commitment fee on any unused portion. For the years ended December 31, 2011, 2010, and 2009, we incurred commitment fees of $0.3 million, $0.3 million, and $0.3 million, respectively, recorded within interest expense in our consolidated statements of operations.

During 2009, we amended the second lien term loan of $175.0 million by reducing the letter of credit facility available under this loan from $25.0 million to $20.0 million, renegotiating the secured leverage ratio covenant, and increasing the interest rate on the loan from LIBOR plus 7.75% to LIBOR plus 9.75%. In connection with the amendment, we paid $25.0 million to reduce principal of $35.0 million and decreased the total term loan balance from $175.0 million to $139.3 million and paid a consent fee of $1.4 million, which is included in other income (expense) in our consolidated statements of operations. The terms under the amended second lien term loan were substantially different than the original second lien term loan. In accordance with guidance, the gain on the extinguished debt was determined by comparing the difference between the net carrying amount of the extinguished debt to the reacquisition price of the new debt for the three creditors who accepted the prepayment offer. The gain of $6.4 million was recorded in other income (expense) in our consolidated statements of operations.

In May 2011, we repaid the outstanding second lien term loan balance of $139.3 million along with a prepayment penalty of $1.4 million. We also wrote off approximately $6.1 million of previously recorded deferred financing costs associated with the second lien term loan. The repayment of the debt met the liability de-recognition criteria, and as such, a loss of $7.5 million on early extinguishment of debt was recorded and is included in other income (expense) in our consolidated statements of operations. In December 2011, we made a $25 million payment representing all of our 2012 principal obligations.

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

Senior Secured Notes

In May 2011, we issued $225.0 million of senior secured notes (“Notes”) at a rate of 9.125% through a private placement with registration rights. The Notes are due on May 15, 2019, with interest payments due semi-annually beginning in November 2011. The net proceeds from the Notes after the initial purchasers’ discount and estimated fees and expenses of $7.4 million, were approximately $217.6 million. We used $140.7 million of the proceeds from the offering to repay the second lien term loan, $29.0 million to pay down our first lien term loan and the remainder as unrestricted cash. We are required to register the Notes with the U.S. Securities and Exchange Commission (“SEC”) within 365 days of their issuance. Additional interest, not to exceed one percent per annum of the principal amount, is payable with respect to the Notes, under certain circumstances, if the Notes are not registered prior to this deadline. We have the ability to redeem the Notes prior to the due date.

The following schedule represents the annual maturities of third-party long-term debt:

(in thousands)
Year ended December 31,
2012	$—
2013	25,000
2014	268,500
2015	—
2016	—
Thereafter	225,000

$518,500

Interest expense on third-party bank debt, including interest rate swap was $26.6 million, $34.7 million, and $37.8 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Debt Covenants

Our term loans and notes contain a number of covenants that impose significant operating and financial restrictions on us, including requirements that we maintain a minimum liquidity, a minimum mortgage vessel senior debt service coverage ratio and a maximum loan-to-asset ratio, and restrictions on our and our subsidiaries’ ability to, among other things, incur additional indebtedness, issue preferred stock, pay dividends on or make distributions with respect to our capital stock, restrict certain transactions with affiliates, and sell certain key assets, principally our ships. As of December 31, 2011, we are in compliance with all covenants. There are no restrictions in our ability to obtain funds from our subsidiaries through dividends or loans.

Liquidity is calculated as the sum of total cash and cash available from other debt facilities less restricted cash. The mortgaged vessels’ senior debt service coverage ratio is calculated by dividing the trailing twelve month EBITDA, as defined in the credit agreement, generated from the mortgaged ships by the sum of the annual interest expense of debt and scheduled principal payments on the senior debt. The loan-to-asset value ratio is calculated by dividing the indebtedness outstanding under the senior secured credit facilities by the aggregate amount of the most recent valuations.

All debt is collateralized by our ships. We believe our cash on hand, expected future operating cash inflows, additional borrowings under our existing credit facility and our ability to issue debt securities or raise additional equity, including capital contributions, will be sufficient to fund operations, debt payment requirements and capital expenditures, and to maintain compliance with covenants under our senior secured credit facilities over the next twelve-month period. There is no assurance that cash flows from operations and additional financings will be available in the future to fund our future obligations.

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

Note 6.  Derivative Instruments and Fair Value

We are exposed to market risks attributable to changes in interest rates, foreign currency exchange rates and fuel prices. We manage these risks through a combination of our normal operating and financing activities and through the use of derivative financial instruments pursuant to our hedging practices and policies. The financial impacts of these hedging instruments are primarily offset by corresponding changes in the underlying exposures being hedged. We achieve this by closely matching the amount, term and conditions of the derivative instrument with the underlying risk being hedged. We do not hold or issue derivative financial instruments for trading or other speculative purposes. Our maximum exposure to counterparty non-performance is limited to the cost of replacing the contracts.

We monitor our derivative positions using techniques including market valuations and sensitivity analyses. The turbulence in the credit and capital markets has increased the volatility associated with interest rates, foreign currency exchange rates and fuel prices. However, we have taken the following steps to mitigate these risks:

Interest Rate Risk

In 2008, we entered into an interest rate swap agreement with a notional amount of $400 million to limit the interest rate exposure related to our term debt. This interest rate swap was designated as a cash flow hedge and the change in fair value of the effective portion of the interest rate swap was recorded as a component of accumulated other comprehensive income (loss) in the accompanying consolidated balance sheets, and matured on February 14, 2011. As of December 31, 2011 this swap agreement was no longer outstanding and there was no ineffectiveness recorded. No other interest rate swaps were outstanding as of December 31, 2011.

Foreign Currency Exchange Risk

During 2011 and 2010, we entered into foreign currency swaps with an aggregate notional amount of €3.9 million ($5.2 million) and €5.9 million ($8.3 million), respectively, to limit the exposure to foreign currency exchange rates, for euro denominated payments to be made to the shipyard for dry-docking and other euro denominated operational expenses. The foreign currency swaps do not qualify for hedge accounting; therefore, the changes in fair values of these foreign currency derivatives are recorded in other income (expense) in the accompanying consolidated statements of operations.

Fuel Price Risk

During 2011 and 2010, we entered into various fuel derivative swap contracts to manage and limit the exposure to fluctuations in fuel prices related to the consumption of fuel on the ships. As of December 31, 2011, we entered into fuel related swap agreements which pertain to 156,300 barrels to be purchased in 2012. The fuel swaps do not qualify for hedge accounting; therefore, the changes in fair values of these fuel derivatives are recorded in other income (expense) in the accompanying consolidated statements of operations.

Our fuel derivative contracts are subject to certain margin requirements. On any business day we may be required to post collateral if our mark-to-market exposure exceeds $1.5 million. The amount of collateral required to be posted is an amount equal to the difference between the exposure (cost of liquidating and terminating the derivative position) and $1.5 million. As of December 31, 2011, we were not required to post any collateral for our fuel derivative instruments as our exposure is $0. To trigger the collateral requirement, we would have to incur an additional $1.7 million of mark-to-market decline.

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

As of December 31, 2011 and 2010, the fair values and line item captions of derivative instruments recorded were as follows:

Derivatives designated as hedging instruments under FASB ASC 815-20

		Fair Value as of December 31,
(in thousands)	Balance Sheet Location	2011	2010
Interest rate swap	Current liabilities—Derivatives	$—	$2,814

Total Derivative liabilities		$—	$2,814

Derivatives not designated as hedging instruments under ASC 815-20

		Fair Value as of December 31,
(in thousands)	Balance Sheet Location	2011	2010
Foreign currency swap	Current liabilities—Derivatives	$112	$—

	Total Derivatives Liabilities	$112	$—

Fuel hedges	Other current assets	$489	$1,110

	Total Derivatives Assets	$489	$1,110

The effect of derivative instruments qualifying and designated as hedging instruments in the consolidated financial statements for the year ended December 31, 2011 was as follows:

(in thousands)	Amount of Gain/(Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain/(Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain/(Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Gain/(Loss) Recognized in Income on Derivative (Ineffective Portion excluded from Effectiveness Testing)	Amount of Gain/(Loss) Recognized in Income on Derivative (Ineffective Portion excluded from Effectiveness Testing)
Interest rate swap	$2,814	Interest expense, net	$—	N/A	$—

Total	$2,814		$—		$—

The effect of derivative instruments qualifying and designated as hedging instruments in the consolidated financial statements for the year ended December 31, 2010 was as follows:

(in thousands)	Amount of Gain/(Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain/(Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain/(Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Gain/(Loss) Recognized in Income on Derivative (Ineffective Portion excluded from Effectiveness Testing)	Amount of Gain/(Loss) Recognized in Income on Derivative (Ineffective Portion excluded from Effectiveness Testing)
Interest rate swap	$8,911	Interest expense, net	$—	N/A	$—

Total	$8,911		$—		$—

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

The effect of derivative instruments qualifying and designated as hedging instruments in the consolidated financial statements for the year ended December 31, 2009 was as follows:

(in thousands)	Amount of Gain/(Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain/(Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain/(Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Gain/(Loss) Recognized in Income on Derivative (Ineffective Portion excluded from Effectiveness Testing)	Amount of Gain/(Loss) Recognized in Income on Derivative (Ineffective Portion excluded from Effectiveness Testing)
Interest rate swap	$960	Interest expense, net	$—	N/A	$—

Total	$960		$—		$—

The effect of derivative instruments not designated as hedging instruments on the consolidated financial statements for the years ended December 31, 2011, 2010 and 2009 were as follows:

	Location of Gain/(Loss) Recognized in Income on Derivative	Amount of Gain/(Loss) Recognized in Income on Derivative for the year ended December 31,
(in thousands)		2011	2010	2009
Fuel hedges	Other income (expense)	$4,505	$401	$7,127
Foreign currency swaps	Other ship operating	—	(480)	—

Total		$4,505	$(79)	$7,127

Fair Value Measurements

U.S. GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect our assumptions which market participants would use in pricing the asset or liability developed based on the best available information under the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

•	Level 1 Inputs – Quoted prices (unadjusted) in active markets for identical assets or liabilities that SSC has the ability to access.

•	Level 2 Inputs – Inputs other than quoted prices included within Level 1 that are observable for the asset and liability, either directly or indirectly.

•	Level 3 Inputs – Inputs that are unobservable for the asset or liability.

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

Fair Value of Financial Instruments

We use quoted prices in active markets when available to determine the fair values of our financial instruments. As of December 31, 2011 and 2010, the fair values of our financial instruments that are not measured at fair value are as follows:

(in thousands)	Carrying Value as of December 31,		Fair Value as of December 31,
	2011	2010	2011	2010
Senior secured notes	$225,000	$—	$226,133	$—
Long-term bank debt	293,500	501,786	$275,338	516,784

Total	$518,500	$501,786	$501,471	$516,784

Senior secured notes: the fair value of our Notes was estimated using quoted market prices.

Long-term bank debt: the fair value of our debt was estimated using the present value of expected future cash flows which incorporates our risk profile.

Other financial instruments: due to their short term maturities, the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values.

The following table presents information about our financial instrument assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2011:

(in thousands)
Description	Total	Level 1	Level 2	Level 3
Assets
Derivative financial instruments	$489	$—	$489	$—

Total assets	$489	$—	$489	$—

Liabilities
Derivative financial instruments	$112	$—	$112	$—

Total liabilities	$112	$—	$112	$—

The following table presents information about our financial instrument assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2010:

(in thousands)
Description	Total	Level 1	Level 2	Level 3
Assets
Derivative financial instruments	$1,110	$—	$1,110	$—

Total assets	$1,110	$—	$1,110	$—

Liabilities
Derivative financial instruments	$—	$—	$—	$—

Total liabilities	$—	$—	$—	$—

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

Our derivative financial instruments consist of interest rate swaps, foreign currency exchange contracts and fuel hedge swaps. Fair value is derived using the valuation models that utilize the income value approach. These valuation models take into account the contract terms such as maturity, and inputs such as forward interest rates, forward fuel prices, discount rates, creditworthiness of the counterparty and us, as well as other data points. The data sources utilized in these valuation models that are significant to the fair value measurement are classified as Level 2 sources in the fair value input level hierarchy.

Non-recurring Measurements of Non-financial Assets

Goodwill and indefinite lived intangible assets not subject to amortization, specifically trade name, are reviewed for impairment on an annual basis or earlier if there is an event or change in circumstances that would indicate that the carrying value of these assets could not be fully recovered. If the carrying amount exceeds the estimated discounted future cash flows, we measure the amount of the impairment by comparing the carrying amount of the asset to its fair value.

Other long-lived assets, such as our vessels, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds the estimated expected undiscounted future cash flows, we measure the amount of the impairment by comparing the carrying amount of the asset to its fair value.

The estimation of fair value measured by undiscounted or discounted expected future cash flows would be considered Level 3 inputs. However, there was no impairment of our non-financial assets mentioned above as of December 31, 2011.

Note 7.  Share-Based Employee Compensation

In 2008, PCI adopted the 2008 Stock Option Plan (“Plan”) whereby its board of directors may grant stock options to officers, key employees, consultants and directors. The Plan authorized grants of options of up to 4,500,000 in 2011 and 3,624,694 shares of common stock in 2010 and 2009. Options granted primarily vest ratably over three years, 50% based on performance conditions and 50% based on employee service conditions. The contractual term of options granted during the years ended December 31, 2011 and 2010 is eight years.

During June 2009, a special award of 1,000,000 options with a grant date fair value of $3.4 million was granted to our Chief Executive Officer and Chairman of the Board. The portion allocated to SSC was approximately $1.7 million. These options vest over a four year period, 50% after the first 24 months, an additional 25% after 36 months, and the last 25% after 48 months. The contractual term of the special award options is eight years.

In December 2011, the board of directors modified approximately 344,000 performance based stock options recorded as equity classified awards. These equity classified awards would have been forfeited due to failure to achieve the specified performance condition. The board modified the performance conditions of these options to allow the options to vest provided that determined performance targets are met in the subsequent fiscal year. These awards may vest at December 31, 2012 to the extent the performance target is achieved. This modification was accounted for as a cancellation and a replacement grant. The replacement grant was treated as a new issuance and the fair value was remeasured at the date of modification.

To determine fair value of PCI Common Stock, we used a weighted average of the market and income valuation approaches assuming a weighting of 33% and 67%, respectively. Weightings were assigned to the income approach and market approaches, which produced an indication of the invested capital value on a freely tradable basis at the valuation dates. These weightings were based on (i) a minority investor placing considerable weight on the Income Approach value because it relies directly on PCI’s forecasted operating results and market-

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

derived rates of return and (ii) to a lesser extent, the Market Approach, because it reflects current market pricing and earnings and relies on an analysis of PCI’s direct competitors, which are considered to be alternative investments to an investment in PCI.

For the market approach, we analyzed comparable publicly-traded companies (the “Peer Group”). The data obtained from the Peer Group was converted to various standard valuation multiples. We used the enterprise value/revenue multiple and enterprise value/EBITDA multiple for the Peer Group. We considered these metrics to be the best indicators of free cash flows and the standard multiples used in a market valuation approach. These multiples were applied to the revenue and EBITDA of PCI, with equal weighting, to derive an enterprise value.

For the income approach, we used the discounted cash flow model to calculate the value of PCI’s total invested capital (debt and equity). An estimated cash flow growth rate was determined to reflect our estimate of PCI’s long-term prospects, to which we further applied a discount rate ranging from 12.7% to 14.2% in 2011, 2010 and 2009.

In order to compute PCI’s discount rate for the cash flow model, a PCI-specific weighted-average cost of capital (“WACC”) was determined. PCI’s WACC is based on its capital structure consisting of both equity and debt. PCI’s debt-to-capital ratio is projected to be 50% based on the expected long-term capital structure. The WACC was therefore weighted evenly between the cost of capital for debt and equity. The cost of debt capital was determined by considering a range of market rates for S&P BB and BBB rated corporate bonds with similar terms. The remaining component of WACC, the cost of equity, is based on:

(1)	Risk-free rate of return—The risk-free rate is based on the yield of a 20-year treasury bond (the range was between 3.4% and 4.6%);

(2)	Equity risk premium—The equity risk premium is based on a compilation of equity risk premiums as compiled by various sources, such as Ibbotson & Associates, Pratt Range, Fama & French, etc. (5.75% was used throughout 2010 and 2009);

(3)	Industry Beta—Industry Beta is based on PCI’s comparable companies (the range was between x1.77 and x2.56); and

(4)	Size premium—Size premium is based on PCI’s market capitalization (the range was between 1.7% and 2.4%).

The differences between the rights, restrictions and preferences of the holders of common stock, warrants, and notes may result in potentially different future outcomes for each class. Therefore, to estimate the value of the common stock, it is necessary to allocate PCI’s enterprise value among the various classes of warrants, notes and common stock. To perform this allocation among the various instruments, we utilized the Black-Scholes option pricing model. From the common stock value derived in the Black-Scholes option pricing model, we added a further discount for lack of marketability (“DLOM”) of PCI’s common stock. We based the DLOM on the likelihood, timing and size of an IPO, forecasted dividends, and potential for industry consolidation. The DLOM used range from 15%—25%.

Total compensation expense for the options issued during 2010, 2009 and 2008, respectively, was calculated at the PCI level. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes model which includes the fair value of PCI common stock determined at the approximate grant date. The estimated fair value of stock options, less estimated forfeitures, is amortized over the vesting period using the graded-vesting method. The Company was allocated 100% of the compensation expenses associated with awards to employees who provide services exclusively to the Company. For awards to employees who provide services to both us and Oceania Cruises, Inc. (“OCI”), our sister company, compensation costs are allocated on an agreed

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

percentage ranging from 47% to 53% for 2011, 2010 and 2009. Total compensation expense recognized for employee stock options was $0.8 million, $2.2 million and $2.5 million for the years ended December 31, 2011, 2010 and 2009, respectively, which is included within selling and administrative expense in the consolidated statements of operations. The total unrecognized compensation cost related to non-vested awards is $0.5 million for the year ended December 31, 2011. The weighted average period over which it is expected to be recognized is 1.4 years.

The assumptions used in the Black-Scholes model to fair value equity awards are as follows:

	2011	2010	2009
Expected dividend yield	0.0%	0.0%	0.0%
Expected stock price volatility	40.0% - 54.6%	52.7% - 61.7%	45.1%-52.6%
Risk-free interest rate	0.12 - 1.28%	0.7% - 1.53%	1.29%-2.14%
Expected option life	1-3 years	2-3 years	3-4 years

Since our common stock is not publicly traded, it is not practical to estimate expected volatility of share price for our stock and therefore the expected volatility is based on a combination of historical volatility for peer companies. The risk-free interest rate is based on U.S. Treasury securities with a remaining term equal to the expected option’s life assumed at the date of grant. The expected term is based on the average of contractual life, vested period of the options and expected employee exercise behavior. The estimated forfeiture rate represents an estimate which will be revised in subsequent periods if actual forfeitures differ from those estimates. The weighted average fair value of stock options granted during 2011, 2010 and 2009 was approximately $1.19 per share, $3.89 per share and $3.93 per share respectively.

Stock option activity is summarized in the following table:

	Number of Options	Weighted - Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)
Outstanding at January 1, 2011	1,627,774	$14.81	5.25
Granted	241,917	9.51
Exercised	(16,665)	8.42
Forfeited or expired	(257,043)	11.97

Outstanding at December 31, 2011	1,595,983	$14.49	5.79

Vested and expected to vest at December 31, 2011	1,579,668	$14.54	5.77
Options exercisable at December 31, 2011	1,023,154	$17.59	5.39

The total fair value of shares vested during the years ended December 31, 2011, 2010 and 2009 was $2.5 million, $1.7 million and $2.8 million respectively. At December 31, 2011 and 2010, the aggregate intrinsic value of options vested and expected to vest is $0.0 million and $1.3 million, respectively. The aggregate intrinsic value of options exercisable at December 31, 2011 and 2010 is $0.0 million and $0.4 million, respectively. In 2009, the intrinsic value of options expected to vest and exercisable was $0.3 million. There were no exercises of options that resulted in a material amount of cash received during 2011.

Note 8.  Members’ Equity

In 2009, we received a capital contribution of $25.0 million from our parent company. We used the proceeds of this contribution to make a partial repayment of our second lien term loan in connection with the amendment of such loan discussed in Note 5.

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

In 2010, PCI issued shares to one of our vendors in lieu of payment on our behalf relating to 2009 expenses totaling $2.0 million. Refer to Note 7: Share-Based Employee Compensation for description of how the fair value of PCI shares was derived. There were no material members’ equity transactions during 2011.

Note 9.  Related Party Transactions

In 2008, we entered into a shared services agreement with an affiliated entity, which provides for the sharing of costs relating to general and administrative functions with our parent company and other affiliated companies. The shared services agreement expired on January 31, 2011, but was automatically renewed for one year. General and administrative costs, including costs for employees who provide services to both SSC and OCI, our sister company, are allocated based on an agreed percentage derived from company specific drivers. Payments made on our behalf by affiliated entities or payments we make on behalf of affiliated entities are reimbursed and settled on a monthly basis. As of December 31, 2011, there was approximately $0.7 million in related party receivables which related to amounts paid by us on the behalf of an affiliated entity. As of December 31, 2010, there was approximately $3.3 million in related party payables related to amounts paid on our behalf by an affiliated entity.

During April 2011, our Chief Executive Officer was released from providing a limited personal guarantee to one of our credit card processors in the event of default by us.

In 2008, we entered into a shared services agreement with an affiliated entity, which provides for the sharing of costs relating to general and administrative functions with our parent company and other affiliated companies. The allocation of costs is based on an agreed rate for actual out-of-pocket expenditures plus personnel costs. The shared services agreement expired on January 31, 2011, but was automatically renewed for one year. As of December 31, 2010, amounts paid on our behalf by an affiliated entity included in accounts payable were $3.3 million. There was no similar payable outstanding as of December 31, 2011. However, there is a related party receivable totaling $0.7 million at December 31, 2011 which relates to amounts paid by us on the behalf of an affiliated entity.

In 2008, we entered into an agreement with Oceania Cruises (Ireland) Limited, a wholly-owned subsidiary of OCI, to process certain credit card transactions on behalf of us either alone or jointly, with others, or by or through agents, brokers or subcontractors. During 2011, we changed our credit card processor and, as a result, only a limited amount of credit card transactions are being processed by Oceania Cruises (Ireland) Limited. Prior to June 30, 2011 our fee arrangement was variable as it was based on a percentage of the credit card transactions processed. Beginning July 1, 2011, fee arrangement is a fixed monthly amount. The total payments under the agreement for the years ended December 31, 2011, 2010, and 2009 were $4.9 million, $10.0 million, and $7.9 million, respectively, and are recorded in commissions, transportation and other in the accompanying consolidated statements of operations.

Capital Lease

A related party entered into an office lease for the combined headquarters of OCI and us. The lease, which extends through 2022, is classified as a capital lease. A portion of the capital lease is assumed by us in accordance with our use of the space under the terms of our intercompany agreement. As of December 31, 2011, the capital lease asset was $2.4 million, net of accumulated amortization of $0.1 million, and is included in property and equipment, net in the accompanying consolidated balance sheet. At December 31, 2011, the capital lease liability was $3.7 million, of which $0.6 million is included in accrued expenses, and the remainder is in other long-term liabilities in the accompanying consolidated balance sheet. Interest expense for year ended December 31, 2011 was $0.5 million and is included in interest expense in the accompanying consolidated

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

statements of operations. Amortization expense for the year ended December 31, 2011 was $0.2 million and is included in depreciation and amortization expense in the consolidated statements of operations.

The following schedule represents the future minimum lease payments under our capital lease obligation (in thousands) as of December 31, 2011:

2012	$561
2013	575
2014	590
2015	604
2016	619
Thereafter	3,278

Total minimum lease payments	6,227
Less: Amount representing interest (a)	2,550

Present value of total minimum lease payments (b)	$3,677

(a)	Amount necessary to reduce total minimum lease payments to present value calculated at SSC’s incremental borrowing rate at lease inception.
(b)	Reflected in the accompanying consolidated balance sheet under accrued expenses and other long-term liabilities of $0.6 million and $3.1 million, respectively.

Note 10.  Income Taxes

United States Federal Income Tax

We derive our income from the international operation of ships. Under Section 883 of the Code (“Section 883”), certain foreign corporations, though engaged in the conduct of a trade or business within the United States, are exempt from U.S. federal income and branch profit taxes on gross income derived from or incidental to the international operation of ships. Applicable U.S. Treasury regulations provide that a foreign corporation will qualify for the benefits of Section 883 if, in relevant part, (i) the foreign country in which the corporation is organized grants an equivalent exemption for income from the operation of ships of sufficiently broad scope to corporations organized in the U.S., and (ii) the foreign corporation is a controlled foreign corporation (a “CFC”) for more than half of the taxable year, and more than 50% of its stock is owned by qualified U.S. persons for more than half of the taxable year (the “CFC test”). Our 2010 tax returns were filed with tax authorities under Section 883 and our 2011 tax returns will also be filed under Section 883.

For U.S. federal income tax purposes, SSC and its non-U.S. subsidiaries are disregarded as entities separate from our Parent. We rely on our parent corporation, PCH, to meet the requirements necessary to qualify for the benefits of Section 883. PCH is organized as a company in Panama, which grants an equivalent tax exemption to U.S. corporations, and is thus classified as a qualified foreign country for purposes of Section 883. PCH is currently classified as a CFC and we believe we meet the ownership and substantiation requirements of the CFC test under the regulations. Therefore, we believe most of our income and the income of our ship-owning subsidiaries, which is derived from or incidental to the international operation of ships, is exempt from U.S. federal income taxation under Section 883. In 2005, final regulations became effective under Section 883, which, among other things, narrow somewhat the scope of activities that are considered by the U.S. Internal Revenue Service to be incidental to the international operation of ships. The activities listed in the regulations as not being incidental to the international operation of ships include income from the sale of air and land transportation, shore excursions and pre- and post-cruise tours. To the extent the income from these activities is earned from sources within the United States that income is subject to U.S. taxation.

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

United Kingdom Corporation Tax

The Seven Seas Navigator and Seven Seas Voyager are operated by companies that are strategically and commercially managed in the United Kingdom (UK), which have elected to enter the UK tonnage tax regime. Companies to which the tonnage tax regime applies pay corporation tax on a notional profit by reference of the net tonnage of qualifying ships. Normal UK corporate income tax is not chargeable on these companies’ relevant shipping income. The requirements for a company to qualify for the UK tonnage tax regime include being subject to UK corporate income tax, operating qualifying ships that are strategically and commercially managed in the UK, and fulfilling a seafarer training requirement. Our UK income from non-shipping activities that does not qualify under the UK tonnage tax regime remains subject to normal UK corporation tax.

Corporate tax rate reductions from 27% to 26%, effective April 1, 2011 and from 26% to 25% effective April 1, 2012 were enacted in the United Kingdom on July 19, 2011. The effect of tax rate changes on existing deferred tax balances is recorded in the period in which the tax rate change law is enacted. The effect of these tax rate changes was the recognition of a deferred tax benefit of $0.2 million for the year ended December 31, 2011.

France Income Tax

One of our ship-owning subsidiaries, which operated the Seven Seas Mariner, was subject to regular corporate income tax in France. Subsequent to the below referenced sale of the Seven Seas Mariner, our French subsidiary was dissolved on June 6, 2011. This subsidiary had net operating losses of $0.0 million and $4.7 million through December 31, 2011 and 2010, respectively. The deferred tax assets on these net operating losses were netted against other deferred tax liabilities resulting in a $0.0 million, $1.6 million and $2.5 million net deferred tax asset at December 31, 2011, 2010 and 2009, respectively. A full valuation allowance has been provided against this net deferred tax asset.

During November 2010, the Seven Seas Mariner, previously owned by a subsidiary domiciled in France, was sold to another wholly-owned subsidiary domiciled in the Marshall Islands. The related ship debt was also re-assigned to the new ship owning subsidiary. This sale transaction had no financial impact to the consolidated financial statements in 2010; however, we utilized approximately $183 million of the French subsidiary’s net operating loss in the transaction.

Individual State Income Taxes

We are subject to various U.S. state income taxes generally imposed on each state’s portion of the U.S. source income subject to federal income taxes. However, the state of Alaska imposes an income tax on its allocated portion of the total income of companies doing business in Alaska.

Panamanian and Other Foreign Income Taxes

Under Panamanian law, we are exempt from income tax on income from international transportation and should also be exempt from income tax in the other jurisdictions where the ships call if a tax treaty exists or when Panama grants a reciprocal exemption to countries who grant a reciprocal exemption to Panama. However, not all of the countries in which our ships call have income tax treaties or reciprocal exemption agreements with Panama. Accordingly, we may be subject to income tax in various countries depending on the tax laws of the specific countries upon which ports the ships call. In addition to or in place of income taxes, virtually all jurisdictions where our ships call impose taxes based on passenger counts, ship tonnage or some other measure. These taxes are recorded as other ship operating expenses in the accompanying consolidated statements of operations.

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

We had an income tax benefit for the year ended December 31, 2011 of $0.1 million. We had income tax expense for the year ended December 31, 2010 of $0.3 million.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2011 and 2010, relate primarily to net operating losses, depreciable assets, and book expenses not currently deductible for tax purposes. As of December 31, 2011 and 2010, we had recorded deferred tax assets of approximately $11.3 million and $7.3 million, respectively, for which a full valuation reserve has been recorded. In addition, we have recorded deferred tax liabilities of $1.9 million and $2.2 million for 2011 and 2010, respectively, which are recorded in other long-term liabilities.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, we have recorded a full valuation allowance on its deferred tax assets.

As of December 31, 2011, we have federal, state, and foreign net operating loss carryforwards of approximately $29.1 million, $0.6 million, and $0.2 million, respectively. The federal and state net operating loss carryforwards at December 31, 2011 expire between 2028 and 2031 and the foreign net operating loss carryforwards have no expiration.

We have analyzed our filing positions in all of the jurisdictions where we are required to file income tax returns, as well as all open tax years in these jurisdictions. We have identified tax returns in France, the United Kingdom, and the United States as “major” tax jurisdictions, as defined. The only periods subject to examination for our returns are the 2009 and 2010 tax years for France and the United Kingdom and 2008 through 2010 tax years for the United States. We believe that our income tax filing positions and deductions will be sustained on audit and do not anticipate any material adjustments that will result in a material change to our financial position. Therefore, no reserves for uncertain income tax positions have been recorded.

Note 11.  Concentration Risk

We contract with a single vendor to provide many of our hotel and restaurant services including both food and labor costs. We incurred expenses of $50.0 million, $46.8 million, and $42.2 million for the years ended December 31, 2011, 2010, and 2009, respectively, which are recorded in payroll, related and food in our consolidated statements of operations.

Note 12.  Commitments and Contingencies

Leases

We have several non-cancelable operating leases, primarily for office space, that expire at various times through 2012 and 2016. Rental expense for operating leases amounted to approximately $2.7 million, $2.1 million, and $1.7 million for the years ended December 31, 2011, 2010, and 2009, respectively.

During 2011 a related party entered into an office lease for the combined headquarters of OCI and SSC (see Note 9). As a result of combining our headquarters with OCI, we exited our leased facility in Fort Lauderdale, which was under a non-cancelable lease. This lease terminates in December 2012. As of December 31, 2011, we recorded $0.5 million in accrued expenses relating to early termination costs in our consolidated balance sheets for the remaining portion of the lease.

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

The following schedule represents our lease contractual obligations as of December 31, 2011, including those amounts due related to our Ft. Lauderdale lease:

(in thousands)
Years Ended December 31,
2012	$1,697
2013	744
2014	667
2015	233
2016	32
Thereafter	—

$3,373

Employment Agreements

We have entered into employee agreements with certain of our executive officers and key employees. These agreements provide for minimum salary levels, and in most cases, performance based bonuses that are payable if specified goals are attained. Some executive officers and key employees are also entitled to severance benefits upon termination or non-renewal of their contracts under certain circumstances.

During 2011, we entered into an employee agreement with one of our executives, which in addition to minimum salary levels and bonuses, also provides for a time based option to purchase 600,000 shares of PCI. As of December 31, 2011 those time based options have not been issued as the exercise price had not been determined.

Additionally, if there is a change in control of SSC, some executive officers and key employees’ outstanding options will generally become fully vested and exercisable, but the value of such option acceleration would be zero, as the exercise price of all outstanding options exceeded the fair market value of the PCI stock on December 31, 2011.

As of December 31, 2011, the approximate future minimum requirements under employment agreements, excluding discretionary and performance bonuses are as follows:

(in thousands)
Years Ended December 31,
2012	$5,781
2013	1,244
2014	791

$7,816

Litigation

In November 2009, we filed a civil lawsuit in the United States District Court for the Southern District of Florida (“District Court”) against a ship management company and certain related parties (collectively, the “Defendants”) for breach of contract and breach of maritime warranty of workmanlike performance. On June 21, 2011, the District Court entered an order awarding judgment for the Defendants. In July 2011, the Defendants filed a motion in the District Court to recover certain statutory costs. During the third quarter of 2011, we negotiated a settlement for these statutory costs which was substantially less than the claim. This settlement did not have a material effect on our consolidated financial statements.

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

In the normal course of our business, claims and lawsuits may be filed against us. Most of these claims and lawsuits are covered by insurance, and accordingly, the maximum amount of our liability is typically limited to our deductible amount. We have evaluated our overall exposure with respect to all of our threatened and pending litigation, and to the extent required, we have accrued amounts for all estimable probable losses associated with our deemed exposure. We intend to vigorously defend our legal position on all claims, and, to the extent appropriate, seek recovery.

Other

As mandated by the FMC for sailings from a U.S. port, the availability of passenger deposits received for future sailings is restricted until the completion of the related sailing in accordance with FMC regulations. We have met this obligation by posting a $15 million surety bond, which is collateralized by funds included in our restricted cash account.

As required by Package Travel, Package Holiday and Package Tours Regulations, we maintain surety bonds for cruise business originating in the United Kingdom of £3.1 million ($4.7 million).

Note 13.  Supplemental Cash Flow Information

For the years ended December 31, 2011, 2010 and 2009, we paid interest expense and related fees of $28.0 million, $34.2 million and $37.9 million, respectively.

For the year ended December 31, 2011, we had non-cash investing activities related to the acquisition of property and equipment totaling $5.3 million, of which $2.8 million relates to our capital lease. We also had non-cash investing activities related to acquisition of intangible assets of $3.4 million. For the year ended December 31, 2010, we had $13.9 million of non-cash investing activities relating to the acquisition of capital assets.

For the year ended December 31, 2011, we had non-cash financing activities of $3.7 million relating to our capital lease. There were no capital lease obligations recorded in 2010. For the year ended December 31, 2010, we had non-cash financing activities in connection with PCI’s issuance of common stock to our vendor in exchange for release of our $2.0 million obligation as described in Note 8: Members’ Equity. We had no similar transaction in 2011.

Note 14.  Quarterly Selected Financial Data (Unaudited)

	(In thousands, except or per share data)
	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
	2011	2010[2]	2011	2010	2011	2010	2011	2010
Total revenues [1]	103,772	90,110	122,849	110,493	151,340	152,063	107,934	96,575
Operating Income	5,607	95	11,260	14,844	28,049	35,296	605	595
Net income (loss)	1,473	(10,241)	(3,002)	2,689	19,459	27,662	(6,473)	(8,355)

[1]	Our revenues are seasonal based on the demand for cruises. Demand is the strongest for cruises during the Northern Hemisphere’s summer months and holidays.
[2]

Included within Q1 2010 is $1.7 million of employee retention bonus expenses that relate to the Regent Seven Seas Transaction and should have been expensed in 2008. Also included is $1.4 million of cancellation revenue that was not recorded in the year when earned. Both errors resulted in an out-of-period net impact of $0.3 million to net loss. These errors were not considered material on an individual or aggregate basis to any prior period, or 2010 quarterly or annual periods.

Additionally, no dividends were declared for the years ending December 31, 2011 and 2010.

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

Note 15.  Subsequent Events

During January 2012, management entered into a letter of intent to sign a five-year maintenance agreement with a vendor. The cost of this agreement is expected to range from $12 to $15 million over the five year period. We signed the contract in March 2012.

On February 27, 2012, we entered into an agreement to terminate the existing operating lease for our previous headquarters. We agreed to pay $0.6 million to terminate this lease, which is $0.2 million less than the cost we would have incurred if we stayed in the lease until its expiration date on December 31, 2012. As of December 31, 2011, we had a short-term liability of $0.5 million related to lease termination.

Note 16.  Consolidating Financial Information

The notes that were issued in May 2011 as disclosed in Note 5 are collateralized by our vessels and guaranteed fully and unconditionally, jointly and severally by all our subsidiaries. These subsidiary guarantors are 100% owned subsidiaries of the Company. There are no restrictions on the ability of the Company to obtain funds from its subsidiaries by dividends or loans.

The following condensed consolidating financial statements for Seven Seas Cruises S. DE R.L. and the Guarantors presents condensed consolidating statements of operations for fiscal years ended December 31, 2011, 2010 and 2009, condensed consolidating balance sheets as of December 31, 2011 and 2010, and condensed consolidating statements of cash flows for the fiscal years ended December 31, 2011, 2010 and 2009, using the equity method of accounting, as well as elimination entries necessary to consolidate the parent company and all of its subsidiaries.

Seven Seas Cruises S. DE R.L. has charter hire agreements in place with certain subsidiaries, which own the vessels. These agreements require Seven Seas Cruises S. DE R.L. to pay a daily hire fee to the subsidiary to administratively manage the vessel. The costs incurred by the vessel owning subsidiaries include deck and engine crew payroll and expenses, vessel insurance, depreciation, and interest related to the terms loans. In addition to the vessel owning subsidiaries, we have a sales and marketing office that is also a subsidiary guarantor. During the fourth quarter of 2010, we changed the operating structure of the sales and marketing office. Previously the subsidiary acted as a principal and recorded passenger ticket revenue and the related costs on a gross basis. Based on significant changes to the operations of the business, this subsidiary now records net commission revenue paid by the Parent in related party revenue and the Parent records the passenger ticket revenue and the related costs.

Our vessel owning subsidiaries are parties to our first lien term loan as both borrowers and guarantors. The applicable outstanding debt related to the first lien term loan is included in the Guarantor accounts as well as the related interest expense and deferred financing costs. In 2011, Seven Seas Cruises S. DE R.L repaid the second lien term loan. As the loan was repaid by the Parent, each subsidiary remains responsible for its portion of the related debt to Seven Seas Cruises S. DE R.L. and such obligation was recorded as an intercompany payable at the subsidiary level and eliminated within the 2011 condensed consolidated balance sheet.

Each subsidiary guarantee will be automatically released upon any one or more of the following circumstances: the subsidiary is sold or sells all of its assets; the subsidiary is declared “unrestricted” for covenant purposes; the subsidiary’s guarantee of other indebtedness is terminated or released; the requirements for legal defeasance or covenant defeasance or to discharge the indenture have been satisfied; or the subsidiary transfers ownership of a mortgaged vessel in connection with a permitted reflagging transaction.

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

Condensed Consolidating Balance Sheets

	At December 31, 2011
(in thousands)	Parent ‘Issuer’	Subsidiaries Guarantors	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$67,771	$849	$—	$68,620
Restricted cash	743	—	—	743
Trade and other receivable, net	8,242	77	—	8,319
Related party receivables	748	—	—	748
Inventories	3,284	1,848	—	5,132
Prepaid expenses	17,637	1,512	—	19,149
Intercompany receivable	176,672	30,849	(207,521)	—
Other current assets	2,171	1,994	—	4,165

Total current assets	277,268	37,129	(207,521)	106,876
Property and equipment, net	66,446	588,914	—	655,360
Goodwill	404,858	—	—	404,858
Intangible assets, net	86,120	—	—	86,120
Other long-term assets	27,416	3,160	—	30,576
Investment in Subs	205,634	—	(205,634)	—

Total assets	$1,067,742	$629,203	$(413,155)	$1,283,790

Liabilities and Members’ Equity
Current liabilities
Trade and other payables	$5,250	$502	$—	$5,752
Intercompany payables	30,849	176,672	(207,521)	—
Accrued expenses	39,642	2,140	—	41,782
Passenger deposits	159,312	—	—	159,312
Derivative liabilities	112	—	—	112

Total current liabilities	235,165	179,314	(207,521)	206,958
Long-term debt	274,245	244,255	—	518,500
Other long-term liabilities	13,694	—	—	13,694

Total liabilities	523,104	423,569	(207,521)	739,152
Members’ equity
Contributed capital	563,365	129,702	(129,702)	563,365
Accumulated deficit	(18,727)	75,932	(75,932)	(18,727)

Total members’ equity	544,638	205,634	(205,634)	544,638

Total liabilities and members’ equity	$1,067,742	$629,203	$(413,155)	$1,283,790

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

Condensed Consolidating Balance Sheets

	At December 31, 2010
(in thousands)	Parent ‘Issuer’	Subsidiaries Guarantors	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$36,093	$1,165	$—	$37,258
Restricted cash	4,075	—	—	4,075
Trade and other receivable, net	13,276	—	—	13,276
Inventories	2,121	222	—	2,343
Prepaid expenses	13,039	816	—	13,855
Intercompany receivable	77,976	37,864	(115,840)	—
Other current assets	1,718	3,468	—	5,186

Total current assets	148,298	43,535	(115,840)	75,993
Property and equipment, net	43,057	613,791	—	656,848
Goodwill	404,858	—	—	404,858
Intangible assets, net	80,760	—	—	80,760
Other long-term assets	2,159	9,259	—	11,418
Investment in Subs	172,248	—	(172,248)	—

Total assets	$851,380	$666,585	$(288,088)	$1,229,877

Liabilities and Members’ Equity
Current liabilities
Trade and other payables	$3,635	$485	$—	$4,120
Related party payables	3,331	—		3,331
Intercompany payables	37,864	77,976	(115,840)	—
Accrued expenses	29,165	3,295	—	32,460
Passenger deposits	150,094	495	—	150,589
Derivative liabilities	2,814	—	—	2,814
Current portion of long-term debt	7,028	17,972	—	25,000

Total current liabilities	233,931	100,223	(115,840)	218,314
Long-term debt	82,672	394,114	—	476,786
Other long-term liabilities	5,209	—	—	5,209

Total liabilities	321,812	494,337	(115,840)	700,309
Members’ equity
Contributed capital	562,566	122,749	(122,749)	562,566
Accumulated deficit	(30,184)	49,499	(49,499)	(30,184)
Accumulated other comprehensive loss	(2,814)	—	—	(2,814)

Total members’ equity	529,568	172,248	(172,248)	529,568

Total liabilities and members’ equity	$851,380	$666,585	$(288,088)	$1,229,877

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

Condensed Consolidating Statements of Operations

	Year Ended December 31, 2011
(in thousands)	Parent ‘Issuer’	Subsidiaries Guarantors	Eliminations	Consolidated
Revenue
Passenger ticket	$437,582	$—	$—	$437,582
Onboard and other	48,313	—	—	48,313
Related party revenue	—	100,688	(100,688)	—

Total revenue	485,895	100,688	(100,688)	485,895

Costs and expenses
Cruise operating expense
Commissions, transportation and other	146,011	4,569	—	150,580
Onboard and other	12,035	—	—	12,035
Payroll, related and food	62,429	10,669	—	73,098
Fuel	40,592	—	—	40,592
Other ship operating	27,972	10,552	—	38,524
Other	110,260	4,472	(100,688)	14,044

Total cruise operating expense	399,299	30,262	(100,688)	328,873
Selling and administrative	65,601	6,678	—	72,279
Depreciation and amortization	14,350	24,872	—	39,222

Total operating expense	479,250	61,812	(100,688)	440,374

Operating income (loss)	6,645	38,876	—	45,521

Non-operating income (expense)
Interest expense	(19,083)	(12,414)	—	(31,497)
Interest income	218	4	—	222
Other income (expense)	(2,928)	—	—	(2,928)
Equity in earnings of subsidiaries	26,433	—	(26,433)	—

Total non-operating expense	4,640	(12,410)	(26,433)	(34,203)

Income (loss) before income taxes	11,285	26,466	(26,433)	11,318
Income tax benefit (expense), net	172	(33)	—	139

Net income (loss)	$11,457	$26,433	$(26,433)	$11,457

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

Condensed Consolidating Statements of Operations

	Year Ended December 31, 2010
(in thousands)	Parent ‘Issuer’	Subsidiaries Guarantors	Eliminations	Consolidated
Revenue
Passenger ticket	$373,525	$26,843	$—	$400,368
Onboard and other	48,873	—	—	48,873
Related party revenue	23,104	91,676	(114,780)	—

Total revenue	445,502	118,519	(114,780)	449,241

Costs and expenses
Cruise operating expense
Commissions, transportation and other	122,480	2,191	—	124,671
Onboard and other	12,640	—	—	12,640
Payroll, related and food	59,437	9,978	—	69,415
Fuel	32,240	—	—	32,240
Other ship operating	25,356	13,711	—	39,067
Other	95,124	26,135	(114,780)	6,479

Total cruise operating expense	347,277	52,015	(114,780)	284,512
Selling and administrative	71,090	6,286		77,376
Depreciation and amortization	11,651	24,872	—	36,523

Total operating expense	430,018	83,173	(114,780)	398,411

Operating income (loss)	15,484	35,346	—	50,830

Non-operating income (expense)
Interest expense	(16,280)	(22,473)	—	(38,753)
Interest income	88	12	—	100
Other income (expense)	(130)	—	—	(130)
Equity in earnings of subsidiaries	12,827	—	(12,827)	—

Total non-operating expense	(3,495)	(22,461)	(12,827)	(38,783)

Income (loss) before income taxes	11,989	12,885	(12,827)	12,047
Income tax (expense), net	(234)	(58)	—	(292)

Net income (loss)	$11,755	$12,827	$(12,827)	$11,755

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

Condensed Consolidating Statements of Operations

	Year Ended December 31, 2009
(in thousands)	Parent ‘Issuer’	Subsidiaries Guarantors	Eliminations	Consolidated
Revenue
Passenger ticket	$287,124	$28,745	$—	$315,869
Onboard and other	45,273	—	—	45,273
Related party revenue	24,876	89,030	(113,906)	—

Total revenue	357,273	117,775	(113,906)	361,142

Costs and expenses
Cruise operating expense
Commissions, transportation and other	86,312	2,292	—	88,604
Onboard and other	15,136	—	—	15,136
Payroll, related and food	54,350	10,362	—	64,712
Fuel	25,578	—	—	25,578
Other ship operating	12,172	21,190	—	33,362
Other	115,793	27,590	(113,906)	29,477

Total cruise operating expense	309,341	61,434	(113,906)	256,869
Selling and administrative	60,512	6,728	—	67,240
Depreciation and amortization	17,235	24,872	—	42,107

Total operating expense	387,088	93,034	(113,906)	366,216

Operating income (loss)	(29,815)	24,741	—	(5,074)

Non-operating income (expense)
Interest expense	(18,548)	(23,435)	—	(41,983)
Interest income	46	39	—	85
Other income (expense)	10,181	—	—	10,181
Equity in earnings of subsidiaries	1,540	—	(1,540)	—

Total non-operating expense	(6,781)	(23,396)	(1,540)	(31,717)

Income (loss) before income taxes	(36,596)	1,345	(1,540)	(36,791)
Income tax benefit, net	97	195	—	292

Net income (loss)	$(36,499)	$1,540	$(1,540)	$(36,499)

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

	Year Ended December 31, 2011
(in thousands)	Parent ‘Issuer’	Subsidiaries Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$75,994	$(316)	$—	$75,678

Cash flows from investing activities
Capital expenditures	(31,017)	—	—	(31,017)
Change in restricted cash	(16,668)	—	—	(16,668)
Acquisition of intangible assets	(4,443)	—	—	(4,443)

Net cash (used in) investing activities	(52,128)	—	—	(52,128)

Cash flows from financing activities
Proceeds from issuance of debt	225,000	—	—	225,000
Repayment of debt	(208,286)		—	(208,286)
Debt related costs	(8,786)	—	—	(8,786)

Net cash provided by financing activities	7,928	—	—	7,928

Effect of exchange rate changes in cash	(116)	—	—	(116)

Net increase (decrease) in cash and cash equivalents	31,678	(316)	—	31,362
Cash and cash equivalents
Beginning of year	36,093	1,165	—	37,258

End of year	$67,771	$849	$—	$68,620

Consolidated Statements of Cash Flows

	Year Ended December 31, 2010
(in thousands)	Parent ‘Issuer’	Subsidiaries Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$43,111	$7,746	$—	$50,857

Cash flows from investing activities
Capital expenditures	(18,853)	—	—	(18,853)
Change in restricted cash	3,020	—	—	3,020

Net cash (used in) investing activities	(15,833)	—	—	(15,833)

Cash flows from financing activities
Repayment of debt	(7,027)	(17,973)	—	(25,000)
Capital contributions	19	—	—	19

Net cash (used in) financing activities	(7,008)	(17,973)	—	(24,981)

Effect of exchange rate changes in cash	(539)	—	—	(539)

Net increase (decrease) in cash and cash equivalents	19,731	(10,227)	—	9,504
Cash and cash equivalents
Beginning of year	16,362	11,392	—	27,754

End of year	$36,093	$1,165	$—	$37,258

Seven Seas Cruises S. DE R.L.

Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

	Year Ended December 31, 2009
(in thousands)	Parent ‘Issuer’	Subsidiaries Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$22,783	$7,838	$—	$30,621

Cash flows from investing activities
Capital expenditures	(25,026)	—	—	(25,026)
Change in restricted cash	(3,350)	—	—	(3,350)

Net cash (used in) investing activities	(28,376)	—	—	(28,376)

Cash flows from financing activities
Repayment of debt	(32,027)	(17,973)	—	(50,000)
Debt related cots	(3,699)	—	—	(3,699)
Capital contributions	25,000	—	—	25,000

Net cash (used in) financing activities	(10,726)	(17,973)	—	(28,699)

Effect of exchange rate changes in cash	(520)	(347)	—	(867)

Net (decrease) in cash and cash equivalents	(16,839)	(10,482)	—	(27,321)
Cash and cash equivalents
Beginning of year	33,201	21,874	—	55,075

End of year	$16,362	$11,392	$—	$27,754

Seven Seas Cruises S. DE R.L.

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Regent Seven Seas since the date of this prospectus.

Until                     , 2012, broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The following summarizes certain arrangements by which controlling persons, directors and officers of each Registrant are indemnified against liability which they may incur in their capacities as such.

Seven Seas Cruises S. DE R.L.

Seven Seas Cruises S. DE R.L. (“Regent Seven Seas”) is a sociedad de responsabilidad limitada organized under the laws of the Republic of Panama. Law 4 of 2009 and the Code of Commerce which regulate sociedades de responsabilidad limitada do not require companies to indemnify its administrators and/or officers for any liabilities incurred in the course of their duties or due to their office and services to the company.

The Charter of Regent Seven Seas, however, states that Regent Seven Seas shall, to the fullest extent permitted by applicable law, indemnify any person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was an administrator, employee, or agent of Regent Seven Seas; provided, however, that if the person is found liable to Regent Seven Seas or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (i) is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and (ii) shall not be made in respect of any proceeding in which the person shall have been found liable for wrongful or intentional misconduct in the performance of his duty to Regent Seven Seas.

Celtic Pacific (UK) Limited, Prestige Cruise Services (Europe) Limited, Supplystill Limited

Each of Celtic Pacific (UK) Limited (“Celtic I”), Prestige Cruise Services (Europe) Limited (“Prestige Europe”) and Supplystill Limited (“Supplystill”) is an English limited company.

Celtic I

Celtic I is a limited company incorporated under the laws of England and Wales. Section 309B of the Companies Act 1985 applies to Celtic I and permits Celtic I to indemnify its directors in respect of proceedings brought by third parties and, except for the legal costs of unsuccessful defense of criminal proceedings, fines imposed in criminal proceedings and penalties imposed by regulatory bodies.

Article 121 of Celtic I’s articles of association provides that every director or other officer of Celtic I shall be indemnified against any liability incurred by him in or about the execution of the duties of his office or otherwise in relation to such duties, and no director or other officer shall be liable for any loss, damage or misfortunate which may happen to or be incurred by Celtic I in or through the execution of the duties of his office.

Prestige Europe

Prestige Europe is a limited company incorporated under the laws of England and Wales. Section 309B of the Companies Act 1985 applies to Prestige Europe and permits Prestige Europe to indemnify its directors in respect of proceedings brought by third parties and, except for the legal costs of unsuccessful defense of criminal proceedings, fines imposed in criminal proceedings and penalties imposed by regulatory bodies.

Article 12.1 of Prestige Europe’s articles of association provides that every director or other officer or auditor of Prestige Europe shall be indemnified against all losses or liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto, and no director or other officer shall be liable for any loss, damage or misfortunate which may happen to or be incurred by Prestige Europe in the execution of the duties of his office.

Supplystill

Supplystill is a limited company incorporated under the laws of England and Wales. Section 234 of the Companies Act 2006 applies to Supplystill and permits Supplystill to indemnify its directors in respect of proceedings brought by third parties and, except for the legal costs of unsuccessful defense of criminal proceedings, fines imposed in criminal proceedings and penalties imposed by regulatory bodies.

Article 19.2 of Supplystill’s articles of association provides that, to the extent permitted by the Companies Act 2006 or any other provision of law, each director or other officer of Supplystill shall be indemnified against all costs, charges, losses, expenses and liabilities incurred by him as a relevant officer in the actual or purported execution and/or discharge of his duties.

Celtic Pacific (UK) Two Limited

Celtic Pacific (UK) Two Limited (“Celtic II”) is a company incorporated and existing under the laws of The Bahamas. Section 58 of the International Business Companies Act (the “IBC Act”) grants a Bahamian International Business Company the power, subject to any limitations in its Memorandum or Articles of Association or in any unanimous shareholder agreement, if any, to indemnify any director, officer or liquidator against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal or administrative proceedings. Such indemnification only applies if the person acted honestly and in good faith with a view to the best interests of the company.

The Articles of Association for Celtic II provide a similar power to the company as does the IBC Act with the addition that for any indemnification in a criminal proceeding, the person must have had no reasonable cause to believe that his conduct was unlawful. The Articles further provide that if a person has been successful in his defense, he is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

The Articles of Association for Celtic II allow the company to purchase liability insurance whether or not the company has or would have had the power to indemnify the person against liability.

Mariner, LLC

Mariner, LLC (“Mariner”) is a limited liability company organized and existing under the laws of the Republic of the Marshall Islands. Section 8 of the Limited Liability Company Act of 1996 of the Republic of the Marshall Islands (the “RMI LLCA”) grants a Republic of the Marshall Islands limited liability company the power, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The limited liability company agreement of Mariner provides that Mariner shall, to the fullest extent authorized by the RMI LLCA, indemnify and hold harmless each manager, member, officer and authorized person of Mariner from and against any and all expenses, damages, losses, liabilities, judgments, fines, penalties and amounts paid in settlement relating to, resulting from or arising out of, directly or indirectly, in whole or in part, any claim or demand arising by reason of the fact that such person is, or was, a manager, member, officer or authorized person of Mariner.

SSC (France) LLC

SSC (France) LLC (“SSC”) is a Delaware limited liability company. Section 18-108 of the Delaware Limited Liability Company Act (the “LLCA”) grants a Delaware limited liability company the power, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The limited liability company agreement of SSC provides that SSC shall, to the fullest extent authorized by the LLCA, indemnify and hold harmless any member, manager, officer or employee of SSC from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of SSC.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrants pursuant to the foregoing provisions, the Registrants have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We maintain directors’ and officers’ liability insurance for our officers and directors.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Number	Description

3.1	Corporate Charter of Seven Seas Cruises S. DE R.L. (f/k/a Classic Cruises Holdings S. DE R.L.), dated as of November 7, 2007.**

3.2	Certificate of Incorporation of Celtic Pacific (UK) Limited (f/k/a Augurship III Limited), dated as of November 1, 1990, as amended on December 20, 1990.**

3.3	Memorandum and Articles of Association of Celtic Pacific (UK) Limited, dated as of December 20, 1990.**

3.4	Certificate of Incorporation of Celtic Pacific (UK) Two Limited, dated as of October 26, 2000.**

3.5	Memorandum and Articles of Association of Celtic Pacific (UK) Two Limited, dated as of October 26, 2000, as amended on May 8, 2003 and January 28, 2008.**

3.6	Certificate of Formation of Mariner, LLC, dated as of October 26, 2010.**

3.7	Limited Liability Company Agreement of Mariner, LLC, dated as of October 26, 2010.**

3.8	Certificate of Incorporation of Prestige Cruise Services (Europe) Limited (f/k/a Regent Seven Seas Cruises UK Limited and Radisson Seven Seas Cruises UK Limited), dated as of September 29, 2000, as amended on March 6, 2006 and October 5, 2011.**

3.9	Memorandum and Articles of Association of Prestige Cruise Services (Europe) Limited (f/k/a Regent Seven Seas Cruises UK Limited and Radisson Seven Seas Cruises UK Limited), dated as of September 29, 2000.**

3.10	Certificate of Formation of SSC (France) LLC, dated as of January 16, 2008.**

3.11	Limited Liability Company Agreement of SSC (France) LLC, dated as of January 16, 2008.**

3.12	Certificate of Incorporation of Supplystill Limited, dated as of October 29, 1999.**

3.13	Articles of Association of Supplystill Limited, dated as of November 10, 2010.**

4.1	Indenture, dated as of May 19, 2011, by and among Seven Seas Cruises S. DE R.L., the guarantors party thereto and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee and collateral agent.**

4.2	Form of Exchange Note (included as Exhibit B of Exhibit 4.1 of this Registration Statement).**

4.3	Registration Rights Agreement, dated May 19, 2011, by and among Seven Seas Cruises S. DE R.L., the guarantors named therein and Deutsche Bank Securities Inc., as representative of the initial purchasers named therein.**

Exhibit Number	Description

4.4	Intercreditor Agreement, dated as of May 19, 2011, by and among HSBC Bank PLC, Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), Seven Seas Cruises S. DE R.L., Mariner LLC, Celtic Pacific (UK) Two Limited, Supplystill Limited, and each subsidiary of Seven Seas Cruises S. DE R.L. that becomes a party thereto.**

4.5	Second Lien Collateral Agreement, dated as of May 19, 2011, among Mariner LLC, Celtic Pacific (UK) Two Limited, Supplystill Limited and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB).**

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.**

5.2	Opinion of Arias, Fabrega & Fabrega.**

5.3	Opinion of O’Melveny & Myers LLP.*

5.4	Opinion of Callenders & Co.**

5.5	Opinion of Reeder & Simpson PC.**

8.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.**

10.1	Credit Agreement, dated as of January 31, 2008, among Prestige Cruise Holdings, Inc., Classic Cruises Holdings S. DE R. L., Radisson Seven Seas (France), Celtic Pacific (UK) Two Limited, Supplystill Limited, the subsidiary guarantors named therein, the lenders party therein, HSCB Bank PLC, as administrative agent and collateral agent, and the other parties named therein.**

10.2	First Amendment to Credit Agreement, dated as of December 22, 2009, among Prestige Cruise Holdings, Inc., Seven Seas Cruises S. de R.L. (f/k/a Classic Cruises Holdings S. de R.L.), Radisson Seven Seas (France), Celtic Pacific (UK) Two Limited, Supplystill Limited, the subsidiary guarantors named therein, the lenders party thereto from time to time, HSBC BANK PLC, as administrative agent and collateral agent, and the other parties named therein.**

10.3	First Lien Omnibus Assignment, Assumption and Amendment Agreement, dated as of November 10, 2010, among Prestige Cruise Holdings, Inc., Seven Seas Cruises S. de R.L., (f/k/a Classic Cruises Holdings S. de R.L.), Radisson Seven Seas (France) SNC, Mariner, LLC, Celtic Pacific (UK) Two Limited, Supplystill Limited, Regent Seven Seas Cruises UK Limited, Celtic Pacific (UK) Limited, SSC (France) LLC, a Delaware limited liability company, HSBC BANK PLC, as administrative agent and collateral agent and the other parties named therein.**

10.4	First Lien Omnibus Assignment, Assumption and Amendment Agreement, dated as of March 14, 2011, among Prestige Cruise Holdings, Inc., Seven Seas Cruises S. de R.L. (f/k/a Classic Cruises Holdings S. de R.L.), Celtic Pacific (UK) Two Limited, Supplystill Limited, Navigator Vessel Company, LLC, Voyager Vessel Company, LLC, Mariner, LLC, Regent Seven Seas Cruises UK Limited, Celtic Pacific (UK) Limited, SSC (France) LLC, HSBC BANK PLC, as administrative agent and collateral agent and the other parties named therein.**

10.5	Master Intercompany Services Agreement, dated as of January 31, 2008, among Prestige Cruise Holdings, Inc., Seven Seas Cruises S. DE R.L. (formerly known as Classic Cruises Holdings S. DE R.L.), Oceania Cruises, Inc., Oceania Cruises Ireland LTD, and Prestige Cruises Air Services, Inc.**

10.6	Amended and Restated Executive Employment Agreement, dated as of July 1, 2009, among Oceania Cruises, Inc., Prestige Cruises International, Inc. and Frank J. Del Rio.**†

10.7	Executive Employment Agreement, dated as of January 1, 2009, between Prestige Cruise Services, LLC and Robin Lindsay.**†

10.8	Executive Employment Agreement, dated as of January 1, 2011, between Prestige Cruise Services, LLC and Jason Montague.**†

10.9	Employment Agreement, dated as of February 1, 2011, among Prestige Cruise Services, LLC, Prestige Cruises International, Inc. and Mark Conroy.**†

Exhibit Number	Description

10.10	Employment Agreement, dated as of June 17, 2011, among Oceania Cruises, Inc., Prestige Cruise Holdings, Inc. and Kunal Kamlani.**†

10.11	2008 Stock Option Plan of Prestige Cruises International, Inc., adopted as of December 7, 2007.**†

10.12	Form of Incentive Stock Option Agreement of Prestige Cruises International, Inc.**†

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.**

21.1	List of Subsidiaries.**

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement).**

23.3	Consent of Arias, Fabrega & Fabrega (included in Exhibit 5.2 to this Registration Statement).**

23.4	Consent of O’Melveny & Myers LLP (included in Exhibit 5.3 to this Registration Statement).*

23.5	Consent of Callenders & Co. (included in Exhibit 5.4 to this Registration Statement).**

23.6	Consent of Reeder & Simpson PC (included in Exhibit 5.5 to this Registration Statement).**

23.7	Consent of Fearnleys AS.**

23.8	Consent of Rocca & Partners S.R.L.**

24.1	Powers of Attorney (included on signature pages of this Part II).**

25.1	Form T-1 Statement of Eligibility of Wilmington Trust, National Association to act as trustee under the Indenture.**

99.1	Form of Letter of Transmittal.**

99.2	Form of Notice of Guaranteed Delivery.**

*	Filed herewith.
**	Previously filed.
†	Indicates a management contract, compensatory plan or arrangement required to be filed by Item 601 of Regulation S-K.

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on April 20, 2012.

SEVEN SEAS CRUISES S. DE R.L.

By:	/s/ Jason M. Montague
Name:	Jason M. Montague
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 20th day of April, 2012.

Signature	Title
*
Frank J. Del Rio	Chief Executive Officer, Chairman and Administrator (principal executive officer)

/s/ Jason M. Montague
Jason M. Montague	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)

*
Kunal S. Kamlani	Chief Operating Officer

*
Adam M. Aron	Administrator

*
Kevin E. Crowe	Administrator

*
Russell W. Galbut	Administrator

*
Daniel M. Holtz	Administrator

*
Steve Martinez	Administrator

*
Eric L. Press	Administrator

*By:	/s/ Jason M. Montague
Jason M. Montague Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on April 20, 2012.

CELTIC PACIFIC (UK) LIMITED

By:	/s/ T. Robin Lindsay
Name:	T. Robin Lindsay
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 20th day of April, 2012.

Signature	Title
*
Susan Sinclair	Director
(principal financial officer and principal accounting officer)

*
Graham P. Sadler	Director
(principal executive officer)

/s/ T. Robin Lindsay	Director
T. Robin Lindsay

*	Authorized Representative in the United States
Jason M. Montague

*By:	/s/ T. Robin Lindsay
T. Robin Lindsay
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on April 20, 2012.

CELTIC PACIFIC (UK) TWO LIMITED

By:	/s/ T. Robin Lindsay
Name:	T. Robin Lindsay
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 20th day of April, 2012.

Signature	Title
*
Susan Sinclair	Managing Director, Director and Secretary
(principal financial officer and principal accounting officer)

*
Graham P. Sadler	Director
(principal executive officer)

/s/ T. Robin Lindsay
T. Robin Lindsay	Director

*
Jason M. Montague	Authorized Representative in the United States

*By:	/s/ T. Robin Lindsay
T. Robin Lindsay
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on April 20, 2012.

MARINER, LLC

By:	/s/ Jason M. Montague
Name:	Jason M. Montague
Title:	Manager

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 20th day of April, 2012.

Signature	Title
*
Frank J. Del Rio	Manager
(principal executive officer)

/s/ Jason M. Montague
Jason M. Montague	Manager and Authorized Representative in the United States
(principal financial officer and principal accounting officer)

*
Kunal S. Kamlani	Manager

*By:	/s/ Jason M. Montague
Jason M. Montague
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on April 20, 2012.

PRESTIGE CRUISE SERVICES (EUROPE) LIMITED

By:	/s/ Jason M. Montague
Name:	Jason M. Montague
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 20th day of April, 2012.

Signature	Title
/s/ Jason M. Montague
Jason M. Montague	Director and Authorized Representative in the United States
(principal executive officer, principal financial officer and principal accounting officer)

*
Graham P. Sadler	Director

*
Bernard L. Carter	Director

*By:	/s/ Jason M. Montague
Jason M. Montague
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on April 20, 2012.

SSC (FRANCE) LLC

By:	Seven Seas Cruises S. DE R.L., as Sole Member

By:	/s/ Jason M. Montague
Name:	Jason M. Montague
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following officers and administrators of Seven Seas Cruises S. DE R.L., as the sole member of SSC (France) LLC, in the following capacities and on this 20th day of April, 2012.

Signature	Title

*
Frank J. Del Rio	Chief Executive Officer, Chairman and Administrator (principal executive officer)

/s/ Jason M. Montague
Jason M. Montague	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)

*
Kunal S. Kamlani	Chief Operating Officer

*
Adam M. Aron	Administrator

*
Kevin E. Crowe	Administrator

*
Russell W. Galbut	Administrator

*
Daniel M. Holtz	Administrator

*
Steve Martinez	Administrator

*
Eric L. Press	Administrator

*By:	/s/ Jason M. Montague
Jason M. Montague
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on April 20, 2012.

SUPPLYSTILL LIMITED

By:	/s/ T. Robin Lindsay
Name:	T. Robin Lindsay
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 20th day of April, 2012.

Signature	Title
*
Susan Sinclair	Director
(principal financial officer and principal accounting officer)

*
Graham P. Sadler	Director
(principal executive officer)

/s/ T. Robin Lindsay
T. Robin Lindsay	Director

*
Jason M. Montague	Authorized Representative in the United States

*By:	/s/ T. Robin Lindsay
T. Robin Lindsay
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

3.1	Corporate Charter of Seven Seas Cruises S. DE R.L. (f/k/a Classic Cruises Holdings S. DE R.L.), dated as of November 7, 2007.**

3.2	Certificate of Incorporation of Celtic Pacific (UK) Limited (f/k/a Augurship III Limited), dated as of November 1, 1990, as amended on December 20, 1990.**

3.3	Memorandum and Articles of Association of Celtic Pacific (UK) Limited, dated as of December 20, 1990.**

3.4	Certificate of Incorporation of Celtic Pacific (UK) Two Limited, dated as of October 26, 2000.**

3.5	Memorandum and Articles of Association of Celtic Pacific (UK) Two Limited, dated as of October 26, 2000, as amended on May 8, 2003 and January 28, 2008.**

3.6	Certificate of Formation of Mariner, LLC, dated as of October 26, 2010.**

3.7	Limited Liability Company Agreement of Mariner, LLC, dated as of October 26, 2010.**

3.8	Certificate of Incorporation of Prestige Cruise Services (Europe) Limited (f/k/a Regent Seven Seas Cruises UK Limited and Radisson Seven Seas Cruises UK Limited), dated as of September 29, 2000, as amended on March 6, 2006 and October 5, 2011.**

3.9	Memorandum and Articles of Association of Prestige Cruise Services (Europe) Limited (f/k/a Regent Seven Seas Cruises UK Limited and Radisson Seven Seas Cruises UK Limited), dated as of September 29, 2000.**

3.10	Certificate of Formation of SSC (France) LLC, dated as of January 16, 2008.**

3.11	Limited Liability Company Agreement of SSC (France) LLC, dated as of January 16, 2008.**

3.12	Certificate of Incorporation of Supplystill Limited, dated as of October 29, 1999.**

3.13	Articles of Association of Supplystill Limited, dated as of November 10, 2010.**

4.1	Indenture, dated as of May 19, 2011, by and among Seven Seas Cruises S. DE R.L., the guarantors party thereto and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee and collateral agent.**

4.2	Form of Exchange Note (included as Exhibit B of Exhibit 4.1 of this Registration Statement).**

4.3	Registration Rights Agreement, dated May 19, 2011, by and among Seven Seas Cruises S. DE R.L., the guarantors named therein and Deutsche Bank Securities Inc., as representative of the initial purchasers named therein.**

4.4	Intercreditor Agreement, dated as of May 19, 2011, by and among HSBC Bank PLC, Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), Seven Seas Cruises S. DE R.L., Mariner LLC, Celtic Pacific (UK) Two Limited, Supplystill Limited, and each subsidiary of Seven Seas Cruises S. DE R.L. that becomes a party thereto.**

4.5	Second Lien Collateral Agreement, dated as of May 19, 2011, among Mariner LLC, Celtic Pacific (UK) Two Limited, Supplystill Limited and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB).**

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.**

5.2	Opinion of Arias, Fabrega & Fabrega.**

5.3	Opinion of O’Melveny & Myers LLP.*

Exhibit Number	Description

5.4	Opinion of Callenders & Co.**

5.5	Opinion of Reeder & Simpson PC.**

8.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.**

10.1	Credit Agreement, dated as of January 31, 2008, among Prestige Cruise Holdings, Inc., Classic Cruises Holdings S. DE R. L., Radisson Seven Seas (France), Celtic Pacific (UK) Two Limited, Supplystill Limited, the subsidiary guarantors named therein, the lenders party therein, HSCB Bank PLC, as administrative agent and collateral agent, and the other parties named therein.**

10.2	First Amendment to Credit Agreement, dated as of December 22, 2009, among Prestige Cruise Holdings, Inc., Seven Seas Cruises S. de R.L. (f/k/a Classic Cruises Holdings S. de R.L.), Radisson Seven Seas (France), Celtic Pacific (UK) Two Limited, Supplystill Limited, the subsidiary guarantors named therein, the lenders party thereto from time to time, HSBC BANK PLC, as administrative agent and collateral agent, and the other parties named therein.**

10.3	First Lien Omnibus Assignment, Assumption and Amendment Agreement, dated as of November 10, 2010, among Prestige Cruise Holdings, Inc., Seven Seas Cruises S. de R.L., (f/k/a Classic Cruises Holdings S. de R.L.), Radisson Seven Seas (France) SNC, Mariner, LLC, Celtic Pacific (UK) Two Limited, Supplystill Limited, Regent Seven Seas Cruises UK Limited, Celtic Pacific (UK) Limited, SSC (France) LLC, a Delaware limited liability company, HSBC BANK PLC, as administrative agent and collateral agent and the other parties named therein.**

10.4	First Lien Omnibus Assignment, Assumption and Amendment Agreement, dated as of March 14, 2011, among Prestige Cruise Holdings, Inc., Seven Seas Cruises S. de R.L. (f/k/a Classic Cruises Holdings S. de R.L.), Celtic Pacific (UK) Two Limited, Supplystill Limited, Navigator Vessel Company, LLC, Voyager Vessel Company, LLC, Mariner, LLC, Regent Seven Seas Cruises UK Limited, Celtic Pacific (UK) Limited, SSC (France) LLC, HSBC BANK PLC, as administrative agent and collateral agent and the other parties named therein.**

10.5	Master Intercompany Services Agreement, dated as of January 31, 2008, among Prestige Cruise Holdings, Inc., Seven Seas Cruises S. DE R.L. (formerly known as Classic Cruises Holdings S. DE R.L.), Oceania Cruises, Inc., Oceania Cruises Ireland LTD, and Prestige Cruises Air Services, Inc.**

10.6	Amended and Restated Executive Employment Agreement, dated as of July 1, 2009, among Oceania Cruises, Inc., Prestige Cruises International, Inc. and Frank J. Del Rio.**†

10.7	Executive Employment Agreement, dated as of January 1, 2009, between Prestige Cruise Services, LLC and Robin Lindsay.**†

10.8	Executive Employment Agreement, dated as of January 1, 2011, between Prestige Cruise Services, LLC and Jason Montague.**†

10.9	Employment Agreement, dated as of February 1, 2011, among Prestige Cruise Services, LLC, Prestige Cruises International, Inc. and Mark Conroy.**†

10.10	Employment Agreement, dated as of June 17, 2011, among Oceania Cruises, Inc., Prestige Cruise Holdings, Inc. and Kunal Kamlani.**†

10.11	2008 Stock Option Plan of Prestige Cruises International, Inc., adopted as of December 7, 2007.**†

10.12	Form of Incentive Stock Option Agreement of Prestige Cruises International, Inc.**†

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.**

21.1	List of Subsidiaries.**

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement).**

Exhibit Number	Description

23.3	Consent of Arias, Fabrega & Fabrega (included in Exhibit 5.2 to this Registration Statement).**

23.4	Consent of O’Melveny & Myers LLP (included in Exhibit 5.3 to this Registration Statement).*

23.5	Consent of Callenders & Co. (included in Exhibit 5.4 to this Registration Statement).**

23.6	Consent of Reeder & Simpson PC (included in Exhibit 5.5 to this Registration Statement).**

23.7	Consent of Fearnleys AS.**

23.8	Consent of Rocca & Partners S.R.L.**

24.1	Powers of Attorney (included on signature pages of this Part II).**

25.1	Form T-1 Statement of Eligibility of Wilmington Trust, National Association to act as trustee under the Indenture.**

99.1	Form of Letter of Transmittal.**

99.2	Form of Notice of Guaranteed Delivery.**

*	Filed herewith.
**	Previously filed.
†	Indicates a management contract, compensatory plan or arrangement required to be filed by Item 601 of Regulation S-K.